As filed with the Securities and Exchange Commission on December xx, 2018

 Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLARMAX TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	4931	26-2028786
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3080 12th Street

Riverside, California 92507

(951) 300-0788

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Hsu, Chief Executive Officer

SolarMax Technology Inc.

3080 12th Street

Riverside, California 92507

(951) 300-0788

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Clayton E. Parker, Esq. Matthew Ogurick, Esq. K&L Gates LLP Southeast Financial Center, Suite 3900 200 South Biscayne Boulevard Miami, Florida 33131-2399 Tel: 305-539-3300 Fax: 305-358-7095	Asher S. Levitsky P.C. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105-0302 (646) 895-7152 Fax: (646) 895-7238

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share (2)	3,450,000 shares	$7.00	$24,150,000	$2,926.98
Underwriter Warrants (3)	-	-	-	-
Common Stock issuable upon exercise of Underwriter Warrants (3)	240,000 shares	8.40	2,016,000	244.34
Total			$26,166,000	$3,171.32

_________

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended. Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Includes 450,000 shares of common stock issuable upon exercise of the underwriters’ overallotment option.
(3)

We have agreed to issue, on the closing date of this offering, warrants to the representative of the underwriters, ViewTrade Securities, Inc. (the “Representative”), to purchase an amount equal to 8% of the aggregate number of shares of common stock sold by us in this offering. The exercise price of the underwriter warrants is equal to 120% of the initial public offering price of our common stock offered hereby. The underwriter warrants are exercisable for a period of five years from the effective date of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion, Dated December x, 2018

3,000,000 Shares

SolarMax Technology, Inc.

Common Stock

This is the initial public offering of 3,000,000 shares of common stock of SolarMax Technology, Inc. on a firm commitment basis.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $5.00  and $7.00. We intend to apply to list our common stock on the NASDAQ Global Market under the symbol “SMXT.”

We have granted the underwriters the option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 450,000 shares from us at the initial public offering price less the underwriting discount and commissions to cover over-allotments.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Risk Factors” and “Prospectus Summary - Emerging Growth Company Status.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$
________

(1)

In addition, we have agreed to provide the underwriters additional compensation and reimburse the underwriters for certain expenses. See “Underwriting” on page  101 of this prospectus for additional information.

The underwriters expect to deliver the shares of common stock to purchasers in the offering against payment on Xxx x, 2019.

The date of this prospectus is Xxx x, 2019.

ViewTrade Securities, Inc.

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You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, operating results, and prospects may have changed since that date.

Until Xxx xx, 2019 (25 days after commencement of this offering), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to SolarMax Technology Inc. and its consolidated subsidiaries.

Company Overview

We are an integrated solar energy company. Through our subsidiaries, we are primarily engaged in the following business activities:

•	Identifying and procuring solar farm system projects for resale to third party developers and related services in the People’s Republic of China, which we refer to as China or the PRC;

•	Providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and rooftop solar systems in China;

•	Operating and maintaining solar farm projects in China following the completion of our EPC work on the projects;

•	Selling and installing integrated photovoltaic systems for residential and commercial customers in the United States;

•	Providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications;

•	Providing secured loans to purchasers of our photovoltaic systems and servicing installment sales by our customers in the United States;

•

Owning and funding renewable energy projects in the United States based on leases entered into prior to 2015, and generating revenue from this business through operating leases and power purchase agreements primarily with commercial users; and,

•	Selling and installing battery backup solutions for residential and commercial customers in the United States.

We operate in two segments - our United States operations and our China operations. Our United States operations include (i) the sale and installation of photovoltaic and battery backup systems, (ii) financing the sale of our photovoltaic and battery backup systems, (iii) owning and leasing to third parties through operating leases and power purchase agreements, and (iv) sales of LED systems.

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Our China operations consist of (i) identifying and procuring solar farm projects for resale to third parties; (ii) EPC services for solar farm projects; (iii) maintenance and operation of solar farm projects once the projects are completed; and, (iv) to a significantly lesser extent, sales and installation of residential and commercial photovoltaic systems.

We commenced operations in China following the completion of two acquisitions on April 28, 2015.

•	We acquired the ownership of Chengdu Zhonghong Tianhao Technology Limited Company, or ZHTH, through a share exchange agreement among us, one of our PRC subsidiaries, and the equity owners of ZHTH.

•	We acquired the ownership of Jiangsu Zhonghong Photovoltaic Engineering Technology Limited Company, or ZHPV, through a share exchange agreement between us and the holders of the stock of Accumulate Investment Co. Ltd., which we refer to as Accumulate. Accumulate owns ZHPV through a Hong Kong subsidiary. The share exchange agreement for ZHPV was amended on May 12, 2016 to revise certain terms including adjusting the total consideration retroactively to the original acquisition date of April 28, 2015.

Our business in China is conducted through our subsidiaries, primarily ZHTH and ZHPV, which we acquired in April 2015, and their subsidiaries, and Jiangsu Honghao Electricity Technology Co. Ltd. (“Jiangsu Honghao”) which we formed in September 2015.

ZHTH is engaged in project development. ZHPV’s core business is to provide EPC services. In order to build a solar farm in China it is first necessary to obtain a permit, which covers a specific location. ZHTH and ZHPV establish special subsidiaries to own and acquire a permit for a solar farm. We refer to these subsidiaries as project subsidiaries. When a buyer of a project is identified, we sell to the buyer the equity in the project subsidiary that holds the permit for that specific solar farm project, and the buyer of the project engages ZHPV for the EPC work. The purchase price for the project subsidiary is an amount approximating the project subsidiary’s net assets. Accordingly, we do not generate a material gain or loss from the sale of the project subsidiaries. The sale of the equity in the project subsidiaries is part of the normal course of our operations in China. Because Chinese government regulations prohibit the sale of the permit relating to a solar farm, it is necessary for us to sell the equity in the project subsidiary to effectuate the transfer of the ownership of the solar farm and permit to the buyer. At or prior to completion of the EPC work on the solar farm, we seek to obtain an agreement to operate and maintain the solar farm upon its completion. Jiangsu Honghao provides operations and maintenance services for each project for which we receive a contract, either directly or through a subsidiary.

Unlike systems in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are large land areas where multiple ground-mount solar tracking towers are installed.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties. These risks are discussed more fully in “Risk Factors” beginning on page 10. Before you make a decision to invest in our common stock, you should carefully consider all of those risks including the following:

•

We had a consolidated loss of $10.5 million for the nine months ended September 30, 2018, $12.1 million for the year ended December 31, 2017 and $7.6 million for the year ended December 31, 2016. We had negative cash flow from operations of $5.5 million for 2017 and positive cash flow from operations of $4.5 million for 2016, and we cannot assure you that we can or will operate profitably.

•	Our business in the United States and China is dependent on the continuation of government benefits.

•	Changes in utility regulations and pricing could impair the market for our products.

•	Our failure to raise sufficient capital could impair our ability to expand our financing operations.

•

Our failure to adequately assess credit risks of our finance customers for our United States operations could impair our ability to operate profitably, and in the event of foreclosure on defaulting customers, we may have difficulty in recovering any money owed to us.

•

Changes in government regulations, tariffs and policies, including enforcement policies in the United States and China, the relaxation or elimination of regulations relating to carbon-based fuel or our inability to comply with or correctly interpret present or future government regulations could impair our ability to develop our business.

•

We are subject to laws and regulations protecting the privacy of consumers and employees, and our failure to maintain security of protected information can result in liability and could impair our business.

•

Our industry is very competitive, and we compete in both the United States and China with other solar energy companies as well as with local utility companies. A material drop in the price of electricity from a local utility company could impact the market for solar energy systems.

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•	To the extent that we reduce prices to meet competition, our gross profit and gross margin may be impaired.

•	Because we offer customers a production guarantee, we may incur additional expenses if the system does not generate the production of electricity covered by the production guarantee regardless of whether the failure results from factors beyond our control, including weather and climate conditions.

•	We may not comply with our commitments under our supply contract with Sunspark Technologies, Inc. (“Sunspark”).

•	We may have difficulty purchasing solar panels from domestic suppliers as a result of the effect of United States tariffs on solar panels.

•	Fluctuations in the currency exchange rate between the U.S. dollar (“USD”) and the Chinese Renminbi (“RMB”) could affect our value.

•	Our business could be affected by uncertainties with respect to China’s legal system.

•	Our business could be affected by adverse changes in the relationship between the United States and China.

•	There is no public market for our stock and we cannot assure you that an active trading market in our stock will develop or, if developed, will be sustained.

•

Our articles of incorporation and bylaws and our employment agreements with our senior executive officers, as well as Nevada law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

•	Future sales of our common stock in the public market could have an adverse effect upon the market for our common stock.

•

We are dependent upon our senior executive officers, and our failure to identify, engage and retain qualified executive and management personnel in the United States and China could impair our ability to develop our business.

•

Because our directors and officers own 39.9% of our common stock and will own 37.4% of the common stock after giving effect to the sale of the 3,000,000 shares offered hereby, they may be able to elect all directors, approve all matters requiring stockholder approval and block any action which may be beneficial to stockholders.

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Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

•	may present only two years of audited financial statements and related disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

•

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•

will not be required to conduct an evaluation of our internal control over financial reporting until two years after the effective date of the registration statement of which this prospectus is a part.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues (as adjusted for inflation), have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current Securities and Exchange Commission, or SEC, rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have either (i) a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) annual revenues of less than $100 million and a public float of less than $700 million.

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Our Corporate Structure

We are a Nevada corporation formed in January 2008. We have three wholly-owned and one 93.75%-owned subsidiaries in the United States.

•	SolarMax Renewable Energy Provider, Inc., a California corporation

•	SolarMax Financial, Inc., a California corporation (“SolarMax Financial”)

•	SolarMax LED, Inc., a California corporation (“LED”)

•	SMX Capital, Inc., a New Jersey corporation (“SMX Capital”)

SMX Capital is a 93.75% owned subsidiary, and its financial statements are included in our consolidated financial statements. The 6.25% minority interest is held by a former executive of our PRC operations. The minority interest is reflected as non-controlling interests in the accompanying consolidated financial statements.

Our wholly-owned subsidiaries outside the United States are as follows:

•	Accumulate, a British Virgin Islands corporation which we acquired as part of our acquisition of ZHPV in April 2015.

•	SolarMax Technology Holdings (Hong Kong) Limited (“SolarMax Hong Kong”), which was organized under the laws of Hong Kong on October 27, 2014.

•	Golden SolarMax Finance Co., Ltd., (“Golden SolarMax”), which was organized under the laws of the PRC on June 1, 2015.

•	SolarMax Technology Holdings (Cayman) Limited (“SolarMax Cayman”), which was organized under the laws of the Cayman Islands on May 8, 2017.

Accumulate has one wholly-owned subsidiary, Accumulate Investment Co., Limited (HK), an entity organized under the laws of Hong Kong (“Accumulate Hong Kong”). Accumulate Hong Kong has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Technology (Shanghai) Co., Ltd. (“SolarMax Shanghai”), which is organized under the laws of the PRC on February 3, 2015. SolarMax Shanghai is a wholly foreign-owned entity, which is referred to as a WFOE.

SolarMax Shanghai currently has two wholly-owned principal subsidiaries, ZHTH and Jiangsu Honghao, which was organized on September 21, 2015. Jiangsu Honghao is engaged in the project operation and maintenance business. Jiangsu Honghao may also form a separate subsidiary for each solar farm for which it has a contract to operate and maintain that solar farm.

The following charts show our corporate structure for our United States and China segments. The chart for the China segment does not include the project subsidiaries or the subsidiaries of ZHTH, ZHPV and Jiangsu Honghao that are formed for specific projects.

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United States Segment

SolarMax Technology Inc.

SolarMax Renewable Energy Provider, Inc.	SolarMax LED Inc.	SolarMax Financial Inc.	SMX Capital, Inc. (93.75%)

China Segment

SolarMax Technology, Inc.

Golden SolarMax Finance. Co. Ltd.		SolarMax Technology Holdings (Hong Kong) Limited	Accumulated Investment Co. Ltd. (BVI)	SolarMax Technology Holdings (Cayman) Limited

	SolarMax Technology (Shanghai) Co., Ltd.		Accumulate Investment Co., Ltd. (HK)

	Chengdu Zhonghong TianHao Technology Co. Ltd (ZHTH)	Jiangsu Honghao Electricity Technology Co. Ltd	Jiangsu Zhonghong Photovoltaic Electric Co. Ltd (ZHPV)

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Corporate Information

Our principal executive offices are located at 3080 12th Street, Riverside, California 92507. Our telephone number is (951) 300-0788. Our website address is http://www.solarmaxtech.com. The information contained on, or that can be accessed through, our website or any other website is not a part of this prospectus.

THE OFFERING

Common stock outstanding:	43,728,429 shares [1]

Common stock offered hereby:	3,000,000 shares.

Common stock to be outstanding immediately after completion of this offering:	46,728,429 shares (47,178,429 shares if the underwriters’ over-allotment option is exercised in full).

Underwriters’ over-allotment option:

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 450,000 shares of our common stock at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments

Underwriter warrants:

Upon the closing of this offering, we will issue to the Representative warrants entitling the Representative to purchase 8% of the aggregate number of shares of common stock sold in this offering. The warrants shall be exercisable for a period of five years from the effective date of the Registration Statement on Form S-1 of which this prospectus forms a part. For additional information, please refer to “Underwriting . ”

Use of proceeds:	We intend to use the net proceeds of this offering, estimated at approximately $16,120,000 for working capital and other corporate purposes. See “Use of Proceeds.”:

Dividend policy:	We do not anticipate paying any cash dividends on our common stock. We expect that, for the foreseeable future, any earnings will be reinvested in our business. See “Dividend Policy.”

Listing and trading symbol:	We intend to apply to list our common stock on the NASDAQ Global Market under the symbol “SMXT.”

Lock-up

All of our directors, officers and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk Factors:

You should carefully read and consider the information set forth under the heading “Risk Factors,” beginning on page 10 of this prospectus and all other information set forth in this prospectus before deciding to invest in our common stock.

__________

1

The outstanding shares of common stock (a) include 3,816,000 shares which were issued as restricted stock grants that are subject to forfeiture under certain conditions and are not treated as outstanding shares in our consolidated financial statements, (b) does not include 2,162,000 shares which may be issued pursuant to our 2016 Long-Term Incentive Plan and pursuant to outstanding stock options at a weighted average exercise price of $4.77 per share.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following information as of December 31, 2017 and 2016 and for years then ended has been derived from our audited financial statements which appear elsewhere in this prospectus. The information at September 30, 2018 and for the nine months ended September 30, 2018 and 2017 has been derived from our unaudited financial statements which appear elsewhere in this prospectus. Dollars are in thousands, except per share amounts.

Consolidated Statement of Operations Information:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2018	2017	2017	2016
Revenues:	(Unaudited)	(Unaudited) (Restated)	(Restated)	(Restated)
Solar projects (China)	$45,422	$44,738	$55,117	$48,118
Solar systems (US)	20,183	19,500	27,346	27,963
LED	617	2,341	4,507	513
Financing related	1,325	1,482	1,961	2,223
Total revenue	67,547	68,060	88,930	78,818
Gross profit	7,306	7,796	10,582	13,953
Operating income (loss)	(7,345)	(7,396)	(8,822)	(3,846)
Net loss	(10,523)	(8,688)	(12,074)	(7,611)
Net loss attributable to SolarMax Technology, Inc.	(10,443)	(8,631)	(11,933)	(7,537)
Net loss per share (basic and diluted)	$(0.27)	$(0.22)	$(0.31)	$(0.20)
Weighted average shares of common stock outstanding	39,198,886	38,787,927	38,787,927	37,473,646

Consolidated Balance Sheet Information:

	September 30,	December 31,
	2018	2017	2016
	Unaudited	(Restated)	(Restated)
Assets	$102,651	$94,838	$98,471
Current assets	64,854	54,823	48,256
Working capital	13,813	16,953	16,077

Accumulated deficit	(46,187)	(35,744)	(23,810)
Stockholders’ equity attributable to SolarMax Technology, Inc.	5,727	11,093	17,034

___________

* The long-term debt is due to related parties.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before making a decision to invest in our common stock. Our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. If any of these risks actually occurs, the trading price of our common stock could decline and you might lose all or part of your investment. Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to Our Business

We have sustained losses since our organization, and we cannot assure you that we can or will operate profitably.

We incurred net losses of $10.5 million for the nine months ended September 30, 2018, $12.1 million in 2017 and $7.6 million in 2016. The losses in all three periods resulted primarily from losses in our United States segment, with our China operations generating a modest profit in each period. Revenues from our United States operations decreased to $22.1 million for the nine months ended September 30, 2018 from $23.3 million for the nine months ended September 30, 2017. We incurred negative cash flows from operations of $13.4 million for the nine months ended September 30, 2018 and $7.7 million in 2017. We will need to increase our revenue and reduce our costs for our operations in the United States and China in order for us to operate profitably. We cannot assure you that we will be able to operate profitably or achieve positive cash flows from operations in the future, and the failure to do so may impair our ability to continue in business.

Prior to our acquisition of ZHPV in April 2015, ZHPV incurred losses and a negative gross margin, and we cannot assure you that our China operations will not be subject to the same problems.

We acquired ZHPV in April 2015. During 2014, ZHPV incurred a negative gross margin of approximately $4.2 million and a loss before income tax of $6.3 million on revenues of approximately $38.3 million, and it had an accumulated deficit of approximately $6.5 million at December 31, 2015. Prior to our acquisition of ZHPV, ZHPV was engaged in the same business as our China operations. We cannot assure you that the factors that resulted in the negative gross margin and net loss will not affect our operations.

We may not comply with our commitments under a supply contract.

We have a supply agreement with Sunspark pursuant to which we agreed to purchase 150 megawatts (“MW”) of solar panels over a three-year period commencing June 1, 2016 at a price to be negotiated but not to exceed 110% of the three-month rolling average market price per watt for an estimated total commitment of approximately $84.0 million based on the most recent price paid on a purchase order from Sunspark. The agreement stipulates a 30MW minimum amount per year, which will cost approximately $16.8 million based on the most recent price paid on a purchase order from Sunspark, with the first year being the year ending May 31, 2017. Although we believe that we can satisfy our purchase obligations through the purchase of solar panels for our Chinese operations, the timing of our purchases is dependent upon the timing of our contracts for solar farms in China and may not be in line with our purchase obligations. Based on its manufacturing capacity and the demand for domestically- manufactured solar panels, Sunspark is not requiring us to meet the commitment level set forth in the contract. We cannot assure you that, if Sunspark requires us to meet our commitment, we will be able to do so. Further, since we do not control the operations of the supplier, we may not be able to monitor or control the quality or delivery schedules for the solar panels. Our failure to meet our obligations, to generate the necessary cash flow from operations or otherwise finance our obligations, or the failure of the supplier to meet our delivery and quality requirements could impair the results of our operations and our financial condition.

United States trade policy affects our ability to purchase domestic solar panel, including from Sunspark.

One of the effects of the United States tariffs on imported solar panels, including solar panel from China, is an increased demand for products manufactured in the United States which may affect both our ability to purchase solar panels and the price and other terms at which solar panels are available to us. Sunspark is a domestic manufacturer of solar panels and it has an affiliate that manufactures solar panels in China. Because of the increased demand for domestically manufactured solar panels, we cannot assure you that, if we seek to purchase solar panels from Sunspark, that Sunspark will have the capacity to fill our orders at a commercially reasonable price or that we will be able to purchase solar panels from other suppliers at a reasonable cost. Our inability to obtain domestically produced solar panels can impair our ability to generate revenue and maintain reasonable gross margins.

Because we are dependent upon related parties for almost all of our revenue in China, our inability to develop new business in China could impair our ability to operate profitably.

Revenue from subsidiaries or affiliates of Changzhou Almaden Co., Ltd., which is a related party that we refer to in this prospectus as AMD, accounted for 69% of the revenue of our China segment for the nine months ended September 30, 2018 and 100% of our revenue of our China segment for the years ended December 31, 2017 and 2016. Revenue from AMD and its subsidiaries and affiliates accounted for approximately 46% of our consolidated revenues for the nine months ended September 30, 2018, 62% of our consolidated revenue for the year ended December 31, 2017 and 61% of our consolidated revenue for the year ended December 31, 2016. This revenue was related primarily to EPC services. Our inability to generate significant revenue from non-related parties could materially impair our ability to operate profitably in China. If we are unable to continue to generate revenue from AMD and its affiliates on reasonable terms and we fail to generate business in China from non-affiliated parties it may be necessary to discontinue our Chinese operations.

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We have relied on loans through the United States government’s EB-5 program, which loans may need to be refinanced when they become due and payable.

As of September 30, 2018, we had loans payable to related parties in the amount of $55.5 million which were provided by related parties pursuant to the United States government’s EB-5 program. Under this program, which is administered by the United States Customs and Immigration Service, entrepreneurs (and their spouses and unmarried children under 21) are eligible to apply for a green card (permanent residence) if they make the necessary investment in a commercial enterprise in the United States and plan to create or preserve 10 permanent full-time jobs for qualified United States workers. The Company is a commercial enterprise that creates permanent full-time jobs in the United States. The loans are secured and are payable 48 months from the date of the advance and may be extended by the lender to a date when the final step of the EB-5 visa process is completed and the immigrant investors can become lawful permanent residents of the United States. Our ability to obtain funding from the EB-5 program is dependent on both our ability to create the required full-time jobs, and finding lenders or investors who have the funds to make a meaningful investment in us or one of our United States subsidiaries and the continuation of the EB-5 program. We cannot assure you that we will continue to be eligible to obtain debt or equity funding through the EB-5 program or that the EB-5 program will be continued in its present form, if at all. The loans originally matured in 2018, and were extended to mature in 2019. We cannot assure you that we will be able to obtain the funds to pay the EB-5 loans when they mature, and our inability to pay or refinance these loans could have a material adverse effect upon our business.

We may not be successful in developing our solar farm project business in China.

In order to conduct the solar farm project business in China, we will need to:

•	obtain required governmental approval and permits;

•	complete any applications that may be necessary to enable us or the end user to take advantage of available government benefits;

•	identify and obtain land use rights for significant contiguous parcels of land in areas where there is sufficient sunlight to justify a solar farm;

•	resolve any problems with residents and businesses in the area where the solar farm is to be constructed;

•	negotiate an interconnection agreement with the utility company or government Electricity Bureau;

•	obtain substantial financing for each project, and the proceeds of this offering will not be sufficient to provide us with such financing;

•

identify a buyer of the project and negotiate a purchase and sale contract with a project buyer, which will involve the sale of the project to the buyer and an agreement with the buyer for us to design and perform the EPC work on the project on time and within the budget;

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•	receive the required interim and final payments under the purchase and sale contract;

•	complete the engineering for the project;

•	purchase the photovoltaic panels and other components of the solar farm;

•	engage qualified contractors and subcontractors to construct the solar farm;

•	accurately evaluate the cost of all aspects of the projects, including any reserve for unexpected factors;

•	accurately estimate our potential warranty liability; and

•	address any changes resulting from weather or climate conditions, unexpected construction difficulties, changes in the buyer’s specifications or other changes beyond our control.

In the event that we are not able to satisfy any of these conditions, we will not be able to generate income from our China operations, and it may be necessary for us to suspend or terminate these operations. Further, the development of solar projects also may be adversely affected by many other factors outside of our control, such as inclement weather, acts of God, and delays in regulatory approvals or in third parties’ delivery of equipment or other materials, shortages of skilled labor. We cannot assure you that we will be able to engage in the solar farm business successfully. Our failure to operate this business successfully will materially impair our financial condition and the results of our operations.

Delays in construction of solar farms could increase our costs and impair our revenue stream from our China operations.

We presently obtain permits and construct solar farms for our end user customers to whom we sell the projects. We incur significant costs prior to completion, and the contracts with the end user typically have a completion schedule. Any delay in completing a project would delay our receipt of payment from the customer as well as our recognition of revenue from the project. If the delay is significant, it could result in penalties under the contract or a refusal of the customer to pay the stated purchase price or any interim payments that are due under the contract. Delays can result from a number of factors, many of which are beyond our control, and include, but are not limited to:

•	unanticipated changes in the project plans;

•	defective or late delivery of components or other quality issues with components;

•	difficulty in obtaining and maintaining required permits;

•	difficulty in receiving timely payments from the customers;

•	changes in regulatory requirements;

•	failure to obtain financing, and additional conditions required by lenders;

•	unforeseen engineering and construction problems;

•	labor problems and work stoppages;

•	equipment problems;

•	adverse weather, environmental, and geological conditions, including floods, earthquakes, landslides, mudslides, sandstorms, drought, or other inclement weather and climate conditions or natural disasters; and

•	cost overruns resulting from the foregoing factors as well as our miscalculation of the actual costs.

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Changes in the PRC Government policies on solar power and industry conditions as well as changes in the trade relationship between the United States and China could affect our ability to generate business in China.

Our ability to develop business in China is dependent upon the continuation of government policies relating to solar power and the relationship between the solar farm owner and the local utility company. Any changes in the policies or practices that affect the solar power industry could make the construction and operation of a solar farm less desirable. Although our China subsidiary is a licensed EPC contractor in China, changes in the law or regulations could make it difficult or more expensive for us to maintain our license. Delays in payments from the utility companies or difficulties in connecting with the grid could also make solar farms less attractive. Any regulations or practices that give preference to a China business rather than a subsidiary of a United States business or which would require us to devote a portion of our profit for local uses would also make it more difficult or more expensive to operate our business. We cannot assure you that changes in law or practices will not impair our ability to conduct our business in China. Further, any deterioration in the relationship between the United States and China on trade and related matters may impair our ability to obtain permits for solar farms and to enter into EPC and other agreements for solar farms in China.

Our failure to control our costs could impair our financial results.

Our cost of revenues and our operating expenses increased significantly both in U.S. dollars and as a percentage of revenues. Unless we are able to reduce both our cost of revenues and our operating costs, we will not be able to operate profitably. There are many factors beyond our control that may affect our costs, such as the price of components, cost of labor and the availability of warehouse and office space at reasonable rents as well as the effect of competition. Unless we are able to control our costs, we will not be able to operate profitably. We cannot assure you that we can or will ever operate profitably.

Because a small number of customers in China represents a significant percentage of our revenue, we need to continue to develop new clients if we are to generate revenue from our China segment.

The nature of our business in China is such that a small number of customers is responsible for a significant percentage of both our revenue from the China segment and of our total revenue. Because EPC contracts are of limited duration and, unless the customer has additional projects requiring EPC services, once we complete the construction and installation of a solar farm, there is no ongoing revenue stream from the customer unless the customer engaged us to perform ongoing maintenance services for the solar farm. The revenue stream from the maintenance services is significantly less than the revenue from the EPC services. Accordingly, it is necessarily for us, on an ongoing basis, to continue to develop new EPC business, and our failure to develop the EPC business and to enter into maintenance contracts with the customers will impair our ability to operate profitably and the ability of our China segment to continue operations. Further, because we are dependent upon a small number of customers that are primarily related parties, our quarterly revenues from China are affected by the timing of contracts we receive and the time during which the work is performed, which could result in significant changes in revenue and net income from our China segment from quarter to quarter.

Because we rely on our relationship with one leasing company, our failure or inability to maintain this relationship may impair our ability to operate profitably.

In order to provide customers with the ability to lease our solar systems, we have entered into a channel agreement with Sunrun, Inc. (“Sunrun”), a third-party leasing company, pursuant to which Sunrun appointed us as its sales representative to solicit orders from residential customers for Sunrun’s products in portions of southern California. Sunrun was our third largest customer for the nine months ended September 30, 2018. Sales to Sunrun were $3.8 million, or approximately 6% of revenue and approximately 17% of United States revenue for the nine months ended September 30, 2018 and $7.0 million, or approximately 8% of revenue and approximately 21% of United States revenue for the year ended December 31, 2017. Pursuant to our agreement with Sunrun, we introduce potential leasing customers to Sunrun, purchase the components and perform the EPC services and sell the completed system to Sunrun, which then leases the system to the customer. Sunrun may terminate the agreement if we fail to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. In the event that our relationship with Sunrun is terminated or in the event that our customers are not satisfied with the products or terms provided by Sunrun, we may have difficulty finding alternative leasing companies and our revenue and our ability to generate profits would be impaired. We cannot assure you that we will be able to find alternative leasing arrangements. With respect to the systems sold to Sunrun, the Company is required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017 and 2016, Sunrun meters purchased from a subsidiary of Sunrun amounted to $59,828, $54,663, $74,686 and $132,818, respectively. There was no accounts payable balance owed to this supplier as of September 30, 2018, December 31, 2017 and 2016. Other than Sunrun meters, the Company does not make any purchases from Sunrun or from any of Sunrun’s subsidiaries or affiliates for the systems sold to Sunrun or to other customers.

We may require significant funds in excess of the proceeds from this offering if we are to expand our financing of solar energy systems in the United States.

The solar energy systems market is cash intensive, particularly with respect to the financing of the purchase by our United States customers. We require substantial funds in order to finance our customers’ purchase of solar energy systems in the United States and to finance solar farm projects in China and for working capital. Our failure to obtain the financing could materially impair our ability to expand our financing activities in the United States. The proceeds from this offering may not be sufficient to enable us to expand our financing activities and meet our requirements to develop and expand our business in China. Furthermore, if subsequent to this offering we raise additional funds, we cannot assure you as to the availability or terms of any financing. Any equity financing could result in dilution to our stockholders. Further, to the extent that we have to rely on credit rather than equity, our profit from financing operations will be impacted and changes in interest rates may further reduce our margins on the loans. If we are not able to finance the sale of our systems, whether through a loan to the customers or a lease with the customers, our failure to sell our solar energy systems will adversely affect our revenues and the results of our operations.

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Our business in both the United States and China is dependent on the continuation of government benefits.

Federal, state and local government laws, including tax laws, regulations and policies concerning the electric utility industry, utility rate structures, interconnection procedures, and internal policies and electric utility regulations heavily influence the market for electricity generation products and services. These regulations and policies, which, on the state and local level, differ from state to state, often relate to tax benefits, electricity pricing, net metering the interconnection of customer-owned electricity generation with the local electricity utility company. These laws, regulations and policies are constantly subject to change, and many benefit provisions have sunset clauses, which would result in a termination or reduction of the benefit unless the benefit is expressly extended. The solar power industry is heavily dependent on government incentives and subsidies that constitute an important economic factor in a user’s decision to purchase a solar energy system. We cannot assure you that these benefits will continue at their present levels, if at all. The reduction, elimination or expiration of government benefits and economic incentives for solar energy systems could substantially increase the cost of our systems to our potential customers, which would in turn reduce the demand for our solar energy systems.

In many areas in China, solar farms, particularly on-grid photovoltaic systems, would not be commercially viable without government subsidies or economic incentives. The cost of generating electricity from solar energy in these markets currently exceeds, and very likely will continue to exceed for the foreseeable future, the cost of generating electricity from conventional or other renewable energy sources. These subsidies and incentives have been primarily in the form of set electricity prices and performance incentive programs, to solar farm operators. To the extent that these incentives are not available, we may not be able to sell our systems to customers in these regions. Further, if we decide to operate the solar farms in these regions for our own account instead of selling the project, we may not be able to generate a profit from those operations, which would impair results of our operations and our ability to operate profitably.

Changes in utility regulations and pricing could impair the market for our products.

The market for alternative energy products is affected by utility regulation and pricing policies. Changes in regulations or pricing could result in a significant reduction in the demand for our products. Depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utility companies’ peak hour pricing policies affect the competitive nature of our systems. To the extent that we have to lower prices, the profitability of our systems could be impaired. In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services.

Changes in net metering regulations could impair the market for solar products.

Net metering is a billing mechanism that credits solar energy system owners for the electricity that they add to the electricity grid. If the owner of a solar system generates more electricity than it consumes, the excess electricity is sold back to the grid. California’s first net metering policy set a “cap” for the three investor-owned utility companies in the state: Pacific Gas & Electric (PG&E), San Diego Gas & Electric (SDG&E), and Southern California Edison (SCE). All three have reached their cap where total solar installations in each utility’s territory were capped at five percent of total peak electricity demand. The California Public Utilities Commission (CPUC) created the current program known as “Net Metering 2.0” (NEM 2.0) that extends California net metering. NEM 2.0 is slightly different from the first net metering policy. Under NEM 2.0, customers will still receive the retail credit for electricity produced but will be required to pay more in Non-Bypassable Charges. NEM 2.0 also requires new solar customers to pay a one-time Interconnection Application Fee, the amount of which is dependent upon the utility company. For systems under 1MW this fee is $132 for San Diego Gas & Electric, $145 for Pacific Gas & Electric, and $75 for Southern California Edison. NEM 2.0 customers are also required to use Time of Use (ToU) rates. These changes alter the return on investment for solar customers, and our pricing needs to reflect this change in order for the purchase of a solar system to be economically attractive to the customer, which may be reflected in lower prices and reduced margins.

To the extent that utility companies are not required to purchase excess electricity from owners of solar systems or are permitted to lower the amounts paid, the market for solar systems may be impaired. Because net metering can enable the solar system owner to further reduce the cost of electricity by selling excess electricity to the utility company, any elimination or reduction of this benefit would reduce the cost savings from solar energy. We cannot assure you that net metering will not be eliminated or the benefits significantly reduced for future solar systems which may dampen the market for solar energy.

Although we are not regulated as a utility company, changes in regulations may subject us to regulation as a utility.

We are presently exempt from regulation as a utility as we have “qualifying facility” status with the Federal Energy Regulatory Commission for all of our qualifying solar energy projects. Any local, state, federal or foreign regulations which classify us as a utility could place significant restrictions on our ability to operate our business by prohibiting or otherwise restricting our sale of electricity. If we were subject to the same state, federal or foreign regulatory authorities as utility companies in the United States or if new regulatory bodies were established to oversee our business in the United States or in foreign markets such as China, then our operating costs would materially increase, which would impair our ability to generate a profit from our business.

Our business may be affected by increases in the price of solar energy products, including price increases resulting from the United States’ trade and tariff policies.

The declining cost of solar panels has been a key factor in the pricing of our solar energy systems, which, in turn affects the potential customer’s decision to use solar energy. With any stabilization or increase of solar panel and other component prices, our ability to market our solar energy systems could be impaired, which would affect our revenues and gross profit. The cost of solar panels and raw materials could increase in the future due to tariff penalties or other factors. The U.S. government has imposed tariffs on solar cells solar panels and aluminum used in solar panels manufactured overseas. These tariffs have increased the price of solar panels containing foreign manufactured solar cells. At present we purchase solar panels containing solar cells and panels manufactured overseas for our United States installations. While solar panels containing solar cells manufactured inside the United States are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using overseas solar cells, before giving effect to the tariff penalties. If additional tariffs are imposed or other negotiated outcomes occur, our ability to purchase these products on competitive terms from those countries could be limited. Any of those events could impair our financial results if we incur the cost of trade penalties or purchase solar panels or other system components from alternative, higher-priced sources.

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We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In June 2018, California adopted the California Consumer Privacy Act (“CCPA”), which becomes effective in 2020. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that the company delete the information it has on the consumer. The CCPA broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

Our business would be impaired if we lose our licenses, if more stringent government regulations are enacted or if we fail to comply with the growing number of regulations pertaining to solar energy and consumer financing industries.

Our business is subject to numerous federal and state laws and regulations. The installation of solar energy systems performed by us is subject to oversight and regulation under local ordinances, building, zoning and fire codes, environmental protection regulation, utility interconnection requirements, and other rules and regulations. The financing transactions by SolarMax Financial are subject to numerous consumer credit and financing regulations. The consumer protection laws, among other things:

•	require us to obtain and maintain licenses and qualifications;

•	limit certain interest rates, fees and other charges we are allowed to charge;

•	limit or prescribe certain terms of the loans to our customers; and

•	require specific disclosures and the use of special contract forms.

The number of laws affecting both aspects of our business continues to grow. We can give no assurances that we will properly and timely comply with all laws and regulations that may affect us. If we fail to comply with these laws and regulations, we may be subject to civil and criminal penalties. In addition, non-compliance with certain consumer disclosure requirements related to home solicitation sales and home improvement contract sales affords residential customers with a right to rescind such contracts in some jurisdictions.

A material decrease in the retail price of electricity from the local utility company or from other sources would affect our ability to generate revenues.

We believe that a customer’s decision to buy a solar energy system from us is primarily driven by a desire to pay less for electricity. Decreases in the retail prices of electricity from utility companies or other renewable energy sources would impair our ability to offer competitive pricing which would, in turn, affect our ability both to generate revenue and to maintain gross margins. The price of electricity from utility companies could decrease as a result of such factors as a reduction in the price of natural gas as a result of new drilling techniques or a relaxation of associated regulatory standards; the development of energy conservation technologies and public initiatives to reduce electricity consumption; the construction of a significant number of new power generation plants, including nuclear, natural gas or renewable energy technologies.

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Changes in regulations relating to fossil fuel can impact the market for renewable energy, including solar.

The market for renewable energy in general and solar energy in particular is affected by regulations relating to the use of fossil fuel and the encouragement of renewable energy. To the extent that changes in regulations have the effect of reducing the cost of gas, oil and coal or encouraging the use of such fuels, the market for solar systems may be impaired.

A material decline in the price of electricity charged by the local utility company to commercial users may impair our ability to attract commercial customers.

Often large commercial customers pay less for energy from utility companies than residential customers. To the extent that utility companies offer commercial customers a lower rate for electricity, they may be less willing to switch to solar energy. Under such conditions, we may be unable to offer solar energy systems in commercial markets that produce electricity at rates that are competitive with the price of retail electricity they are able to obtain from the local utility company. In such event, we would be at a competitive disadvantage compared to the local utility company and may be unable to attract new commercial customers, which would impact our revenues.

Solar energy and other forms of renewable energy compete with other forms of energy and the attractiveness of solar energy reflects the cost of electricity from the local grid.

Solar energy competes with other all other forms of energy, including, particularly local utility companies, whose pricing structure effectively determines the market for solar energy. If consumers, whether residential or commercial, believe that they are paying and will continue to pay too much for electricity from a local utility company, they may consider other alternatives, including alternative providers of electricity from local utility companies as well as forms of renewable energy. If they are in a location where, because of the climate and geography, solar energy is a possibility, they may consider solar energy as an alternative, provided they are satisfied that they will receive a net savings in their cost of electricity and their system will provide them with a constant source of energy. Further, although some customers may purchase a solar energy system because of environmental considerations, we believe that the cost of electricity is the crucial factor that influences the decision of a user, particularly a commercial user, to elect to use solar energy.

Within the solar energy market, we face intense and increasing competition in the developing market of solar energy system providers, which exposes us to the risk of reduction of our market penetration and/or of our profit margins.

The solar energy system installation market is highly and increasingly competitive. The number of new solar energy installation businesses that have entered the industry in California has almost doubled since 2008 when we commenced business. We compete with major companies in the solar business, particularly in California, as well as a large number of small companies. The solar energy industry may continue to expand and possibly consolidate. As a result of increasing competition, our average unit price on solar systems in the United States declined from 2016 to 2017 and in the nine months ended September 30, 2018. Competitive factors were a significant cause of the decline in our gross margin in 2017 as compared to 2016. We may continue to encounter increasing competition from larger companies that have greater resources than we and which would enjoy more economies of scale and greater name recognition than we have. Further, increasing competition may also lead to an excessive supply of solar energy installation services on the market which could continue to affect both our ability to generate revenue as well as our gross margin. To the extent that our ability to provide financing to our customers is an important element in selling our systems, we will compete with both other solar companies that provide financing and with banks, leasing companies and other businesses that seek to offer financing alternatives to purchasers of solar systems.

In China we compete with other firms for a limited number of available permits.

In China we obtain permits, construct and sell solar farms to major customers who have the financial ability to purchase and operate these systems. The permits are granted by the local government agency and a list of available permits is published by the agency. There is a limited number of potential customers as well as a limited number of permits available and we compete with other firms in seeking to obtain permits and seeking to perform EPC services. In seeking both permits and customers, we compete with other companies, many of which are Chinese companies that have significantly greater financial resources and are better known in China than we are. Further, many of our competitors have or can develop relationships with both the government officials who issue the permits as well as the buyers of the projects, and our competition may not be subject to the restrictions imposed on us by the Foreign Corrupt Practices Act. We cannot assure you that we will be able to obtain the necessary permits for our customers or enter into agreements with end users who would operate the solar farms. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United States parent. Our failure to obtain the permits and enter into agreements would impair our ability to generate revenue from this business. In addition, to date our China segment has generated minimal revenue in China from unrelated parties. If we are not able to develop our business with unrelated parties or if our business with our related party decreases, our ability to generate revenue in China will be significantly impaired.

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Because of the cost of construction of the solar farms, we could require financing in order to complete projects in China.

Although our EPC contracts with solar farm owners provide for progress payments, we cannot assure you that we will be paid in a timely manner or that our customers will not be significantly delinquent on their payments. Our failure both to receive timely progress payments and to obtain any necessary project financing in China would impair our ability to develop our business in China. Because of the size of the solar farms that we build in China, we may require financing for our projects. We cannot assure you that we will be able to obtain financing or that our business will not be impaired by delinquent customers. Further, we may not be able to generate business without a financing arrangement.

Because our business in China involves the construction of large projects for a small number of customers; we do not have an ongoing revenue base and need to obtain new customers for our projects.

Because of the nature of our business in China, we construct large projects for a small number of customers, who may not require additional services from us after we have completed their projects. As a result, we need to continually market our services to new customers who have the financial resources to purchase a solar farm. Thus, each year a small number of customers will be responsible for a large percentage of our revenue from our China segment and a large percentage of our total revenue, and the major customers in one year may not generate any significant revenue in future years. Further, to the extent that any customer fails to make timely payments to us, our business and cash flow could be impaired. If we are unable to develop new sales contracts for solar farms, we may not be able to continue our China operations which would impair our operating results and our financial condition.

Because of the amount of land required for a solar farm, it may be difficult to obtain the necessary land use rights, which may increase the cost of the land.

There is no private ownership of land in China, and the owner or operator of a solar farm must obtain the necessary land use rights from the applicable government agency. Solar farms require a substantial amount of land, which could be in the range of 800 to 3,500 acres. It is also crucial to have a land parcel close to the grid connection point in order to control the cost for the construction of transmission lines and to avoid the electricity transmission loss. One solar farm for which we performed EPC services had to reduce the size of the project because of zoning issues and the inability to obtain land use rights to sufficient contiguous parcels of land to support the initial size of the project. The shortage of available land may also result in an increase in the cost of the land use rights as well as increased competition for the land use rights. Further, since the land is owned by the government, the government has the ability to determine what it determines to be the best use of the limited available land and it might determine that the land could be used for purposes other than solar farms. If we or solar farm owners cannot obtain sufficient land use rights at a reasonable cost, the solar farm owner may be reluctant to make the investment in solar farms which would impair our ability to generate revenue and operate profitably in China. Further, changes in the size of a project may result in increased costs as well as construction difficulties which we may be unable to pass on to our customers, resulting in a decrease in our gross margin.

There is intense competition for a limited number of project sites that are appropriate for solar power projects. As the downstream solar power market in China continues to evolve, the number of attractive project sites available has decreased and will continue to decrease. Even if we sign investment agreements, we may not be able to find and secure the use rights to suitable project sites for the relevant projects. We generally obtain land use rights for our ground-mounted projects through land use right grants or assignment by the government or leasing from the land use right owners, and obtain the access and use rights for our solar power projects through leasing from the roof top owners. Our rights to the properties used for our solar power projects may be challenged by property owners or other third parties, in case of any disputes over the ownership or lease of the properties. It is critical to maintain our land use rights on the land parcels and access and use rights on the roof tops during the life cycle of solar power projects. In the event that the relevant lease agreement is determined to be null and void by competent authorities or our land use rights and access and use rights on roof tops are recouped by the government, our solar power projects may be forced to cease operation and our results of operation, financial condition will be materially adversely affected.

19

The economics of a solar farm are affected by the money that solar farm owners receive from utility companies.

In China, a solar farm sells the power it generates to the electricity utility company at prices which are set by the Electricity Bureau, a government agency, at the beginning of the term of the power sales agreement between the owner and the utility company. The prices have been declining, and we cannot assure you that the price reductions will not continue or that price reductions will not increase substantially and make the ownership of a solar farm uneconomical. The cash flow that the owner receives from the utility company is critical in determining whether the project will be profitable to the owner. If the potential revenue stream is not sufficient to meet the owner’s return, taking into account the cost of the project, the cost of the land use rights and the other operating costs, the owner may be unwilling to develop a solar farm or it may be necessary for us to reduce our charges in order to generate the revenue, which could significantly reduce our gross margin on the project and could result in a negative gross margin. Decreases in the potential revenue stream may also significantly affect the terms on which we could provide maintenance services for a solar farm following its completion. Further, it is possible that the Electricity Bureau could set prices at a level which makes it uneconomical to operate a solar farm, in which event we would not be able to continue in this business. Although the rate is presently set for the duration of the contract with the utility company, we cannot assure you that the Chinese government would not change its policy and reduce the rate during the term of the agreement. We cannot assure you that we will be able to operate our EPC business or manage solar farms in China profitably, and our failure to operate profitably in China could materially impair our overall ability to operate profitably.

Changes in solar farm delivery schedules and order specifications may affect our revenue stream and gross margin.

Although we build solar farms pursuant to agreements with the customers, we may experience delays in scheduling and changes in the specification of the project. These changes may result from a number of factors, including a determination by the customer that the scope of the project needs to be changed. In the event of such changes, we may suffer a delay in the recognition of revenue from the projects and may increase our costs. In 2017, the project owner was unable to obtain sufficient land use rights for one of our EPC projects. As a result, changes were made to the project’s original specifications, and we incurred costs that we were not able to pass on to the customer, which affected our gross margin for both the nine months ended September 30, 2017 and the year ended December 31, 2017. We cannot assure you that our revenue and gross margin will not be affected by delays, changes in specifications or increased costs or that we will be able to recoup revenue lost as a result of the delays or changes. Further, if we cannot allocate our personnel to a different project, we will continue to incur expenses relating to the project, including labor and overhead. We cannot assure you that our income will not decline as a result of changes in customers’ orders or their requirements for their projects.

If we operate solar farms in China for our own account we will be subject to additional regulations.

Although we have no plans to own and operate solar farms for our own account during 2018, we may consider the possibility of owning and operating solar farms for our own account, either by direct ownership or by holding a majority equity interest in a company that owns solar farms. Unlike the solar systems that we sell in the United States, which are relatively small in scale and generally provide power for one home or building, the solar farms in China operate on significantly larger scales. Thus, while a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms in China can generate between 30MW and 100MW of power. In the event that we operate solar farms for our own account, which would involve constructing the solar farm for our own account and selling the electricity either to end users or to the local utility company, we will be subject to significant additional regulations by the applicable Chinese authorities and we will require significant additional funding for such purpose. We do not plan to use any of the proceeds from this offering to construct solar farms for our own account. Prior to 2013, we entered into power purchase agreements that have a term of up to 20 years. We own and maintain the systems and sell the power generated by the systems to commercial customers pursuant to the power purchase agreement. These power purchase agreements, which cover a solar system designed for a local commercial user, are significantly different in size and scope from the solar farms in China.

Our quarterly revenue may be affected by weather conditions in certain provinces of China.

The construction of solar farms in China is subject to adverse weather conditions, including wind, flood, rain, snow and temperature extremes. These weather conditions are common but difficult to predict and can slow or stop construction. To the extent that we have EPC contracts for solar farms in the provinces affected by adverse seasonal weather, revenue generated during these months may sharply decrease. Because we account for revenue on our EPC contracts on a percentage of completion basis we will not generate revenue from a project during months in which we are unable to work because of adverse weather. If we are not able to work on a project on a sustained basis, our ability to operate efficiently may be impaired which may result in reduced revenue and margin.

20

The results of our United States operations may vary significantly from quarter to quarter.

In our experience in the United States, consumers generally, and residential customers in particular, express interest in a solar energy system during March and April, when they are preparing their tax returns, and in July and August, when they experience high electricity charges from the local utility company. Since the selling cycle is typically three to four months, we generally install systems two to three months after the contract date, and we recognize revenue after the installation is complete and the user has received a permit to operate. If we cannot complete a sale to a customer when the customer expresses interest in a solar system, that potential customer may seek alternative sources. Factors which may cause our quarterly results to fluctuate include:

•	local weather and climate conditions and long-term projected climate developments;

•	expiration, initiation or reduction of tax and other rebates and utility incentives;

•	our ability to complete installations in a timely manner;

•	our ability to process applications for financing;

•	our ability to expand our operations and the timing of any expansion;

•	changes in competitors’ pricing and financing policies and other changes in the competitive environment in the solar energy industry;

•	pricing policies of local electricity providers;

•	gas and oil prices; and

•	changes in customer demands for solar energy systems.

Because we are dependent on our senior executive officers, the loss of their services and our failure to hire additional qualified key personnel could harm our business.

Our business is largely dependent upon the continued efforts of two of our founders, our chief executive officer, David Hsu, and our executive vice president, chief strategy officer and treasurer, Ching Liu. Our operations in China are dependent upon Mr. Hsu and Bin Lu, who is the head of our China operations. Although we have employment agreements with Mr. Hsu and Ms. Liu and ZHTH has an employment agreement with Mr. Lu, the agreements with Mr. Hsu, Ms. Liu and Mr. Lu do not guarantee that they will continue to work for us. The loss of Mr. Hsu or Ms. Liu could affect our ability to operate profitably in both the United States and China and, depending upon the nature of the termination of their relationship, could result in substantial severance payments which we may have difficulty in funding. The loss of Mr. Lu could have a material adverse effect upon our ability to develop and operate our business in China. Because our senior management is based in the United States, our failure to develop senior management personnel in China may strain our management resources and make it difficult for our corporate management to monitor both our China operations and United States operations efficiently. Our failure to have qualified executive personnel in China who can operate in accordance with and implement our business plan and who understand and can comply with applicable United States and Chinese laws and regulations may impair our ability to generate revenue and operating income from our China operations, which could impair our overall operations and financial condition.

21

In order to develop our business, we need to identify, hire and retain qualified sales, installation and other personnel.

To develop our business, we need to hire, train, deploy, manage and retain a substantial number of skilled employees, including sales, installation and other employees and marketing and lending personnel for our financing activities. Identifying, recruiting and training qualified personnel requires significant time, expense and attention. If we are unable to hire, develop and retain qualified personnel or if our personnel are unable to achieve the desired level of productivity for a reasonable period of time, we may have difficulty in developing our business. Competition for qualified personnel in our industry is increasing, particularly for skilled installers and other personnel involved in the installation of solar energy systems. We also compete with the homebuilding and construction industries for skilled labor. As these industries recover and seek to hire additional workers, our cost of labor may increase. The unionization of our labor force could also increase our labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project. In addition, we compete for a limited pool of technical and engineering resources in both the United States and China that requires us to pay wages that are competitive with relatively high regional standards for employees in these fields. We not only compete for highly qualified personnel, but we also face other companies seeking to hire our personnel, particularly our highly skilled personnel. If we cannot meet our hiring, retention and efficiency goals, we may be unable to complete our customers’ projects on time, in an acceptable manner, if at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than we anticipate, the increased cost may adversely impact our financial results and our ability to develop our business.

Since we act as a general contractor in the United States, we face typical risks of a construction company.

We act as the licensed contractor for our customers and are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on our business and results of operations. For our residential projects, we are the general contractor, construction manager and installer. For our commercial projects, we are the general contractor and construction manager, and we typically rely on some licensed subcontractors to support some of our solar panel installs. In either case we are responsible for the completion of the project and must take steps to make sure that we and our subcontractors comply with all applicable laws and regulations. We may be liable to customers for any damage we cause to their home or facility, or belongings or property during the installation of our systems. In addition, shortages of skilled labor for our commercial projects could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions we make as to the cost of such project, cost overruns, delays or other execution issues may impair our ability to generate the gross margins that we are seeking. In addition, the installation of solar energy systems and the evaluation and modification of buildings as part of our energy efficiency business is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering, and related matters. It is difficult and costly to track the requirements of every individual authority with jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our systems.

Our financing activities are dependent upon the continued development of a market for solar systems as well as factors that affect the lending industry generally.

We generate revenue in the United States from the sale of both residential and commercial solar systems and from financing sales of systems sold by us. Our ability to generate financing revenue is dependent upon such factors as the market for solar systems generally, the creditworthiness of the borrowers and interest rates and loan terms available from banks and consumer lending institutions that compete vigorously for loans. We cannot assure you that we will be able to generate any significant revenue from new loans.

Our failure to adequately assess credit risks for financing the sale of our systems in the United States could impair our ability to operate profitably.

We provide financing to our customers through SolarMax Financial. The principal amount of our loan portfolio was $33.3 million at September 30, 2018 and $33.6 million at December 31, 2017. For the nine months ended September 30, 2018, approximately 30% of our United States revenues and approximately 10% of our total revenues was generated from customers who used our in-house financing. For the year ended December 31, 2017, approximately 18% of our United States revenues and approximately 7% of our total revenues was generated from customers who used our in-house financing. We do not have significant experience with loans to customers to evaluate the effectiveness of our credit criteria. If we try to meet financing terms of competitors, we may have to reduce our financing criteria, which could increase the possibility of default by the customers. Residential customers could be more adversely impacted during economic slowdowns or recessions, which could affect their ability or willingness to pay us. Our failure to collect any significant portion of our customer loan receivables or the need to place a significant reserve against these receivables could materially impair our financial condition and the results of our operations. We cannot assure you that we will not incur significant losses on our customer loan portfolio.

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We may have difficulty in collecting in the event we have to foreclose on a customer loan.

Although we file UCC-1 financing statements, we may have difficulty in generating any money in the event that we foreclose on a defaulting customer. The foreclosure process could be time-consuming and collection is uncertain, particularly if the customer seeks protection under applicable bankruptcy or insolvency laws. Additionally, any defects in the filing of the financing statements could impair the validity of our security interest. Unless the subsequent owner of the building on which the solar power system is located is willing to assume the obligations with respect to the system on terms acceptable to us, we would incur substantial costs in removing and reselling the system. Further, even if we are able to remove the system, the components may not be saleable at their book value, if at all. Our failure to collect the amount due under the customer loan agreements would materially impair our financial condition and the results of our operations.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires our employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of our energy efficiency business requires our employees to work in locations that may contain potentially dangerous levels of asbestos, lead or mold. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, and equivalent state laws. Changes to OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures, or suspend or limit operations. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business.

Because we are dependent upon a limited number of suppliers for our products, problems with our suppliers could impair our ability to meet our obligations to our customers.

We have relied on two vendors to provide us with substantially all of our solar panels. We have a supply agreement with Sunspark, pursuant to which we agreed to purchase 150MW of solar panels for our operations over a three-year period at a price to be negotiated but not to exceed 110% of the three-month rolling average market price per watt for an estimated total commitment of approximately $84.0 million based on the most recent price paid on a purchase order from Sunspark. The agreement stipulates a 30MW minimum amount per year, which will cost approximately $16.8 million based on the most recent price paid on a purchase order from Sunspark, with the first year being the year ended May 31, 2017 and the second year being the period ending December 31, 2018. In the event we have any quality, delivery or other problems with Sunspark or in the event that we are not otherwise able to purchase solar panels from Sunspark, it may be more difficult for us to find alternative suppliers, particularly those with whom we terminated relationships or significantly reduced purchases in order to meet our purchase requirements from Sunspark. If we fail to develop or maintain our relationships with these or our other suppliers, or if the suppliers are not able to meet our quality, quantity and delivery schedules, we may not be able to meet our delivery and installation schedules for our systems and we may be unable to enter into new contracts with potential customers, thus impairing our revenue base. Any increases in price would affect our ability to market our systems or generate acceptable gross margins. We cannot assure you that Sunspark will be able to meet our quality, quantity and delivery requirements or that we will be able to find alternate suppliers that can meet our quality, quantity, deliver and price requirement. The failure to find alternate suppliers could materially affect our ability to conduct our business. Further, since suppliers may have a limited operating history and limited financial resources, we may not be able obtain an adequate remedy in the event that the suppliers are unable to meet their contractual obligations to us. Although there are a number of suppliers or solar panels, we cannot assure you that we will be able to negotiate reasonable terms for the purchase of solar panels if Sunspark is unable to meet our quality, delivery and price requirements. Because we do not control the manufacture of key components for our systems, we are subject to our suppliers’ ability to perform as well as the suppliers’ allocation of their own resources to us and to other customers. We cannot assure you that we will be able to purchase key components for our systems on acceptable terms, if at all, and the failure to obtain these components could materially impair our ability to generate revenue.

We have recently commenced marketing the Flex Energy Storage System battery backup for our United States business pursuant to a distribution agreement with Li-Max Technology, Inc. Li-Max will be our sole supplier for this product. Thus, our success with this product line will be dependent upon market acceptance of the Flex Energy Storage System, including Li-Max’ ability to redesign the product to qualify for energy storage incentives under the California Self-Generation Incentive Program, our ability to market and sell the system and the ability of Li-Max to deliver products meeting the necessary quality standards in a timely manner and at prices that enable us to market the product at an acceptable gross margin.

23

The availability and price of silicon raw materials may affect our gross margins and profitability.

Polysilicon is an essential raw material in the production of solar power products. The costs of silicon wafers and other silicon-based raw materials have accounted for a large portion of the costs associated with our solar panel manufacturing facility. Although the price of silicon has declined in recent years, we cannot assure you it will continue to decline or remain at its current level. Increases in the price of polysilicon in the past have resulted in increases in the price of wafers, leading to increases our production costs. Due to the volatile market prices, we cannot assure you that the price of polysilicon will remain at its current levels, especially if the global solar power market gains its growth momentum. Moreover, in the event of an industry-wide shortage of polysilicon, we may experience late or non-delivery from suppliers and it may be necessary for us to purchase silicon raw materials of lower quality that may result in lower efficiencies and reduce our average selling prices and revenues.

Because we derive most of our United States revenue from sales of our solar energy systems in California, we depend on the economic and regulatory climate and weather conditions in California.

We currently derive most of our revenue from solar energy projects in the United States from California. This geographic concentration exposes us more to government regulations, economic conditions, weather conditions, fire and other natural disasters, and changes affecting California than if we operated in more states.

Because we provide a production guarantee for some solar systems in California, we may incur additional costs if the output of our systems does not meet the required minimums.

Commencing in 2015, our standard contract for residential systems provides for a production guarantee, which means that we guarantee that the system would generate a specified minimum amount of solar energy during a year. The agreements generally have a term specified in the contract, which is generally ten years. In our standard contract, we specify a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, we will reimburse the owner for the cost of the shortfall. Because our obligations are not contingent upon external factors, such as sunlight, changes in weather patterns or increases in air pollution, these factors could affect the amount of solar power that is generated and could increase our exposure under the production guarantee. Although our obligations under these agreements have not been significant through September 30, 2018, we cannot assure you that in the future any obligations we have under these agreements will not have a material adverse effect upon our revenue and the results of our operations. In 2017, certain of the systems that we installed for a leasing company failed to meet our production guarantees. As a result, we incurred unanticipated warranty costs of $354,000. Although we believe that the conditions relating to those installations were unique and we have taken corrective action, we cannot assure you that we will not have unanticipated liability in the future for the failure of systems to comply with applicable production guarantees.

We do not have effective internal controls over financial accounting and reporting, and, even if we establish controls, there are limitations on the effectiveness of controls, and a failure of our control systems to prevent error or fraud may materially harm us.

Prior to the date of this prospectus, we were a privately-owned company and not subject to the requirements relating to the establishment and maintenance of internal controls over financial accounting and reporting as required of a public company. We have not established effective internal controls over financial accounting and reporting, and we may be unable to establish effective internal controls. The failure to establish internal controls would leave us without the ability to reliably assimilate and compile our financial information and significantly impair our ability to prevent error and detect fraud. Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and fraud. Since we currently have few accounting employees and little, if any, segregation of duties, we may not be able to establish internal controls over financial reporting. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

Our need to restate our audited financial statements reflects a material weakness in our internal controls over financial reporting.

During the preparation of the six months ended June 30, 2018 financial statements, we reassessed our original probability assessment on the performance condition related to equity awards with vesting contingent upon an initial public offering. Based on our reassessment, the performance condition related to an initial public offering is determined to be outside our control and therefore the probability would be assessed as zero until an initial public offering event occurs. As a result, we reversed the previously recognized stock compensation expense related to equity awards with vesting contingent on an initial public offering event for the periods impacted. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the issuing company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our warranty costs may exceed our warranty reserve.

We provide warranties to the clients of our EPC services for one year in China and purchasers of our solar systems for ten years in the United States. Although we generally pass the warranties from our equipment suppliers to the purchasers of the systems, we provide the warranty with respect to our installation and related services. We maintain a warranty reserve on our financial statements, and our warranty claims may exceed the warranty reserve. Any significant warranty expenses could adversely affect our financial condition and results of operations. Our warranty expenses relating to systems with a production guarantee may be affected by significant changes in weather conditions which substantially reduce sun exposure. Significant warranty problems could impair our reputations which could result in lower revenue and a lower gross margin. In 2017, we incurred unanticipated increased warranty costs for $354,000 for systems we installed for a leasing company with which we no longer conduct business. Although we believe that the problems associated with the systems installed for the leasing company do not apply to our present solar systems, we cannot assure you that we will not incur unanticipated warranty costs in the future.

Because of the rapid development of solar panels and other components for solar systems, we may be subject to inventory obsolescence.

The solar industry has seen rapid technological development. We have an inventory of raw materials that include silicon wafers and other consumables and construction materials used in solar system installations. We evaluate our inventory on a quarterly basis for excess and obsolete inventory, based on assumptions as to market demand, market conditions and technological developments. We cannot assure you that we will not incur significant inventory write-offs resulting from obsolete inventory.

24

If we seek to expand our business through acquisition we may not be successful in identifying acquisition targets or integrating their businesses with our existing business.

During past four years, we acquired three companies, LED in the United States and ZHPV and ZHTH in China. In 2015, we incurred impairment losses in connection with the LED acquisition, resulting in impairment write-offs relating to the goodwill associated with the acquisition. There are significant risks associated with any acquisition program, including, but not limited to, the following:

•	We may incur significant expenses and devote significant management time to the acquisition and we may be unable to consummate the acquisition on acceptable terms.

•	If we identify an acquisition, we may face competition from other companies in the industry or from financial buyers in seeking to make the acquisition.

•

The integration of any acquisition with our existing business may be difficult and, if we are not able to integrate the business successfully, we may not only be unable to operate the business profitably, but management may be unable to devote the necessary time to the development of our existing business;

•

The key employees who operated the acquired business successfully prior to the acquisition may not be happy working for us and may resign, thus leaving the business without the necessary continuity of management.

•	Even if the business is successful, our two senior executive officers may need to devote significant time to the acquired business, which may distract them from their other management activities.

•	If the business does not operate as we expect, we may incur an impairment charge based on the value of the assets acquired.

•	We may have difficulty maintaining the necessary quality control over the acquired business and its products and services.

•	To the extent that an acquired company operates at a loss prior to our acquisition, we may not be able to develop profitable operations following the acquisition.

•	Problems and claims relating to the acquired business that were not disclosed at the time of the acquisition may result in increased costs and may impair our ability to operate the acquired company.

•	The acquired company may have liabilities or obligations which were not disclosed to us, or the acquired assets may not have the value we anticipated.

•

Any indemnification obligations of the seller under the purchase agreement may be inadequate to compensate us for any loss, damage or expense which we may sustain, including undisclosed claims or liabilities.

•

To the extent that the acquired company is dependent upon its management to maintain relationships with existing customers, we may have difficulty in retaining the business of these customers if there is a change in management.

•	Government agencies may seek damages after we make the acquisition for conduct which occurred prior to the acquisition and may not have adequate recourse against the seller.

•

We may require significant capital both to acquire and to operate the business, and the capital requirements of the business may be greater than we anticipated. Our failure to obtain capital on reasonable terms may impair the value of the acquisition.

If any of these risks occur, our business, financial condition and prospects may be impaired.

25

Risks Associated with Doing Business in China

Changes in the policies of the PRC government could have a significant impact on our operations in China and the profitability of our business.

The PRC’s economy is in a transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions within the PRC. Although the PRC government has stated that that economic development will follow the model of a market economy, the concept of a market economy in the PRC is different from the way a market economy is understood in the United States. While we believe that this trend toward a market economy, as understood by the PRC government, will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Further, the availability of credit in the PRC can have a major impact on the ability of companies to purchase or otherwise acquire capital assets. While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Accordingly, we cannot assure you that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social environment. While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on us. The interpretation of some of these measures, including tax measures, is both complex and evolving and it may be difficult to ascertain, with any degree of certainty, whether we are in compliance. Our financial condition and results of operations may be adversely affected by the effects of government control over capital investments or changes in and interpretations of tax, currency and other regulations that are applicable to us.

A slowdown or other adverse developments in the PRC economy may harm our customers and the demand for our products.

Although the PRC economy has grown significantly in the past two decades, there is no assurance that this growth will continue and there have been recent periods of declining growth. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for projects such as ours. The Chinese economy in general, and the market for solar farms, in particular, may be adversely affected by the effects of reciprocal tariffs imposed by the United States on Chinese goods and by China on United States goods.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies between these two countries may affect the economic outlook both in the U.S. and in China. Because most of our revenue is generated in China, any political or trade controversies between the U.S. and China, whether or not directly related to our business, could adversely affect our business and the price of our common stock.

Future inflation in China may inhibit the profitability of our business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to inflation. Any adverse change in the terms on which we construct solar energy projects or sell electricity generated by our China operations may impair our ability to operate profitably in China. Factors such as rapid expansion and inflation have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

26

The fluctuation of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar and other currencies is affected by various factors, including changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under such policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Later on, the People’s Bank of China decided to implement further reform of the RMB exchange regime to enhance the flexibility of RMB exchange rates. Such changes in policy have resulted in a significant appreciation of the Renminbi against the U.S. dollar since 2005. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the Renminbi against the U.S. dollar.

Any significant appreciation or revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on, shares of our common stock in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert the U.S. dollar we receive from any public offering of our common stock into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the RMB to the U.S. dollar could materially and adversely affect the price of our common stock in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Our revenue from our China operations is denominated in RMB. Our China operations currently account for most of our revenue. Accordingly, restrictions on currency exchange may limit our ability to use earnings generated in China to fund any business activities we may have outside China in the future or to make dividend payments to our shareholders in U.S. dollar. Under current PRC laws and regulations, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, RMB is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by the PRC State Administration of Foreign Exchange (“SAFE”). For example, foreign exchange transactions under our subsidiaries’ capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. SolarMax Shanghai and ZHPV have completed all necessary filing to qualify as a foreign investment enterprise according to the requirements of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures.

Our Chinese subsidiaries are subject to restrictions on making dividend and other payments to us.

Under the applicable requirements of PRC law, our PRC subsidiaries may only distribute dividends after making allowances to fund certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. Our statutory reserves was RMB 143,740 (approximately $20,928) at September 30, 2018. We had no statutory reserve at December 31, 2017 and 2016. These reserves are not distributable as cash dividends.

In addition, if our PRC subsidiary or our affiliated entity in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect our business, financial condition and results of operations.

Because we must comply with the Foreign Corrupt Practices Act, we may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies and their foreign subsidiaries and controlled entities from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. If our competitors engage in these practices, they may receive preferential treatment from personnel of other companies or government agencies, giving our competitors an advantage in securing permits or business or from government officials. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

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Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protections of interest relating to foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system is continuing to evolve, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit available legal protections.

In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection we may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us. Such uncertainties may therefore increase our operating expenses and costs, and materially and adversely affect our business and results of operations.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of our investors.

 The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the PRC. However, the PRC’s system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on the civil law regime, which means that it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes. The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, will not affect the PRC government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent us from making additional capital contributions to our PRC subsidiary and affiliated entity, which could harm our liquidity and our ability to fund and expand our business.

As an offshore holding company of our PRC subsidiaries, we may (i) make loans to our PRC subsidiaries although we have no plans to do so, (ii) make additional capital contributions to our PRC subsidiaries, (iii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, and (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

•	loans by us to our wholly-owned subsidiary in China, which is a foreign-invested enterprise, cannot exceed statutory limits and must be registered with SAFE, or its local counterparts;

•	loans by us to our affiliated PRC entities over a certain threshold must be approved by the relevant government authorities and must also be registered with SAFE or its local counterparts; and

•	capital contributions to our wholly-owned subsidiary must be approved by the Ministry of Commerce, known as MOFCOM, or its local counterparts.

 We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our entities in China. If we fail to receive such registrations or approvals, our ability to use capital raised and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

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A failure by the beneficial owners of our common stock who are PRC residents to comply with certain PRC foreign exchange regulations may restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular No. 37, effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

Although we have been advised by PRC counsel that these regulations are not applicable to us since we are not a special purpose vehicle under Circular 37, we cannot assure you that SAFE will not reach a different conclusion. If we are subject to these regulations, the regulations may apply to our direct and indirect stockholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations. If filings are required, we cannot assure you that these individuals or any other direct or indirect stockholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, our PRC subsidiary could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiary’s ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

On August 8, 2006, six PRC regulatory authorities jointly issued the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules. The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. In addition, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by the MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by the MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by MOFCOM. In addition, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited.

 There is significant uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.

 Although we do not believe that our business in China is part of an industry with national security concerns, we cannot assure you that MOFCOM will not reach a different conclusion. If MOFCOM determines that we should have obtained its approval, we may be required to file for remedial approvals. There is no assurance that we would be able to obtain such approval from MOFCOM. We may also be subject to administrative fines or penalties by MOFCOM that may require us to limit our business operations in the PRC, delay or restrict the conversion and remittance of our funds in foreign currencies into the PRC or take other actions that could have material and adverse effect on our business, financial condition and results of operations.

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Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.

The New Enterprise Income Tax (EIT) Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the New EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” It is still unclear if the PRC tax authorities would determine that our China operations, which are owned by SolarMax Hong Kong, should be classified as a PRC “resident enterprise.”

 If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our stockholders may be decreased as a result of the decrease in distributable profits. In addition, if we were to be considered a PRC “resident enterprise,” dividends we pay with respect to shares of our common stock and the gains realized from the transfer of shares of our common stock may be considered income derived from sources within the PRC and be subject to PRC withholding tax. This could have a material and adverse effect on the value of your investment in us and the price of shares of our common stock.

 Our obligations under labor contract laws in China may adversely affect our results of operations.

 On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC which became effective on January 1, 2008. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. In addition, it requires certain terminations be based on the mandatory requirement age. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

Because we require a license to engage in the EPC business in China, any changes in the certification or qualification requirements could impair our ability to operate in China.

A specific license is required to engage in the EPC business in China. We currently hold the necessary licenses, including Construction Enterprise Qualification Certificate (“Qualification”) for Level III of General Contractor for Power Engineering Constructor which permits ZHPV to conduct business as a contractor in the power engineering construction business throughout the PRC. However, any changes in the requirements for obtaining and maintaining such licensure could impair our ability to retain our license which could preclude us from performing EPC services in China.

If we import polysilicon into China from the United States or South Korea, our gross margin may be impaired.

On July 18, 2013, MOFCOM announced that it would enact preliminary tariffs on imports of solar-grade polysilicon at rates up to 57% for United States suppliers and 48.7% for South Korean suppliers. This decision was affirmed by MOFCOM in January 2014. Import tariffs and limitations imposed on foreign polysilicon suppliers may lead to price increases for products from Chinese domestic suppliers. Although we do not source any significant amount of our polysilicon from the United States or South Korea, if we import polysilicon from these countries our cost of revenue is likely to increase, and we may not be able to pass the increased cost to our customers, which would impair our gross margin.

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We may fail to comply with laws and regulations regarding the development, construction and operation of solar power projects and photovoltaic production projects in China.

The development, construction and operation of solar power projects and photovoltaic production projects are highly regulated activities. Our operations in China are governed by various laws and regulations, including national and local regulations relating to urban and rural planning, building codes, safety, environmental protection, fire control, utility transmission, engineering and metering and related matters. For example, the establishment of a solar power project is subject to the approval of the National Development and Reform Commission (“NDRC”) or its local branches, pursuant to the Administrative Provisions on Generation of Electricity by Renewable Energy Resources promulgated by the NDRC on January 5, 2006. Pursuant to the Provisions on the Administration of Electric Power Business Permit, which became effective on December 1, 2005 and were amended on May 30, 2015, certain solar power projects may be required to obtain the electric power business permits specifically for power generation from the State Electricity Regulatory Commission, known as SERC. Pursuant to the Interim Measures for the Administration of Solar Power Projects, promulgated by the National Energy Administration, known as the NEA, on August 29, 2013, solar power projects are subject to filings with the provincial NDRC. Such filing is subject to the national development plan for solar power generation, the regional scale index and implementation plan of the year as promulgated by the competent national energy authority and is a pre-condition for connecting to the power grid. Pursuant to the Interim Measures for the Administration of Distributed Generation Projects, or the Distributed PV Interim Measures, promulgated by the NEA on November 18, 2013, distributed generation projects are subject to filings with the provincial or regional NDRC. Such filing is subject to State Council’s rules for administration of investment projects and the regional scale index and implementation plan of the year as promulgated by the competent national energy authority. Distributed Generation projects in the regional scale index of the year that are not completed or put into operation within two years from their respective filing date are cancelled and disqualified from receiving national subsidies. The Distributed PV Interim Measures also provide that the filing procedures should be simplified and the electric power business permit and permits in relation to land planning, environmental impact review, energy saving evaluation and other supporting documents may be waived. Detailed requirements of the filing are also subject to local regulations, and the effects of the Distributed PV Interim Measures on our business are yet to be evaluated. Pursuant to the Standard Conditions of Photovoltaic Production Industry, or the Photovoltaic Production Rule, promulgated by the PRC’s Ministry of Industry and Information Technology (“MIIT”) and, effective on March 25, 2015, the minimum proportion of capital funds contributed by the producer for newly built, renovation and expansion photovoltaic (“PV”) production projects shall be 20%. The Photovoltaic Production Rule also provides, among other matters, requirements in relation to the production scale, cell efficiency, energy consumption and operational life span of various PV products. It also requires companies to obtain pollution discharge permits.

Our failure to obtain or maintain any required approvals, permits, licenses or filings or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations. Any new government regulations pertaining to solar power projects may result in significant additional expenses to the development, construction and operation of solar power projects and, as a result, could cause a significant reduction in demand for our solar power projects and services. Currently, some of our project companies in the PRC have not obtained electric power business permits due to the delays in the governmental review or approval processes. Failure to secure such permits may lead to monetary damages, fines or even criminal penalties.

We cannot assure you that we will be able to promptly and adequately respond to changes of laws and regulations, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with laws and regulations where we develop, construct and operate solar power projects may materially adversely affect our business, financial condition and results of operations. We have been advised by our PRC counsel, that, based on their review of our operations materials, including our approved qualifications and PRC laws and regulations, our operations in the PRC, as presently conducted, comply in all material respects with applicable PRC laws and regulations.

Failure to comply with PRC regulations regarding the registration of share options held by our employees who are “domestic individuals” may subject such employee or us to fines and legal or administrative sanctions.

Pursuant to Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company issued by the SAFE in February 2012, or the Stock Incentive Plan Rules, “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding foreign diplomatic personnel and representatives of international organizations) participating in any stock incentive plan of an overseas listed company are required, through qualified PRC agents, including the PRC subsidiary of such overseas-listed company, to register with the SAFE and complete certain other procedures related to the stock incentive plan.

We and our employees, who qualify as “domestic individuals” and have been granted stock options, or the PRC optionees, will become subject to the Stock Incentive Plan Rules when we become an overseas listed company upon the completion of this offering. We plan to conduct and complete the registration as required under the Stock Incentive Plan Rules and other relevant SAFE registrations upon the completion of this offering and to update the registration on an on-going basis. If we or our PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules, we and our PRC optionees may be subject to fines and other legal sanctions. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law. In addition, the General Administration of Taxation has issued circulars concerning employee stock options. Under these circulars, our employees working in China who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or any other PRC government authorities. Furthermore, there are substantial uncertainties regarding the interpretation and implementation of the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules.

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We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or immovable properties located in China owned by a non-PRC company.

We face uncertainties on the reporting and consequences of private equity financing transactions, private share exchange transactions and private transfer of shares, including private transfer of public shares, in our company by non-resident investors. According to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the PRC State Administration of Taxation on December 10, 2009, or SAT Circular 698, when a non-resident enterprise transfers the equity interests in a PRC resident enterprise indirectly through a disposition of equity interests in an overseas holding company, or an Indirect Transfer, the non-resident enterprise, as the seller, may be subject to PRC enterprise income tax of up to 10% of the gains derived from the Indirect Transfer in certain circumstances.

On February 3, 2015, the PRC’s State Administration of Taxation (“SAT”) issued Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfers by Non-RPC Resident Enterprises, or SAT Notice No. 7, to supersede the existing tax rules in relation to the tax treatment of the Indirect Transfer, while the other provisions of SAT Circular 698 that are irrelevant to the Indirect Transfer remain in force. SAT Notice No. 7 introduces a new tax regime and extends the SAT’s tax jurisdiction to capture not only the Indirect Transfer as set forth under SAT Circular 698 but also transactions involving indirect transfer of (i) real properties in China and (ii) assets of an “establishment or place” situated in China, by a non-PRC resident enterprise through a disposition of equity interests in an overseas holding company. SAT Notice No. 7 also extends the interpretation with respect to the disposition of equity interests in an overseas holding company. In addition, SAT Notice No. 7 further clarifies how to assess reasonable commercial purposes and introduces safe harbors applicable to internal group restructurings. However, it also brings challenges to both the foreign transferors and transferees as they are required to make self-assessments of whether an Indirect Transfer or similar transaction should be subject to PRC tax and whether they should file or withhold any tax payment accordingly.

However, as these notices are relatively new and there is a lack of clear statutory interpretation, there are uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises, or sale or purchase of shares in other non-PRC resident companies or other taxable assets by us. We and other non-resident enterprises in our group may be subject to filing obligations or taxes if we and other non-resident enterprises in our group are transferors in such transactions and may be subject to withholding obligations if we and other non-resident enterprises in our group are transferees in such transactions. For the transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in filing under the rules and notices. We may be required to expend costly resources to comply with SAT Circular 698 and SAT Notice No. 7, or to establish a case to be tax exempt under SAT Circular 698 and SAT Notice No. 7, which may cause us to incur additional costs and may have a negative impact on the value of your investment in us.

The PRC tax authorities have discretion under SAT Circular 698 and SAT Notice No. 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the transferred equity interests and the investment cost. We may pursue acquisitions in the future that may involve complex corporate structures. If we are considered as a non-PRC resident enterprise under the EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 698 and SAT Notice No. 7, our income tax expenses associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Risks Related to the Offering and our Common Stock

The initial public offering price of our common stock may not be indicative of the market price of our common stock after this offering.

Prior to this offering, our common stock was not traded on any market. The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The initial public offering price was negotiated between us and the underwriters, based on numerous factors which we discuss in “Underwriting,” and may not be indicative of the market price of our common stock after this offering or any intrinsic value of our common stock. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

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The following factors, among others, could affect our stock price:

•	our operating and financial performance;

•	our working capital and working capital requirements;

•	the market’s perception of the viability of companies in the solar energy business;

•	the market’s perception of companies that have significant operations in China;

•

the market’s perception of the effect of proposed or implemented changes in government regulations and public utility company pricing policies in general and in the states in which we conduct business;

•	quarterly variations in the rate of growth of our financial indicators, such as net income (loss) per share, net income (loss) and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors, including consolidation of companies in the solar energy industry in the states in which we operate;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage by equity research analysts;

•	speculation in the press or investment community as to our company, the solar industry or companies with significant operations in China;

•	the failure of research analysts to cover our common stock;

•	sales of our common stock by us or the perception that such sales, including sales of shares issued pursuant to our equity incentive plans, may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	domestic and international economic, legal and regulatory factors unrelated to our performance;

•	overall performance of the domestic and international equity markets ;
•	market performance of companies with significant operations in the PRC; and

•	the realization of any risks describes under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price and the trading volume of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

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An active, liquid and orderly trading market for our common stock may not develop or be maintained, and our stock price may be volatile.

Since this offering is our initial public offering and there is no market for our common stock, we cannot predict the nature of the market for our common stock, and we cannot assure you that an active, liquid or orderly trading market for our common stock will develop. To the extent that an active market does not develop, you may have difficulty in selling any shares of our common stock which you purchase in this offering or in the open market. If there is no active, liquid or orderly market for our common stock, the reported bid and asked price at the time you seek to purchase or sell shares may not reflect either the price at which you could buy or sell shares of our common stock.

Our articles of incorporation and bylaws and our employment agreements with our senior executive officers, as well as Nevada law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our articles of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors issues preferred stock, such issuance could make it more difficult for a third party to acquire us. Our employment agreements with our two senior executive officers provide that, in the event of a termination of employment by David Hsu, our chief executive officer, or Ching Liu, our executive vice president, chief strategy officer and treasurer, following a change of control, we are to pay them, upon termination, a lump sum payment equal to two times the highest annual compensation for the three years preceding the date of termination, multiplied by the number of years they have been employed by us. Their employment commenced in February 2008. In addition, some provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	limitations on the removal of directors;

•	limitations on the ability of our stockholders to call special meetings;

•	establishing advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders;

•	providing that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws; and

•

establishing advance notice and certain information requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Investors in this offering will experience immediate and substantial dilution of $5.70 per share.

Based on an assumed initial public offering price of $6.00 per share (the midpoint of the price range set forth on the cover of this prospectus), purchasers of our common stock in this offering will experience an immediate and substantial dilution of $5.70 per share in the adjusted net tangible book value per share of common stock from the initial public offering price, and our net tangible book value as of September 30, 2018 after giving effect to this offering would be $0.30 per share. This dilution is due in large part to earlier investors having paid substantially less than the initial public offering price when they purchased their shares as well as our accumulated deficit of approximately $46.2 million at September 30, 2018. See “Dilution.”

We have broad discretion in the use of the proceeds from this offering, and we may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

A portion of the net proceeds from this offering are expected to be used for general corporate purposes, including working capital. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

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Provisions of our bylaws and Nevada law could deter a change of our management, which could discourage or delay offers to acquire us.

Certain provisions of Nevada law and of our bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

•

requiring stockholders who wish to request a special meeting of the stockholders to disclose certain specified information in such request and to deliver such request in a specific way within a certain timeframe, which may inhibit or deter stockholders from requesting special meetings of the stockholders;

•	requiring that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

•

requiring that stockholders who wish to act by written consent request a record date from us for such action and such request must include disclosure of certain specified information, which may inhibit or deter stockholders from acting by written consent;

•

requiring that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

•	establishing the board of directors as the sole entity to fill vacancies in the board, which lengthens the time needed to elect a new majority of the board;

•	establishing a two-thirds majority vote of the stockholders to remove a director or all directors, which lengthens the time needed to elect a new majority of the board;

•

providing that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors, which limits the ability of stockholders to amend our bylaws, including amendments to provisions in the bylaws that are described in this risk factor; and

•

establishing more detailed disclosure in any stockholder’s advance notice to nominate a new member of the board, including specified information regarding such nominee, which may inhibit or deter such nomination and lengthen the time needed to elect a new majority of the board.

Because our bylaws limit the court in which you may bring an action against us, you may have difficulty enforcing any rights which you may claim.

Our bylaws provide that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in Riverside County, California, which is where our executive offices are located, which may inhibit or deter stockholders’ actions (i) on behalf of us, (ii) asserting claims of breach of fiduciary duty by officers or directors of us, or (iii) arising out of the Nevada Revised Statutes. Further, this exclusive forum provision may limit our stockholders’ ability to obtain what they believe to be a favorable judicial forum for disputes with us and our officers and directors.

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Because we do not intend to pay dividends on our common stock, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We do not plan to declare dividends on shares of our common stock in the foreseeable future. As a result, your only opportunity to achieve a return on your investment will be if you sell your common stock at a price greater than you paid for it. We cannot assure you that the price of our common stock that will prevail in the market will ever equal or exceed the price that you pay in this offering.

Future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

All of the 43,728,429 shares of common stock that are outstanding prior to this offering, which includes the 3,816,000 shares of common stock issued as restricted stock grants, which constitute approximately 93.6% of the outstanding shares of common stock, assuming the underwriters’ over-allotment option is not exercised, are eligible for sale pursuant to Rule 144 at various times commencing 90 days from the date of this prospectus, subject to limitations provided by Rule 144 and lock-up agreements which our officers, directors and certain of our stockholders, who hold approximately     % of our common stock, have signed with the underwriters and which are subject to specific release provisions as well as a release from the lock-up restriction at the discretion of the underwriters. See “Shares Eligible for Future Sale.”

We intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock issued or reserved for issuance under our equity incentive plan or pursuant to stock options no later than approximately six months from the date of this prospectus. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction other than those restrictions imposed on sales by affiliates pursuant to Rule 144.

We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales, including sales by our existing stockholders pursuant to Rule 144, could occur, may adversely affect prevailing market prices of our common stock.

The managing underwriter may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

Our directors and executive officers and certain of our stockholders have entered into lock-up agreements with respect to their common stock, pursuant to which they are subject to certain resale restrictions for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part. ViewTrade Securities, Inc, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, then common stock will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our articles of incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

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To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Because our directors and executive officers own approximately 39.9% of our outstanding common stock, they may be able to approve any action which requires stockholder approval.

Our directors own approximately 39.9% of our outstanding common stock and, upon sale of the 3,000,000 shares offered hereby, will own approximately 37.4%. Our bylaws provide that one-third of the outstanding common stock constitutes a quorum for a meeting of stockholders. As a result, they may have the ability to elect all of our directors and to approve actions requiring stockholder approval as well as to prevent any action from being taken which they oppose even if such action would benefit stockholders.

Because a significant portion of the proceeds of this offering is allocated to working capital and other corporate purposes, we will have broad discretion in the application of these proceeds.

A significant portion of the proceeds is allocated to working capital and other corporate purposes. As a result, we will have broad discretion as to the specific use of the proceeds and, accordingly, you will be entrusting the proceeds of this offering to us with little information as to the manner in which we use the proceeds.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

Our operations and business prospects are always subject to risks and uncertainties including, among others:

•	Our ability to obtaining any financing we may require to enable us to finance our customer’s purchase of solar systems and to finance any solar projects in China;

•	Our ability to enter into agreements for the construction and maintenance of solar farms in China;

•	Our dependence on a related party for revenue in our China segment and our ability to attract new clients solar projects in China;

•	The availability of tax incentives and other benefits sufficient to justify a customer’s purchase of a solar system;

•	The ability of the solar user to sell excess power to local utility companies on reasonable terms;

•	Assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product installations;

•	Assumptions relating to our ability to operate a public company;

•	Our ability to obtain contracts for solar systems in China;

•	Our ability to install solar systems in China at costs which will enable us to operate profitably;

•	Our ability to engage and retain qualified executive and management personnel;

•	Our ability to implement an effective financing program for our products that enable us to generate revenue from customers who meet our credit criteria;

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•	Our ability to pay or finance our existing debt to related parties which matures commencing in 2018;

•	Our dependence upon a small number of key executive officers, principally our chief executive officer;

•	Competition with both local utility companies and other companies offering electricity service as well as other solar energy companies;

•	The effect of changes in climate and weather patterns in the areas we serve;

•	Delays in our ability to purchase solar panels and other raw materials for our systems;

•	The effect that changes of government regulations affecting fossil fuel and renewable energy and trade and tariff policies have on the solar power industry;

•	Our ability to engage and retain qualified executive and management personnel as we seek to expand our operations in the United States and China;

•	Our ability to reduce our costs and expenses;

•	Our ability to operate profitably;

•	The effect of prices of raw materials, including solar panels, and our ability to source raw materials at reasonable prices;

•	Our compliance with all applicable regulations;

•	Our ability to install systems in a timely manner;

•

Our ability to develop and maintain an effective system of disclosure controls and internal control over financial reporting, and our ability to produce timely and accurate financial statements or comply with applicable regulations;

•	Risks associated with this offering;

•

The effect of general economic and financial conditions in the United States, China and the rest of the world as well as the relationship between the United States and China, which could adversely affect our operations; and

•	Other factors which affect the solar energy industry in general

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention to do so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $16.1 million, assuming an initial public offering price of $6.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and the Represent a tive’s non-accountable expense allowance of $ 1,260,000 and other offering expenses estimated at approximately $620,000.

We intend to use the proceeds of this offering for working capital and other corporate purposes. Funds for working capital and general corporate purposes include costs incurred in connection with the operation and development of our business in the United States and China, including executive compensation and costs associated with our status as a public company.

We have granted the underwriters a 30-day option to purchase up to 450,000 additional shares of common stock solely to cover over-allotments of shares in this offering. We will use the proceeds from the sale of these additional shares for working capital and general corporate purposes.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term interest-bearing deposits and securities.

A $1.00 increase or decrease in the assumed initial public offering price of $6.00 per share would cause the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, received by us to increase or decrease, respectively, by approximately $2,820,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same. If the proceeds increase due to a higher initial public offering price or due to the issuance of additional shares, we would use the additional net proceeds for general corporate purposes. If the proceeds decrease due to a lower initial public offering price or a decrease in the number of shares issued, then we would reduce by a corresponding amount the net proceeds directed to capital expenditures.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Each of our PRC subsidiaries may only distribute dividends after making funding certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on its after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. Our statutory reserve was RMB 143,740 (approximately $20,928) at September 30, 2018. We anticipate that the PRC will require its available cash for the development of its business.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2018:

•	on an actual basis; and

•

as adjusted for the 3,816,000 shares of common stock issued as restricted stock grants and the sale of 3,000,000 shares of common stock in this offering at an assumed initial offering price of $6.00 per share (which is the midpoint of the price range set forth on the cover of this prospectus) and our receipt of the estimated $16,120,000 net proceeds of this offering.

You should read the following table in conjunction with “Prospectus Summary - Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	September 30, 2018
	Actual	As Adjusted
	(Unaudited)
	(Dollars in thousands)
Cash and cash equivalents	$18,040	$34,160
Long-term debt, related parties*	55,500	55,500
Long-term debt, other*	11,848	11,848
Total long-term debt	67,257	67,257
Stockholders’ equity:
Common stock	41	48
Additional paid-in capital	54,915	90,109

Less, treasury stock, at cost	(1,800)	(1,800)
Accumulated deficit	(46,187)	(65,267)
Accumulated other comprehensive loss	(1,243)	(1,243)
Stockholders’ equity attributable to SolarMax Technology, Inc.	5,727	21,847
Non-controlling interest	(113)	(113)
Total stockholders’ equity	5,613	21,733
Total capitalization	$72,870	$89,081

_________

*	Includes short-term maturities of long-term debt amounting to $12,500 for long-term debt, related parties, and $11,757 with respect to long-term debt, other.

The information presented above assumes no exercise by the underwriters of their over-allotment option and is based on the number of shares of our common stock outstanding as of September 30, 2018. The table does not reflect shares of common stock reserved for issuance under our 2016 Long-Term Incentive Plan or outstanding options. As a result of the completion of the offering, the forfeiture condition relating to the 3,816,000 shares of common stock issued to directors, officers, key employees and consultants will terminate.

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DILUTION

Purchasers of the common stock issued pursuant to this offering will experience immediate and substantial dilution in the net tangible book value per share of the common stock for accounting purposes. At September 30, 2018, we had a negative net tangible book value of $2.2 million, or $(0.05) per share of common stock. Net tangible book value per share is determined by dividing our tangible net worth (tangible assets less total liabilities) by the total number of shares of common stock that were outstanding on September 30, 2018. After giving effect to the sale of the shares in this offering (assuming the midpoint of the price range on the cover of this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses) and the vesting of 3,816,000 shares granted in October 2016 as restricted stock grants, our adjusted pro forma net tangible book value as of September 30, 2018 was approximately $13.9 million, or $0.30 per share. This represents an immediate increase in the pro forma net tangible book value of $0.35 per share to our existing stockholders and an immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value after this offering) to new investors purchasing shares in this offering of $5.70 per share:

Assumed initial public offering price per share		$6.00
Net tangible book value per share as of September 30, 2018	$(0.05)
Increase per share attributable to new investors in the offering and the vesting of restricted stock grants	0.35
As adjusted pro forma net tangible book value per share		0.30
Dilution in pro forma net tangible book value per share to new investors in this offering from the adjusted net tangible book value per share (1)		$5.70

__________

(1)

If the initial public offering price were to increase or decrease by $1.00 per share, then dilution in pro forma net tangible book value per share to new investors in this offering would equal $6.64 or $5.76, respectively.

The following table summarizes the total number of shares of common stock (i) owned by existing stockholders, representing 39,912,429 outstanding shares as of the date of this prospectus plus 3,816,000 shares granted in October 2016 as restricted stock grants for which no cash consideration was paid and which are not treated as outstanding shares, and (ii) owned by purchasers in this offering, and in each case, the total consideration paid. For purchasers in this offering we used an assumed public offering price of $6.00 per share, the midpoint of the price range of the initial public offering prices set forth on the cover page of this prospectus, calculated before the deduction of estimated underwriting discounts and commissions.

					Average
	Shares Purchased		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders[1]	43,728,429	93.6%	$50,957,084	73.9%	$1.17
New investors	3,000,000	6.4%	$18,000,000	26.1%	$6.00
Total	46,728,429	100.0%	$68,957,084	100.0%	$1.48

________

[1]	The consideration paid by stockholders who received their shares pursuant to an acquisition agreement is equal to the value of the common stock issued.

The shares held by existing stockholders exclude 2,560,000 shares which may be issued pursuant to our 2016 Long-Term Incentive Plan and pursuant to outstanding stock options issued prior to the adoption of the plan.

If the underwriters’ over-allotment option is exercised in full, the number of shares held by new investors will be increased to  3,450,000 shares, or approximately 7.3% of the total number of shares of common stock outstanding.

To the extent that any outstanding options are exercised or we grant new options, warrants, stock grants or other equity based incentives, there will be further dilution to purchasers of common stock in this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Concerning Forward-Looking Statements.” Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in “Risk Factors” included elsewhere in this prospectus. All amounts in this prospectus are in U.S. dollars, unless otherwise noted.

Overview

We are an integrated solar energy company. Through our subsidiaries, we are primarily engaged in the following business activities:

•	Identifying and procuring solar farm system projects for resale to third party developers and related services in China;

•	Providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and, to a significantly lesser extent, rooftop solar systems in China;

•	Operating and maintaining solar farm projects in China following the completion of our EPC work on the projects;

•	Selling and installing integrated photovoltaic systems for residential and commercial customers in the United States;

•	Providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications;

•	Providing secured loans to purchasers of our photovoltaic systems and servicing installment sales by our customers in the United States;

•

Owning and funding renewable energy projects in the United States based on leases entered into prior to 2015, and generating revenue from this business through operating leases and power purchase agreements primarily with commercial users; and,

•	Selling and installing battery backup solutions for residential and commercial customers in the United States.

We operate in two segments - our United States operations and our China operations. Our United States operations include (i) the sale and installation of photovoltaic and battery backup systems, (ii) financing the sale of our photovoltaic and battery backup systems, (iii) owning and leasing to third parties through existing operating leases and power purchase agreements, and (iv) sales of LED systems.

Our China operations consist of (i) identifying and procuring solar farm projects for resale to third parties; (ii) performing EPC services for solar farm projects and to a significantly lesser extent, rooftop solar systems and (iii) the operation and maintenance of solar farm projects. Our business in China is conducted through our subsidiaries, ZHTH and ZHPV, which we acquired in April 2015, and their subsidiaries, and Jiangsu Honghao. Through September 30, 2018, the principal activities of our China operations consisted of:

•	identifying, procuring and selling solar farm projects to subsidiaries of a related party that hold permits to solar farm projects;

•	performing EPC services pursuant to solar farm project EPC contracts;

•	performing operation and maintenance services on the two completed solar farm projects totaling 113.6MW.

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On April 28, 2015, we acquired the ownership of ZHTH, through a share exchange agreement among us, SolarMax Shanghai, and the equity owners of ZHTH. Also, on April 28, 2015, we acquired the ownership of ZHPV through a share exchange agreement among us and the holders of the stock of Accumulate, which, through Accumulate Hong Kong, owned ZHPV. We own all of the stock of Accumulate, which, in turn, through its wholly-owned subsidiary, Accumulate Hong Kong, owns all of the stock of ZHPV. The share exchange agreement for ZHPV was amended on May 12, 2016 to revise certain terms including reducing the total consideration retroactively to the original acquisition date of April 28, 2015.

In 2014, prior to our acquisition of ZHTH and ZHPV, ZHTH developed one project in the Ningxia province of the PRC (30MW) and two projects in the Shandong province of the PRC (15MW and 25MW). ZHPV obtained the EPC contract for both the Ningxia and Shandong project and completed the projects in 2014. Neither ZHTH nor ZHPV generated any significant revenue during 2015 prior to our acquisition. When we acquired ZHTH in April 2015, ZHTH had a permit backlog, which we valued at approximately $1.3 million and which represented a total of 130MW of contract backlog. The permit backlog is an intangible asset that we amortized proportionately with our cash flows generated from this permit backlog through December 31, 2017. At December 31, 2017, the permit backlog was fully amortized.

Our business in China is conducted through three principle subsidiaries, ZHTH, ZHPV and Jiangsu Honghao and their subsidiaries. ZHTH is engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. After we acquire the permits for a solar project through a project subsidiary and obtain a contract for the sale of the project, ZHPV builds the projects pursuant to an EPC contract. The subsidiary that owns the equity in the project subsidiary transfers the equity in the project subsidiary to the project owner. The project owner then engages ZHPV to perform the EPC services for the solar farm. We seek to obtain a further contract to operate and maintain the system after the solar farm project is completed. The operation and maintenance services are performed by Jiangsu Honghao and its subsidiaries. Unlike systems in the United States, which are installations for residential and small business users, the projects in China are solar farms, which are large land areas where multiple ground-mount solar tracking towers are installed. We have commenced the installation of residential and commercial systems in China, although revenue from such business has not been significant.

ZHPV also performs EPC services on a contract basis for solar farm owners who obtained their permits independently of us.

During the nine months ended September 30, 2018 and September 30, 2017, which are sometimes referred to as the September 2018 period and the September 2017 period, respectively, our revenue in the United States was derived primarily from the sale of solar systems, principally residential sales, which accounted for $20.2 million, or 29.9% of revenue, in the September 2018 period and $19.5 million, or 28.7% of revenue, in the September 2017 period. Financing revenue, which includes principally interest revenue from loans to purchasers of our solar systems, accounted for $1,325,000, or 2.0% of revenue, in the September 2018 period; and $1,482,000, or 2.2% of revenue, in the September 2017 period.

During 2017 and 2016, our revenue in the United States was derived primarily from the sale of solar systems, principally residential sales, which accounted for $27.3 million, or 30.7% of revenue, in 2017 and $28.0 million, or 35.5% of revenue, in 2016. Financing revenue, which includes principally interest revenue from loans to purchasers of our solar systems, accounted for $2.0 million, or 2.2% of revenue, in 2017; and $2.2 million, or 2.8% of revenue, in 2016.

We commenced operations in China during 2016. To date, most of the revenue from our China segment was generated by EPC services for related parties. In the nine months ended September 30, 2018 and 2017, our EPC operations generated revenue of $45.1 million, or 66.8% of revenues, and $44.5 million, or 65.3% of revenues, respectively. In 2017 and 2016, our EPC operations generated revenues of $54.5 million, or 61.3% of revenue, and $48.0, or 60.9% of revenues. The principal source of our EPC revenue was generated from solar farm projects with subsidiaries of AMD, a related party. AMD, a publicly-traded company in China, is one of our principal stockholders and its chairman and chief executive officer is one of our directors. We recognized our revenues in China on the EPC services using the percentage of completion method based on the percentage of actual costs incurred to total budgeted costs. Revenue from AMD and its subsidiaries accounted for 69% or the revenues from our China segment for the nine months ended September 30, 2018 and 100% of such revenues for the nine months ended September 30, 2017 and the years ended December 31, 2017 and 2016.

We had a consolidated net loss of $10.5 million in the nine months ended September 30, 2018 and $8.7 million in the nine months ended September 30, 2017 and used cash flows from operations of $13.4 million in the nine months ended September 30, 2018 and $7.7 million in the nine months ended September 30, 2017. Our China operations had net income of $550,000 in the nine months ended September 30, 2018 and a net income of $804,000 in the nine months ended September 30, 2017.

Our net loss for the September 2018 period included the impact of non-cash charges of $650,000, consisting of stock compensation expense of $101,000 related to grants of stock options and $549,000 of asset impairment losses related to our long-lived solar assets.  Both non-cash charges are expenses of our United States segment.

We had consolidated net losses of $12.1 million in 2017 and $7.6 million in 2016 and used cash flows in our operations of $5.5 million in 2017 and our operations provided cash flows of $4.5 million in 2016. Our China operations had net income of $415,000 in 2017 and $1.9 million in 2016. Our net loss for 2017 included the impact of non-cash charges of $1.8 million consisting of stock compensation expense of $239,000 related to grants of stock options and $1.6 million of asset impairment losses related to our long-lived solar assets and our unconsolidated investments. Our net loss for 2016 included the impact of non-cash charges of $358,000, consisting of stock compensation expense of $230,000 related to grants of stock options and $128,000 of asset impairment losses related to our unconsolidated investments. Our 2016 net loss included $914,000 of accrued contract loss for a major LED contract signed in 2016 that was completed in 2017.

We have a supply agreement with Sunspark in which we agreed to purchase 150MW of solar panels over a three-year period beginning June 2016 at a price to be negotiated, but not to exceed 110% of the three-month rolling average market price per watt for an estimated total commitment of approximately $84.0 million based on the most recent price paid on a purchase order from Sunspark. The agreement stipulates a 30MW minimum supply commitment per year, which will cost approximately $16.8 million based on the most recent price paid on a purchase order from Sunspark, with the first year being the year ended May 31, 2017. In April 2017, our China operations made purchases of 50MW under this commitment for RMB 160.125 million (approximately $23 million), which was used for our second solar farm project, Guizhou Pu’an, and which satisfied our first year commitment. The period for our purchases in the second year was orally extended to December 31, 2018.

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ZHTH, acquired, through project subsidiaries, the rights to construct solar farms in Guizhou, China which we refer to as Guizhou Qingshuihe and Guizhou Pu’an. Guizhou is one of the southern provinces in China. Because of Chinese regulations relating to permits for solar farms, we obtain a permit for a solar farm in the name of a project subsidiary and we transfer the equity in the subsidiary to the buyer of the solar farm project. The sale of equity in the project subsidiaries is generally based on the net assets of the entity and does not produce significant gains or losses. The sales price for the project subsidiary is not included in our revenue because the sale is treated as a sale of an asset. We recognize any gain or loss as other income.

In February 2016, we signed an agreement with an AMD subsidiary pursuant to which this subsidiary engaged ZHPV to perform the EPC services for its Guizhou Qingshuihe solar farm. The solar farm was initially designed to generate 70MW of power and the contract price, exclusive of value added taxes, or VAT, was approximately RMB 528.0 million (approximately $80.0 million). Due to the limitation of available land, the size of the project was reduced to 55MW, with a contract price of RMB 425 million (approximately $64 million). The Guizhou Qingshuihe solar farm project was completed during 2017. We recognize revenue on our EPC services on the percentage of completion basis. Our gross prices include value added taxes, known as VAT. Although we do not include VAT as either revenues or cost of revenues, the contract prices to our customers in the PRC include VAT and, accordingly, the prices in this prospectus include VAT.

In October 2016, ZHPV executed an EPC contract with another subsidiary of AMD for a second 50MW solar farm project in Guizhou, China, which is referred to as Guizhou Pu’an. The contract price was originally RMB 322.5 million (approximately $49.0 million) and was reduced in February 2017 to RMB 312.5 million (approximately $47.0 million). In September 2017, a change order was entered into to increase the size of the project by another 5MW for a total of 55MW. We commenced construction of this project in December 2016. The Guizhou Pu’an solar farm project was completed during 2017.

In November 2016, ZHPV executed an EPC contract with Xin Huang Duong Minority Poverty Relief Office, a PRC governmental entity, to construct photovoltaic power stations in 11 villages in Xin Huang Dong Minority autonomous county. The total system size for the 11 sites is 660 kilowatts with a contract value of RMB 5.1 million (approximately $750,000). The retainage for the five-year construction warranty would be 10% or RMB 0.5 million, with 20% to be released at the end of each the first five years. Because of its small size and short construction period, this contract is accounted for under the completed contract method and we completed the project during the nine months ended September 30, 2018.

In December 2017, ZHPV and ZHTH, entered into contracts with Yilong AMD New Energy Co., Ltd., an affiliate of AMD, for EPC services on a 30MW solar farm project in Guizhou Yilong province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total contract value, excluding VAT, for the 35MW project is approximately RMB 193.6 million (approximately $29.8 million). Construction work on the project started in January 2018. The project was completed during the nine months ended September 30, 2018.

In August 2018, ZHPV entered into a contract with Ningxia MCC Meili Cloud Energy Co., Ltd., a non-affiliate, to construct a 50MW photovoltaic power station for a total contract price excluding VAT of RMB 179,000,000 (approximately $26 million) or $0.63 per watt. Construction work on the project started in August 2018. At September 30, 2018, the project was 49% complete, and we expect it to be completed on or before December 31, 2018.

Although our business plan contemplates positive cash flows in our United States segment, we cannot assure you that we will generate positive cash flow from our United States segment or that any cash flow we may generate, together with our available credit facilities and the proceeds of this offering will be sufficient to enable us to meet either our debt service requirement or our agreement with Sunspark. We are continuing to explore alternatives for additional sources of financing to fund our United States operations including secured borrowing facilities from a bank in the PRC, disposing of a portion of our loan portfolio to financial institutions based in the United States and obtaining additional funding through investors under federal EB-5 immigration programs. We cannot assure you that positive cash flows will be achieved or that alternative sources of financing will be available to us if and when needed and under favorable terms, if any.

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On July 29, 2016, we entered into a distribution agreement with Li-Max Technology, Inc. with an effective date of June 9, 2016. The agreement has a five-year term during which we are the exclusive distributor of Li-Max Energy Storage System for a territory that includes the entire world other than Asia. We believe this product will complement our existing solar systems and commercial LED lighting in the United States. The agreement contains an initial purchase commitment of 375 units, which is approximately $1.1 million, of Li-Max Energy System within the first six months of the term of the agreement. In the event that we fail to purchase 60% of this commitment within the six month period, Li-Max can require us to purchase the shortfall within 60 days. If we don’t meet this commitment Li-Max has the right to terminate the agreement. The agreement also contains a warranty provision for all the systems purchased from Li-Max for a period of ten years. As of September 30, 2018, we had not met the minimum purchase commitment due to (i) the vendor’s inability to obtain the UL certificate of its products since July 2017 and (ii) the inability of the system to meet the California requirements for qualification for energy storage incentives under the California Self-Generation Incentive Program. On October 8, 2018, we entered into an amendment to our agreement with Li-Max, pursuant to which Li-Max agreed to redesign the system so that it qualifies for the California home battery rebate. Additionally, the minimum purchase requirements were suspended until Li-Max completes such redesign and we are satisfied that the redesigned system will qualify for the California home battery rebate and that Li-Max can manufacture and deliver the redesigned systems in the quantities contemplated by the agreement (the “Redesign Date”). Our obligation to purchase the Li-Max system commences on the Redesign Date and the six-month period referred to above shall mean the six-month period commencing six months from the Redesign Date. The term of the agreement was extended to five years from the Redesign Date. The parties shall negotiate in good faith the initial purchase commitment, which shall not exceed 375 units and the base price shall be adjusted to reflect changes in Li-Max’ costs as well as the anticipated market price.

On October 7, 2016, our board of directors adopted, and in November 2016, our stockholders approved, the 2016 Long-Term Incentive Plan pursuant to which a total of 6,500,000 shares may be issued pursuant to various equity-based incentives, including non-qualified stock options, incentive stock options and restricted stock grants. The board of directors granted restricted stock grants covering 3,816,000 shares of common stock, which will become non-forfeitable six months after the date of this prospectus. The board of directors also authorized the grant of options to purchase a total of 2,275,500 shares of common stock at an exercise price of $5.00 per share. The value of the restricted stock and the options is reflected as a non-cash compensation expense.

As a result of employment agreements with our senior management and the grant of options and restricted stock grants pursuant to our 2016 Long-Term Incentive Plan, as well as the costs associated with our proposed initial public offering, our general and administrative expense increased in 2017 and will continue to increase. For 2017, our chief executive officer and our executive vice president, chief strategy officer and treasurer received base salaries of $1.16 million and bonuses totaling $878,000. For 2018, they receive base salaries totaling $1.20 million. For 2016, their annual base salary was a total of $450,000 and their bonuses were $109,214. In addition, in 2016, they received a total of 2,350,000 shares of common stock as restricted stock grants pursuant to our 2016 Long-Term Incentive Plan. These shares, which were valued at $11,750,000, are subject to forfeiture provisions. Pursuant to their employment agreements, we are paying our chief executive officer and our executive vice president, chief strategy officer and treasurer salaries in the total amount of $1.20 million. The employment agreements provide for a salary increases of at least 3% annually, commencing in 2018. In addition, they are to receive an annual bonus based upon a percentage of revenue in excess of $30 million, which range from a total of $450,000 for revenue between $30 million and $50 million, to a total of 1.9% of revenue if our revenue is at least $300 million.

Results of Operations

The following table sets forth information relating to our operating results for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016 (dollars in thousands) and as a percentage of revenue:

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	Nine Months Ended September 30,				Year Ended December 31,
	2018		2017		2017		2016
	(Unaudited)		(Unaudited) (Restated)		(Restated)		(Restated)
	Dollars	%	Dollars	%	Dollars	%	Dollars	%
Revenue:
Solar energy sales (US)	$20,183	29.9%	$19,500	28.7%	$27,346	30.7%	$27,963	35.5%
LED sales (US)	617	0.9%	2,341	3.4%	4,507	5.1%	513	0.7%
Financing (US)	1,325	2.0%	1,482	2.2%	1,961	2.2%	2,223	2.8%
Solar farm EPC (China)	45,094	66.8%	44,473	65.3%	54,517	61.3%	47,962	60.9%
Solar farm O&M and other (China)	328	0.5%	264	0.4%	600	0.7%	156	0.2%
Total revenues	67,547	100.0%	68,060	100.0%	88,931	100.0%	78,817	100.0%
Cost of revenue:
Solar energy sales	17,308	25.6%	16,071	23.6%	22,218	25.0%	21,982	27.9%
LED sales	553	0.8%	2,777	4.1%	5,024	5.6%	1,481	1.9%
Financing	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Solar farm EPC (China)	42,080	62.3%	41,233	60.6%	50,843	57.2%	41,264	52.4%
Solar farm O&M and other (China)	301	0.4%	182	0.3%	263	0.3%	138	0.2%
Total cost of revenues	60,241	89.2%	60,264	88.5%	78,348	88.1%	64,865	82.3%
Gross profit	7,306	10.7%	7,796	11.5%	10,583	11.9%	13,952	17.7%
Gross margin	10.7%		11.5%		11.9%		17.7%
Operating expenses:
Sales and marketing (US)	2,096	3.1%	1,783	2.6%	2,303	2.6%	2,583	3.3%
Sales and marketing (China)	594	0.9%	779	1.19%	1,019	1.1%	701	0.9%
General and administrative (US)	9,791	14.5%	10,506	15.40%	12,865	14.5%	12,338	15.7%
General and administrative (China)	1,620	2.4%	2,125	3.1%	2,612	2.9%	2,176	2.8%
Impairment	549	0.8%	-	0.0%	605	0.7%	-	0.0%
Total operating expenses	14,650	21.7%	15,192	22.3%	19,404	21.8%	17,798	22.6%
Income (loss) from operations (US)	(8,173)	-12.1%	(7,814)	-11.5%	(9,201)	-10.3%	(7,685)	-9.8%
Income (loss) from operations (China)	828	1.2%	418	0.6%	380	0.4%	3,839	4.9%
Equity in income (loss) from unconsolidated ventures	(424)	-0.6%	(131)	-0.2%	(1,277)	-1.4%	(269)	-0.3%
Interest (expenses), net	(1,170)	-1.7%	(1,154)	-1.7%	(1,402)	-1.6%	(2,249)	-2.9%
Other income (expenses), net	(1,131)	-1.7%	184	0.3%	503	0.6%	(385)	-0.5%
(Loss) before income taxes	(10,070)	-14.9%	(8,497)	-12.5%	(10,997)	-12.4%	(6,749)	-8.6%
Income tax benefit (provision)	(452)	-0.7%	(191)	-0.3%	(1,075)	-1.2%	(862)	-1.1% %
Net loss	(10,523)	-15.6%	(8,688)	-12.8%	(12,072)	-13.6%	(7,611)	-9.7%
Net (loss) attributable to noncontrolling interests	(79)	-0.1%	(57)	-0.1%	(140)	-0.2%	(74)	-0.1%
Net (loss) attributable to stockholders	(10,443)	-15.5%	(8,631)	-12.7%	(11,932)	-13.4%	(7,537)	-9.6%
Currency translation adjustment	(659)	-1.0%	439	0.6%	680	0.8%	(633)	-0.8%
Comprehensive (loss) attributable to stockholders	(11,103)	-16.4%	(8,193)	-12.0%	(11,252)	-12.7%	(8,170)	-10.4%

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Nine Months Ended September 30, 2018 and 2017

Revenues

Revenues for the nine months ended September 30, 2018 were $67.5 million, a decrease of $0.5 million, or 1%, from $68.1 million in the comparable period of 2017. The decrease is the result of a $1.7 million decrease in LED revenue from 2017 resulting from a non-recurring contract from one government contract in the United States segment which generated revenue of $ 2.2 million during the nine mon t hs ended September 30, 2017 , partially offset by an increase in revenues from solar energy sales in the United States segment of $0.7 million and an increase in the solar farm EPC revenue in the China segment of $0.7 million. During the nine months ended September 30, 2018, we deployed 6.4MW on 907 completed systems in the United Sates, compared with 5.9MW on 831 completed systems in the comparable period in 2017. Our average solar revenue per watt is $3.17 in the nine months ended September 30, 2018, a 3.4% decrease from $3.28 in the September 2017 period, which reflects the decrease in solar pricing resulting from increased competition. Solar revenue per watt represents the revenue generated during the period from sales of solar systems divided by the wattage installed during the period. Our revenue for the nine months ended September 30, 2018 and 2017 includes finance-related revenues of $1,325,000 and $1,482,000, respectively.

During the  nine months ended September 30, 2018, our revenue from our China segment related to EPC revenue, primarily from two solar farm projects, the Guizhou Yilong project and the Ningxia Meili Cloud project, and, to a significantly lesser extent, from the operation and maintenance revenue on Guizhou Qingshuihe and Guizhou Pu’an projects which were completed in 2017. In the September 2017 period, our EPC revenue was primarily derived from two solar farm projects, Guizhou Qingshuihe and Guizhou Pu’an. Our EPC revenues in the nine months ended September 30, 2018 were $45.1 million, a 1.4% increase from $44.5 million in the September 2017 period. During the nine months ended September 30, 2018, we completed 59.3MW , a 12% increase from 52.8MW in the September 2017 period. Our average revenue per watt is $0.72 in the nine months ended September 30, 2018 compared to $0.89 in the prior period, a decrease of 19%, primarily as a result of a lower sale price per watt on the Guizhou Yilong project and the Ningxia Meli Cloud project compared to the average sale price on the Guizhou Qingshuihe and Guizhou Pu’an projects in the September 2017 period. As of September 30, 2018, The Guizhou Yilong project was completed during the September 2018 period, and the Ningxia Meli Cloud project was 49% complete at September 30, 2018, based on total project costs incurred to total project costs budgeted ./ During the nine months ended September 30, 2018, we also earned operation and maintenance and other service revenue of $328,000 compared to $264,000 in the September 2017 period.

Cost of revenue and gross profit

Cost of revenue for our United States operations decreased 5% from $18.8 million in the September 2017 period to $17.9 million in the September 2018 period, largely as a result of a $2.2 million decrease in cost associated with LED reflecting the reduced LED revenue. Our cost per watt for the nine months ended September 30, 2018 is $2.72, a 1% increase from $2.70 in the September 2017 period. During the September 2017 period we incurred a negative gross profit on a one-time government contract for LED. Our gross margin for the United States operations remained comparable to the prior period at 19% in the nine months ended September 30, 2018. We have no cost of revenue with respect to our revenue from financing.

Cost of revenue for our China operations relates primarily to the construction project cost incurred on the Guizhou Yilong and Ningxia Meli Cloud solar farm projects which was 100% and 49% complete, respectively, as of September 30, 2018. We recognized our revenue under the percentage-of-completion method based on the percentage of the actual project costs incurred versus the total budgeted project costs. Our gross margin on our China operations for the nine months ended September 30, 2018 was 6.7%, a decrease from 7.4% in the September 2017 period resulting from the impact of the lower average revenue per watt in the September 2018 period compared to the average revenue per watt in the September 2017 period.

Gross margin for the nine months ended September 30, 2018 is 11%, a decrease from 12% in the September 2017 period, reflecting the continuing competition for the lower price per unit in both the United States segment and the China segment.

Operating expenses

Sales and marketing expense for our United States operations for the nine months ended September 30, 2018 was $2.1 million, a 17.6% increase from $1.8 million in the prior period. As a percentage of our United States revenue, sales and marketing expenses are 9% compared with 8% in the September 2017 period. The increase from prior year is the result of our continuing effort to changes our marketing initiatives, most notably the shifting of our focus from traditional radio advertisements to sponsorships and other public relation initiatives.

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Sales and marketing expense relating to our China operations decreased to $594,000 for the nine months ended September 30, 2018 from $779,000 in the September 2017 period. Beginning in the latter half of 2017, we improved our focus on sales and marketing expense in China resulting in lower expense in the 2018 period. Our sales and marketing expense could fluctuate in the future as we continue to expand our efforts to procure new EPC contracts for solar farm projects, and we continue to expect our sales and marketing expense for our China operations to increase . In August 2018, we entered into an agreement with a non-related party for 50MW solar farm EPC valued at more than $30 million. However, we cannot assure you that we will be successful in generating EPC revenue from non-related parties in China.

General and administrative expenses for our United States operations for the nine months ended September 30, 2018 decreased to $9.8 million, a decrease of $715,000, or 7%, from $10.5 million in the September 2017 period. As a percentage of our United States revenue, general and administrative expenses were 44% of revenue compared to 45% for the September 2017 period. General and administrative expenses included compensation and benefits, depreciation and amortization (excluding auto depreciation), provision for losses, rental and leasing expense, and other corporate overhead expenses. We expect corporate overhead expense to increase for the remainder of 2018 and 2019 due the increase in executive compensation and the cost of compliance and other regulatory costs associated with being a public reporting company. All of our corporate overhead, other than overhead directly related to our China operations, is allocated to our United States operations.

General and administrative expenses relating to our China operations decreased $504,000 or 24%, from $2.1 million in the September 2017 period to $1.6 million in the September 2018 period, as a result of a bad debt expense recognized in the June 2017 period resulting from our determination to establish a reserve against a portion of uncollected pre-acquisition receivable acquired by ZHPV. General and administrative expenses relate to the corporate and overhead expenses specifically connected with our China operations and include personnel costs, facilities rental and leasing and other general overhead expenses.

Income (loss) from operations

We had a consolidated loss from operations of $7.3 million for the nine months ended September 30, 2018, primarily as a result of an operating loss from our United States operations of $8.2 million, partially offset by an operating income from our China operations of $828,000. Our China operations generated operating income of $828,000 for the nine months ended September 30, 2018 as compared with $418,000 for the September 2017 period, as a result of a decrease in our selling and marketing expenses and general and administrative expenses related to the reserve set up in the prior period against uncollected pre-acquisition receivables we acquired in connection with the acquisition of ZHPV in April 2015, partially offset by a decrease in gross profit of $280,000. Our loss from operations for our United States operations increased $359,000, or 5%, to $8.2 million, as compared with a loss from operations of $7.8 million in the September 2017 period. The loss from operations for our United States operations includes the impact of non-cash stock compensation expense of $101,000,   a decrease  of $477,000, or 44%, over the prior period, primarily as a result of the impact of forfeitures.

Equity in income (loss) from unconsolidated ventures

Equity in (loss) from unconsolidated ventures, which relates to our United States segment, increased by $293,000, or 224%, from a loss of $131,000 in the September 2017 period to a loss of $424,000 in the September 2018 period, primarily as a result of the unfavorable financial performance of all our unconsolidated investments during the period.

Interest expense, net

Interest expense, net, for the nine months ended September 30, 2018 was $1.2 million, an increase of $16,000, or 1%, from the September 2017 period. Our interest expenses in the September 2018 period includes interest incurred on our two loans from affiliated entities in the United States that bear interest at 3%, with a total balance of $55.5 million at September 30, 2018, and the $5.8 million loan from a Chinese bank bearing interest at 3% that was made in October 2017, partially offset by interest earned on our bank deposits. Our interest expense in the September 2017 period primarily consist of interest on our two loans from affiliates in the United States with a total balance of $51.5 million at September 30, 2017 and a term loan to our United States operations denominated in RMB from a Chinese bank in the amount of $5.8 million with interest at 3.8% which was paid in October 2017, partially offset by interest earned on our bank deposits.

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Income tax benefit (provision)

Income tax for our U.S. operations for both nine months ended September 30, 2018 and September 30, 2017 quarters was $4,000, representing the minimum California state franchise taxes. There was no change in income tax for both periods. A full valuation allowance was provided since the United States segment still experiences recurring net losses. Deferred tax assets primarily consist of net operating losses carryover, investment tax credits, stock compensation expenses, and deferred charges.

The provision for income taxes for our China operations increased by $261 ,000 in the nine months ended September 30, 2018 as compared with the nine months ended September 30, 2017, primarily due to the increase in taxable income in our China segment and the utilization of the previous accrued deferred tax assets. The provision for income taxes for our China operations for the nine months ended September 30, 2018 is $448,000 compared with a tax provision of $187,000 for the prior period.

Net loss

As a result of the foregoing, we had a consolidated net loss of $10.5 million for the nine months ended September 30, 2018, as compared with a consolidated net loss of $8.7 million for the nine months ended September 30, 2017. The increase in the consolidated net loss is largely contributed by the impact of exchange rate on our intercompany receivable and payable balances. Our United States operations are continuing to operate at a loss resulting from the decrease in gross profit from solar systems in the United States, as well as the increase in corporate overhead incurred including executive compensation pursuant to the employment agreements that was not specifically allocated to our China segment.

We have a 93.75%-owned subsidiary and non-controlling interests represent the 6.25% interest held by a former executive of our China operations who was not employed by us at the time we acquired the 93.75% interest in the entity. The net income (loss) attributable to non-controlling interests represents the allocation of the subsidiary’s net income (loss) to non-controlling interests.

After giving effect to the minority interest, we had a net loss attributed to our stockholders of $10.4 million, or ($0.27) per share (basic and diluted), for the nine months ended September 30, 2018, as compared with a net loss of $8.6 million, or ($0.22) per share (basic and diluted), for the nine months ended September 30, 2017.

Currency translation adjustment

Although our functional currency is the U.S. dollar, the functional currency of our China operations is the RMB. The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and reflects changes in the exchange rates between U.S. dollars and RMB. As a result of foreign currency translations, which are a non-cash adjustment, we reported net foreign currency translation losses of $659,000 for the September 2018 period and net foreign currency translation gains of $439,000 for the September 2017 period.

Years Ended December 31, 2017 and 2016

Revenues

Revenues for 2017 were $88.9 million, an increase of $10.1 million, or 13%, from $78.8 million in 2016. The increase largely results from $4.0 million increase in LED revenue resulting from one government contract and a $7.0 million increase in revenue from our China operations, offset by a $617,000 decline in revenue from our United States solar energy sales and a $262,000 decline in financing revenues. During 2017, we deployed 8.4MW on 1,163 completed systems in the United Sates, compared with 8.4MW on 1,062 completed systems in 2016. Our average solar revenue per watt is $3.26 in 2017, a 2.4% decrease from $3.34 in 2016, which was largely affected by a decrease in solar pricing resulting from increased competition. Solar revenue per watt represents the revenue generated during the period from sales of solar systems divided by the wattage installed during the period. Our revenue for 2017 and 2016 includes finance-related revenues of $2.0 million and $2.2 million, respectively.

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During 2017 and 2016, our revenue from our China operations resulted primarily from EPC revenue generated from the Guizhou Qingshuihe and Guizhou Pu’an solar farm projects, and, to significantly lesser extent, the operation and maintenance revenue on these projects. Our EPC revenues in 2017 were $54.5 million, a 14% increase from $48.0 million in 2016. During 2017, we completed 63.5MW, a 27% increase from 50.1MW in 2016. Our average revenue per watt is $0.85 in 2017 compared to $0.97 in 2016, a decrease of 12%, primarily as a result of a price reduction change order on Guizhou Pu’an which reduced the EPC unit price by 3% reflecting a reduction in the size of the project. As of December 31, 2017, both solar farm projects were 100% completed. Our 2017 EPC revenue also includes $594,000 from smaller scale rooftop projects for non-related parties. In addition, we earned operation and maintenance revenue of $600,000 in 2017 for services on two solar farm projects compared with revenue of $156,000 for services for one solar farm in 2016.

Cost of revenue and gross profit

Cost of revenue for our United States operations increased 16% from $23.5 million in 2016 to $27.2 million in 2017, principally due to a $3.5 million increase in cost associated with LED sales, stemming from one government contract which generated negative gross profit, and a $236,000 increase in cost related to solar energy sales. Even though our revenues from solar sales decreased 2%, our cost increased by 1%, largely as a result of unanticipated increased warranty costs in 2017of $354,000 for systems we installed for a leasing company with whom we worked until February 2017. Our cost per watt for 2017, excluding the unanticipated warranty costs, was $2.61, which is comparable to $2.62 in 2016.

Our gross margin for the United States operations decreased to 19% for 2017 from 24% a year ago, largely as a result of the negative gross margin from a one-time LED contract. We have no cost of revenue with respect to our revenue from financing.

Cost of revenue for our China operations represents primarily the construction project costs incurred on the Guizhou Qingshuihe and Guizhou Pu’an solar farm projects which were completed by December 31, 2017. We recognized revenue under the percentage-of-completion basis based on the percentage of that the project costs incurred bears to the total budgeted project costs. Our gross margin on our China operations for 2017 is approximately 7%, a decline from 14% a year ago, primarily resulting from the reduction in selling price per unit on the Guizhou Pu’an project, pursuant to the 2017 price reduction change order, and increased costs on the Guizhou Pu’an project from a change in the scope of the project to add a second sub-station based on the final layout of the land under construction which was not originally anticipated in the project budget and with respect to which we were not able to increase our price to reflect the increased costs fully. This change in estimate, which was not anticipated in the project’s original specifications, resulted in an increase in the project cost from the original budget of 17% and 20% for the nine months ended September 30, 2017 and the year ended December 31, 2017, respectively. Since the Company was not able to pass the full additional cost of to the customer, the resulting gross margin decreased for the respective periods from the original budget of 14% for each period to 8% and 7%, respectively.

Gross margin for 2017 was 12% compared to 18% for 2016 as a result of the lower gross margin from both our United States operations and our China operations. Because our China business generates both higher revenue and a lower gross margin than our United States operations, we anticipate that the China operations will continue to have a negative impact on our overall gross margin.

Operating expenses

Sales and marketing expense for 2017 decreased for our United States operations to $2.3 million, a decrease of $280,000, or 11%, from $2.6 million in 2016. As a percentage of our United States revenue, sales and marketing expenses were 7%, compared with 8% in 2016. The decrease from 2016 is the direct result of the initial ramp up of radio broadcasting to promote the FLEX battery storage system when it was initially launched in the summer of 2016.

Sales and marketing expense relating to our China operations increased to $1.0 million for 2017 from $701,000 in 2016. We have been expanding our efforts to procure new EPC contracts for solar farm projects, and we continue to expect our sales and marketing expense for our China operations to continue to increase. However, to date the revenue from our China operations has been derived from related parties, and we cannot assure you that we will be successful in our efforts to generate business from non-related parties.

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General and administrative expenses for our United States operations for 2017 increased to $12.9 million, an increase of $527,000, or 4%, from $12.3 million in 2016. As a percentage of our United States revenue, general and administrative expenses were 38% of revenue compared to 40% for the prior period due primarily to the impact of offering costs deferred in 2016 and expensed in 2017, and the increased revenue in 2017 from our LED operations as a result of a large non-recurring government contract. General and administrative expenses included compensation and benefits, depreciation and amortization (excluding auto depreciation), provision for losses, rental and leasing expense, and other corporate overhead expenses. During 2017, we incurred higher provision for losses, higher rental expense as a result of our lease renewal for our corporate headquarters as well as for our other offices, and additional bonuses associated with the employment agreements that we entered into in October 2016 with our two senior executive officers. We expect corporate overhead expense to continue to increase in 2018 due to the compensation payable to our senior executive officers pursuant to their employment agreements and costs relating to our being a public reporting company. Commencing in 2017, pursuant to employment agreements, the two executives are to receive an aggregate salary of $1,560,000, plus bonuses based on a percentage of revenue in excess of $30 million. All of our corporate overhead, other than overhead directly related to our China operations, is allocated to our United States operations.

General and administrative expenses relating to our China operations increased by $436,000 , or 20%, from $2.2 million in 2016 to $2.6 million in 2017. Since we commenced operations in China in May 2015, following the April 2015 acquisition of ZHTH and ZHPV, we incurred expenses to ramp up our China operations from May 2015 and through the year ended December 31, 2017. General and administrative expenses relate to the corporate and overhead expenses incurred by our China operations that began in May 2015. These expenses include personnel costs, facilities rental and leasing and other corporate expenses.

Income (loss) from operations

We had a loss from operations of $8.8 million for 2017, as a result of an operating loss from our United States operations of $9.2 million, partially offset by operating income of $380,000 from our China operations. Our operating income from China operations decreased $3.5 million, or 90%, during 2017 from $3.8 million in 2016 reflecting the reduction in gross margin on the second solar farm project, Guizhou Pu’an, as a result of increased costs resulting from a change in the scope of the project where we were not able to recoup in full our cost increases following the change in the scope of the project. During 2017, our China segment also recorded a bad debt expense of more than $600,000 resulting from the write-off of uncollected receivables of a ZHPV. Our loss from operations for our United States operations increased $1.5 million, or 20%, to $9.2 million, as compared with a loss from operations of $7.7 million in 2016, as a result of the reduction of gross margin from 24% to 19% and the impact of the expensing of offering costs.

Equity in (loss) from unconsolidated ventures

Equity in (loss) from unconsolidated ventures, which relates to our United States segment, increased by $1.0 million, or 375%, from a loss of $269,000 in 2016 to a loss of $1.3 million in 2017, primarily as a result of $1.0 million impairment charge on our investments in the ventures as a result of our determination that the fair value of our investments is less than our carrying value and such decline in value over our carrying value was determined to be other than temporary.

Interest expense, net

Interest expenses, net for 2017 was $1.4 million, a decrease of $846,000, or 38%, from 2016. Our interest expenses in 2017 includes interest at 3% on our two loans from affiliated entities in the United States with a total balance of $55.5 million at December 31, 2017, and interest at 3.8% on a $5.8 million RMD-denominated loan to our United States operations from a Chinese bank (which was paid in October 2017), and interest at 3.0% on a $5.8 million loan from the same Chinese bank.

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Income tax benefit (provision)

The provision for income taxes for the United States operations was $4,000 reflecting the minimum state franchise taxes amount for 2017, compared to a benefit for income taxes of $78,400 in 2016 which reflected the tax benefit from the state income tax refunds on overpayment of taxes in prior periods. There was no net change in income tax benefits (provision) for both the 2017 and 2016 periods due to changes in deferred tax assets since a full valuation allowance was provided for both years since our U.S. operations are continuing to experiencing losses. Deferred tax assets primarily consist of net operating losses carryover, investment tax credits, stock compensation expenses and deferred charges.

The provision for income taxes for our China operations increased approximately $130,000 in 2017 as compared to 2016, primarily due to the increase in taxable income in the China operations from 2016. The provision for income taxes for the China operations for 2017 is approximately $1,070,000, as compared with approximately $941,000 for 2016.

Net loss

As a result of the foregoing, we had a consolidated net loss of approximately $12.1 million for 2017, as compared with a consolidated net loss of approximately $7.6 million for 2016. Our United States operations are continuing to operate at a loss resulting primarily from the decrease in revenue from solar systems in the United States, as well as the headquarter expenses incurred that were not allocated to our China segment.

We have a 93.75%-owned subsidiary and non-controlling interests represent the 6.25% interest held by a former executive of our China operations who was not employed by us at the time we acquired the 93.75% interest in the entity. The net income (loss) attributable to non-controlling interests represents the allocation of the subsidiary’s net income (loss) to non-controlling interest.

After giving effect to the minority interest we had a net loss of approximately $11.9 million, or $(0.31) per share (basic and diluted), for 2017, as compared with a net loss attributed to the Company of $7.5 million, or $(0.20) per share (basic and diluted), for 2016.

Currency translation adjustment

The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations which reflect changes in the exchange rates between U.S. dollars and RMB. As a result of foreign currency translations, which are a non-cash adjustment, we reported net foreign currency translation gain of $680,000 for 2017 and a loss of $633,000 for 2017.

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Liquidity and Capital Resources

The following tables show consolidated cash flow information for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016 (dollars in thousands):

	Nine Months Ended			Year Ended
	September 30,		$ Increase	December 31,		$ Increase
	2018	2017	(Decrease)	2017	2016	(Decrease)
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
		(Restated)

Net cash provided by (used in) operating activities	$(13,387)	$(7,733)	$(5,654)	$(5,477)	$4,511	$(9,988)
Net cash provided by (used in) investing activities	893	436	457	428	(166)	594
Net cash provided by (used in) financing activities	10,801	10,788	13	8,918	13,707	(4,789)
Net increase (decrease) in cash and cash equivalents and restricted cash	(2,291)	4,081	(6,372)	5,150	17,866	(12,716)
Net increase (decrease) in cash and cash equivalents and restricted cash excluding foreign exchange effect	(1,693)	3,492	(5,184)	3,869	18,053	(14,184)

Operating Activities

Nine Months Ended September 30, 2018 and 2017

Net cash used in operating activities in the nine months ended September 30, 2018 was $13.4 million, compared to net cash used in operating activities in the nine months ended September 30, 2017 of $7.7 million, an increase of $5.7 million, resulting from an increase in net loss of $1.8 million, an increase in our overall change in operating assets and liabilities of $1.8 million, and a decrease in non-cash expense of $2.1 million. During the nine months ended September 30, 2018, our operating assets and liabilities used $5.9 million in cash, compared to $4.1 million in the September 2017 period, resulting in the increase of cash used of $1.8 million in operating assets and liabilities. The increase in our operating assets and liabilities during the nine months ended September 30, 2018 is primarily due to working capital needs and timing of collection of receivables as well as project billings related to EPC projects for our China operations. We expect the fluctuations of working capital over time to vary based on the completion status and the related contractual billings of the EPC projects which could vary from project to project. Non-cash charges in the nine months ended September 30, 2018 were $3.0 million, compared to $5.1 million in the September 2017 period, primarily due to a decrease in non-cash expense related to a decrease in depreciation expense and loss provisions totaling $3.4 million, offset by an increase in our impairment loss of $549,000 and an decrease in deferred income taxes of $80,000 and an increase in net unrealized exchange losses of $745,000. Major components of changes in non-cash adjustments and in working capital are discussed below:

Non-cash adjustments:

•	$549,000 increase in asset impairment charges related to a solar asset.

•	$80,000 decrease in deferred income taxes primarily associated with our China segment.

•	$745,000 increase in unrealized exchange losses related to our investments in our China segment.

•

$1.8 million decrease in expense associated with loss provisions for bad debts, loan losses, inventories, warranty, customer care and production guaranty, as a result of specific reserves impacting only the prior period.

•	$1.7 million decrease in depreciation and amortization expense.

Changes in operating assets and liabilities:

•

$740 ,000 increased cash outflow primarily attributable to an increase in receivables and current assets, as a result of delayed collection of contractual billings due to ongoing project sale discussion between the current owner of the EPC project (our customer) and a prospective buyer which contributed to the delay, but not the collectability.

•

$1.4 million increased cash outflow due to the addition of bankers acceptances that we received from customers as payments for work we performed, which have maturities of six to 12 months. Bankers acceptances are negotiable instrument that are used in the normal course of business in China.

•

$12.2 million increase in cash inflows due to net increases in notes and accounts payable, accrued expenses and other payables. The increase in the outflow is contributed by the completion of the current EPC project, Guizhou Yilong, which is 100% complete at September 30, 2018.

•

$2.2 million reduced cash outflow from other assets. During the prior period, significant retainage amounts related to Guizhou Qingshuihe and Guizhou Pu’an EPC projects were held by customers which would be repaid after the end of the one year warranty period. We also incurred transaction costs that were capitalized in the prior period, which we expensed during the current period.

•

$12.5 million increased cash outflow from costs and estimated earnings in excess of billings on contracts, as a result of the contractual billing timing and the completion status of the Guizhou Yilong and Ningxia Meili C l oud projects. At September 30, 2018, the Guizhou Yilong project was 100% complete and Ningxia Meili Cloud project was 49% completed and we incurred more costs in excess of our current billings.

•	$1.2 million increased cash outflow from other liabilities, due to retainage amounts paid to subcontractors on EPC projects.

•	$908,000 increased cash inflow due to a reduction in inventories and advances to suppliers.

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Year Ended December 31, 2017 and 2016

Net cash used in operating activities 2017 was $5.5 million, compared to net cash provided by operating activities of $4.5 million in 2016, a decrease of $10.0 million, resulting largely from our consolidated net loss, which increased by $4.5 million to a net loss of $12.1 million in 2017 from a net loss of $7.6 million in 2016. Major components of changes in non-cash adjustments and in working capital are discussed below:

Non-cash adjustments:

•	$1.6 million increase in asset impairment charges in 2017 related to solar assets and our unconsolidated investments.

•	$387,000 of previously deferred offering costs that were expensed.

•	$569,000 increase in expense associated with loss provisions for bad debts, loan losses, inventories, warranty, customer care and production guaranty.

•	$1.3 million decrease in depreciation and amortization expense, including the amortization of the permit backlog intangibles related to our China segment.

•	$914,000 decrease in accrued contract loss in 2017.

Working capital:

•

$14.0 million decrease from notes and accounts payable, and accrued expenses and other payables, primarily from the lower level of operating payables in our China segment relative to 2016. The stage of completion of our China EPC projects generally contributed to the fluctuation of the payable balances. At December 31, 2017, our two major EPC projects in our China segment were complete.

•

$744,000 increase in receivables and current assets, unbilled receivables, and costs and estimated earnings in excess of billings on uncompleted contracts in 2017 compared to 2016. The stage of completion of our China EPC projects generally contributed to the fluctuation of our receivables, current assets, unbilled amounts, and costs and estimated earnings in excess of billings on uncompleted contracts.

•	$7.0 million increase in inventories and advances to suppliers in 2017 compared to 2016. The fluctuation generally varies with the particular stage of completion of our China EPC projects.

•

$1.6 million increase in other assets in 2017 compared to 2016, primarily as a result of cash received from construction retainage for quality warranty which generally is retained by the customers for one year from the date of completion of the EPC project.

Investing Activities

Net cash provided by investing activities in the nine months ended September 30, 2018 was $0.9 million compared to cash provided by investing activities of $0.4 million in the September 2017 period, primarily resulting from payment received in the September 30, 2018 period related to the loan issued during the September 2017 period. Cash provided in the September 2018 period primarily results from a receipt of a $1.0 million loan from Sunco Investments, LLC, a company owned by one of our minority stockholders. Cash provided in the 2017 period primarily results from a receipt of $1.5 million from a debt settlement in China and a distribution of capital from one of the Alliance joint ventures, partially offset by $1.0 million loan to Sunco Inves t ments .

Net cash provided by investing activities in 2017 was $428,000 compared to cash used in investing activities of $166,000 in the prior period. The increase of $594,000 in cash during 2017 is from the receipt of payments pursuant to the debt settlement agreement of $1.2 million relating to a receivable on the books of ZHPV when we acquired ZHPV in 2015, return of capital distributions received of $392,000 from our investments in unconsolidated joint ventures and proceeds of $134,000 from the disposal of property and equipment, partially offset with an increase in note receivables of $1.0 million and cash used to fund the purchase of property and equipment of $281,000.

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Financing Activities

Net cash provided by financing activities for both the nine months ended September 30, 2018 was September 30, 2017 was $10.8 million. During the nine months ended September 30, 2018, we received approximately $5.0 million from the sale of 1,000,000 shares of common stock to an investor at $5.00 per share and the receipt of a $6.0 million loan from Novus Magna Investments, LLC, a company affiliated with one of our minority stockholders. During the nine months ended September 30, 2017, we received payments of subscription receivables of approximately $5.1 million from stock subscriptions in 2015, and we drew down an additional $5.0 million under the $13.0 million loan agreement with a related party.

Net cash provided by financing activities for 2017 was $8.9 million compared to $13.7 million in 2016. During 2017, we received payments of $5.1 million from the sale of common stock, borrowings of $10.8 million, and we made payments of $5.9 million on debt and $1.1 million of vendor bid deposits in our China segment. During 2016, we received proceeds from the sale of stock of $8.7 million, borrowings of $24.1 million, refundable bid deposits of $1.6 million, and we made debt payments of $18.9 million, and the refund of vendor bid deposits of $1.6 million our China segment.

Cash and Cash Equivalents and Restricted Cash

The following table sets forth, our cash and cash equivalents and restricted cash held by our United States and our China operations at September 30, 2018, December 31, 2017 and 2016 (dollars in thousands):

	September 30,	December 31,
	2018	2017	2016
US Segment
Insured cash	$1,515	$2,012	$1,616
Uninsured cash	$12,611	$9,429	$8,350
	14,126	11,441	9,966
China Segment
Insured cash	$460	$507	$496
Uninsured cash	$10,232	$15,161	$11,496
	10,691	15,668	11,992
Total cash and cash equivalents & restricted cash	24,817	$27,108	$21,958
Cash and cash equivalents	$18,040	$19,968	$13,140
Restricted cash	$6,778	$7,141	$8,818

We currently do not plan to repatriate any cash or earnings from any of our non-United States operations because we intend to utilize such funds to expand our China operations. Therefore, we do not accrue any China exit taxes related to the repatriation.

Under applicable PRC law and regulations, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated after-tax profits, if any, each year, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital before they may pay dividends. We do not believe that this restriction will impair our operations since we do anticipate that we will use the cash generated from our PRC operations in those operations and we do not plan to repatriate such funds to the United States.

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Borrowings

On October 19, 2015, ZHPV entered into a line of credit agreement with an unrelated lender to borrow up to a maximum amount of RMB 50 million (approximately $7.7 million). The line of credit bore a fixed interest rate at 12% per annum and had an original maturity date of June 30, 2016, which was extended in 2016 to October 31, 2016 as to RMB 40 million (approximately $6.1 million) and to January 2017 as to RMB 10 million. The line of credit was guaranteed by AMD. We repaid 100% of the outstanding balance in October and November 2016.

On November 15, 2015, ZHPV entered into a term loan agreement with the same unrelated lender to borrow RMB 20.4 million (approximately $3.1 million). The maturity date of the loan was June 30, 2016 and the loan was non-interest bearing. The loan was repaid on April 19, 2016.

At December 31, 2015, we had a $1.0 million variable interest revolver loan and a $5.0 million variable interest term loan with Cathay Bank. The $1.0 million revolver had a maturity date of November 30, 2016 and the $5.0 million term loan had a maturity date of July 20, 2016. We paid the balance on our term loan on January 22, 2016 using the proceeds from the revolver loan, and we repaid the revolver loan on December 1, 2016. Both facilities are terminated, and we do not have further obligations under these facilities.

On October 24, 2016, we entered into a loan agreement with China Ever Bright Bank, a PRC-based financial institution, to borrow RMB 38.5 million (approximately $5.7 million) for a one-year term. The interest rate was 3.8% per annum and payable quarterly in arrears. The loan was secured by our fixed deposit held at the bank in the amount of RMB 40 million (approximately $5.9 million) placed by one of our PRC subsidiaries using cash proceeds received by our PRC subsidiaries from our sale of stock to Chinese investors who paid the purchase price in RMB which was deposited in the subsidiaries’ bank account. The loan was repaid in full in October 2017.

On October 9, 2017, we entered into another loan agreement with China Everbright Bank to borrow in the United States currency an amount of $5,750,000 for a one-year term, due on October 10, 2018. The interest rate is 3.00% per annum and interest is payable quarterly in arrears. The loan is secured by a fixed deposit held at the bank in the amount of RMB 45.0 million. The collateral for the loan represents a portion of the proceeds from the sale by us to Chinese investors who paid the purchase price in RMB to one of our subsidiaries.

On September 18, 2018, we received a 30 day loan from an unrelated party for $6,000,000 at a 6% per annum interest rate. On October 10, 2018, we used the proceeds of this loan to pay the China Everbright loan of $5,750,000 plus accrued interest.

On October 11, 2018, we entered into a loan agreement with China Everbright Bank, a PRC-based financial institution, to borrow $6,100,000 in United States currency for a one-year term, due on October 10, 2019. The interest rate is 3.8% per annum and interest is payable quarterly in arrears. The loan is secured by a fixed deposit held at the bank in the amount of RMB 45.0 million (approximately $6.9 million) placed by Shanghai Cichang New Energy Technology Co., Ltd., an indirect subsidiary of ZHTH. We used the proceeds of this loan to pay the 30-day loan described in the preceding paragraph.

On December 11, 2018, we received a short-term loan of $1,000,000 from Sunco Investments, LLC, which is owned by a minority stockholder. The loan is due on April 12, 2019 and bears interest at 6.00% per annum.

Affiliate Borrowings

We, through a subsidiary, entered into a loan agreement on January 3, 2012 with our affiliate, Clean Energy Funding, LP, to borrow up to $45.0 million. The proceeds of the loan were advanced in increments of $2,500,000, and Clean Energy Funding may determine in its sole and absolute discretion to lend a lesser amount. The loan accrues interest at 3% per annum, payable quarterly in arrears. Each principal amount is due and payable 48 months from the advance date, which maturity date may be extended by the lender. The principal balance was $45.0 million at September 30, 2018, December 31, 2017 and 2016.

We, through another wholly-owned subsidiary, entered into a loan agreement on August 26, 2014 with our affiliate, Clean Energy Funding II, LP, to borrow up to $13.0 million. The proceeds of the loan are used for LED operations. The loan accrues interest at a 3% per annum, payable quarterly in arrears. Principal is due and payable in 48 months and may be extended by the lender. As of September 30, 2018, December 31, 2017 and December 31, 2016, the principal loan balance was $10.5 million, $10.5 million and $5.5 million, respectively. The increase in 2017 reflects drawdowns of a total of $5.0 million during 2017, primarily to fund required purchases related to a new major LED governmental contract. As of September 30, 2018, the remaining undrawn amount under the loan agreement was $2.5 million. The loans from both of the affiliated entities, which were made pursuant to the United States government’s EB-5 immigration program, are secured by assets of the borrowing subsidiary.

On December 29, 2015, ZHPV entered into an unsecured loan agreement with Changzhou, an entity in which we hold a 22.5% equity interest. Under the agreement, ZHPV can borrow up to RMB 2 million (approximately $308,086) for three months from Changzhou at a 6% interest rate. The entire loan, in the amount of RMB 2,023,000 (approximately $312,000), including principal and interest, was repaid on March 10, 2016.

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Contractual Obligations

Borrowings

Principal maturities for the financing arrangements as of September 30, 2018 are as follows (dollars in thousands):

Period ending December 31,	Auto Loans	Bank and Other Loans	Related Party Loans	Total
2018 (remaining months)	$7	$11,750	$500	$12,257
2019	22	-	15,500	15,522
2020	23	-	18,000	18,023
2021	24	-	11,000	11,024
2022	20	-	10,500	10,520
Thereafter	1	-	-	1
Total	$98	$11,750	$55,500	$67,348

Operating Leases

Future minimum lease commitments for office facilities and equipment for each of the next five fiscal years as of September 30, 2018, are as follows (dollars in thousands):

Period ending December 31,	Related Parties	Others	Total
2018 (remaining months)	$312	$80	$392
2019	1,282	202	1,484
2020	1,321	42	1,363
2021	1,360	-	1,360
2022	1,401	-	1,401
Thereafter	5,720	-	5,720
Total	$11,397	$324	$11,721

Supply Agreements

We have a supply agreement with Sunspark, pursuant to which, we agreed to purchase 150MW of solar panels over a three-year period at a price to be negotiated but not to exceed 110% of the three-month rolling average market price per watt for an estimated total commitment of approximately $84.0 million based on the most recent price paid on a purchase order from Sunspark. The agreement stipulates that we will make minimum annual purchases of at least 30MW, which will cost approximately $16.8 million based on the most recent price paid on a purchase order from Sunspark, with the first year being the year ending May 31, 2017. In April 2017, we made purchases under the agreement for 50MW at the purchase price of RMB 160.125 million (approximately $23.1 million) to be used on our Guizhou Pu’an solar farm project. We met our required minimum purchases for our first commitment year ending May 31, 2017. Sunspark orally agreed that we may complete our purchase obligations for the year ended May 31, 2018 by December 31, 2018 and we have not discussed with Sunspark the timing of our commitment for 2019. We have the ability to make purchases under the agreement in both the United States and in the PRC and we expect to meet our required minimum purchases for our second commitment year on or before December 31, 2018.

On July 29, 2016, we entered into a distribution agreement with Li-Max with an effective date of June 9, 2016. The agreement has a five-year term during which we would be the exclusive worldwide (except for Asia) distributor of Li-Max Energy Storage System. We believe this product will complement our existing solar systems and commercial LED lighting in the United States. The agreement contains an initial purchase commitment of 375 units, which is approximately $1.1 million, of Li-Max Energy System within the first six months of the term of the agreement. In the event that we fail to purchase 60% of this commitment within the six month period, Li-Max can require us to purchase the shortfall within 60 days. If we don’t meet this commitment Li-Max has the right to terminate the agreement. The agreement provides for a ten-year warranty from Li-Max on products we purchase from Li-Max. As of September 30, 2018, we had not met the minimum purchase commitment due to (i) the vendor’s inability to obtain the UL certificate of its products since July 2017 and (ii) the inability of the system to meet the California requirements for qualification for energy storage incentives under the California Self-Generation Incentive Program. On October 8, 2018, we entered into an amendment to our agreement with Li-Max, pursuant to which Li-Max agreed to redesign the system so that it qualifies for the California home battery rebate. Additionally, the minimum purchase requirements were suspended until the Redesign Date. Our obligation to purchase the Li-Max system commences on the Redesign Date and the six-month period referred to above shall mean the six-month period commencing six months from the Redesign Date. The term of the agreement was extended to five years from the Redesign Date. The parties shall negotiate in good faith the initial purchase commitment, which shall not exceed 375 units and the base price shall be adjusted to reflect changes in Li-Max’ costs as well as the anticipated market price.

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We believe that we will be able to satisfy our debt service requirements and our obligations under our supply agreements through both operations and financing, including the proceeds of this offering. We continue to make purchases in both the United States and in the PRC and we expect to meet our required purchases for our second commitment year on or before December 31, 2018.

We believe that, after Li-Max redesigns its system, a market for the Li-Max system will develop and that we will generate cash flow from the sale of these products to provide us with the funds to meet our purchase obligations to Li-Max; however, we cannot assure you that a market will develop or that we will be successful in selling the product.  In the event that we are not able to develop a market for this product, Li-Max has the right to terminate the agreement.

 We believe that the proceeds of this offering, together with our cash flow from operations and available credit facilities will enable us to meet our cash requirements for at least the next twelve months from the date of this prospectus.  However, we cannot assure you that we will not require additional funds to meet our commitments or that funds will be available on reasonable terms, if at all.

Employment Agreements

On October 7, 2016, we entered into employment agreements with David Hsu, our chief executive officer and Ching Liu, our executive vice president, chief strategy officer and treasurer, each for a five-year term commencing January 1, 2017and continuing on a year-to-year basis unless terminated by us or the executives on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension.  The agreements provide for an annual salary with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, an annual bonus in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. Their current annual salaries are $618,000 and $567,800, respectively. See “Executive Compensation - Employment Agreements” for information as to the terms of these agreements.

Critical Accounting Policies

We are an emerging growth company within the meaning of the Securities Act, and, as such, we will utilize certain exemptions from various public company reporting requirements. For example, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies.

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Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires us to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates, judgments, and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. We continually evaluate the policies and estimates we use to prepare our consolidated financial statements. Changes in estimates or policies applied could affect our financial position and specific items in our results of operations that are used by our stockholders, potential investors, industry analysts, and lenders in their evaluation our performance.

Principles of Consolidation

Our consolidated financial statements have been prepared in conformity with GAAP, and reflect the accounts and our operations and those of our subsidiaries in which we have a controlling financial interest. All intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

Solar farm projects

We generally recognize revenues on EPC contracts using the percentage-of-completion (“POC”) method, as outlined in ASC 605-35, Revenue Recognition, Construction-Type and Production-Type Contracts. We review contract price and cost estimates periodically as the work progresses, and recognize changes in estimates of contract revenues, costs and profits for contracts accounted for under the POC method using the cumulative catch-up method of accounting. The cumulative catch-up method of accounting is an acceptable alternative as described in ASC 605-35-25-82 through 25-84. This method recognizes current period cumulative effects for changes in estimates related to current and prior periods. Hence, the effect of the changes in estimates of contract performance is recognized in the current period as if the revised estimate had been used since contract inception.

Each quarter, we perform an analysis of each EPC contract to determine the estimated revenue and cost at completion, and the POC of each contract, which determines the amount of revenue and cost recognized in the current period on a contract-by-contract basis. To determine the estimates at completion, we make numerous estimates for revenue and costs that may be revised for a variety of reasons, including approved and unapproved change orders.

We provide operation and maintenance service on solar farm projects after the projects are completed pursuant to operation and maintenance contracts, which are separate from the EPC contract. Revenue is recognized as earned over the term of the contract and is generally based on a specific amount per watt per year. We may be entitled to additional performance incentives if specified performance targets are met, which will be recognized when those targets are achieved.

Operation and Maintenance

We provide operation and maintenance service on solar farm projects after the projects are completed, pursuant to separate operation and maintenance contracts. Revenue is recognized as earned over the term of the underlying contract which is generally quoted based on a specific amount per watt per year. We may be entitled to additional performance incentives if specified performance targets are met, which will be recognized when those targets are achieved.

Solar energy systems and product sales

For solar energy systems and components sales for which customers pay the full purchase price upon delivery of the system, we recognize revenue, net of any applicable governmental sales taxes, in accordance with ASC 605, Revenue Recognition-Overall. We recognize revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. Components are comprised of photovoltaic panels and solar energy system monitoring hardware. We recognize revenue when we install a solar energy system and it passes inspection by the utility company or the authority having jurisdiction and the permit to operate has been issued, provided all other revenue recognition criteria have been met.

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For solar energy systems sold under an installment contract, we complete an extensive review of the customer’s credit history prior to approving the customer for an installment sale which provides us with reasonable assurance of the collectability of the related installment sale receivable over the installment term. Accordingly, we recognize the revenue from the installment sale of a solar energy system when we deliver a system that has passed inspection by the utility company or the authority having jurisdiction and the permit to operate has been issued.

LED projects and product sales

Our revenue recognition policy as related to LED products and services is in accordance with ASC 605. We recognize revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. We recognize our LED revenue upon the completion of the installation and the final acceptance from the customer, provided all other revenue recognition criteria have been met.

Financing interest and other financing related income

Customer loans receivable are classified as held for investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held for investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. We recognize interest income on loans, including the amortization of discounts and premiums, using the effective interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is to no longer hold the loans for the foreseeable future.

Operating Leases and Power Purchase Agreements

From 2010 to 2014, we constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and power purchase agreements, with terms of up to 20 years. Under these arrangements, we own the systems and receive the 30% federal grant, as well as any state and utility company rebates on the systems we own. Upfront rebates and incentives were applied to reduce our cost of the systems. All other annual rebates and performance-based incentive rebates are recognized in revenue when received. In connection with our ownership of solar systems primarily in New Jersey, we own a number of Solar Renewable Energy Certificates (“SREC”). In states that provide for SRECs, regulations require electricity suppliers to obtain a portion of their electricity from solar generators and the utility companies can purchase SRECs to meet this requirement. There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. We recognize the revenue of the SREC when it is sold. We have not constructed solar systems for us to lease to our customers in the United States subsequent to 2104, although we continue to have obligations under existing operating leases and power purchase agreement. We have no plans to offer operating leases or power purchase agreements in the United States. Instead of leasing directly, we have a distribution agreement with Sunrun, a leasing company. We buy the components of the system, perform the EPC services and sell the completed system to the leasing company which leases the system to the customer.

Under the long-term leases which we entered into before 2015, we are the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since these leases do not provide for the ownership transfer to the lessee at the end of lease, the arrangement does not contain a bargain purchase option, the lease term does not exceed the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment after giving effect to the rebates.

For solar energy systems where customers purchase electricity from us under power purchase agreements, we have determined that these agreements should be accounted for, in substance, as operating leases pursuant to ASC 840. These agreements do not provide for the ownership transfer to the purchaser at the end of term, the agreements do not contain a bargain purchase option, the term does not exceed the economic life of the underlying solar system, and the net present value of the payments does not exceed 90% of the original investment after giving effect to the rebates. We recognize revenue based upon the amount of electricity delivered at rates specified under the contracts, assuming all other revenue recognition criteria are met.

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With respect to our outstanding operating leases and power purchase agreements that we entered into before 2015, we capitalized initial direct costs from the origination of solar energy systems leased to customers (the incremental cost of contract administration, referral fees and sales commissions) as an element of solar energy systems, leased and to be leased, and subsequently amortize these costs over the term of the related lease or power purchase agreement, which generally ranges from 10 to 20 years.

Third-Party Leasing Arrangements

We no longer lease solar systems. In January 2015, we entered into a channel agreement with Sunrun, Inc. pursuant to which Sunrun appoints us as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, we introduce potential leasing customers to Sunrun. Sunrun pays us for our services in connection with the projects. Upon a customer signing a Sunrun lease, we purchase the equipment from Sunrun or another vendor from a list of preapproved equipment by Sunrun. We then perform the design and EPC work until the system receives the permit to operate. Sunrun pays us 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Similar to the solar systems that we sell directly to residential and commercial customers, we recognize the revenue on the solar systems sold to Sunrun when the permit to operate is received. Sunrun owns the equipment, leases and also services the lease. Our relationship with the residential customer is only during the sales and installation process. The agreement with Sunrun prohibited us from marketing, selling or constructing solar systems to be leased to customers other than through Sunrun. These restrictions do not affect our financing operations. The agreement with Sunrun was amended in March 2018 to eliminate the exclusivity requirement. Sunrun may terminate the agreement if we fail to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. Sunrun was our largest customer in the United States segment during the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016.

Upon the completion of a solar system, Sunrun performs an inspection to ensure the system meets its quality standards, and we are required to fix any issues identified by Sunrun that are caused by us. Sunrun covers all warranty issues with the system and may also contract with us to perform the work to fix any potential future issues with the system.

New Revenue Recognition Policy

In May 2014, the Financial Accounting Standards Board, or FASB, issued FASB ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the revenue recognition requirements in ASC 605, “Revenue Recognition.” The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a five-step process to achieve that core principle. ASU 2014-09 requires disclosures enabling users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. In August 2015, the FASB issued FASB ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”, which deferred the effective date of ASU 2014-09 by one year. In March 2016, the FASB issued FASB ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”. ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing.” ASU 2016-10 clarifies the implementation guidance in Topic 606 for identifying performance obligations and determining when to recognize revenue on licensing agreements for intellectual property. In May 2016, the FASB issued ASU No. 2016-11, “Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting.” ASU 2016-11 rescinds certain SEC staff comments previously made in regard to these ASU’s.

In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” that provide guidance on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition. ASU 2014-09 (including all related ASU’s) is effective for public reporting entities for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, using one of two retrospective application methods. Since we have elected to utilize the relief provided to emerging growth companies that would allow for the adoption date on the timeline afforded a private company which will be on January 1, 2019. We are evaluating the effect that the adoption of ASU 2014-09, ASU 2015-14, ASU 2016-08, ASU 2016- 10, ASU 2016-11, ASU 2016-12 and ASU 2016-20 will have on our consolidated financial statements. We do not believe that the impact of the adoption of Topic 606 will be not significant as it will not impact the recognition of our core revenue.

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Business Combinations

Business combinations are accounted for using the acquisition method in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, we allocate the purchase price of a business acquisition based on the fair value of the identifiable tangible and intangible assets. The difference between the total cost of the acquisition and the sum of the fair values of the acquired tangible and identifiable intangible assets less liabilities is recorded as goodwill or bargain purchase gain. We used third party appraisers to assist in estimating fair values, including the business enterprise value, which is based on estimated future cash flows (including timing) estimated using the income approach and discount rates reflecting the risk inherent in the future cash flows. Under ASC 805, acquisition related transaction costs (such as advisory, legal, valuation, and other professional fees) are expensed as incurred.

Impairment of Long-Lived Assets and Goodwill

We assess the carrying value of our long-lived assets and related intangibles for impairment whenever events or changes in circumstances indicate that the carrying value of the long-lived asset, or group of assets, may not be recoverable, but at least annually. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived assets to the respective estimated future undiscounted cash flows. The estimated future undiscounted cash flows are calculated utilizing the lowest level of identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If our analysis indicates that the carrying value of the long-lived assets is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the carrying value exceeds the fair value of the long-lived asset.

Goodwill is tested for impairment at least annually based on certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. When assessing goodwill for impairment, we consider the enterprise value and if necessary, the discounted cash flow model, which involves assumptions and estimates, including our future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require us to perform a quantitative impairment test include a significant decline in the financial results, a significant decline in the enterprise value relative to its net book value, an unanticipated change in competition or the market share and a significant change in the strategic plans. Based on our annual impairment testing, we determined the estimated fair value of our PRC reporting unit substantially exceeds its carrying value. Accordingly, no impairment of goodwill was recognized for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016.

Income Taxes

We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) which changes the United States corporate income tax laws became effective. The impact of the Tax Act includes, but is not limited to, the tax expense associated with the one-time transition tax for our China segment and the changes to our deferred tax assets and the valuation allowance, resulting from the reduction of the corporate income tax rate to 21%. These impacts are included in our consolidated financial statements as of and for the nine months ended September 30, 2018, and as of and for the year ended December 31, 2017.

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We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. We have determined it is more likely than not that our deferred tax assets will not be realizable and we have currently recorded a full valuation allowance against our deferred tax assets. In the event we are able to realize its deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

We do not record U.S. income taxes on the undistributed earnings of our foreign subsidiaries based upon our intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States As of September 30, 2018 and December 31, 2017, our foreign subsidiaries operate at a cumulative deficit for U.S. earnings and profit purposes. In the event we are required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

BUSINESS

Introduction

We are an integrated solar and renewable energy company. A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. The solar business is based on the ability of the users of solar energy systems to save on energy costs and reduce their carbon imprint as compared with power purchased from the local electricity utility company. Through our subsidiaries, we are primarily engaged in the following business activities:

•	Identifying and procuring solar farm system projects for resale to third party developers and related services in China;

•

Providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and, to a significantly lesser extent, rooftop solar systems in China;

•	Operating and maintaining solar farm projects in China following the completion of our EPC work on the projects;

•	Selling and installing integrated photovoltaic systems and for residential and commercial customers in the United States;

•	Providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications;

•	Providing secured loans to purchasers of our photovoltaic systems and servicing installment sales by our customers in the United States;

•

Owning and funding renewable energy projects in the United States based on leases entered into prior to 2015, and generating revenue from this business through operating leases and power purchase agreements primarily with commercial users; and,

•	Selling and installing battery backup solutions for residential and commercial customers in the United States.

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We operate in two segments - our United States operations and our China operations. Our United States operations include (i) the sale and installation of photovoltaic and battery backup systems, (ii) financing the sale of our photovoltaic and battery backup systems, (iii) owning and leasing to third parties through operating leases and power purchase agreements, and (iv) sales of LED systems.

Our China operations consist of (i) identifying and procuring solar farm projects for resale to third parties; (ii) performing EPC services for solar farm projects and (iii) operating and maintaining solar farm projects. Our business in China is conducted through our subsidiaries, primarily ZHTH and ZHPV, which we acquired in April 2015, and Jiangsu Honghao, which we formed in September 2015, and their subsidiaries. Through September 30, 2018, our China operations have consisted substantially of identifying, procuring and selling and performing EPC services for solar farm projects, including sales of projects to and performing EPC services for related parties. We are also developing commercial and industry solar projects in China along with developing residential systems for the Chinese market.

We commenced our business in China in 2015, following the acquisition of ZHTH and ZHPV in April 2015, and we did not generate any revenue from that business during 2015. At present, our China operations represent the most significant component of our revenue. Our China operations generated revenue of $45.4 million for the nine months ended September 30, 2018 and revenue of $55.1 million for the year ended December 31, 2017.

Our United States operations generated revenue of $22.1 million for the nine months ended September 30, 2018 consisting of solar revenue of $20.2 million, LED revenue of $0.6 million and financing revenue of $1.3 million. Our United States operations generated revenue of $33.8 million for the year ended December 31, 2017 consisting of solar revenue of $27.3 million, LED revenue of $4.5 million and financing revenue of $2.0 million.

Our Corporate Structure

We are a Nevada corporation formed in January 2008. We have three wholly-owned and one 93.75%-owned subsidiaries in the United States, SolarMax Renewable Energy Provider, Inc., SolarMax Financial, LED and SMX Capital. SMX Capital is a 93.75% owned subsidiary, and its financial statements are consolidated with our consolidated financial statements. The 6.25% minority interest is held by a former executive of our PRC operations. The minority interest is reflected as non-controlling interests in the accompanying consolidated financial statements. SMX Capital operates through three limited liability companies in which we have a 30% interest and which we account for using the equity method in our consolidated financial statements.

Our wholly-owned subsidiaries outside the United States are Accumulate, SolarMax Hong Kong , Golden SolarMax and SolarMax Cayman.

Accumulate has one wholly-owned subsidiary, Accumulate Hong Kong, which has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Shanghai. SolarMax Shanghai is a wholly foreign-owned entity, which is referred to as a WFOE. SolarMax Shanghai has two wholly-owned principal subsidiaries, ZHTH and Jiangsu Honghao. It also has other subsidiaries which are not significant.

The following charts show our corporate structure for our United States and China segments. The chart for our China segment does not include the subsidiaries of ZHTH, ZHPV and Jiangsu Honghao, which are either project subsidiaries or subsidiaries which are formed to perform services for a specific contract.

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United States Segment

SolarMax Technology Inc.

SolarMax Renewable Energy Provider, Inc.	SolarMax LED Inc.	SolarMax Financial Inc.	SMX Capital, Inc. (93.75%)

China Segment

SolarMax Technology, Inc.

Golden SolarMax Finance. Co. Ltd.		SolarMax Technology Holdings (Hong Kong) Limited	Accumulated Investment Co. Ltd. (BVI)	SolarMax Technology Holdings (Cayman) Limited

	SolarMax Technology (Shanghai) Co., Ltd.		Accumulate Investment Co., Ltd. (HK)

	Chengdu Zhonghong TianHao Technology Co. Ltd (ZHTH)	Jiangsu Honghao Electricity Technology Co. Ltd	Jiangsu Zhonghong Photovoltaic Electric Co. Ltd (ZHPV)

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Our principal executive offices are located at 3080 12th Street, Riverside, California 92507. Our telephone number is (951) 300-0788. Our website address is http://www.solarmaxtech.com. The information contained on, or that can be accessed through, our website or any other website is not a part of this prospectus.

Operations in China

General

Through our subsidiaries, we are primarily engaged in the following business activities in China:

•	Identifying and procuring solar farm system projects for resale to third party developers and related services in China;

•	Identifying potential buyers of solar farms;

•	Providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and rooftop solar systems in China; and

•	Operating and maintaining solar farm projects in China following the completion of our EPC work on the projects.

Based on the effective light resource and available land use, we are focusing on provinces with large tracts of available land and solar resources sufficient for the development of solar farms. We look to work with local entities to work with us on the project development. As part of this process we need to discuss the potential development with local government agencies, which may involve discussions with several departments. The local government agencies publish the availability of permits for solar farms, and we need to obtain the permit for the solar farm from the applicable government agency. We may also find the buyer who will own the solar farm. If we find a buyer to operate the solar farm, we would transfer the equity of the project subsidiary related to the solar farm to the buyer. If we identify the buyer, we seek to both obtain the contract to perform the EPC work as well as to operate and maintain the project after completion.

Our business in China is conducted through ZHTH, ZHPV and Jiangsu Honghao. To comply with the local requirements to own and operate the EPC business in China, ZHTH, ZHPV and Jiangsu Honghao establish a number of subsidiaries for different purposes. These special purpose subsidiaries include project subsidiaries which were formed by ZHTH or ZHPV to own the solar farms and the permits to construct and operate solar farms.

ZHTH is primarily engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. ZHPV’s core business is to provide EPC services. Jiangsu Honghao performs the operation and maintenance services.

Either ZHTH or ZHPV may establish a project subsidiary to obtain the permit for a project.

When we identify a buyer for a project, the subsidiary that owns the project subsidiary sells all of the equity in the project subsidiary to the buyer, and the buyer of the project engages ZHPV for the EPC work. The purchase price for the project subsidiary is an amount approximating the project subsidiary’s net assets. Accordingly, we do not generate a material gain or loss from the sale of the project subsidiaries. The sale of the equity in the project subsidiaries is part of our operations in China. Upon completion of the solar farm, Jiangsu Honghao seeks to obtain a contract for the operation and maintenance of the solar farm for a specified term.

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In addition to performing EPC services for buyers who purchase a project subsidiary from us, ZHPV also performs EPC services as a general contractor for a solar farm owner that already owns the permit. Our China subsidiaries also sell residential and commercial systems, although revenue from these sales are not material.

Unlike systems in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are constructed on large land areas where multiple ground-mount solar tracking towers are installed. While a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms can generate in the range of 30MW to 100MW of power.

We presently have agreements for three EPC projects, which are described under “EPC” and one agreement for operation and maintenance which is described under “Operation and Maintenance.” We do not operate any solar farms as an owner, and we have no present plans to operate solar farms for our own account at least through the end of 2019. To the extent that, in the future, we propose to construct and operate a solar farm for our own account, any decision would be subject to obtaining sufficient financing to enable us to construct and operate the project and complying with government regulations relating to the ownership of a solar farm.

Acquisition of ZHTH and ZHPV

On April 28, 2015, we acquired the ownership of ZHTH, through a share exchange agreement among us, SolarMax Shanghai, and the equity owners of ZHTH. The purchase price for ZHTH consisted of cash of RMB 200,000 (approximately $32,786) and 2,400,000 shares of unvested restricted common stock, to be earned and vested upon achieving specified milestones related to procurement of solar system projects through December 31, 2017. The specified milestones were met as of December 31, 2015, and accordingly, all shares of the common stock related to the transaction were fully vested as of December 31, 2015.

Also, on April 28, 2015, we acquired the ownership of ZHPV through a share exchange agreement among us and the holders of the stock of Accumulate, which, through Accumulate Hong Kong, owned ZHPV. We own all of the stock of Accumulate, which, in turn, through Accumulate Hong Kong, owns all of the stock of ZHPV. The share exchange agreement for ZHPV was amended on May 12, 2016 to revise certain terms, including reducing the total consideration, retroactively to the original acquisition date of April 28, 2015.Pursuant to the share exchange agreement for ZHPV, as amended, the purchase price for ZHPV consisted of 1,000,000 shares of common stock, which are pledged to us pursuant to a stock pledge agreement dated April 28, 2015 among us and the former owners of ZHPV to ensure compliance of certain seller post-closing obligations. The ZHPV share exchange agreement, as amended, also includes a contingency for us to pay the sellers’ liquidated damages of RMB 10,000,000 (approximately $1.6 million) in the event that we fail to take specified action with respect to a public offering by May 12, 2017, which is one year from the effective date of the amendment. We believe that we have satisfied this condition with the confidential submission of this registration statement.

Effective on May 12, 2016, in connection with the execution of the amendment to the share exchange agreement for ZHPV, ZHPV entered into a debt settlement agreement with Uonone Group Co., Ltd., one of the former owners of ZHPV. Pursuant to the debt settlement agreement, ZHPV and Uonone agreed to settle a list of pending business transactions entered by them during the period from December 31, 2012 to December 31, 2015. The financial impact of the debt settlement agreement was retroactively adjusted to the acquisition date of April 28, 2015 which reflects a receivable balance from Uonone Group in the amount of $1,570,000. As of September 30, 2018, the receivable balance due from the Uonone Group was approximately $437,000. This receivable balance will be paid when we incur expenditures for which a separate liability for the same amount was established on the acquisition date. At September 30, 2018, no expenditures under the acquired liability have been incurred.

The share exchange agreement for the acquisition of ZHTH also includes a provision whereby the former beneficial owners may request us to arrange for project financing on behalf of ZHTH. However, the share exchange agreement provides that any project financing will be subject to the negotiation of any financing and the share exchange agreement does not confer upon any party or ZHTH any right to obtain financing and none of us, our China subsidiary or ZHTH have any obligation to provide access to funds or direct financing.

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EPC

ZHPV holds a construction enterprise qualification certificate for Level III of general contractor for power engineering constructor issued on April 29, 2016, which permits ZHPV to conduct business as a contractor in power engineering construction. The certificate is granted by the local government and enables ZHPV to perform its services throughout China. We engage local licensed engineering firms to perform the initial design work through a bidding process. When the engineering firm completes its design proposal, we obtain owner approval prior to procurement and construction.

We purchase the equipment for the project from local suppliers pursuant to a bidding process. Our construction team will remain on site to perform the EPC services, using local licensed subcontractor as needed. Our EPC services include continuing negotiations with local government and utility companies to resolve any issues that may occur on-site until the project is fully connected to the grid.

In February 2016, ZHPV entered into an agreement with a subsidiary of AMD pursuant to which the AMD subsidiary engaged ZHPV to perform the EPC services for its Guizhou Quingshouihe solar farm. The solar farm was initially designed to generate 70MW of power and the contract price, was approximately RMB 518 million (approximately $80 million). Due to the limitation of available land use and zoning regulations, the size of the project was reduced to 55MW, with a contract price of RMB 425 million (approximately $64 million). The project was completed in 2017. We recognize revenue on our EPC services on the percentage of completion basis. Although we do not include VAT as either revenues or cost of revenues, the contract prices to our customers in the PRC include VAT and, accordingly, the prices in this prospectus include VAT.

In October 2016, ZHPV executed an EPC contract with a different subsidiary of AMD for another 50MW solar farm project in Guizhou, China, which is referred to as Guizhou Pu’an solar farm. The contract price was RMB 280 million (approximately $42.5 million). The project was completed in 2017.

In November 2016, ZHPV executed an EPC contract with Xin Huang Duong Minority Poverty Relief Office, a PRC governmental entity, to construct photovoltaic power stations in 11 villages in Xin Huang Dong Minority autonomous county. The total system size for the 11 sites is 660 kilowatts with a contract value of RMB 5.1 million (approximately $750,000). The retainage for the five-year construction warranty is 10% or RMB 0.5 million, with 20% to be released at the end of each the first five years. Because of its small size and short construction period, this contract will be accounted for under the completed contract method and was completed in 2017. Xin Huang Duong Minority Poverty Relief Office obtained its permit independently of us.

In December 2017, ZHPV and ZHTH, entered into contracts with Yilong AMD New Energy Co., Ltd., an affiliate of AMD, for EPC services on a 30MW solar farm project in Guizhou Yilong province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total contract value, excluding VAT, for the 35MW project is approximately RMB 193.6 million (approximately $29.8 million). Construction work on the project started in January 2018. The project was completed during the nine months ended September 30, 2018.

In August 2018, ZHPV entered into a contract with Ningxia MCC Meili Cloud Energy Co., Ltd., a non-affiliate, to contract a 50MW photovoltaic power station for a total contract price excluding VAT, of RMB 179,000,000 (approximately $26 million) or $0.63 per watt. Construction work on the project started in August 2018. At September 30, 2018, the project was 49% complete, and we expect to complete the project during 2018.

We transfer the equity in the project subsidiary to the owner of the solar farm for a price that is approximately the net worth of the project subsidiary. As a result, we do not generate any significant gain or loss on the sale.

Seasonal weather patterns affect our construction of large scale solar projects. Northern provinces often experience below zero temperatures along with snow storms which could cause a closure of transportation options along with frozen ground which needs to be cleared for solar equipment, all of which can potential cause slowdowns in construction and increase our cost. Our EPC contracts to date have been in the southern provinces where cold weather does not have the same effect although the southern provinces may be subject to other adverse weather conditions.

Operation and Maintenance

If we enter into a maintenance agreement with the solar farm owner, once the project is fully connected to the grid, we will operate and maintain the project at a price and for a term to be agreed upon. In performing these services, we work with a local maintenance team who is responsible for the daily maintenance work, including one stationmaster and several workers depending on the plant size, subject to our overall supervision, and we may engage a subcontractor with specialized experience for certain maintenance services.

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In June 2016, we entered into a five-year maintenance contract for the Guizhou Qingshuihe project, pursuant to which we are providing operations and maintenance services for which we receive RMB 0.05 per watt per year, with a minimum contract amount of RMB 3.0 million (approximately $451,000) per year.

Competition

Within the solar farm industry in China we face increasing competition from other project developers and EPC companies. The solar energy industry is very competitive, consisting of state owned enterprises and a large number of private companies. Because China’s central government has announced a policy in favor of renewable energy sources, solar companies worldwide seek to develop and expand their business in China.  We believe the number of new solar farm installation companies entering the industry in China has increased significantly since 2015 when we commenced business. This increased competition has caused some price erosion, which has affected our margins and could result in further reductions in our margins as we may reduce our prices to generate new business and could impair our ability to enter into EPC agreements with non-related parties. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United State company.

Rooftop solar systems for commercial, industrial and residential use is relatively new in the Chinese market. We believe we can leverage the expertise gained from our United States experience in this sector to market our services in China. The market for this type of system is currently small compared to our solar farm business, and we are seeking to explore, develop and market these services.

Government Subsidies

The solar investment and the development of the solar industry in China depend on continued government subsidies. Government policies have, and will continue to have, a significant impact on the solar industry in general. Government agencies set the rates that the utility company pays the solar farm owner. In general, the rate set at the beginning of the contract period remains the same during the period, although there is a risk that the rate will be changed. The rate varies from province to province. The government has announced that there will be a yearly decrease in the payment. After 2016, all the solar projects in China are required to be involved with the local government to help alleviate poverty in the region. In addition, solar farm construction needs to be integrated with local agriculture, tourism or animal husbandry, which leads to increases in the cost of our EPC services.

Government Regulations

Renewable Energy Law and Other Government Directive

The Renewable Energy Law of PRC, which originally became effective on January 1, 2006 and was amended on December 26, 2009, sets forth policies to encourage the development and on-grid application of renewable energy, including solar energy. Renewable energy under this law refers to non-fossil fuel energy, including wind energy, solar energy, water energy, biomass energy, geothermal energy, ocean energy and other forms of renewable energy. The law also sets forth a national policy to encourage the installation and use of solar energy water heating systems, solar energy heating and cooling systems, photovoltaic systems and other systems that use solar energy. It also provides economic incentives, such as the establishment of national funding, preferential loans provided by financial institutions with financial interest subsidies to certain renewable energy development and utilization projects, and tax preferential treatment for the development of certain renewable energy projects.

The PRC Energy Conservation Law, which was amended on October 28, 2007 and July 2, 2016, encourages utilization of energy-saving building materials like new wall materials and energy-saving equipment, and encourage the installation and application of renewable energy use systems such as solar energy. The law also encourages and supports the vigorous development of methane in rural areas, promotes the utilization of renewable energy resources such as biomass energy, solar energy and wind power, develops small-scale hydropower generation based on the principles of scientific planning and orderly development, promotes energy-saving-type rural houses and furnaces, encourages the utilization of non-cultivated lands for energy plants, and energetically develops energy forests such as firewood forests.

On September 4, 2006, the Ministry of Finance, or MOF, and Ministry of Construction jointly promulgated the Interim Measures for Administration of Special Funds for Application of Renewable Energy in Building Construction, pursuant to which the MOF will arrange special funds to support the application of Building Integrated Photovoltaics systems, or BIPV applications, to enhance building energy efficiency, protect the environment and reduce consumption of fossil fuel energy. Under these measures, applications to provide hot water supply, refrigeration, heating and lighting are eligible for such special funds.

On September 26, 2009, the State Council of the PRC approved and circulated the Opinions of National Development and Reform Commission, known as the NDRC, and other Nine Governmental Authorities on Restraining the Production Capacity Surplus and Duplicate Construction in Certain Industries and Guiding the Industries for Healthy Development. These opinions concluded that polysilicon production capacity in China has exceeded demand and adopted a policy to impose more stringent requirements on the construction of new facilities for manufacturing polysilicon in China. These opinions also stated that the government should encourage polysilicon manufacturers to enhance cooperation and affiliation with downstream solar power product manufacturers to expand their product lines. However, these opinions do not provide any detailed measures for the implementation of this policy. As we are not a polysilicon manufacturer and do not expect to manufacture polysilicon in the future, we believe the issuance and circulation of these opinions will not have any material impact on our business.

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On October 10, 2010, the State Council of the PRC promulgated a decision to accelerate the development of seven strategic new industries. Pursuant to this decision, the PRC government will promote the popularization and application of solar thermal technologies by increasing tax and financial policy support, encouraging investment and providing other forms of beneficial support.

In March 2011, the National People’s Congress approved the Outline of the Twelfth Five-Year Plan for National Economic and Social Development of the PRC, which includes a national commitment to promoting the development of renewable energy and enhancing the competitiveness of the renewable energy industry. Accordingly, in January 2012, the Ministry of Industry and Information Technology and the Ministry of Science and Technology respectively promulgated the Twelfth Five-Year Special Plans Regarding the New Materials Industry and the High-tech Industrialization to support the development of the PRC solar power industry.

On March 8, 2011, the MOF and the Ministry of Housing and Urban-Rural Development jointly promulgated the Circular on Further Application of Renewable Energy in Building Construction to increase the utilization of renewable energy in buildings.

On March 27, 2011, the NDRC promulgated the revised Guideline Catalogue for Industrial Restructuring which categorizes the solar power industry as an encouraged item. On February 16, 2013, the NDRC promulgated the 2013 revised Guideline Catalogue for Industrial Restructuring to be effective on May 1, 2013, the solar power industry is still categorized as an encouraged item.

In March 2016, the National People’s Congress approved the Outline of the Thirteenth Five-Year Plan for National Economic and Social Development of the PRC, which mentions a national commitment to continuing to support the development of PV generation industry.

Laws and Regulations Concerning the Electric Power Industry

The regulatory framework of the PRC power industry consists primarily of the Electric Power Law of the PRC, which became effective on April 1, 1996, as revised effective April 24, 2015, and the Electric Power Regulatory Ordinance, which became effective on May 1, 2005. One of the stated purposes of the Electric Power Law is to protect the legitimate interests of investors, operators and users and to ensure the safety of power operations. According to the Electric Power Law, the PRC government encourages PRC and foreign investment in the power industry. The Electric Power Regulatory Ordinance sets forth regulatory requirements for many aspects of the power industry, including, among others, the issuance of electric power business permits, the regulatory inspections of power generators and grid companies and the legal liabilities for violations of the regulatory requirements.

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Electric Power Business Permit

On January 5, 2006, the NDRC promulgated the Administrative Provisions on Renewable Energy Power Generation which set forth specific measures for setting the price of electricity generated from renewable energy sources, including solar, and for allocating the costs associated with renewable power generation. The Administrative Provisions on Renewable Energy Power Generation also delegate administrative and supervisory authority among government agencies at the national and provincial levels and assign partial responsibility to electricity grid companies and power generation companies for implementing the Renewable Energy Law.

Pursuant to the Provisions on the Administration of the Electric Power Business Permit, which were issued by the State Electricity Regulatory Commission, known as SERC, and became effective on December 1, 2005, unless otherwise provided by the SERC, no company or individual in the PRC may engage in any aspect of electric power business (including power generation, transmission, dispatch and sales) without first obtaining an electric power business permit from the SERC. These provisions also require that if an applicant seeks an electric power business permit to engage in power generation, it must also obtain in advance all relevant government approvals for the project including construction, generation capacity and environmental compliance.

However, there are exceptions pursuant to which certain of our photovoltaic power generation projects may not need to obtain an electric power business permit from the SERC. On July 18, 2013, the NDRC issued the Interim Measures for the Administration of Distributed PV Power Generation, which waived the previous requirement to obtain an Electric Power Business Permit for distributed generation projects. On April 9, 2014, the NEA issued the Circular on Clarifying Issues concerning the Administration of Electric Power Business Permit, which waived requirement to obtain an Electric Power Business Permit for those solar power generation projects with installed capacity less than 6MW and any distributed generation projects approved by or filed with the NDRC or its local branches, and required the local NEA to simplify the Electric Power Business Permit application procedure for the solar power generation companies.

Grid Connection and Dispatchment

All electric power generated in China is distributed through power grids, except for electric power generated by facilities not connected to a grid. The distribution of power to each grid is administered by dispatch centers, which administer and dispatch planned output by power plants connected to the grid. The Regulations on the Administration of Electric Power Dispatch to Networks and Grids, promulgated by the State Council and the former Ministry of Electric Power Industry, effective on November 1, 1993, as amended on January 8, 2011, and its implementation measures, regulate the operation of dispatch centers.

Feed-in Tariff (FIT) Payments

The Renewable Energy Law of the PRC, as amended on December 26, 2009 and effective on April 1, 2010, sets forth policies to encourage the development and utilization of solar power and other renewable energy. The Renewable Energy Law authorizes the relevant pricing authorities to set favorable prices for electricity generated from solar and other renewable energy sources.

The NDRC further issued the Circular on Promoting the Healthy Development of PV Industry by Price Leverage on August 26, 2013, or the 2013 Circular. Under this circular, the feed-in tariff (“FIT”) (including VAT) for solar power projects approved or filed after September 1, 2013 or beginning operation after January 1, 2014 would be RMB0.90 per kilowatt hour (“kWh”), RMB0.95 per kWh or RMB1.00 per kWh, depending on the locations of the projects (excluding on-grid solar power projects located in Tibet).

In addition, the 2013 Circular sets forth special rules that entitle distributed generation projects (excluding the projects that have received an investment subsidy from the central budget) to a national subsidy of RMB0.42 per kWh. According to the Circular on Further Implementing Polices Relating to Distributed Generation issued by the NEA on September 2, 2014 and the Circular on Implementation Plans of PV Generation Construction for 2015 issued by the NEA on March 16, 2015, rooftop distributed generation projects that sell electricity directly to consumers or to both consumers and grid enterprises receive a national subsidy of RMB0.42 per kWh plus the local desulphurized coal benchmark electricity price for the electricity sold to the State Grid or a negotiated electricity purchase price for electricity sold directly to consumers. Ground-mounted projects and rooftop distributed generation projects which sell all electricity to grid enterprises are entitled to the FIT of RMB0.90 per kWh, RMB0.95 per kWh or RMB1.00 per kWh, depending on where the project is located (excluding on-grid solar power projects located in Tibet).

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On December 22, 2015, the NDRC issued the Circular on Improving the Policies on the On-grid Tariffs of Onshore Wind Power Generation and PV Generation, effective on January 1, 2016, which provides that ground mounted projects, as well as rooftop distributed generation projects that sell all electricity generated to the local grid companies, are entitled to FIT of RMB0.80 per kWh, RMB0.88 per kWh or RMB0.98 per kWh, depending on where the project is located (excluding on grid solar power projects located in Tibet), provided that these projects are filed after January 1, 2016 and fall within the regional scale index of the year, or these projects are filed prior to January 1, 2016 and fall within regional scale index of the year, but do not commence operations prior to June 30, 2016.

The difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price, or the subsidies paid to distributed generation projects, are funded by the renewable energy development funds. The above FIT and subsidy policies are valid for 20 years for each power generation project since its formal operation, in principle.

On December 30, 2016, the MIIT, NDRC, the Ministry of Science and Technology and MOF jointly promulgated the Development Guide Regarding the New Materials Industry to support and provide details for the development of the PRC solar power industry.

On February 10, 2017, the NEA promulgated the Circular on Printing and Distributing the Guidance on Energy Work in 2017, which promotes the construction of PV and thermal power projects. According to this circular, the PRC government planned to add the new construction scale of 20 million kilowatts and the new installed capacity of 18 million kilowatts in 2017. Although it is the PRC government’s policy to encourage such construction, it is not clear what specific targets have been fulfilled.

On May 31, 2018, the NEA, Ministry of Finance and NDRC of the PRC jointly promulgated a Notice regarding the Matters of Photovoltaic Power Generation in 2018 (“2018 PV Power Generation Notice”). The 2018 PV Power Generation Notice set forth new policies on general and distributed PV power stations. For example, based on the industry practice, no scale for the construction of general photovoltaic power station will be arranged in 2018. Before the issuance of any new rules in respect of the construction of general photovoltaic power stations, no national government subsidies were provided to general photovoltaic power station. There will be a scale of 10 gigawatts for the construction of distributed photovoltaic power station. In general, the feed-in tariff for general photovoltaic power stations will be reduced by RMB 0.05 per kWh.

We have been advised by our PRC counsel, that, based on their review of our operations material provided by us and their review PRC laws and regulations, our operations in the PRC, as presently conducted, based on our approved qualifications, comply in all material respects with applicable PRC laws and regulations.

Subsidy Catalog

On November 29, 2011, the MOF, NDRC and NEA jointly issued the Interim Measures for the Administration of Levy and Use of Renewable Energy Development Fund, which provides that development funds for renewable energy include designated funds arranged by the public budget of national finance, and renewable energy tariff surcharge collected from electricity consumers. Solar power projects can only receive central government subsidies after completing certain administrative and perfunctory procedures with the relevant authorities of finance, price and energy to be listed in the Subsidy Catalog issued by the MOF, NDRC and NEA. These subsidies represent the difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price. In January 2016, the NEA announced that there would be a nation-wide inspection on all solar power projects in operation and under construction, and that fall within the regional scale index of the year would be included in and managed via the Platform for Renewable Energy Power Generation Projects for the purpose of government subsidies application and payment.

In order to be listed in the Subsidy Catalog, ground-mounted projects submit applications to the relevant provincial authorities; and in accordance with the Circular on Issues Concerning Implementing Electric Quantity-based Subsidy Policy for Distributed Generation Projects issued by the MOF on July 24, 2013, rooftop distributed generation projects submit applications to the grid enterprises in the area where the projects are located. After preliminary review of the applications, the provincial authorities will jointly report to the MOF, NDRC and NEA, and the MOF, NDRC and NEA has final review of such applications to decide whether to list in the Subsidy Catalog.

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Development Funds of Renewable Energy

The Renewable Energy Law provides financial incentives, including national funding for the development of renewable energy projects.

Pursuant to the Interim Measures for the Administration of Designated Funds for the Development of Renewable Energy issued by the MOF and effective on April 2, 2015, the MOF sets up designated funds to support the development and utilization of renewable energy in accordance with the national fiscal budget.

According to the Implementing Measures for the Administration of Price of Renewable Energy and Cost Sharing Program and the Interim Measures for Adjustment to Additional On-grid Tariff for Renewable Energy issued by the NDRC, the gap between the FIT for solar power projects and the desulphurized coal benchmark electricity price is subsidized by collecting tariff surcharge from the electricity consumers within the service coverage of grid enterprises at or above provincial level.

Mandatory Purchase of Renewable Energy

The Renewable Energy Law imposes mandatory obligations on grid enterprises to purchase the full amount of on-grid electricity generated by approved renewable energy plants whose power generation projects meet the grid connection technical standards in the areas covered by the grid enterprises’ power grids. Grid enterprises must improve the power grid construction in order to better absorb electricity generated from renewable energy.

Pursuant to the Measures for the Supervision and the Administration of Purchase of Full Amount of Renewable Energy by Grid Companies issued by the SERC in July 2007, the SERC and its local branches supervise the purchase of the full amount of renewable energy by the grid enterprises. If the grid enterprises do not purchase the full volume of the electricity generated from the renewable energy due to the circumstances such as force majeure or any other circumstance endangering the safety and stability of the power grids, the grid enterprises must promptly notify the renewable energy power generation companies of the details in writing and also submit detailed facts to the competent local branches of the SERC.

The Several Opinions on Promoting the Healthy Development of PV Industry also requires the grid enterprises to ensure PV power generation projects’ timely connection to the power grid and purchase the full amount of electricity generated by the PV power generation projects.

On March 20, 2015, the NDRC and NEA issued a directive opinion that emphasizes that the competent provincial authorities must strengthen the implementation of the provisions with regard to the purchase of the full amount of electricity generated by renewable energy and avoid any curtailment of solar power projects. In addition, it also stated that electricity generated by clean energy is encouraged to be sold directly to the consumers in the regions where there is an ample supply of clean energy, and the relevant parities must coordinate the trans-provincial supply of electricity and power transmission capability, in order to maximize the utilization of clean energy. Local governments also announced their intentions to efficiently implement the system regarding the purchase of the full amount of renewable energy, such as the Inner Mongolian Autonomous Government.

On March 24, 2016, the NDRC issued the Measures for the Administration of Guaranteed Purchase of Full Amount of Renewable Energy, to strengthen the administration of, and provide details for, the implementation of the purchase of the full amount of renewable energy by the grid enterprises.

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Environmental Protection

The construction processes of the solar power projects may generate noise, waste water, gaseous emissions and other industrial wastes. Therefore, we are subject to a variety of government regulations related to the storage, use and disposal of hazardous materials and to the protection of the environment of the community. The major environmental regulations applicable to our business activities in the PRC include the Environmental Protection Law of the PRC, the Law on the Prevention and Control of Noise Pollution, the Law on the Prevention and Control of Air Pollution, the Law on the Prevention and Control of Water Pollution, the Law on the Prevention and Control of Solid Waste Pollution, the Environmental Impact Evaluation of Law, and the Regulations on the Administration of Environmental Protection in Construction Projects.

Foreign Investment in Solar Power Business

The principal regulation governing foreign ownership of solar power businesses in the PRC is the Foreign Investment Industrial Guidance Catalog. Under the current catalog, which was amended in 2017 and effective on July 28, 2017, the construction and operation of new energy power stations (including solar power, wind power, etc.) is classified as an “encouraged foreign investment industry.” Foreign-invested enterprises in the encouraged foreign investment industry may be entitled to certain preferential treatment, such as exemption from tariffs on equipment imported for their operations, after obtaining approval from the PRC government authorities.

Work Safety

The Work Safety Law of the PRC, which became effective on November 1, 2002 and was amended on August 31, 2014, is the principal law governing the supervision and administration of work safety for solar power projects. In accordance with the Measures for the Supervision and the Administration of Work Safety of Electricity Industry promulgated by the NDRC, which became effective on March 1, 2015, power plants are responsible for maintaining their safety operations in accordance with the relevant laws, regulations, rules and standards regarding the work safety. The NEA and its local branches supervise and administer the work safety of electricity industry at the national and local level. On April 20, 2015, the NEA and the State Administration of Work Safety jointly promulgated the Circular on Standardizing Safe Production Process for PV Generation Enterprises, which detailed the standards of production process for PV generation enterprises for work safety purpose.

Labor Laws and Social Insurance

On June 29, 2007, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Labor Contract Law, as amended on December 28, 2012, which formalizes employees’ rights concerning employment contracts, overtime hours, layoffs and the role of trade unions and provides for specific standards and procedures for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance payment upon the termination of an employment contract in most cases, including in cases of the expiration of a fixed-term employment contract. In addition, under the Regulations on Paid Annual Leave for Employees and its implementation rules, which became effective on January 1, 2008 and on September 18, 2008 respectively, employees are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service and to enjoy compensation of three times their regular salaries for each such vacation day in case such vacation days are deprived by employers, unless the employees waive such vacation days in writing. Although we are currently in compliance with the relevant legal requirements for terminating employment contracts with employees in our business operation, in the event that we decide to lay off a large number of employees or otherwise change our employment or labor practices, provisions of the Labor Contract Law may limit our ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

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Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% of the amount overdue per day from the original due date by the relevant authority. If the employer still fails to rectify the failure to make social insurance contributions within such stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

Taxation

PRC Enterprise Income Tax

The PRC enterprise income tax is calculated based on the taxable income determined under PRC laws and accounting standards. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, which became effective on January 1, 2008. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the PRC Enterprise Income Tax Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

Moreover, under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

PRC VAT and Business Tax

Pursuant to the Interim Regulation of the People’s Republic of China on Value-Added Tax (the “VAT Regulation”), which was amended on November 10, 2008 and February 6, 2016, any entity or individual engaged in the sales of goods, provision of specified services and importation of goods into China is generally required to pay a VAT, at the rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by such entity.

Pursuant to the PRC Provisional Regulations on Business Tax, taxpayers falling under the category of service industry in China are required to pay a business tax at a normal tax rate of 5% of their revenues. In November 2011, the MOF and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. Pursuant to this plan and relevant notices, from January 1, 2012, the value-added tax has been imposed to replace the business tax in the transport and shipping industry and some of the modern service industries in certain pilot regions, of which Shanghai is the first one. A VAT rate of 6% applies to revenue derived from the provision of some modern services.

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On December 12, 2013, the MOF and SAT issued Notice of the Ministry of Finance and the State Administration of Taxation on Including the Railway Transportation and Postal Industries in the Pilot Program of Replacing Business Tax with Value-Added Tax (2013 Amendment), along with Pilot Implemental Rules of Replacing Business Tax with VAT, which is effective on January 1, 2014 (“Pilot Rules”). Pursuant to the Pilot Rules, the unit and individual who provide service in transportation, postal and other modern service industrial shall be obligated to pay VAT. Taxpayers who provide taxable service shall pay VAT instead of the Business Tax. The tax rate for provision of modern service industrial (exclusive of leasing of tangible chattel) is 6%.

On December 16, 2013, the State Administration of Taxation issued the Announcement on Matters concerning the Determination of the Qualification of General VAT Taxpayers under the Pilot Program of Replacing Business Tax with VAT (the “VAT Announcement”), which became effective on January 1, 2014. According to the VAT Announcement, a pilot taxpayer who has been determined as a general VAT taxpayer before the implementation of the pilot program and concurrently provides taxable services is not required to apply for the qualification again. The competent tax authority shall prepare and deliver the Notice of Tax-Related Matters and inform the taxpayer. A pilot taxpayer with annual sales amount of taxable services above RMB5.0 million ($0.8 million) before the implementation of the pilot program of VAT in lieu of business tax shall go through the formalities for the qualification of a general VAT taxpayer with the competent tax authority under the State Administration of Taxation.

In March 2016, the MOF and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect in May 2016. Pursuant to the Circular 36, all of the companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT, in lieu of business tax. In November 2017, PRC State Counsel issued the amendment to Interim Regulations of PRC Value Added Taxes, or the VAT Regulation, pursuant to which entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the PRC are taxpayers of VAT, and shall pay VAT. The tax rate for VAT shall be, among others, (1) 17% for taxpayers engaged in sale of goods, services, lease of tangible movables or importation of goods, unless otherwise stipulated in VAT Regulation; (2) 11% for taxpayers engaged in sale of transportation, postal, basic telecommunications, construction, lease of immovables, sale of immovable, transfer of land use rights, sale or importation of certain types of goods; (3) 6% for taxpayers engaged in sale of services and intangible assets, unless otherwise stipulated in VAT Regulation.

Dividend Withholding Tax

Pursuant to the PRC Enterprise Income Tax Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

Foreign Currency Exchange

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

In August 2008, the SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or the SAFE Circular No. 142, regulating the conversion by a foreign invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. Pursuant to the SAFE Circular No. 142, the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without the SAFE’s approval, and such RMB capital may not in any case be used to repay RMB-denominated loans if the proceeds of such loans have not been used. Violations may result in severe monetary or other penalties. Furthermore, on March 30, 2015, the SAFE issued the Circular on Reforming the Administration Approach Regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprises, or SAFE Circular No.19, which became effective on June 1, 2015 and replaced Circular 142. SAFE Circular No.19 provides that, the conversion from foreign currency registered capital of foreign-invested enterprises into the Renminbi capital may be at foreign-invested enterprises’ discretion, which means that the foreign currency registered capital of foreign-invested enterprises for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry of monetary contribution has been registered) can be settled at the banks based on the actual operational needs of the enterprises. However, SAFE Circular No. 19 does not materially change the restrictions on the use of foreign currency registered capital of foreign-invested enterprises. For instance, it still prohibits foreign-invested enterprises from, among other things, spending RMB capital converted from its foreign currency registered capital on expenditures beyond its business scope.

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In February 2012, the SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. Under the Stock Option Notice, domestic individuals who participate in equity incentive plans of an overseas listed company are required, through a PRC agent or PRC subsidiary of such listed company, to register with SAFE and complete certain other bank and reporting procedures. The Stock Option Notice simplifies the requirements and procedures for the registration of stock incentive plan participants, especially in respect of the required application documents and the absence of strict requirements on offshore and onshore custodian banks.

The Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment issued by the SAFE on November 19, 2012 and amended on May 4, 2015 substantially amends and simplifies the foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g. pre-establishment expense accounts, foreign exchange capital accounts, guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in the PRC (e.g. profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require the SAFE’s approval, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, the SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by the SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by the SAFE and its branches.

On February 13, 2015, the SAFE promulgated the Circular on Further Simplification and Improvement of Foreign Currency Administration Policies on Direct Investment, which became effective on June 1, 2015. This circular aims to further remove or simplify the approval requirements of SAFE upon the direct investment by foreign investors.

Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned enterprises include:

•	the Company Law (2013 Amendment;

•	the Wholly Foreign-Owned Enterprise Law (2000 Amendment); and

•	the Wholly Foreign-Owned Enterprise Law Implementing Rules (2001 Amendment).

Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations.  In addition, each of our wholly foreign-owned enterprises is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital.

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Regulations Relating to Internet Information Security and Privacy Protection

Internet information in China is regulated from a national security standpoint. The National People’s Congress, or the NPC, enacted the Decisions on Preserving Internet Security in December 2000, as amended in August 2009, which subject violators to potential criminal punishment in China for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security of the PRC, or the MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may revoke its operating license and shut down its websites.

The Standing Committee of China’s National People’s Congress passed the CSL, China’s first cybersecurity law, which took effect in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements for cybersecurity and data protection, and any individual or organization using the network must comply with the PRC constitution and applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. Usually, a network is broadly defined and includes, but is not limited to, the Internet. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

Qualification of Construction Enterprise

According to the Construction Law of the PRC issued by the Standing Committee of the National People’s Congress on November 1, 1997, effective on March 1, 1998, and as amended on April 22, 2011, building construction enterprises, survey units, design units and project supervision units that engage in building operations shall have the following qualifications: (1) a registered capital conforming to state provisions; (2) specialized technical personnel with qualifications for legal operations that commensurate with the building operations being engaged in; (3) technical equipment for engaging in related building operations; and (4) other qualifications as may be prescribed by laws and administrative regulations. In addition, building construction enterprises, survey units, design units and project supervision units that engage in building operations shall be classified into different grades of quality in accordance with such quality qualifications as the registered capital, specialized technical personnel, technical equipment in their possession and achievements in construction projects completed, and may engage in building operations within the scope permitted by their respective quality grades on acquisition of the corresponding grade quality certificates upon passing qualification examination.

Pursuant to the Administration Rules Regarding Qualification of Construction Enterprise issued by the Ministry of Construction of the PRC on June 26, 2007, and effective on September 1, 2007, a construction enterprise may conduct its construction business after the receipt of a qualification which is classified into three categories, with each category having several grades.

Regulations on Overseas Listing

In August 2006, six PRC regulatory agencies jointly adopted the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rule.  As amended in 2009, this rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval.  In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission (“CSRC”) prior to listing its securities on an overseas stock exchange.

While the application of the M&A Rule remains unclear, based on our understanding of current PRC laws, regulations, and additional procedures announced by the CSRC on September 21, 2006, we believe it is not applicable to us since we are not an overseas company controlled by PRC domestic companies or natural persons.

If, conversely, it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering.  These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation into the PRC of the proceeds from this offering, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

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Regulations on Stock Incentive Plans

On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account.

On February 15, 2012, SAFE issued the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or the Stock Incentive Plan Rules. The purpose of the Stock Incentive Plan Rules is to regulate foreign exchange administration of PRC domestic individuals who participate in employee stock holding plans and stock option plans of overseas listed companies. According to the Stock Incentive Plan Rules, if PRC “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) that participate in any stock incentive plan of an overseas listed company, a PRC domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, shall, among others things, file, on behalf of such individual, an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. In addition, SAFE Circular No. 37 also provides certain requirements and procedures for foreign exchange registration in relation to an equity incentive plan of a special purpose vehicle before listing. In this regard, if a non-listed special purpose vehicle grants equity incentives to its directors, supervisors, senior officers and employees in its domestic subsidiaries, the relevant domestic individual residents may register with SAFE before exercising their rights.

The Stock Incentive Plan Rules and SAFE Circular 37 were promulgated only recently and many issues require further interpretation. Although, based on advice of our PRC counsel we do not believe that we are subject to these rules, we cannot assure your that SAFE will not come to a different conclusion. If we are subject to these rules and we or our PRC employees fail to comply with the Stock Incentive Plan Rules, we and our PRC employees may be subject to fines and other legal sanctions. In addition, the General Administration of Taxation has issued several circulars concerning employee stock options, and, under these circulars, our employees working in China who exercise stock options would be subject to PRC individual income tax. Our PRC subsidiary would have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities

United States Operations

Solar Energy Systems

We design, install and sell or finance high performance photovoltaic solar energy systems and, commencing in the third quarter of 2016, backup battery systems. A photovoltaic system generates electricity directly from sunlight via an electric process that occurs naturally in certain types of materials. A system consists of one or more photovoltaic modules and an inverter. Photovoltaic modules, which are manufactured in different sizes and shapes, generate direct current (DC) electricity. The electricity current is then fed through an inverter to produce the alternating current (AC) electricity that can be used to power residences and commercial businesses. The major components of our solar energy systems include solar panels that convert sunlight into electrical current, inverters that convert the DC electrical output from the panels to AC current compatible with the electric grid, racking that attaches the solar panels to the roof or ground and electrical hardware that connects the solar energy system to the electric grid. The backup battery system is an optional system that is used by some of our clients who want to store solar power and use it when there is a disruption in electricity power for any reason. We currently install solar systems only in California.

We provide and install both grid-tied and off-grid systems. Grid-tied systems remain connected to the electric grid, so that the energy generated by the system is sent back to the grid during the day and power is drawn back at night. The electric grid thus serves as a “storage device” for photovoltaic-generated power. If consumers use more power than is generated by their solar energy system, they can purchase power from the regional utility company. If consumers use less power than the system generates, they can sell the electricity back to their local utility companies and receive a credit on their electric bills. In order to sell power back to the utility company, the owners need to make an application to the utility company and the utility company then gives the owners a standard agreement covering the purchase of the excess power. Grid-tied systems generally represent the most common, affordable and feasible option for urban and suburban residences.

Off-grid systems are not connected to the utility grid and therefore require battery backup. Off-grid solutions are less common and are mostly employed for residences that do not have the option of connecting to the utility grid. Almost all of our installations are grid-tied systems.

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Our Sale and Installation Process

Our system sale and installation process consists of five stages — feasibility, design, permitting, procurement and installation. In addition, when a customer requests additional services, we will enter into post-installation maintenance agreements with customers who own the systems.

We market to our customers using print ad, internet, radio and television adverting along with customer referrals. We are in the process of shifting our focus from traditional radio advertisements to sponsorships and other public relation initiatives. After the initial contact with a prospective customer, our construction and solar engineers visit the customer to conduct an on-site evaluation and assess the customer’s electricity needs. The site assessment includes a shading analysis, roof inspection and review of any existing mechanical systems. Additionally, we review the customer’s recent utility bills so that we can present a proposal designed to meet the customer’s energy requirements and answer the customer’s questions. At this stage, the customer has not made any commitment to purchase a system from us.

At the design stage, we analyze the information obtained during the feasibility stage to design a proposed solar energy solution, based on the customer’s stated energy needs, financial means and the specifics of the building location. Upon completion of the design stage, we present the customer with a detailed written proposal outlining the components of the system, the proposed timeline of the system implementation, the estimated price and estimated energy savings as well as the expected return on the investment based on existing rate information. Approved customers who purchase our systems sign a purchase agreement and tender to us a down payment equal to the lesser of 10% of the overall cost or $1,000, which can be refunded within three days.

The period of time between the initial customer contact at the feasibility stage and the signing of the contract upon the completion of the design stage (the negotiation period) may range from less than a month to more than a year, with six to nine months being the average negotiation period for larger commercial projects.

Before installing any solar or backup battery system, we must obtain required permits and approvals from the local fire department and the department of building and safety and other applicable state and local agencies, as well as from utility companies. We prepare a full permitting package and apply for these permits on behalf of the customer. We may also assist the customer with necessary paperwork to apply for and obtain the tax rebates and incentives. The permitting process typically takes four to eight weeks. Upon completion of this stage, we require customers paying to pay 40% of the total purchase price.

Once the customer orders the system, we order products, parts and materials necessary to implement the project. Upon delivery of the materials to the customer’s site, we require an additional 40% of the purchase price.

Finally, we assemble and install the system at the customer’s site. Once installation is complete, we meet with the customer to conduct a final walk-through of the system and review its components. Upon the final walk-through and sign-off by the city inspector, the system becomes fully operational, and we require the remaining 20% of the purchase price. The payment schedules do not apply to customers for whom we are providing financing.

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Source of Supply

Our largest supplier, Jiangsu Qilan I&E Co., Ltd., accounted for purchases of $20.3 million, or 30% of our purchases for 2017. In 2016, our largest supplier accounted for purchases of approximately $21.1 million, or 35% of our purchases for all solar system related components such as panels, inverters, railings and mounts. We also have access to all commercially available solar panels and associated equipment by using a large number of other suppliers. There are multiple alternative suppliers of solar panels and associated products, except that Li-Max is our sole supplier of the FLEX backup battery system.

Our supply agreement with Sunspark covers purchases by both our United States and China operations.

On July 29, 2016, we entered into a distribution agreement with Li-Max Technology, Inc. with an effective date of June 9, 2016. The agreement has a five-year term during which we are the exclusive worldwide (except for Asia) distributor of Li-Max Energy Storage System. We believe this product will complement our existing solar systems and commercial LED lighting in the United States. The agreement contains an initial purchase commitment of 375 units, which is approximately $1.1 million, of Li-Max Energy System within the first six months of the term of the agreement. In the event that we fail to purchase 60% of this commitment within the six-month period, Li-Max can require us to purchase the shortfall within 60 days. If we don’t meet this commitment Li-Max has the right to terminate the agreement. The agreement also contains a warranty provision for all the systems purchased from Li-Max for a period of ten years. As of September 30, 2018, we had not met the minimum purchase commitment due to (i) the vendor’s inability to obtain the UL certificate of its products since July 2017 and (ii) the inability of the system to meet the California requirements for qualification for energy storage incentives under the California Self-Generation Incentive Program. On October 8, 2018, we entered into an amendment to our agreement with Li-Max, pursuant to which Li-Max agreed to redesign the system so that it qualifies for the California home battery rebate. Additionally, the minimum purchase requirements were suspended until the Redesign Date. Our obligation to purchase the Li-Max system commences on the Redesign Date and the six-month period referred to above shall mean the six-month period commencing six months from the Redesign Date. The term of the agreement was extended to five years from the Redesign Date. The parties shall negotiate in good faith the initial purchase commitment, which shall not exceed 375 units and the base price shall be adjusted to reflect changes in Li-Max’ costs as well as the anticipated market price

Warranty Obligations; Production Guarantee

All parts of the system provided by us are under manufacturers’ warranties, typically for 25 years for the panels and inverters. The manufacturer’s warranty on the solar energy systems’ components, which is typically passed-through to the customers, ranges from one to ten years. We provide a limited installation services warranty that warrants the installation services related to the system owner’s photovoltaic modules and inverters to be free from defects in the installation services under normal application, use and service conditions for a period of 10 years from the first date of the original installation services. Our agreement with our customers provides that we are not responsible for damage resulting from natural disasters, such as hurricanes, or other weather conditions. For leased systems we require the customer to maintain insurance covering these risks.

Prior to 2015, we entered into power purchase agreements that have a term of up to 20 years. We own and maintain the systems and sell the power generated by the systems to commercial customers pursuant to the power purchase agreement. Revenue from power purchase agreements is not material.

Commencing in 2015, our standard contract for residential systems provides for a production guarantee, which means that we guarantee that the system will generate a specified minimum solar energy during a given year. The agreements generally have a ten-year term. In our standard form of contract, we specify a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, we will reimburse the owner for the cost of the shortfall. Because our obligations are not contingent upon external factors, such as sunlight, changes in weather patterns or increases in air pollution, these factors could affect the amount of solar power that is generated and could increase our exposure under the production guarantee. Although our obligations under these agreements have not been significant through September 30, 2018, we cannot assure you that in the future any obligations we have under these agreements will not have a material adverse effect upon our revenue and the results of our operations.

In 2017, we incurred unanticipated increased warranty costs of $354,000 for systems we installed for a leasing company with which we worked until February 2017. These costs resulted from production guarantees for equipment that we installed for the leasing company’s customers that were configured based on the assumption that the system would operate under ideal or near-ideal conditions rather than production guarantees that were based on the actual design of the specific system. Furthermore, the leasing company did not have an obligation to review, and did not review, the contracts containing the production guarantee against the system design, and we did not conduct any independent review or make any modifications. We believe that we have addressed the problems that resulted in the unanticipated warranty costs; however we cannot assure you that we will not incur other expenses relating to systems that do not meet the required production, whether because of the system design, changes in weather patterns or other reasons.

From December 2011 to February 2017, we were party to an agreement with Sunpower pursuant to which we performed EPC services for systems leased by Sunpower. The leases contained a performance guarantee for the power to be generated by the system. Sunpower received claims from certain leasees regarding production shortfalls on solar systems installed by us and Sunpower then communicated those claims to us. Although we believe that we are under no legal obligation, we have agreed with Sunpower to settle in cash or otherwise fix the underperforming systems. We developed and determined that our total liability to Sunpower is approximately $354,000 for costs both incurred and anticipated, and we accrued an charge in $354,000 in 2017.We believe the reasons for the production shortfall were:

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Inadequate training concerning the inputs of system design that determine system performance and the system’s ability to comply with production guarantees. In some cases, system performance was determined based on a system designed for ideal or near-ideal conditions rather a production guarantee based on the actual design of the system. As a result, the production guarantee was greater than the system was designed to produce.

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Neither Sunpower nor we reviewed the production guarantee against the system design, and no modification of the production guarantee was made to reflect the final system design. Sunpower did not have an obligation to review, and did not review, the design, and we mistakenly believed Sunpower had done so. As a result, we installed systems that were not designed to meet the production guarantee.

We believe these issues have been corrected through the following actions which we took after the formal production guarantee program was put in place in early 2017:

•	Implementation of new personnel and training policies.

•	Modification of systems to provide production guarantee that are consistent with the system design.

•	Establishment of a contract standard for production guarantees based on a U.S. Department of Energy calculation (for SolarMax owned leases).

•	Implementation of a policy to reviews production guarantees against system designs and to modify guarantees as final system design warrants.

We no longer sell and install systems for Sunpower. All of our systems for leasing customers are sold to Sunrun. Sunrun establishes its own production guarantees, conducts its own reviews of those guarantees in conjunction with system design, and modifies its contracts accordingly.

Although we believe we have taken steps designed to prevent a misalignment of system designs and production guarantees, we cannot assure you that we will not be subject to unanticipated liability based on the failure of our systems to meet production guarantees.

Our only production guarantees are pursuant to agreements with our customers, and we believe that our current procedures are designed to enable us to correct the deficiencies that resulted in the unanticipated liability under the Sunpower contract.

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Leasing Agreements

Prior to 2014, we leased systems primarily to commercial customers through our subsidiaries and three entities in which we have a 30% interest. These leases are operating leases and we own the systems, which we lease primarily to commercial customers. Although we no longer lease new systems, we continue to own the equipment subject to the existing leases. The leases do not include a production guarantee. At the end of the lease, the customer has an option to purchase the equipment at its then fair market value.

We have not leased systems for our account after 2014. Instead, we use a third-party leasing company. In January 2015, we entered into a channel agreement with Sunrun pursuant to which Sunrun appointed us as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, we introduce potential leasing customers to Sunrun. Sunrun pays us for our services in connection with the projects. Upon a customer signing a Sunrun lease, we purchase the equipment from Sunrun or another vendor from a list of preapproved equipment by Sunrun. We then perform the design and EPC work until the system receives the permit to operate. Sunrun pays us 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Similar to the solar systems that we sell directly to residential and commercial customers, we recognize the revenue on the solar systems sold to Sunrun when the permit to operate is received. Sunrun owns the equipment, leases the equipment and services the lease. When we complete the installation of the system, Sunrun performs an inspection to ensure the system meets Sunrun’s quality standards, and we are required to fix any issues identified by Sunrun that are caused by us.

The channel agreement had an initial term that expired January 2018 and, by its terms was automatically extended for 36 months, and now expires in January 2021. Sunrun may terminate the agreement if we fail to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. Sunrun was the largest customer of our United States segment during the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016.

Our relationship with Sunrun’s residential customers is only during the sales and installation process, although we continue to have obligations under our ten-year warranty that relates to the EPC services that we perform. We have no warranty obligation with respect to the equipment, which is provided by the equipment manufacturer, or any production guarantee.

Power Purchase Agreements

Although we no longer offer power purchase agreements, prior to 2015 we entered into solar power purchase agreements with some commercial customers, and many of these agreements remain in effect. Pursuant to these agreements, we were responsible for the design, permitting, financing and installation of a solar energy system on a customer’s property after which we sell the power generated to the customer at an agreed upon rate. To the extent that we do not generate sufficient power to meet our obligations, we may have to purchase power from a local utility company, which will be a cost of revenues. We receive the income from the sales of electricity pursuant to these agreements as well as any tax credits and other incentives generated from the system, and we are responsible for the operation and maintenance of the system for the duration of the agreement. At the end of the term, a customer may extend the agreement, have us remove the system or buy the solar energy system from us. We have generated nominal revenue from power purchase agreements.

Seasonality

Since the inception of our business in 2008, we have experienced different levels of seasonality for our residential sales, small commercial and large commercial projects.

Our residential sales are prone to seasonal fluctuations. It has been our experience that we generate a larger percentage of sales in March and April, when residential customers focus on possible tax advantages of solar energy, and in the summer months of July and August, when utility rates and bills typically increase. We believe that the increase in residential sales during March and April results from consumers’ increased awareness of the tax benefits of solar energy system systems. We believe that the higher volume of sales in the summer months results from typically higher electrical bills in the summer, when electricity use is highest, which we think heightens consumers’ awareness of the opportunity to reduce their energy costs in the future through the use of solar energy.

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We have historically experienced a slight increase for small commercial projects during the summer season. As with residential sales, we attribute higher volume in small commercial sales to small business owners’ reaction to the generally higher electricity bills during the summer months.

We have generally not experienced any significant seasonal fluctuations for our large commercial projects in the United States. We suspect that customers committing to large commercial purchases or leases of solar energy systems have generally made more studied decisions and are therefore less sensitive to seasonal variations or immediate market conditions. The negotiation period for larger projects may range from a couple of months to a year or more. We therefore believe that the timing of the execution of large commercial deals depends largely on the progress of contract negotiations.

Financing Activities

We generate financing revenue from the interest on loans that were made to our customers by SolarMax Financial to assist them in the purchase of our solar systems, and from installment sale contracts, financing sales of solar systems, backup battery systems and LED systems. SolarMax Financial is licensed in California as a finance lender pursuant to the California Finance Lenders Law.

Our ability to generate revenue from our financing activities is dependent upon our ability to generate installment sales contracts and our ability to provide either debt or equity financing for SolarMax Financial.

The following table sets forth customer loan receivables as September 30, 2018 and December 31, 2017 and 2016 (in thousands):

	September 30,	December 31,
	2018	2017	2016
Customer loan receivable, gross	$33,302	$33,576	$38,027
Less, allowance for loan losses	(771)	(780)	(694)
Customer loans receivable, net	32,531	32,796	37,333
Less, current portion, net	(6,241)	(6,186)	(5,339)
Customer loans receivable, long-term	26,290	26,610	31,994

Because we believe the high cost of buying and installing solar energy systems remains a major barrier for a typical residential customer, we have developed financing programs to enable customers who meet our credit standards to finance the purchase of our solar energy systems through SolarMax Financial.

Before providing financing to potential customers, we evaluate the suitability of customers for participation in our financing program based on our assessment of the customer’s ability to make payments, a verification of the customers’ income, the likelihood that the customer will continue to make payments, the customer’s credit history, the amount of the down payment and security we will receive and such other factors as we may deem appropriate. Since we have recently developed our financing business, and we do not have a history of successful financing operations, we anticipate that, on an ongoing basis we will refine our procedures and criteria to reflect our experience.

Based on our evaluation of the customer’s response, we either approve the application, conditionally approve the application, reject the application or defer a decision pending receipt of additional information.

•	If we approve the application, we will notify the applicant and send the applicant a financing contract for signature.

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If we approve the application conditionally (that is, on terms different from the terms of requested by the applicant), we send the applicant a proposal amortization table as well as an Adverse Action Notice and Risk Based Pricing Disclosure, as required by the Fair and Accurate Credit Transactions Act.

•	If we reject the application, we notify the applicant within ten days of the decision.

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If additional information is required to make a decision on an application, we defer the application. The decision process will be completed if and when the additional information is received. If we do not receive the information within a reasonable time, we treat the application as abandoned by the applicant.

Finally, we prepare the contract and payment schedule based on the anticipated completion date. The first contract payment would usually be due on the first of the month following 30 days after the completion date.

To manage our financial risks, we have developed a pricing matrix for setting the interest rate percentages based on the applicant’s FICO score and the down payment percentage.

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LED Systems

We provide LED products that help commercial customers save money by lowering electricity costs through the advanced technology of LED light bulbs. The energy-saving incandescent bulbs use approximately 25% less energy than traditional varieties, while the LED light bulbs use approximately 75% less energy, last 40 times longer, and are considered safer to use.

We have relationships with a number of LED system manufacturers that provide us with access to a variety of high performance products and ultimately enables us to meet customers’ energy needs and budgets. Our LED streetlight system has an exclusive ETL Mark under our company name, which is evidence that our product complies with North American safety standards and is a requirement for contracts with municipal customers.

There are several steps to completing an LED installation with a customer. The first step is to review the customer’s previous year’s power bill and to look at their financial statements for the last three years. The next step is to conduct a lighting survey to effectively present an energy saving proposal to the potential customer. We typically offer financing services similar to our solar system financing. Some commercial projects require us to engage a third-party vendor to help install the LED lighting systems for our clients while other projects customers choose to be responsible for the installation of the system.

We are working to establish contracts with various public and private entities. On June 14, 2016, we were awarded the LED Luminaires bid program from the California Department of Transportation in the amount of approximately $4.3 million. On July 15, 2016, we received the purchase order for the specified LED products pursuant to the award with a completion date on or before July 18, 2017. The project was completed on time. The products are required to comply with the design, performance, technical and quality requirements outlined in the purchase order. We are required to provide a warranty against loss of performance and defects in materials and workmanship for the luminaires for a period of 84 months after acceptance.

Marketing

We have an in-house sales and marketing staff of 51 people, of which 46 market solar and battery backup projects and five market LED products and systems. While we use a variety of marketing and advertising tools, we believe that word of mouth is one of our most effective marketing strategies. We estimate that approximately 40% of our sales are generated through referrals by our customers.

We also participate in industry trade shows, use telemarketing, radio, television and Internet advertising as well as participating in local community events such as local festivals and door-to-door sales. We are in the process of shifting our focus from traditional radio advertisements to sponsorships and other public relation initiatives.

Personal meetings with prospective customers and site visits at the feasibility stage are also part of our advertising budget. In our experience, on average, we make three to four visits at the feasibility stage before we can generate a contract from the customer. As we expand the breadth of our operations, we plan to hire additional professionals and general sales personnel to market our systems to a larger number of prospective customers.

Our marketing effort includes our ability to offer financing in connection with purchases of our systems. We do not have a separate marketing staff for our financing activities.

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Competition

Solar energy systems in general compete with both the local or regional providers of electricity as well as a number of independent companies that offer to provide electricity at prices that are lower than the regional utility company. Our primary competition is with the local utility companies that supply power to our potential customers.

Within the solar energy industry, we face intense and increasing competition from other solar energy system providers. The solar energy industry is highly fragmented, consisting of many small, privately-held companies with limited resources and operating histories, and we believe that no solar energy provider has a significant percentage of the California market. We also compete with major companies, as well as a large number of smaller companies. We have experienced price erosion as a result of increased competition which has affected our gross margin. Because California has much sun and little rain, solar power companies seek to market in California rather than in states with less sun and more rain. We believe that the number of new solar energy installation companies that have entered the industry in California has increased significantly since 2008 when we commenced business, and the increased competition is reflected in lower margins as we may have to reduce our prices to generate business. We expect additional companies to enter the business in the future, considering that the entry barrier in this industry is relatively low and the government incentives currently remain high.

We believe that competition is primarily based on price and, if financing is required, the availability and terms of financing, and, to a lesser extent, the ability to schedule installation to meet the customer’s schedule. Some of our competitors may offer financing with payments over a longer period and with either a lower down payment or no down payments, which may make them more attractive to potential customers. Although we intend to offer terms which we believe are competitive, if we maintain our proposed underwriting criteria, we may lose business to companies whose standards are less strict. If we reduce our underwriting criteria to meet competition we may suffer an increase in the reserve for loan losses.

Government Regulation

Although we are not a regulated utility company, our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, regulations and ordinances. Additionally, our business is materially affected by federal and state programs and policies related to financial incentives for solar energy users and providers. Local utility companies work with all solar companies to connect their systems to the grid. Title 24 of the California Code of Regulations governs energy savings and efficiency standards for new and remodeled construction for indoor and outdoor lighting requirements.

Construction Licenses and Permits

As a company performing general contractor and design work, we must ensure that our employees obtain and timely renew appropriate general contractor and other required licenses. In connection with each installation, we are required to obtain building permits and comply with local ordinances and building codes for each project. Our operations are also subject to generally applicable laws and regulations relating to discharge of materials into the environment and protection of the environment. We are also subject to federal and state occupational health and safety regulations. We may also be subject to federal or state wage requirements, at least in connection with any solar projects on government land or buildings or other public works projects.

Consumer Protection Laws

In negotiating and entering into contracts with our residential customers, we must comply with state and federal consumer protection laws. In conducting our marketing campaigns, we must comply with the federal Telemarketing and Consumer Fraud and Abuse Prevention Act, and Telemarketing Sales Rule promulgated by the Federal Trade Commission, as well as state regulations governing telemarketing and door-to-door sales practices. In negotiating and entering into contracts with our residential customers, we must comply with a number of state regulations governing home solicitation sales, home improvement contracts and installment sales contracts.

Consumer Financing Regulations

SolarMax Financial operates in California as a California finance lender pursuant to a license issued by the California Department of Corporations, which regulates and enforces laws relating to consumer finance companies. SolarMax Financial must comply with regulations pertaining to consumer financing. Such rules and regulations generally provide for licensing of consumer finance companies, limitations on the amount of financing provided, duration and charges, including finance charge rates, for various categories of contracts, requirements as to the form and content of the loans and other documentation, and restrictions on collection practices and creditors’ rights. As a licensed finance lender, SolarMax Financial will be subject to periodic examination by state regulatory authorities.

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SolarMax Financial is also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act, Fair Debt Collection Practices Act and the Fair Credit Reporting Act. These laws require SolarMax Financial to provide certain disclosures to prospective customers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age, or marital status, among other things. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, lenders are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires SolarMax Financial to provide certain information to consumers whose applications were not approved or were conditionally approved on terms materially less favorable than the most favorable terms normally offered on the basis of a report obtained from a consumer-reporting agency.

In addition, SolarMax Financial is subject to the provisions of the federal Gramm-Leach-Bliley financial reform legislation, which imposes additional privacy obligations on SolarMax Financial with respect to our applicants and our customers. SolarMax Financial has appropriate policies in place to comply with these additional obligations.

Government Subsidies and Incentives

The solar energy industry depends on the continued effectiveness of various government subsidies and tax incentive programs existing at the federal and state level to encourage the adoption of solar power. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. We and our customers benefit from these regulations in the form of federal tax incentives, state utility rebates and depreciation. Because of the high cost of installing solar energy systems, the existence of tax incentives as well as regulations requiring utility companies to purchase excess power from solar energy systems connected to the grid are important incentives to the installation of a solar energy system.

Federal Tax Incentive. The American Recovery and Reinvestment Act gives effect to the Residential Renewable Energy Tax Credit and the Business Energy Investment Tax Credit programs. The Residential Renewable Energy Tax Credit is described as a personal tax credit, whereas the Business Energy Investment Tax Credit is identified as a corporate tax credit. These programs may allow the owner of the system a federal income tax credit of up to 30% of the approved cost of the installation of a solar energy system. This tax credit is now available to homeowners in some form through 2021. The tax credit remains at 30% of the cost of the system for 2016 through 2019. Owners of new residential and commercial solar can deduct 26% of the cost of the system from their taxes in 2020. This percentage decreases to 22% in 2021 and 10% in 2022.

State Incentives and Utility Company Rebates. In addition to federal income tax credit, utility companies in California and other states offer various incentives and rebate programs. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar energy system. The value of the rebate is subtracted from the total purchase price, resulting in a net adjusted cost for the purpose of determining the value of the federal tax credit. Performance-based rebates provide funding to customers based on the energy produced by their systems. Under a feed-in tariff subsidy, the government sets prices that regulated utility companies are required to pay for renewable electricity generated by end-users. Under that subsidy program, prices are set above market rates and may be differentiated based on system size or application.

The building standard approved by the California Energy Commission in May 2018 mandates the installation of solar arrays on new single-family residences and on multi-family buildings of up to three stories starting in 2020. This new standard will be reviewed by the California Building Standards Commission, which is expected in the fall of 2018. Although the Building Standards Commission traditionally accepts California Energy Commission recommendations without change, we cannot assure you that the Building Standards Commission will approve this standard or that the standard will survive any legal challenges which may be brought in opposition to the standard.

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Depreciation. Solar projects typically qualify for a five-year accelerated depreciation, which provides a major financial incentive for our commercial customers. The depreciation of these systems can be up to 50% of the purchase price in the first year and 12.5% in each of the succeeding four years. In December 2015, Congress passed a five-year extension of bonus depreciation, including a phase-out that is structured as follows: 2015-2017: 50% bonus depreciation; 2018: 40%; 2019: 30%, 2020 and beyond: 0%.

Tariffs and Trade Policies. The solar energy industry has recently experienced decreasing prices in solar panels, a principal component in any solar energy system. Most solar panels are imported and the price of the solar panels is impacted by trade policies, such as tariffs and quotas. The U.S. government has imposed tariffs on solar cells, solar panels and aluminum that is used in solar panels manufactured overseas. Based on determinations by the U.S. government under the 2012 solar trade case, the anti-dumping and countervailing tariff rates range from approximately 33%-255%. Such anti-dumping and countervailing tariffs are subject to annual review and may be increased or decreased. These tariffs have increased the price of solar panels containing China-manufactured solar cells. We do not purchase panels from China or Taiwan for our United States operations. The purchase price of solar panels containing solar cells manufactured in China reflects these tariff penalties. While solar panels containing solar cells manufactured outside of China are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using Chinese solar cells, before giving effect to the tariff penalties.

On January 23, 2018, the United States placed tariffs on imported solar cells and modules for a period of four years with an effective date of February 7, 2018. The tariff level was set at 30%, with a 5% declining rate per year for the four- year term of the tariff. The tariff includes a 2.5 GW exemption for cells per year, which does not include any sub quotas for individual countries. Additionally, the only countries excluded from the tariff are those that the U.S. government deems as developing nations, with the exception of the Philippines and Thailand, that are eligible for the U.S. Generalized System of Preferences program.

While the state and federal incentives benefit our industry by making solar energy systems more affordable and attractive to consumers, they also expose the industry to the risk of negative consequences should these incentives be discontinued or reduced. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decreases in the level of rebates, incentives or other governmental support for solar energy would materially and adversely affect the demand for solar energy products, including our business.

California Consumer Privacy Act

In June 2018, California passed the CCPA, which becomes effective in 2020.  As a practical matter, companies need to have their data tracking systems in place by the start of 2019, since the law gives consumers the right to request all the data a company has collected on them over the previous 12 months. This law covers all companies that serve California residents and have at least $25 million in annual revenue.  Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with.  The consumer also has the right to request that the company delete the information it has on the resident. The CCPA broadly defined broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. For example, the law specifies that companies must have a clear and conspicuous link on their websites to a page from which consumers may exercise their right to opt out of data sharing. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits. Because the law was recently adopted, we have not been able to determine the extent to which the law applies to us, our website and our privacy policies.

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Intellectual Property

We do not have any intellectual property that is material to our business.

Legal Proceedings

On May 23, 2018, we commenced an action in the Superior Court of California in Riverside County against Act One Investments, Inc., Daniel Shih, the former chief executive officer of Act One Investments, Forland Industrial, Inc., Christine Lien, Peter Lien and Annie Lien, who are former employees of our subsidiary, SolarMax LED, and other named individuals believed to be affiliated with Act One Investments, alleging, among other claims, breach of contract, fraud, and misappropriation of trade secrets.  The claims arose out of (i) our purchase of the assets of Act One Investments and its subsidiaries pursuant to an asset purchase agreement dated May 31, 2013 pursuant to which we acquired the business which is now our LED business, (ii) the wrongful conduct of defendants as inducement for us to enter into the asset purchase agreement and (iii) wrongful conduct by certain of the individual defendants as our employees. We are seeking return of the 250,000 shares of common stock that we issued pursuant to the asset purchase agreement, monetary damages and other relief, including rescission of the asset purchase agreement.

In July 2018, Act One Investments and certain of the individual defendants filed a cross-complaint against us and certain of our United States subsidiaries alleging, among other claims, unpaid overtime (arising out of alleged misclassification of the individual cross-complainants as “exempt” from overtime pay) and wrongful termination and retaliation in violation of the California labor laws, that the noncompetition covenants in the asset purchase agreement are unenforceable under California law and that we engaged in fraudulent conduct in violation of certain federal laws, including violation of the Department of the Treasury’s 1603 Renewable Energy Grant program regulations.  We believe that the cross-complaint is without merit and we intend to vigorously defend these allegations. The litigation is in its initial stages.

In the ordinary course of our business, we are involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. We do not believe there are any such pending legal proceedings that will have a material impact on our financial position or results of operations.

Employees

On September 30, 2018, we had 161 employees in the United States, of which ten are executive, 43 are in sales and marketing, 64 are in operations and installation and 44 are in accounting and administrative, and we had 45 employees in China, of which three are executives, seven are in sales and marketing, 18 are in operations and engineering and 17 are in accounting and administrative. None of our employees are represented by a labor union. We consider our employee relations to be good.

Property

We do not own any real property. The following table sets forth information as to the real property leased by us:

Location	Square Feet	Current Annual Rent	Expiration date
3080 12th Street, Riverside, CA (1)	101,556	$1,007,940	12/31/26
3230 Fallow Field Dr., Diamond Bar, CA (2)	9,928	236,124	10/31/26
8825 Production Avenue, San Diego, CA	4,271	42,858	9/30/19
Room 1108 Cheng Xin Building No. 885 Cheng Xin Rd ., Nanjing ,China	4,800	39,346	10/14/19

Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China	5,920	89,731	12/31/20

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1

This property is owned by SMX Properties, LLC. The owners and principal management group of SMX Properties consist of David Hsu, our chief executive officer and a director, Simon Yuan, a director, and Ching Liu, our executive vice president, chief strategy officer and treasurer and a director. The lease is subject to an annual 2.99% increase in the base rent and provides us with one option to renew the lease for a five-year term at the then current base rent with a 2.99% escalation in each year.

2

This property is owned by Fallow Field, LLC, which is owned and managed by Mr. Hsu and Ms. Liu and one other stockholder who is not a 5% stockholder. The lease provides for annual increase of 2.99%. We have the right to renew the lease for one five-year period upon the expiration of the current term.

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to our directors and executive officers:

Name	Age	Position
David Hsu	55	Chief executive officer and director
Stephen Brown	59	Chief financial officer
Ching Liu	50	Executive vice president, chief strategy officer, treasurer and director
Simon Yuan	63	Director
Edwin Chan, MD	63	Director
Wei Yuan Chen	58	Director
Jinxi Lin	58	Director
ChungJen Tsai	68	Director

David Hsu, together with Simon Yuan and Ching Liu, are our founders. Mr. Hsu has served as our chief executive officer and a director since our organization in February 2008. Mr. Hsu has more than 20 years of experience in sales, international business development and management in the automotive and energy industries. Before starting SolarMax in 2008, Mr. Hsu served as a consultant to China Sunergy a leading photovoltaic panel manufacturer and solar energy company. Mr. Hsu’s solar energy industry experience and his relationships with industry experts qualify him to serve as a director.

Stephen Brown has served as our chief financial officer since May 2017. From 2013 until April 2017, he was chief financial officer of STAAR Surgical Company. Mr. Brown was vice president, global finance of Bausch & Lomb from 2008 until 2013 and chief financial officer of Hoya Surgical Optics from 2007 to 2008. He served in various capacities over a 13-year period with Johnson & Johnson including chief financial officer of the Advanced Sterilization Products division. His 35-year business career also includes the founding of Degree Baby Products, a privately held company that was sold after six years of operations to Johnson & Johnson. Mr. Brown holds a M.B.A. degree from University of California, Los Angeles Anderson School of Management and earned a B.A degree in Business Administration from California State University, Fullerton.

Ching Liu, one of our founders, has served as executive vice president and a director since February 2008. Ms. Liu has served as chief strategy officer and treasurer since October 2016. Ms. Liu has more than 20 years of experience in global private equity investments. In April 2000, she became vice president of wealth management at Merrill Lynch. From 1994 to 2000, she was the vice president and premier banking manager of the Asian segment at Wells Fargo Bank. Ms. Liu has experience in asset-based financing and asset management for both private investors and Asian-based institutions. Ms. Liu has extensive experience in U.S. Non-Resident Alien investment vehicles and has worked with high net worth Asian clients with complex non-resident alien taxation issues.

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Simon Yuan, one of our founders, served as a director since February 2008 and chief financial officer from February 2007 until May 2017. In 1989, Mr. Yuan founded Simon & Edward, LLP, a PCAOB registered public accounting firm of which he has been managing partner since its founding. Prior to founding Simon & Edward, Mr. Yuan was employed by Wells Fargo Bank as a senior internal auditor and by the State of California as a tax auditor. Mr. Yuan was also a supervising senior auditor with the international accounting firm of Moore Stephens. Mr. Yuan’s professional experience encompasses more than 30 years of public accounting, with expertise in a broad range of business accounting and auditing, and international taxation, estate planning, business merger and acquisition, and general business consulting. Mr. Yuan is an active leader, officer and participant of many professional and charitable organizations. He is a director of the Sino-American Certified Public Accountants Association and also served as its president in 1998. Mr. Yuan received a Masters of Accountancy from Ohio State University.

Edwin Chan MD has served as a director since January 2011. Dr. Chan earned his MD degree from the Taipei Medical University, Taiwan, and did his residency in a transitional program at The University of Texas, Medical School of Houston, and his residency in Brazos Valley Family Practice at the Texas A&M Medical School. During his 35 years in medical practice, Dr. Chan has served as chief of medical staff, division of neurology, department of internal medicine at Min-Shen General Hospital in Taiwan and as a visiting research fellow at UCLA neurophysiology laboratory. Dr. Chan has been in private practice since 2001. Dr. Chan brings to us his experience in the medical field and his dedication to renewable energy resources in pursuit of clean and sustainable living.

Wei Yuan Chen has served as a director since April 2010. Mr. Chen, who is semi-retired, was the chief designer and director for Xing Rong Project Management Company, Shanghai, China, a position he held from 1990 to 2010. In 2002, Mr. Chen received the “Design and Build” of the year award for designing the headquarters of Applied Material, Shanghai, China. Mr. Chen earned his degree from the College of Urban Planning and Public Affairs, Illinois, in 2003. Mr. Chen brings to us his project management knowledge and 20 years of experience of implementation and integration of renewable sources into his architectural designs.

Jinxi Lin has served as a director since 2014. Mr. Lin serves as the chairman and chief executive officer of AMD, a publicly traded solar panel manufacturer in Asia and the Middle East and one of our major stockholders. Mr. Lin founded AMD in 2006 and has served as its chairman and chief executive officer since its formation.

ChungJen Tsai has served as a director since January 2011. Mr. Tsai is the president of Max Group Corporation, a position he has held since 1985. Mr. Tsai graduated from National Tsing Hua University Nuclear Engineering Department, specializing in Nuclear Power Plants and related energy fields. While in the United States, Mr. Tsai founded, Max Group Corporation, an information technology distribution company. As the president of Max Group Corporation, he supervises in sales channel, warehousing, logistics, and inventory control. Mr. Tsai brings to us his broad experience in the field of energy and information technology.

Information about the Board of Directors

Our board of directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our chief executive officer, other key executives, by reading the reports and other materials that we send them, and by participating in board and committee meetings. Our directors hold office for a term of one year and until their successors have been elected and qualified unless the director resigns or by reasons of death or other cause is unable to serve in the capacity of director.

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Director Independence

We believe that three of our directors, Mr. Chen, Dr. Chan and Mr. Tsai, are independent directors using the NASDAQ definition of independence. Under NASDAQ rules, independent directors must comprise a majority of a listed company’s board of directors within twelve months of initial listing.

Committees of the Board of Directors

Upon completion of this offering, the board intends to create three committees - the audit committee, the compensation committee and the nominating and corporate governance committee.  Each of the committees will have a charter which meets the NASDAQ requirements and will be composed of three independent directors.

Audit Committee

The audit committee will be comprised of Mr. Tsai, Dr. Chan and Mr. Chen. Our audit committee consists entirely of directors who will qualify as independent directors. At least one member of our audit committee will be an “audit committee financial expert.” We will include on the audit committee at least one member who will qualify as an “audit committee financial expert” as defined by the SEC.

The audit committee will oversee, review, act on and report on various auditing and accounting matters to the board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices.

Compensation Committee

The compensation committee will oversee the compensation of our chief executive officer and our other executive officers and review our overall compensation policies for employees generally. If so authorized by the board, the compensation committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt. The compensation committee will not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee will consult with the chief executive officer, who may make recommendations to the compensation committee. Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations. The committee will also discuss compensation policies for employees who are not officers with the chief executive officer and other responsible officers. The compensation committee has the responsibilities and authority relating to the retention, compensation, oversight and funding of compensation consultants, legal counsel and other compensation advisers. The compensation committee members will consider the independence of such advisors before selecting or receiving advice from such advisors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will identify, evaluate and recommend qualified nominees to serve on our board; develop and oversee our internal corporate governance processes; and maintain a management succession plan.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board or compensation committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Code of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the NASDAQ regulations. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable federal securities laws and the NASDAQ corporate governance rules.

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EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our chief executive officer and the two most highly paid executive officers other than the chief executive officer during the years ended December 31, 2017 and 2016. These three officers are referred to as our “Named Executive Officers.”

Summary Compensation Table

							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
David Hsu, Chief executive officer[1]	2017	$600,000	$146736	$342,380	$-	$-	$-	$-	$1,089,116
	2016	240,000	58,808	1,350,000	-	-	-	-	1,648,808

Ching Liu, Executive vice president[2]	2017	560,000	120,056	280,130	-	-	-	-	960,186
	2016	210,000	50,406	1,000,000	-	-	-	-	1,260,406

Simon Yuan, Chief financial officer[3]	2017	40,000	-	-	-	-	-	-	40,000
	2016	120,000	-	600,000	-	-	-	-	720,000

Stephen Brown, Chief financial officer[4]	2017	253,301	-	-	154,715	-	-	-	408,016
	2016	-	-	-	-	-	-	-	-

________

[1]

Pursuant to his employment agreement, Mr. Hsu earned a bonus of $489,113 for 2017, of which 70%, or $342,380, was payable in stock, which was valued at $5.00 per share, and 30% was payable in cash. The bonus is payable in 2018. The 68,476 shares of common stock were issued to Mr. Hsu in August 2018. In 2016, Mr. Hsu received a restricted stock grant of 1,350,000 shares of common stock which were issued in 2016 pursuant to the 2016 Long-Term Incentive Plan and were issued subject to the forfeiture provisions described under “Management – Employee Benefit Plans.” We accrued compensation of $1,350,000 for 2016 relating to this grant. The value of the shares, based on the price paid in the October/November private placement, is $6,750,000.

[2]

Pursuant to her employment agreement, Ms. Liu earned a bonus of $400,186 for 2017, of which 70%, or $280,130, was payable in stock, which was valued at $5.00 per share, and 30% was payable in cash. The bonus is payable in 2018. The 56,026 shares were issued to Ms. Liu in August 2018. In 2016, Ms. Liu received a restricted stock grant of 1,000,000 shares of common stock which were issued in 2016 pursuant to the 2016 Long-Term Incentive Plan and were issued subject to the forfeiture provisions described under “Management – Employee Benefit Plans.” We accrued compensation of $1,000,000 for 2016 relating to this grant. The value of the shares, based on the price paid in the October/November private placement, is $5,000,000.

[3]

In 2016, Mr. Yuan received a restricted stock grant of 600,000 shares of common stock which were issued in 2016 pursuant to the 2016 Long-Term Incentive Plan and were issued subject to the forfeiture provisions described under “Management – Employee Benefit Plans.” We accrued compensation of $600,000 for 2016 relating to this grant. The value of the shares, based on the price paid in the October/November private placement, is $3,000,000. Mr. Yuan resigned as chief financial officer in May 2017.

[4]	Mr. Brown was appointed chief financial officer in May 2017.

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Employment Agreements

On October 7, 2016, we entered into an employment agreement with David Hsu pursuant to which we agreed to employ Mr. Hsu as our chief executive officer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or Mr. Hsu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. We agreed to include Mr. Hsu as a nominee of the board of directors for election as a director during the term of his agreement, and, upon his election as a director, Mr. Hsu is to serve as chairman of the board. The agreement provides for an annual salary, commencing January 1, 2017 of $600,000, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018. Mr. Hsu’s current salary is $618,000. Mr. Hsu is entitled to an annual bonus, commencing with the year ending December 31, 2017, based on consolidated revenues for the year in accordance with the following table:

Revenue	Bonus in Dollars or Percentage of Revenues
Less than $30 million	$0
More than $30 million but less than $50 million	$250,000
More than $50 million but less than $100 million	0.55%
More than $100 million but less than $200 million	0.60%
More than $200 million but less than $300 million	0.75%
More than $300 million	1.00%

70% of the bonus payable for any calendar year shall be paid in restricted stock and 30% shall be paid in cash and shall be paid no later than the earlier of (i) 30 days following the issuance of our audited financial statements for the calendar year in which the bonus is earned or (ii) the last business day of December of such next following calendar year. Our audited financial statements shall be deemed to be issued on the date we file our annual report on Form 10-K; provided, that if we are not a reporting company, our financial statements are deemed issued on the date of the auditors’ report. The equity component of the bonus shall be based on the average closing market price of the common stock on the principal exchange or market on which our common stock is traded for the period beginning on the first day of the quarter in which the bonus is payable and ending on the third trading day prior to the date payment is made; except that, if our common stock is not publicly traded, the common stock shall be valued at the most recent price at which the common stock was sold in a private placement to non-affiliated investors. The restricted stock will vest immediately on issuance. For the year ended December 31, 2017, Mr. Hsu’s bonus was comprised of 68,476 shares of common stock, valued at $342,380, and cash of $146,736. Mr. Hsu is eligible for restricted stock grants or stock options, which shall not exceed 1.5% of our outstanding common stock prior to the grant. The agreement also provides Mr. Hsu with $2 million of life insurance, medical and dental insurance and long-term disability insurance providing monthly benefits of not less than $25,000. In the event of Mr. Hsu’s termination in the event of his disability or death, we will pay Mr. Hsu or his beneficiary severance payments or death benefits equal to his highest compensation, which is his salary plus bonus, during the three calendar years prior to the year in which the termination of employment for disability or death occurs, multiplied by the number of full years Mr. Hsu has been employed by us. Mr. Hsu’s employment commenced in February 2008. These termination payments shall be made in annual installments each equal to one year’s total compensation. In the event of a termination not for cause, by Mr. Hsu for good cause or termination of employment within 18 months of a change of control, we shall pay Mr. Hsu, a lump sum termination payment equal to two times his highest annual compensation for the three years preceding the year in which the termination of employment occurs multiplied by the number of full years that Mr. Hsu was employed by us.

On October 7, 2016, we entered into an employment agreement with Ching Liu pursuant to which we agreed to employ Ms. Liu as our executive vice president, chief strategy officer and treasurer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or Ms. Liu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. We agreed to include Ms. Liu as a nominee of the board of directors for election as a director during the term of her agreement, and, upon her election, she is to serve as vice chair of the board. The agreement provides for an annual salary of $560,000, with a 3% increase on January 1st of each year, commencing January 1, 2018. Ms. Liu’s current salary is $576,800. Ms. Liu in entitled to an annual bonus, commencing with the year ended December 31, 2017, based on consolidated revenues in accordance with the following table:

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Revenue	Bonus in Dollars or as a Percentage of Revenues
Less than $30 million	$0
More than $30 million but less than $50 million	$200,000
More than $50 million but less than $100 million	0.45%
More than $100 million but less than $200 million	0.50%
More than $200 million but less than $300 million	0.65%
More than $300 million	0.90%

70% of the bonus payable for any calendar year shall be paid in restricted stock and 30% shall be paid in cash and no later than the earlier of (i) 30 days following the issuance of our audited financial statements for the calendar year in which the bonus is earned or (ii) the last business day of December of such next following calendar year. The equity component of the bonus shall be based on the average closing market price of the common stock on the principal exchange or market on which our common stock is traded for the period beginning on the first day of the quarter in which the bonus is payable and ending on the third trading day prior to the date payment is made; except that, if our common stock is not publicly traded, the common stock shall be valued at the most recent price at which the common stock was sold in a private placement to non-affiliated investors. The restricted stock will vest immediately on issuance. For the year ended December 31, 2017, Ms. Liu’s bonus was comprised of 56,026 shares of common stock, valued at $280,130 and cash of $120,056. Ms. Liu is eligible for restricted stock grants or stock options, which shall not exceed 1.0% of the outstanding common stock prior to the grant. The agreement also provides Ms. Liu with $2 million of life insurance, medical and dental insurance and long-term disability insurance providing monthly benefits of not less than $25,000. In the event of Ms. Liu’s termination in the event of her disability or death, we will pay Ms. Liu or her beneficiary severance payments or death benefits equal to her highest compensation during the three years prior to the year in which the termination of employment for disability or death occurs, multiplied by the number of full years Ms. Liu has been employed by us. Ms. Liu’s employment commenced in February 2008. The termination payments shall be made in annual installments each equal to one year’s compensation. In the event of a termination not for cause, a termination by Ms. Liu for good cause or a termination within 18 months of a change of control, we shall pay Ms. Liu, a lump sum termination payment equal to two times her highest annual compensation for the three years preceding the year in which the termination of employment occurs multiplied by the number of full years that Ms. Liu was employed by us.

Employee Benefit Plans

In October 2016, our board of directors adopted, and in November 2016, our stockholders approved, the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 6,500,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted.

In October 2016, the board of directors granted 3,816,000 shares, of which 3,050,000 shares were granted to officers and directors. The following table set forth information relating to the restricted stock grants.

Name	No. of Restricted Shares
David Hsu	1,350,000
Ching Liu	1,000,000
Simon Yuan	600,000
ChungJen Tsai	100,000
Others	766,000
Total	3,816,000

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event, which is the vesting date with respect to the shares. The definition of a public stock event includes the effectiveness of the registration statement of which this prospectus is a part. The shares are forfeited and are to be conveyed to us for no consideration if a public stock event has not occurred by December 31, 2018, although the board of directors has the right to extend that date.

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In October 2016, the board of directors also granted non-qualified stock options to purchase 1,950,000 shares and incentive stock options to purchase 325,500 shares at an exercise price of $5.00 per share.

Outstanding Equity Awards at December 31, 2017

None of the Named Executive Officers held any outstanding equity awards as December 31, 2017, except to the extent that the stock grants in 2016 under the 2016 Long-Term Incentive Plan may be deemed outstanding awards because of the forfeiture provisions.

Director Compensation

The following table sets forth information as to the compensation paid to our directors in 2017, other than those named in the Summary Compensation Table:

Name	Cash Compensation	Stock Awards	Total
Wei Yuan Chen	--	--	--
Dr. Edwin Chan	--	--	--
Jinxi Lin	--	--	--
Chunglen Tsai	--	--	--

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 3, 2012, Clean Energy Center entered into a loan agreement with us pursuant to which Clean Energy Center agreed to make a loan to us in an amount not to exceed $45,000,000. The proceeds of the loan are advanced in increments of $2,500,000 and Clean Energy Center may determine in its sole and absolute discretion a lesser amount. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Each advanced principal amount is due and payable 48 months from the advance date, although the lenders have the right to extend the loan as necessary to meet the immigration investor visa requirement, and the payments initially due in 2018 were extended to 2019. The principal loan balance was $45,000,000 at September 30, 2018 and December 31, 2017. The Form I-829 relates to a loan to us made pursuant to United States Citizen and Immigration EB-5 program which is designed to stimulate the U.S. economy through job creation and capital investment by foreign investors. The Form I-829 petition is filed by the immigrant investor and is the final step of the EB-5 visa process for immigrant investors to become lawful permanent residents of the United States. The I-829 petition includes evidence that the immigrant investor successfully met all United States Citizenship and Immigration Services requirements of the EB-5 program. Once the I-829 is approved, the investor’s conditional residency restriction is removed so that the investors, their spouse and their unmarried children under the age of 21 can live in the United States permanently.

On August 26, 2014, Clean Energy Funding II entered into a loan agreement with us for up to $13,000,000. The proceeds of the loan will be used by our LED subsidiary for its operations. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Principal is due and payable in 48 months, although the lenders have the right to extend the loan as necessary to meet the immigration investor visa requirement. The principal loan balance was $10,500,000 at September 30, 2018 and December 31, 2017.

On December 29, 2015, ZHPV entered into an unsecured loan agreement with Changzhou Holysolar Technology, Co., Ltd., one of our equity-method investees in which we have a 22.5% equity interest. Under the agreement, ZHPV can borrow up to $308,086 (RMB 2 million) from Changzhou SolarMax Technology, an entity in which we have a 30% equity interest, with a 6% fixed annual interest rate for three months. The outstanding balance on the loan was RMB 1.5 million (approximately $231,064) as of December 31, 2015. An additional RMB 500,000 (approximately $77,021) was drawn down on January 10, 2016. The entire loan was repaid on March 10, 2016 in the total amount of RMB 2,022,917 (approximately $311,616) including principal and interest.

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We provide asset management and accounting services to three joint ventures (Alliance Capital 2, LLC, Alliance Capital 3, LLC and Alliance Capital 4, LLC) in which we have a 30% equity interest pursuant to management contract and business services agreement dated January 20, 2011 between us and one of these entities, pursuant to which we are to receive 3% of revenues collected from Solar Renewable Energy Certificate (SREC) and payments from public utility companies received by the three entities. The 70% interest in these entities is held by a Chinese public company that is not affiliated with us. The agreement covers services rendered for all three entities, although there is no written agreement executed by two of these entities. Total fees earned by us from these three included in consolidated revenues was $15,120 for the nine months ended September 30, 2018 and $20,280 for the year ended December 31, 2017.

From time to time, we made advances for expenses related to the three Alliance entities. We had a receivable related to expenses paid on behalf of Alliance 1 of $17,202 at September 30, 2018 and a receivable of $113,665 at December 31, 2017.

David Hsu, our chief executive officer and a director, Ching Liu, our executive vice president, chief strategy officer and treasurer and a director and Simon Yuan, a director and our former chief financial officer, are also the principal management group of SMX Properties, LLC and Inland Empire Renewable Energy Regional Center and its subsidiaries: Clean Energy Center, Clean Energy Funding, LP, and Clean Energy Funding II, LP.

On November 28, 2012, we entered into a lease agreement with SMXP for our corporate headquarters in Riverside, California. The lease term has a term of four years commencing on January 1, 2013, with an annual base rent of $603,876. In September 2016, we entered into a new lease for our corporate headquarters effective January 1, 2017 for a 10-year term with one five-year renewal option at then current rental plus an annual 2.99% increase. The initial annual base rent under the new lease is $978,672 and is subject to a 2.99% annual escalation. The current annual rent is $1,007,940.

On January 2, 2015, we, through two of our consolidated subsidiaries, entered into two lease agreements for our Diamond Bar, California office with Fallow Field LLC, each for a five-year term commencing January 1, 2015 at a total annual base rent of $177,600 with a 2% base rent increase each year for the two leases. On September 1, 2016, we entered into two new lease agreements which amended the existing lease agreements with Fallow Field. The amended terms commenced on November 1, 2016 and are for ten years with one five-year renewal option at an initial annual base rent of $229, 272 plus our share of utilities. The base rent is subject to an annual increase of 2.99%. The current annual rent is $236,124. Fallow Field is owned and managed by the Mr. Hsu, Ms. Liu and one of our stockholders who is not a 5% stockholder.

Total related party rental expense included in general and administrative expenses was $1,032,366 for the nine months ended September 30, 2018 and $1,373,851 for the year ended December 31, 2017.

ZHTH, acquired, through a subsidiary, the rights to construct a solar farm in Guizhou, China. Guizhou is one of the southern provinces in China. In February 2016, we entered into an agreement to sell 100% of our equity interest in the subsidiary to a company owned by AMD, a related party, for $152,000. AMD, a publicly-traded company in China, is one of our principal stockholders and Jinxi Lin, one of our directors, is chairman and chief executive officer of AMD. In February 2016, we signed an agreement with AMD pursuant to which AMD engaged ZHPV to perform the EPC services for its Guizhou Quingshouihe solar farm. The solar farm was initially designed to generate 70MW of power and the contract price, inclusive of VAT, was approximately RMB 518 million (approximately $80 million). Due to the limitation of available land use, the size of the project was reduced to 55MW, with a contract price of RMB 425 million (approximately $64 million).

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In October 2016, ZHPV executed an EPC contract with a different subsidiary of AMD for a 50MW solar farm project in Guizhou, China, which is the Guizhou Pu’an project. The contract price is RMB 322.5 million (approximately $49 million). In connection with this contract, we sold the equity in a different project subsidiary to the AMD subsidiary for approximately $150,000.

Revenue from subsidiaries or affiliates of AMD, accounted for 69% of the revenue of our China segment for the nine months ended September 30, 2018 and 100% of our revenue of our China segment for the years ended December 31, 2017 and 2016. Revenue from AMD and its subsidiaries and affiliates accounted for approximately 46% of our consolidated revenues for the nine months ended September 30, 2018, 62% of our consolidated revenue for the year ended December 31, 2017 and 61% of our consolidated revenue for the year ended December 31, 2016.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 20, 2018, and as adjusted for the sale of the 3,000,000 shares offered hereby, assuming the underwriters do not exercise their option to purchase additional shares, by:

•	each person known to us to beneficially own more than 5% of common stock;

•	each member of our board of directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 3080 12th Street, Riverside, California 92507.

		Percentage[1]
Name of Beneficial Owner	Shares Beneficially Owned	Prior to Offering	After Offering
David Hsu	5,318,476	12.2%	11.4%
Jinxi Lin[2]	3,571,428	8.2%	7.6%
Changzhou Almaden Co. Ltd.[2]	3,571,428	8.2%	7.6%
Ching Liu	3,456,026	7.9%	7.4%
Dong Pu3	3,000,000	6.9%	6.4%
Simon Yuan	2,800,000	6.4%	6.0%
Wei Yuan Chen	1,760,000	4.0%	3.8%
Dr. Edwin Chan	400,000	*	*
ChungJen Tsai[4]	150,000	*	*
All officers and directors as a group[2,4] (seven individuals owning stock)	17,455,930	39.9%	37.4%

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________

* Less than 1%

1 The percentages are based on 43,728,429 shares of common stock outstanding, which includes the 3,816,000 shares held subject to forfeiture under certain conditions as described under “Management - Employee Benefit Plans.”

2 The shares beneficially owned by Jinxi Lin represent the 3,571,428 shares owned by AMD, of which Mr. Lin is chairman and chief executive officer and has the right to vote and dispose of the shares. The address for Mr. Lin and AMD is No. 639, Qinglong East Road, Changzhou, Jiangsu, China.

3 The address for Dong Pu is Room 2001, 20th Floor, Suhe Yihao, Hengfeng Road No.638, Jing’an District, Shanghai.

4 Includes 50,000 shares owned by Mr. Tsai’s wife, as to which Mr. Tsai disclaims beneficial ownership.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of December 20 2018. None of the persons named in the table owns any options or convertible securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 15,000,000 shares of preferred stock, par value $0.001 per share, and 500,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus there were no shares of preferred stock and 43,728,429 shares of common stock outstanding, including 3,816,000 shares which were issued as restricted stock grants. After giving effect to the sale of the 3,000,000 shares offered hereby, without giving effect to any shares issued pursuant to the underwriters’ over-allotment option, there will be 46,728,429 shares of common stock outstanding.

The following summary of the capital stock and our articles of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Our bylaws provide that one-third of the outstanding shares constitutes a quorum.

Dividend Rights. Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. No redemption or sinking fund provisions are applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

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Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our articles of incorporation provides that these sections do not apply.

Articles of Incorporation and Bylaw Provisions

Provisions of our articles of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our articles of incorporation or bylaws:

•	permit our board of directors to issue up to 15,000,000 shares of preferred stock, with such rights, preferences and privileges as the board may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, and not by the stockholders;

•	eliminate the personal liability of our directors for damages as a result of any act or failure to act in his or her capacity as a director or officer except as described below;

•	provide that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

•

provide that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

•	provide that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

•

do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

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Our bylaws also provide that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in Riverside County, California, where our executive offices are located.

Further, NRS Section 78.335 provides that any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. Our bylaws have a similar provision.

Limitation of Liability and Indemnification

Our articles of incorporation provide that, except as otherwise provided by law, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that, (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation provide that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our bylaws also provide for indemnification of our directors and officers.

Pursuant to Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

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Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 620115th Ave, Brooklyn, NY 11219 .

Listing

We intend to apply to list our common stock for quotation on The NASDAQ Global Market under the symbol “SMXT”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Upon completion of this offering, we will have outstanding an aggregate of 46,728,429 shares of common stock, or 47,178,429 shares if the over-allotment option is exercised in full. Of these shares, all of the 3,000,000 shares of common stock to be sold in this offering, or 3,450,000 shares if the underwriters’ overallotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act. All of the remaining 43,728,429 shares of common stock held by existing stockholders, which constitute approximately 93.6% of the outstanding shares of common stock, assuming the over-allotment option is not exercised, will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration, including exemptions provided by Rule 144 or Rule 701 under the Securities Act.

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As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares to be sold in this offering) that will be available for sale in the public market are as follows:

•	no shares will be eligible for sale on the date of this prospectus or prior to 90 days after the date of this prospectus;

•	[xxx,xxx] shares will be eligible for sale pursuant to Rule 144 commencing 90 days from the date of this prospectus; and

•

[xx,xxx,xxx] shares held by officers, directors and certain stockholders subject to lock-up agreements shares will be eligible for sale upon the expiration of the lock-up agreements, beginning six months after the date of this prospectus and when permitted under Rule 144 or Rule 701, with the managing underwriter having the right to permit shares to be sold during such six-month period.

In addition, as of the date of this prospectus, a total of 2,984,000 shares of common stock are subject to options or may be issued pursuant to the 2016 Long-Term Incentive Plan. We intend to register the sale of these shares on a Form S-8.

Lock-up Agreements

All of our directors and officers and certain of our stockholders have agreed not to sell any common stock for a period of 180 days from the date of this prospectus. See “Underwriting” for a description of these lock-up provisions.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to the public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least three months prior to the sale) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported by The NASDAQ Global Market during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

No shares may be sold pursuant to Rule 144 until we have been subject to the reporting requirements of the Securities Exchange Act for at least 90 days. We will become subject to these reporting requirements on the effective date of the registration statement of which this prospectus forms a part.

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UNDERWRITING

ViewTrade Securities, Inc. is serving as book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us on a firm commitment basis the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares
ViewTrade Securities, Inc.
Total	3,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $x.xx per share. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 450,000 additional shares at the initial public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Prior to this offering, there has been no public market for our securities. Consequently, the initial public offering price for the shares was determined by negotiations between us and the Representative.

The determination of our per share offering price was determined by negotiations between us and the Representative and does not necessarily bear any relationship to our book value, results of operations, cash flows or other indicia of value. Among the factors considered in determining the initial public offering price were our history and prospects, our management, our capital structure, and currently prevailing general conditions in equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We have applied for the listing of our common stock on the NASDAQ Global Market under the symbol “SMXT.”

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The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share		Total Without Exercise of Over-Allotment Option		Total With Exercise of Over-Allotment Option
Public offering price	$		$		$
Underwriting discounts and commissions(1)		$0.36		$1,080,000	$

(1)

Does not include (i) the warrant to purchase shares of our common stock equal to 8% of the number of shares sold in the offering, (ii) a 1% non-accountable expense allowance or (iii) certain out-of-pocket expenses, each as described below.

We have agreed to issue warrants to the Representative to purchase a number of shares of common stock equal to 8% of the total number of shares sold in this offering at an exercise price equal to 120% of the public offering price of the shares sold in this offering,. We refer to these warrants as the underwriter warrants These warrants will be exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part.

The underwriter warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriter warrants nor any of our shares issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, subject to certain exceptions.

We estimate that our portion of the total expenses of this offering payable by us will be $ 620,000 , excluding underwriting commissions and the non-accountable expense allowance .

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the effective date of the registration statement of which this prospectus is a part; provided, that this restriction does not affect ou r right to grant options or restricted stock grants under an equity incentive plan or to issue common stock upon exercise of any option .

In addition, our directors, executive officers and holders of more than 5% of our common stock will enter into lock-up agreements with the R epresentative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days from the effective date of the registration statement of which this prospectus is a part, agree not to: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common stock (including common stock which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the foregoing securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock; or (4) publicly disclose the intention to do any of the foregoing ; except that we may file a registration statement on Form S-8 to permit the exercise of options granted under an equity incentive plan .

The lock-up restrictions described in the immediately preceding paragraph do not apply with respect to any transfer:

(i)	as a bona fide gift or gifts,

(ii)	to any trust for the direct or indirect benefit of the holder or the immediate family of the holder,

(iii)

if the holder is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate of the holder or (2) distributions of our common stock or any security convertible into or exercisable for our common stock to limited partners, limited liability company members or stockholders or other equity holders of the holder,

(iv)	if the holder is a trust, transfers to the beneficiary of such trust,

(v)	by testate succession or intestate succession; or

(vi)	pursuant to the underwriting agreement;

provided, in the case of clauses (i)-(v), that (x) such transfer will not involve a disposition for value and (y) the transferee agrees in writing with the representative to be bound by the terms of a lock-up agreement, and (z) no filing by any party under Section 16(a) of the Exchange Act which is not required will be made voluntarily in connection with such transfer. Furthermore, notwithstanding the foregoing, the holder may transfer common stock in a transaction not involving a public offering or public resale; provided that (x) the transferee agrees in writing with the representative to be bound by the terms of a lock-up agreement, and (y) no filing by any party under Section 16(a) of the Exchange Act which is not required will be voluntarily made in connection with such transfer.

Electronic Offer, Sale and Distri bution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of common stock to selling group members for sale to their online brokerage account holders. The common stock to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the over-allotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

104

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Hong Kong

The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 622, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in China, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph, China does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Ellenoff Grossman and Schole, LLP, New York, New York. The underwriters have been represented by K&L Gates LLP, New York, New York.

EXPERTS

Our audited consolidated financial statements for the years ended December 31, 2017 and 2016 have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm and upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

Certain information concerning the laws of the PRC is included in this prospectus in reliance of the opinion of AllBright Law Offices, Shanghai, China, who are licensed attorneys in the PRC.

105

WHERE YOU CAN FIND MORE INFORMATION

 The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

As a result of this offering, we will become subject to information requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent public accounting firm.

106

SolarMax Technology, Inc

Index to Consolidated Financial Statements

Page
Report of Independent Registered Accounting Firm	F-2
Consolidated balance sheets as of September 30, 2018 (unaudited), and December 31, 2017 and 2016	F-3
Consolidated statements of operations for the nine months ended September 30, 2018 and 2017 (unaudited) and the years ended December 31, 2017 and 2016	F-5
Consolidated statements of comprehensive income (loss) for the nine months ended September 30, 2018 and 2017 (unaudited) and the years ended December 31, 2017 and 2016	F-6
Consolidated statements of changes in stockholders’ equity for the years ended December 31, 2017 and 2016 and for the nine months ended September 30, 2018 (unaudited)	F-7
Consolidated statements of cash flows for the nine months ended September 30, 2018 and 2017 (unaudited) and the years ended December 31, 2017 and 2016	F-8
Notes to consolidated financial statements for the nine months ended September 30, 2018 and 2017 (unaudited) and the years ended December 31, 2017 and 2016	F-10
Condensed financial information of Parent	F-62

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

SolarMax Technology, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SolarMax Technology, Inc. and Subsidiaries (the “Company”) as of December 31, 2017 and December 31, 2016, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and December 31, 2016 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Restatements

As discussed in Restatements of the Consolidated Financial Statements in Note 2 to the financial statements, the 2017 and 2016 financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Information

The accompanying Condensed Financial Information of Parent has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial statements. The Condensed Financial Information of Parent is the responsibility of the Company’s management. Our audit procedures included determining whether the Condensed Financial Information of Parent reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Condensed Financial Information of Parent. In forming our opinion on the Condensed Financial Information of Parent, we evaluated whether the Condensed Financial Information of Parent, including its form and content, is presented in conformity with the requirements of Regulation S-X 12-04 of the Securities and Exchange Act of 1934 adopted by the Securities and Exchange Commission. In our opinion, the Condensed Financial Information of Parent is fairly stated, in all material respects, in relation to the financial statements as a whole.

Marcum LLP

We have served as the Company’s auditor since 2015.

Costa Mesa, CA

March 21, 2018, except for the Restatements of Consolidated Financial Statements in Note 2, as to which the date is November 13, 2018

F-2

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of  September 30, 2018 (Unaudited) and December 31, 2017 and 2016

	September 30,	December 31,
	2018	2017	2016
	(Unaudited)	(Restated)	(Restated)
Assets
Current assets
Cash and cash equivalents	$18,039,660	$19,967,613	$13,140,003
Restricted cash, current	6,551,840	6,915,216	8,607,772
Bankers' acceptance	1,310,368	-	-
Accounts receivable, net	3,009,356	3,634,943	3,629,420
Unbilled receivables on completed contracts (related party)	-	6,393,281	-
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts (related party)	19,774,634	-	4,209,480
Customer loans receivable, current	6,241,203	6,185,826	5,338,646
Advances to suppliers	1,800,917	561,277	3,689,404
Inventories, net	3,613,836	3,940,676	4,353,653
Other receivables and current assets, net	4,511,800	7,224,073	5,287,868
Total current assets	64,853,614	54,822,905	48,256,246

Property and equipment
Automobiles	1,146,308	1,235,555	1,070,980
Furniture and equipment	2,259,094	2,229,376	2,143,751
Solar systems leased to customers	2,136,628	2,321,357	3,351,082
Leasehold improvements	1,263,366	1,182,524	1,168,689
Total property and equipment	6,805,396	6,968,812	7,734,502
Less: accumulated depreciation and amortization	(5,159,631)	(4,720,502)	(4,378,424)
Property and equipment, net	1,645,765	2,248,310	3,356,078

Goodwill	7,807,298	8,240,305	7,743,247
Intangible assets, net	-	364,000	1,014,119
Investments in unconsolidated joint ventures	603,529	1,027,299	2,696,634
Customer loans receivable, noncurrent	26,289,629	26,610,741	31,993,841
Deferred tax assets	33,455	92,664	657,069
Restricted cash, noncurrent	225,796	225,325	210,080
Other assets	1,191,537	1,206,537	2,544,146
Total assets	$102,650,623	$94,838,086	$98,471,460

See accompanying notes to consolidated financial statements.

F-3

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of  September 30, 2018 (Unaudited) and December 31, 2017 and 2016 (Continued)

	September 30,	December 31,
	2018	2017	2016
	(Unaudited)	(Restated)	(Restated)
Liabilities and Stockholders’ Equity
Current liabilities
Notes and accounts payable	$18,802,226	$12,537,154	$17,194,930
Bank and auto loans	5,756,903	5,775,195	5,599,010
Short term loan	6,000,000	-	-
Loans from related parties, current	12,500,000	12,500,000	4,000,000
Accrued expenses and other payables	7,981,672	7,057,468	5,384,881
Total current liabilities	51,040,801	37,869,817	32,178,821

Loans from related parties, noncurrent	43,000,000	43,000,000	46,500,000
Other liabilities	2,996,707	2,909,605	2,652,499
Total liabilities	97,037,508	83,779,422	81,331,320

Commitments and Contingencies (Note 14)

Stockholders’ equity
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized, none issued and outstanding as of September 30, 2018, and December 31, 2017 and 2016	-	-	-

Common stock, par value $0.001 per share; 500,000,000 shares authorized, 40,912,429 shares issued as of September 30, 2018, 39,787,927 shares issued as of December 31, 2017 and 2016, 39,912,429 shares outstanding as of September 30, 2018, 38,787,927 shares outstanding as of December 31, 2017 and 2016	40,913	39,788	39,788

Additional paid-in capital	54,915,459	49,376,407	49,137,261
Less: stock subscriptions receivable	-	(196,468)	(5,269,998)
Less: treasury stock at cost – 1,000,000 shares	(1,800,000)	(1,800,000)	(1,800,000)
Accumulated deficit	(46,187,032)	(35,743,558)	(23,810,191)
Accumulated other comprehensive loss	(1,242,748)	(583,270)	(1,262,828)
Total stockholders’ equity attributable to stockholders of the Company	5,726,592	11,092,899	17,034,032
Noncontrolling interest	(113,477)	(34,235)	106,108
Total stockholders’ equity	5,613,115	11,058,664	17,140,140

Total liabilities and stockholders’ equity	$102,650,623	$94,838,086	$98,471,460

See accompanying notes to consolidated financial statements.

F-4

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

And For the Years ended December 31, 2017 and 2016

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)
Revenue
United States operations	$22,124,659	$23,322,946	$33,813,357	$30,699,881
China operations
Related party	31,330,634	44,737,524	54,957,787	48,117,776
Unrelated party	14,091,980	-	159,106	-
Total	45,422,614	44,737,524	55,116,893	48,117,776

Total revenues	67,547,273	68,060,470	88,930,250	78,817,657

Cost of revenue	60,241,450	60,264,063	78,347,920	64,865,089
Gross profit	7,305,823	7,796,407	10,582,330	13,952,568

Operating expenses
General and administrative	11,411,812	12,630,833	15,477,276	14,514,520
Selling and marketing	2,690,295	2,561,616	3,321,802	3,283,882
Asset impairment	548,729	-	605,114	-
Total operating expense	14,650,836	15,192,449	19,404,192	17,798,402

Operating income (loss)	(7,345,013)	(7,396,042)	(8,821,862)	(3,845,834)

Other income (expense)
Interest income	245,120	213,095	448,305	120,027
Interest expense	(1,415,208)	(1,367,401)	(1,850,513)	(2,368,648)
Equity in (loss) income of unconsolidated joint ventures	(423,770)	(130,973)	(1,277,335)	(269,029)
Other income (expense), net	(1,131,471)	184,149	502,567	(384,716)
Total other income (expense)	(2,725,329)	(1,101,130)	(2,176,976)	(2,902,366)

Income (loss) before income taxes	(10,070,342)	(8,497,172)	(10,998,838)	(6,748,200)
Income tax (benefit) provision	452,374	191,052	1,074,872	862,324
Net income (loss)	(10,522,716)	(8,688,224)	(12,073,710)	(7,610,524)

Net income (loss) attributable to noncontrolling interest	(79,242)	(57,063)	(140,343)	(73,912)
Net income (loss) attributable to stockholders of the Company	$(10,443,474)	$(8,631,161)	$(11,933,367)	$(7,536,612)

Net income (loss) per share attributable to stockholders of the Company
Basic and diluted	$(0.27)	$(0.22)	$(0.31)	$(0.20)
Weighted average shares
Basic and diluted	39,198,886	38,787,927	38,787,927	37,473,646

 See accompanying notes to consolidated financial statements.

F-5

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

And For the Years Ended December 31, 2017 and 2016

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)

Net income (loss)	$(10,522,716)	$(8,688,224)	$(12,073,710)	$(7,610,524)

Other comprehensive income (loss)
Foreign currency translation adjustments	(659,478)	438,553	679,558	(632,799)
Total comprehensive income (loss)	(11,182,194)	(8,249,671)	(11,394,152)	(8,243,323)

Comprehensive income (loss) attributed to noncontrolling interest	(79,242)	(57,063)	(140,343)	(73,912)
Comprehensive income (loss) attributable to stockholders of the Company	$(11,102,952)	$(8,192,608)	$(11,253,809)	$(8,169,411)

See accompanying notes to consolidated financial statements.

F-6

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For Years Ended December 31, 2017 and 2016 and

For the Nine Months Ended September 30, 2018 (Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Equity Subscription	Treasury Stock		Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Receivable	Shares	Amount	Deficit	Loss	Interest	Total
Balance at January 1, 2016	-	$-	38,087,927	$38,088	$40,459,392	$(5,509,998)	(1,000,000)	$(1,800,000)	$(16,273,579)	$(630,029)	180,020	$16,463,894
Subscription received and adjustment of 2015 placement	-	-	-	-	(50,000)	240,000	-	-	-	-	-	190,000
Share issuance	-	-	1,700,000	1,700	8,498,300	-	-	-	-	-	-	8,500,000
Stock-based compensation	-	-	-	-	229,569	-	-	-	-	-	-	229,569
Net income (loss)	-	-	-	-	-	-	-	-	(7,536,612)	-	(73,912)	(7,610,524)
Currency translation adjustments	-	-	-	-	-	-	-	-	-	(632,799)	-	(632,799)
Balance at December 31, 2016 (Restated)	-	$-	39,787,927	$39,788	$49,137,261	$(5,269,998)	(1,000,000)	$(1,800,000)	$(23,810,191)	$(1,262,828)	$106,108	$17,140,140
Subscription received	-	-	-	-	-	5,073,530	-	-	-	-	-	5,073,530
Stock-based compensation	-	-	-	-	239,146	-	-	-	-	-	-	239,146
Net income (loss)	-	-	-	-	-	-	-	-	(11,933,367)	-	(140,343)	(12,073,710)
Currency translation adjustments	-	-	-	-	-	-	-	-	-	679,558	-	679,558
Balance at December 31, 2017 (Restated)	-	$-	39,787,927	$39,788	$49,376,407	$(196,468)	(1,000,000)	$(1,800,000)	$(35,743,558)	$(583,270)	$(34,235)	$11,058,664
Private sale of common shares	-	-	1,000,000	1,000	5,012,529	-	-	-	-	-	-	5,013,529
Equity subscription receivable adjustment	-	-	-	-	(196,468)	196,468	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	100,606	-	-	-	-	-	-	100,606
Issuance of bonus shares	-	-	124,502	125	622,385	-	-	-	-	-	-	622,510
Net income (loss)	-	-	-	-	-	-	-	-	(10,443,474)	-	(79,242)	(10,522,716)
Currency translation adjustments	-	-	-	-	-	-	-	-	-	(659,478)	-	(659,478)
Balance at September 30, 2018 (Unaudited)	-	$-	40,912,429	$40,913	$54,915,459	$-	(1,000,000)	$(1,800,000)	$(46,187,032)	$(1,242,748)	$(113,477)	$5,613,115

See accompanying notes to consolidated financial statements.

F-7

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and For the Years Ended December 31, 2017 and 2016

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)
Cash flows from operating activities
Net income (loss)	$(10,522,716)	$(8,688,224)	$(12,073,710)	$(7,610,524)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Equity in loss (income) of investment in excess of distribution received	423,770	130,974	265,958	140,627
Impairment of equity method investments	-	-	1,011,377	128,402
Loss on disposal of equity interest in unconsolidated joint venture and consolidated PRC subsidiary	-	-	-	218,231
(Gain) loss on disposal of property and equipment	(17,507)	15,974	74,727	125,039
Depreciation and amortization expense (including amortization of backlog to cost of revenue)	527,498	2,183,393	2,084,472	3,395,343
Asset impairments	548,729	-	605,114	-
Provision for bad debts and loan losses	18,999	1,363,800	1,522,079	573,225
Provision for excess and obsolete inventories	6,348	85,901	132,013	583,020
Provision for warranty, customer care and production guaranty	315,998	684,029	610,728	539,269
Deferred income taxes (benefit)	55,264	135,397	564,405	684,649
Stock-based compensation expense	100,606	177,337	239,146	229,568
Accrued contract loss	-	-	-	914,382
Deferred costs expensed	-	464,144	-	-
Impact of exchange (gains) losses and other	1,027,711	(181,901)	(387,948)	-
Changes in operating assets and liabilities:
Receivables and current assets	2,054,080	1,313,693	(3,748,610)	(2,467,361)
Bankers' acceptance	(1,381,367)	-	-	-
Unbilled receivables	6,393,281	-	(6,393,281)	-
Costs and estimated earnings in excess of billings on uncompleted contracts	(20,853,828)	(1,943,667)	4,209,480	(4,209,480)
Advances to suppliers	(1,306,088)	3,645,711	3,128,127	(1,907,981)
Inventories	272,439	(5,587,098)	(149,156)	(2,084,650)
Customer loans receivable	184,439	2,919,133	3,806,191	4,658,797
Other assets	(42,597)	(2,226,034)	1,337,612	(224,688)
Notes and accounts payable	8,516,105	(3,890,126)	(7,037,033)	12,737,525
Accrued expenses and other payables	1,626,268	1,798,595	3,669,594	(2,066,671)
Other liabilities	(1,334,001)	(133,702)	1,051,468	154,037
Intercompany receivables/payable	-	-	-
Net cash (used in) provided by operating activities	$(13,386,569)	$(7,732,671)	$(5,477,247)	$4,510,759

See accompanying notes to consolidated financial statements.

F-8

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and For the Years Ended December 31, 2017 and 2016 (Continued)

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)
Cash flows from investing activities
Proceeds from sale of Chinese subsidiaries and unconsolidated PRC investment	$-	$-	$-	$148,026
Loan repayments (issued)	1,000,000	(1,000,000)	(1,000,000)	-
Payments received pursuant to the debt settlement agreement with seller related to acquisition (Note 3)	-	1,133,130	1,183,812	-
Return of investments in unconsolidated joint ventures	-	392,000	392,000	4,341
Proceeds from disposal of property and equipment	26,049	133,534	133,829	-
Purchase of property and equipment	(132,833)	(222,211)	(281,325)	(318,072)
Net cash provided by (used in) investing activities	893,216	436,453	428,316	(165,705)

Cash flows from financing activities
Proceeds from equity issuances	$4,904,493	$5,073,530	$5,073,530	$8,690,000
Proceeds from new borrowings	6,093,137	99,241	5,849,241	19,630,555
Principal repayment on borrowings	(20,240)	(44,164)	(5,872,839)	(18,691,123)
Proceeds from loans from related parties	-	5,000,000	5,000,000	4,500,000
Repayment of related party loan	-	-	-	(237,847)
Refundable vendor bid deposits received	2,141,120	-	-	1,612,905
Refundable vendor bid deposits paid	(2,317,720)	(1,073,555)	(1,132,020)	(1,598,038)
Payable to seller for payment received related to pre-acquisition period (Note 13)	-	1,732,835	-	-
Capitalized offering expense paid	-	-	-	(198,953)
Net cash (used in) provided by financing activities	10,800,790	10,787,887	8,917,912	13,707,499

Effect of exchange rate	(598,295)	589,275	1,281,318	(186,828)
Net increase (decrease) in cash and cash equivalents and restricted cash	(2,290,858)	4,080,944	5,150,299	17,865,725
Cash and cash equivalents and restricted cash, beginning of period	27,108,154	21,957,855	21,957,855	4,092,130
Cash and cash equivalents and restricted cash, end of period	$24,817,296	$26,038,799	$27,108,154	$21,957,855

Supplemental disclosures of cash flow information:
Interest paid in cash	$1,416,277	$1,363,621	$1,745,331	$2,358,012
Income taxes paid (received) in cash	$4,800	$-	$80,377	$(57,739)

Non-cash activities for investing and financing activities:
Receivable from related party for sale of subsidiary	$-	$-	$-	$148,655
Deferred costs accrued but unpaid	$-	$-	$-	$106,719
Settlement of advance to supplier with note	$-	$735,351	$-	$-
Issuance of shares of common stock for 2017 bonuses	$622,510	$-	$-	$-

See accompanying notes to consolidated financial statements.

F-9

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

1. Description of Business

SolarMax Technology, Inc. (“SolarMax” or the “Company”) is a Nevada corporation formed in January 2008, with headquarters located in Riverside, California. Currently, the Company operates its business in the United States and the People’s Republic of China (“China” or the “PRC”). In the United States, the Company has three wholly-owned and one 93.75% owned subsidiaries as follows:

SolarMax Renewable Energy Provider, Inc., a California corporation (“SREP”)

SolarMax Financial, Inc., a California corporation (“SolarMax Financial”)

SolarMax LED, Inc., a California corporation (“LED”)

SMX Capital, Inc., a New Jersey corporation (“SMX Capital”)

SMX Capital is a 93.75% owned subsidiary of the Company, and its financial statements are consolidated in the Company’s consolidated financial statements. The 6.25% minority interest is held by a former executive of the Company’s operations in China. The minority interest is reflected as non-controlling interests in the accompanying consolidated financial statements.

The Company’s wholly-owned subsidiaries outside the United States are as follows:

•

Accumulate Investment Co. Ltd. (“Accumulate”), a British Virgin Islands corporation. The Company acquired Accumulate as part of its acquisition of Jiangsu Zhonghong Photovoltaic Electric Co., Ltd. (“ZHPV”) in April 2015.

•	SolarMax Technology Holdings (Hong Kong) Limited (“SolarMax Hong Kong”), which was established under the laws of Hong Kong on October 27, 2014.

•	Golden Solarmax Finance Co., Ltd., (“Golden SolarMax”), which was organized under the laws of the PRC on June 1, 2015.

Accumulate has one wholly-owned subsidiary, Accumulate Investment Co., Limited (HK), an entity organized under the laws of Hong Kong (“Accumulate Hong Kong”). Accumulate Hong Kong has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Technology (Shanghai) Co., Ltd. (“SolarMax Shanghai”), organized under the laws of the PRC and formed on February 3, 2015. SolarMax Shanghai is a wholly foreign-owned entity, referred to as a WFOE.

SolarMax Shanghai has two wholly-owned subsidiaries, Chengdu Zhonghong Tianhao Technology Co., Ltd., (“ZHTH”), acquired in April 2015, and Jiangsu Honghao Electricity Technology Co. Ltd. (“Jiangsu Honghao”), organized on September 21, 2015. Jiangsu Honghao is engaged in the project operation and maintenance business and forms a subsidiary for each project for which it provides the project operation and maintenance service.

F-10

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

On May 8, 2017, Solarmax Technology Holdings (Cayman) Limited (“Solarmax Cayman”) a Cayman Islands limited company, was formed with 1,000,000,000 shares at a par value of United States dollars of $0.01 for an authorized capital of United States dollars $10.0 million. Solarmax Cayman is a 100% owned direct subsidiary of the Company and was created to serve as an intermediate holding company for the Company’s PRC operations. When completed Solarmax Cayman would be the direct parent of SolarMax Hong Kong and Accumulate. At September 30, 2018, the entity reorganization of the PRC operations under Solarmax Cayman is in process. The entity reorganization has no impact on the Company’s business or operations.

ZHTH is engaged in project development and its core business is to provide engineering, procurement and construction (“EPC”) services.  When a buyer of a project is identified, the subsidiary that owns the subsidiary holding the permit (a “project subsidiary”) sells to the buyer the equity in the project subsidiary for that specific solar farm project, and the buyer of the project engages ZHPV for the EPC services.  The purchase price for the project subsidiary is an amount approximating the subsidiary’s net assets.  Accordingly, the Company does not generate any material gain or loss from the sale of the project subsidiaries.  The sale of the equity in the project subsidiaries is part of the normal course of the Company’s operations in China.  Because government regulations prohibit the sale of the permit related to a solar farm, it is necessary for the Company to sell the equity in the project subsidiary to effectuate the transfer of the ownership of a solar farm permit to buyer.

On April 28, 2015, the Company acquired the ownership of ZHTH, through a share exchange agreement among the Company, SolarMax Shanghai and the equity owners of ZHTH. ZHTH was formed on March 21, 2014 and ZHTH became a wholly-owned subsidiary of SolarMax Shanghai as a result of the acquisition.

Also on April 28, 2015, the Company acquired the ownership of ZHPV through a share exchange agreement between the Company and the holders of the stock of Accumulate.  After the acquisition, the Company owns all of the stock of Accumulate, which, in turn, through Accumulate Hong Kong, owns all of the stock of ZHPV.  ZHPV was formed on December 31, 2009.

At September 30, 2018, December 31, 2017 and 2016, the Company’s major subsidiaries and the related core business consist of the following:

•

SREP was established on July 19, 2011 and is engaged in the business of selling and installing integrated photovoltaic systems and energy storage systems for residential and commercial customers in the United States.

•

SolarMax Financial was established on September 9, 2009 and is engaged in the business of providing secured installment financing to purchasers of residential and commercial photovoltaic systems, and servicing installment sales for SREP customers in the United States.

•

SMX Capital was acquired by the Company in June 2011. SMX Capital is engaged in the business of owning and funding renewable energy projects in the United States and operates its business through operating leases and power purchase agreements primarily in the commercial markets. Its business is conducted directly and indirectly through a 30% equity interest in three companies. SMX Capital has not been engaged in leasing new systems since 2014 and its primary business is the ownership and maintenance of systems under existing leases.

•	LED was established on July 15, 2013 in connection with the 2013 acquisition of Act One and is engaged in the business of LED light integration in the United States.

•	ZHTH is engaged in the business of identifying, procuring and marketing solar energy farms and other roof top solar energy projects in the PRC.

•	ZHPV is engaged in the EPC business for solar energy farms and other roof top solar energy projects in the PRC.

•	Jiangsu Honghao was organized on September 21, 2015 and is engaged in the business of operating and maintaining solar farms in the PRC.

F-11

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company include the consolidated operations of its wholly-owned and controlled subsidiaries within and outside the United States.

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America (“GAAP”). With respect to the unaudited financial statements as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ended December 31, 2018.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant accounting estimates reflected in the Company’s consolidated financial statements include the percentage of completion of long-term construction contracts, the anticipated costs with respect to long-term contracts, the collectability of accounts receivable and loans receivable, the useful lives and impairment of property and equipment, goodwill and intangible assets, the fair value of stock options granted and stock-based compensation expense, the fair value of assets acquired and liabilities assumed in a business combination, warranty and customer care reserve, the valuation of deferred tax assets, inventories and provisions for income taxes. Actual results could differ materially from those estimates.

Restatements of Consolidated Financial Statements

During the preparation of the six months ended June 30, 2018 financial statements, the Company reassessed its original probability assessment on the performance condition related to equity awards with vesting contingent upon an initial public offering (“IPO”). Based on the Company’s reassessment, the performance condition related to an IPO is determined to be outside the control of the Company and therefore the event would not be considered probable until an IPO event occurs. As a result, the Company reversed the previously recognized stock compensation expense related to equity awards with vesting contingent on an IPO event for the periods impacted. The adjustment resulted in a decrease to the reported net loss of $8, 804,509 , $8,575,695 and $5,567,741 for the nine months ended September 30, 2017 and the years ended December 31, 2017 and 2016, respectively; and a decrease to the reported accumulated deficit of $14,143,436 and $5,567,741 as of December 31, 2017 and 2016, respectively.

The Company has restated its consolidated balance sheets at December 31, 2017 and 2016, and the consolidated statements of operations, changes in stockholders' equity, comprehensive income (loss), and cash flows for the years then ended, as well as the consolidated statements of operations, changes in stockholders’ equity, comprehensive income (loss), and cash flows for the nine months ended September 30, 2017.

F-12

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The restatement adjustments recorded are summarized below:

	Nine Months Ended September 30, 2017	Year Ended December 31, 2017	Year Ended December 31, 2016
Stock-based compensation in statement of changes in stockholders' equity
Previously reported	na	$8,276,379	$6,335,772
Amount reversed	na	(8,037,233)	(6,106,203)
Restated amount	na	$239,146	$229,569

General and administrative expenses
Previously reported	$21,435,342	$24,052,971	$20,082,261
Amount reversed	(8,804,509)	(8,575,695)	(5,567,741)
Restated amount	$12,630,833	$15,477,276	$14,514,520

Net income (loss)
Previously reported	$(17,492,733)	$(20,649,405)	$(13,178,265)
Amount reversed	8,804,509	8,575,695	5,567,741
Restated amount	$(8,688,224)	$(12,073,710)	$(7,610,524)

Net income (loss) attributable to stockholders of Company
Previously reported	$(17,435,670)	$(20,509,062)	$(13,104,353)
Amount reversed	8,804,509	8,575,695	5,567,741
Restated amount	$(8,631,161)	$(11,933,367)	$(7,536,612)

Net income (loss) per share attributable to stockholders of Company - basic and diluted
Previously reported	(0.45)	(0.53)	(0.35)
Restated amount	(0.22)	(0.31)	(0.20)

Other assets
Previously reported	na	$1,206,537	$3,082,608
Amount reversed	na	-	(538,462)
Restated amount	na	$1,206,537	$2,544,146

Total stockholders' equity attributable to stockholders of the Company
Previously reported	na	$11,092,899	$17,572,494
Amount reversed	na	-	(538,462)
Restated amount	na	$11,092,899	$17,034,032

Total stockholders' equity
Previously reported	na	$11,058,664	$17,678,602
Amount reversed	na	-	(538,462)
Restated amount	na	$11,058,664	$17,140,140

Additional paid-in capital
Previously reported	na	$63,519,843	$55,243,464
Amount reversed	na	(14,143,436)	(6,106,203)
Restated amount	na	$49,376,407	$49,137,261

Retained earnings (accumulated deficit)
Previously reported	na	$(49,886,994)	$(29,377,932)
Amount reversed	na	14,143,436	5,567,741
Restated amount	na	$(35,743,558)	$(23,810,191)

Total comprehensive income (loss)
Previously reported	$(17,054,180)	$(19,969,847)	$(13,811,064)
Amount reversed	8,804,509	8,575,695	5,567,741
Restated amount	$(8,249,671)	$(11,394,152)	$(8,243,323)

Comprehensive income (loss) attributable to stockholders of Company
Previously reported	$(16,997,117)	$(19,829,504)	$(13,737,152)
Amount reversed	8,804,509	8,575,695	5,567,741
Restated amount	$(8,192,608)	$(11,253,809)	$(8,169,411)

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with GAAP and reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. In accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 810, Consolidation, the Company consolidates any variable interest entity, or VIE, of which it is the primary beneficiary. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not consolidate a VIE in which it has a majority ownership interest when the Company is not considered the primary beneficiary. The Company evaluates its relationships with all the VIEs on an ongoing basis to ensure that it continues to be or becomes the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

F-13

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The accompanying consolidated financial statements include the accounts of SolarMax and its wholly-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Variable Interest Entity Not Consolidated

The Company evaluated its involvement with SMX Property, LLC (“SMXP”) under the requirements of ASC 810, Variable Interest Entities, and as discussed below, determined that the Company is not the primary beneficiary and, therefore, has not consolidated the financial information of SMXP.

The Company is the lessee under an operating lease of its Riverside, CA headquarters facility with SMXP (see Note 13 - Other Related Party Transactions). SMXP is a private entity owned by the Company’s founders who are also executives of the Company. The lease term was initially for four years expiring on December 31, 2016, and was extended in September 2016 for a ten-year term, with one five-year renewal option. The Company does not have any ownership interest in SMXP. Other than the common ownership and the operating lease, the Company does not have any economic arrangements with SMXP such that the Company will have an obligation to support the operations of SMXP. Further, the Company does not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, the Company is not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

At September 30, 2018, December 31, 2017 and 2016, SMXP reported total assets of $13.2 million, $12.9 million and $12.6 million, total liabilities of $13.1 million, $13.2 million and $13.2 million, respectively. For the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, SMXP reported net income (loss) of $443,616, $169,544, $289,740 and $(24,377), respectively, of which $755,955, $489,336, $978,672 and $540,972 represented lease income from the Company, respectively (amounts are unaudited).

Liquidity

As of September 30, 2018 and December 31, 2017, the Company’s principal sources of liquidity consisted of approximately $18.0 million and $20.0 million, respectively, of cash and cash equivalents, and future cash generated from operations. The Company believes its current cash balances coupled with anticipated cash flow from operating activities will be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying consolidated financial statements. The Company continues to control its cash expenses as a percentage of expected revenue on an annual basis and thus may use its cash balances in the short-term to invest in revenue growth. Based on current internal projections, the Company believes it has and/or will generate sufficient cash for its operational needs, including any required debt payments, for at least one year from the date of issuance of the accompanying consolidated financial statements. Management is focused on growing the Company’s existing product offering, as well as its customer base, to increase its revenues.

The Company cannot give assurance that it can increase its cash balances or limit its cash consumption and thus maintain sufficient cash balances for its planned operations or future acquisitions. Future business demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all. Subject to the foregoing, management believes that the Company has sufficient capital and liquidity to fund its operations for at least one year from the date of issuance of the accompanying consolidated financial statements.

Long-term Construction Contracts

Long-term construction contracts are primarily related to the Company’s operation in the PRC. In any given financial reporting period, the Company generally has five or fewer active contracts under construction, each of which typically span a duration of six months to a year.

F-14

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The Company generally recognizes revenues on EPC contracts using the percentage of completion method, as outlined in ASC 605-35, Revenue Recognition, Construction-Type and Production-Type Contracts. The Company reviews contract price and cost estimates periodically as the work progresses, and recognizes changes in estimates of contract revenues, costs and profits for contracts accounted for under the percentage of completion method using the cumulative catch-up method of accounting. The cumulative catch-up method of accounting is an acceptable alternative as described in ASC 605-35-25-82 through 25-84. This method recognizes current period cumulative effects for changes in estimates related to current and prior periods. Hence, the effect of the changes in estimates of contract performance is recognized in the current period as if the revised estimate had been used since contract inception.

Each quarter, the Company performs an analysis of each EPC contract to determine the estimated revenue and cost at completion, and the percentage of completion of each contract, which determines the amount of revenue and cost recognized in the current period on a contract-by-contract basis. To determine the estimates at completion, the Company makes numerous estimates for revenue and costs that may be revised for a variety of reasons, including approved and unapproved change orders.

During the nine months ended September 30, 2017 and the year ended December 31, 2017, the Company revised its cost estimate for Guizhou Puan project as a result of additional costs incurred for an additional sub-station to be installed necessitated by the noncontiguous project site caused by insufficient land use rights obtained. There was no material impact to the Company’s revenue for the nine months ended September 30, 2017 and the year ended December 31, 2017 because the change in cost estimates occurred in the first quarter of 2017 when the project was only 10% completed.

As of September 30, 2018 and December 31, 2017 and 2016, and during the nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017 and 2016, the Company’s construction and other operating activities consisted of the following projects:

				% Complete as of						Revenue Recognized (USD in Million)
	Customer	Mega Watts ("MW")	Contract Value Excluding VAT (RMB in Million)	9/30/18 (Unaudited)	12/31/2017	12/31/2016	Nine Months Ended 9/30/18 (Unaudited)	Nine Months Ended 9/30/17 (Unaudited)	Year Ended 12/31/17	Year Ended 12/31/16	Scheduled Completion
Long-term Construction Contracts
Guizhou Qingshuihe (1)	AMD	58.0	384.0	100.0%	100.0%	78.1%	$0.00	$11.40	$12.24	$44.80	Completed
Guizhou Puan (2) (3)	AMD	55.6	303.0	100.0%	100.0%	7.8%	$0.00	$33.10	$41.69	$3.10	Completed
Guizhou Yilong	AMD	35.0	200.6	100.0%	na	na	$31.1	na	na	na	Completed
Hunan Xinhuang	Government	0.7	4.6	100.0%	0.0%	na	$0.71	na	$0.00	na	Completed
Ningxia Meili Cloud	Meili Cloud Energy	50.0	179.0	48.5%	na	na	$13.30	na	na	na	2018
Other
Shandong Zaozhuang (rooftop) (4)	AMD	na	5.5	na	na	na	$0.00	Na	$0.59	na	2018
Tianjin Zhonglianda (5)	Uonone	na	na	na	na	na	$0.05	na	$0.16	na	na
Operation and maintenance	AMD	na	na	na	na	na	$0.28	$0.00	$0.44	$0.20	na

___________

(1) Total contract value at completion increased by RMB 2.0 million based on a mutual agreement.
(2) A change order was entered into in September 2017 to increase the system size by another 5 megawatts. Final system size at completion increased from 55MW to 55.6MW.
(3) A change order was entered into in February 2017 to reduce the price per watt including VAT from RMB 6.45 to RMB 6.25.
(4) Revenues earned on rooftop projects are accounted for based on the number of roofs completed and accepted, similar to the U.S. segment rooftop revenues.
(5) Fee revenue only, no construction revenue since the project was assigned to Uonone.

The customers for certain projects are subsidiaries of Changzhou Almaden Co., Ltd. (“AMD”). AMD is a related party as it owns more than 5% of the Company’s common stock and its chairman and chief executive officer is a director of the Company.

In December 2017, the Company, through its PRC subsidiaries, entered into contracts with Yilong AMD New Energy Co., Ltd., an affiliate of AMD for EPC services on a 30MW solar farm project in Guizhou Yilong province. In January 2018, additional 5MW was added to the project pursuant to a separate agreement. The total contract value excluding tax for the 35MW project is approximately RMB 200.6 million (approximately $31.5 million). Construction work on the project did not start until January 2018 and the project is expected to be complete in 2018.

In November 2016, the Company, through its PRC subsidiary, entered into a contract with Xin Huang Minority Poverty Relief Office, a PRC governmental entity, to construct photovoltaic power stations at 11 villages in the Hunan province. The total system size is 660 kilowatts with a contract value excluding tax of RMB 4.6 million (approximately $708,000). The construction warranty on this project is five years with 20% of the retainage (10% of the contract value) to be released each year. The Company commenced construction of this project in late 2017 and the project was completed during the nine months ended September 30, 2018.

F-15

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Information concerning long-term construction contracts at September 30, 2018, December 31, 2017 and 2016 from inception of the contract to completion, accounted for on the percentage of completion method of accounting is as follows:

	September 30, 2018	2017	2016
	(Unaudited)
Costs incurred on contracts (from inception to completion)	$40,859,842	$81,363,591	$39,906,642
Estimated earnings thereon	3,522,817	11,434,562	8,055,352
	44,382,659	92,798,153	47,961,994
Add: Value Added Tax (“VAT”)	6,485,043	10,198,259	5,400,021
Less: billings to date - EPC project	(21,170,327)	(77,457,308)	(42,478,962)
Less: billings to date - VAT	(3,387,252)	(10,198,259)	(5,400,021)
Net underbilling	$26,310,123	$15,340,845	$5,483,032

Net underbilling	$26,310,123	$15,340,845	$5,483,032
Billings in excess of costs and estimated earnings	-	-	-
Billed but unpaid - retainage receivables	-	(2,241,808)	(1,137,281)
Less: cash received in excess of billings	(5,464,095)	(7,209,881)	-
Effect of exchange rate	(1,071,394)	504,125	(136,271)
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts or unbilled receivables on completed contract	$19,774,634	$6,393,281	$4,209,480

Operation and Maintenance Revenue

In the PRC, the Company provides operation and maintenance service on solar farm projects after the projects are completed, pursuant to separate operation and maintenance contracts. Revenue is recognized as earned over the term of the underlying contract which is generally quoted based on a specific amount per watt per year. The Company may be entitled to additional performance incentives if specified performance targets are met, which will be recognized when those targets are achieved.

Solar Energy Systems and Components Sales

In the United States and the PRC, for solar energy systems and components sales for which customers pay the full purchase price upon delivery of the system, the Company recognizes revenue, net of any applicable governmental sales taxes, in accordance with ASC 605, Revenue Recognition—Overall. The Company recognizes revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. Components are comprised of photovoltaic panels and solar energy system monitoring hardware and may include FLEX Energy Storage System (applicable only in the United States). The Company recognizes revenue when the Company installs a solar energy system and it passes inspection by the utility or the authority having jurisdiction and the permit to operate has been issued, provided all other revenue recognition criteria have been met. Costs incurred on installations before the solar energy systems are completed are included in inventories as work in progress in the Company’s consolidated balance sheets.

F-16

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

For solar energy systems sold under an installment contract in the United States, the Company completes an extensive review of the customer’s credit history prior to approving the customer for an installment sale which provides the Company with reasonable assurance of the collectability of the related installment sale receivable over the installment term. Accordingly, the Company recognizes the revenue from the instaent sale of a solar energy system when the Company delivers a system that has passed inspection by the utility or the authority having jurisdiction and the permit to operate has been issued.

Operating Leases and Power Purchase Agreements

From 2010 to 2014, the Company constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and power purchase agreements, with terms of up to 20 years. Under these arrangements, the Company owns the systems and receives the 30% federal grant, as well as any applicable state and utility company rebates on the systems it owns. Upfront grants, rebates and incentives were applied to reduce the cost of the systems. All other annual rebates and performance-based incentive rebates are recognized in revenue when received. In connection with the Company’s ownership of solar systems primarily in New Jersey, the Company owns a number of Solar Renewable Energy Certificates (“SREC”). There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. The Company recognizes the revenue of the SREC when it is sold.

Under the long-term leases, the Company is the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since the lease does not provide for the ownership transfer to the lessee at the end of lease, the lease does not contain a bargain purchase option, the lease term does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment.

For solar energy systems where customers purchase electricity from the Company under power purchase agreements, the Company determined that these agreements should be accounted for, in substance, as operating leases pursuant to ASC 840 since the power purchase agreement does not provide for the ownership transfer to the other party at the end of lease, the power purchase agreement does not contain a bargain purchase option, the term of the power purchase agreement does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the payments under the power purchase agreement does not exceed 90% of the original investment. The Company recognizes revenue based upon the amount of electricity delivered at rates specified under the contracts, assuming all other revenue recognition criteria are met.

The Company capitalizes initial direct costs from the origination of solar energy systems leased to customers (the incremental cost of contract administration, referral fees and sales commissions) as an element of solar energy systems, leased and to be leased, and subsequently amortize these costs over the term of the related lease or power purchase agreement, which generally ranges from 10 to 20 years.

Subsequent to 2014, the Company did not enter into any direct leases for solar systems. All current leasing transactions are conducted by an independent leasing company. The Company has a channel agreement with an independent leasing company to which the Company refers potential lease customers and to whom the Company sells the system, as discussed under “Solar Energy Systems and Components Sales.”

Third-Party Leasing Arrangements

The Company no longer enters into leases for solar systems. In January 2015, the Company entered into a three-year channel agreement with Sunrun, Inc. pursuant to which Sunrun appointed the Company as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, the Company introduces potential leasing customers to Sunrun and Sunrun pays the Company for its services in connection with the projects. Upon a customer signing a Sunrun lease, the Company purchases the equipment from Sunrun or another vendor from a list of preapproved equipment vendors provided by Sunrun. The Company then performs the design and EPC services until the system receives the permit to operate. Sunrun pays the Company 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Similar to solar systems sold directly to residential and commercial customers, the Company recognizes the revenue on the solar systems sold to Sunrun when the permit to operate is received. Sunrun owns the equipment, leases the system and also services the lease. The Company’s relationship with the residential customer is only during the sales and installation process. The Company provides its standard warranty for its EPC services to Sunrun. The agreement with Sunrun prohibited the Company from marketing, selling or constructing solar systems to be leased to customers other than through Sunrun. These restrictions did not affect the Company’s financing operations. The agreement with Sunrun was amended on March 22, 2018 to eliminate the exclusivity requirement. Sunrun may terminate the agreement if the Company fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time.

F-17

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Upon the completion of the system, Sunrun performs the inspection to ensure the system meets Sunrun’s quality standards, and the Company is responsible to fix any issues as identified by Sunrun if they are caused by the Company. Sunrun covers all manufacturer component warranty issues with the system and may also contract with the Company to perform the work to fix any potential future issues with the system.

The channel agreement had an initial term that expired January 2018. Pursuant to the terms of the agreement, upon expiration of the initial term, the agreement continues for an additional 36 months unless either party gives notice of non-renewal at least 30 days before the initial expiration date. As a result, the agreement has been automatically renewed for a 36 month term which ends in January 2021. Sunrun was the Company’s largest customer in the United States segment during the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016.

LED Projects

The Company’s revenue recognition policy as related to LED products and services is in accordance with ASC 605-10-S99, Revenue Recognition-Overall-SEC Materials. The Company recognizes revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. The Company recognizes its LED revenue upon the delivery of the products and/or completion of the installation and the final acceptance from the customer, provided all other revenue recognition criteria have been met. Prior to the delivery/completion and the final acceptance, all costs incurred are included in inventories as work in progress in the Company’s consolidated balance sheet.

Financing Loan Contracts

In the United States, the Company provides installment financing to qualified customers to purchase residential or commercial photovoltaic systems, FLEX Energy Storage Systems, as well as LED products and projects. Customer loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. The Company recognizes interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is not to hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value. There were no loans held-for-sale at September 30, 2018, December 31, 2017 and 2016.

Summary of Revenues

The following table summarizes the Company’s revenue by business line for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016:

	Nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Solar energy systems
Sales on installment basis	$6,728,125	$4,695,704	$6,139,754	$5,641,113
Sales on non-installment basis	9,649,999	9,658,184	13,923,987	10,319,089
Third-party leasing arrangements	3,632,100	4,760,744	6,985,423	11,743,673
Operating lease revenues	86,934	87,369	115,706	87,406
Power purchase agreement revenues	85,411	298,024	181,001	172,060
Total solar energy systems	20,182,569	19,500,025	27,345,871	27,963,341
LED	617,131	2,340,780	4,506,604	513,447
Financing related	1,324,959	1,482,141	1,960,882	2,223,093
Total revenue of US Segment	22,124,659	23,322,946	33,813,357	30,699,881
Solar farm projects	44,382,659	44,473,099	53,922,571	47,961,994
Roof top projects	711,838	-	593,953	-
Operation and maintenance and other	328,117	264,425	600,369	155,782
Total revenue of PRC Segment	45,422,614	44,737,524	55,116,893	48,117,776

Total revenues	$67,547,273	$68,060,470	$88,930,250	$78,817,657

F-18

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Cost of Revenue

Solar Energy Systems and Components Sales and LED

Cost of revenue includes material and component costs, subcontractor costs, labor and related labor benefits costs, sale commissions and bonuses, operation and finance commissions and bonuses, freight, insurance allocated to operations and installations, warranty expense, inventory reserve, and other overhead costs allocated to operations, installation and warehouse.

During the year ended December 31, 2016, cost of revenue includes an expected contract loss of $914,382 related to a significant LED contract, for which the contract sale price to the customer is below the purchase price of the product paid by the Company. Revenues on this contract were recognized when the products were delivered to and accepted by the customer during the year ended December 31, 2017.

Solar Farm Projects

In applying the percentage of completion method, the Company uses the actual costs incurred relative to the total estimated costs (including module costs but excluding VAT) in order to determine the progress towards completion and calculates the corresponding amount of revenue and profit to recognize. Costs incurred include direct materials, solar modules, labor, subcontractor costs, and those indirect costs related to contract performance, such as indirect labor and supplies. The Company recognizes direct material and solar module costs as incurred when the direct materials and solar modules have been installed in the project. The Company considers direct materials and solar modules to be installed when they are permanently placed or affixed to a PV solar power system as required by engineering designs. Solar modules owned by the Company that will be used in the Company’s systems remain within inventory until such modules are installed in a system.

The percentage of completion method of revenue recognition requires the Company to make estimates of net contract revenues and costs to complete the projects. In making such estimates, management judgments are required to evaluate significant assumptions including the amount of net contract revenues, the cost of materials and labor, expected labor productivity, the impact of potential variances in schedule completion, and the impact of any penalties, claims, change orders, or performance incentives.

If estimated total costs on any contract are greater than the net contract revenues, the Company recognizes the entire estimated loss in the period the loss becomes known. The cumulative effect of the revisions to estimates related to net contract revenues and costs to complete contracts, including penalties, claims, change orders, performance incentives, anticipated losses, and others are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

Concentration Risks

Major Customers

The following table provides information as to sales greater than 10% of revenues for the nine months ended September 30, 2018:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
				(Unaudited)
Customer E (1)	$31,052,179	46%	$5,303,662	23%
Customer D (1)	13,330,480	20%	243,337	1%

F-19

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The following table provides information as to sales greater than 10% of revenues for the nine months ended September 30, 2017:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
				(Unaudited)
Customer C (1)	$33,081,066	49%	$3,925,089	45%
Customer A (1)	11,656,458	17%	2,479,142	29%

The following table provides information as to sales greater than 10% of revenues for the year ended December 31, 2017:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
Customer C (1)	$41,687,291	47%	$9,247,699	92%
Customer A (1)	$12,235,280	14%	$256,833	3%

The following table provides information as to sales greater than 10% of revenues for the year ended December 31, 2016:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
Customer A (1)	$44,798,696	57%	$1,976,348	25%
Customer B (2)	$10,953,467	14%	$72,685	1%

(1) Customers A, C, D and E are affiliates of AMD and affiliates of supplier A under the Major Suppliers table.
(2) Customer B is a customer of the US segment. Customer B is Sunrun, the third party leasing company described under "Third Party Leasing Arrangement" in Note 2.

Customer B (Sunrun) is the customer of the United States segment with whom the Company has entered into a three-year channel agreement in January 2015. Under this agreement, Sunrun appoints the Company as its sales representative to solicit orders for its products in portions of southern California, whereby the Company introduces potential leasing customers to Sunrun. Sunrun pays the Company for EPC services in connection with the projects. Pursuant to the terms of the agreement, upon expiration of the initial term in January 2018, the agreement continues for an additional 36 months unless either party gives notice of non-renewal at least 30 days before the initial expiration date. As a result, the agreement has been automatically renewed for a 36 month term which ends in January 2021. The summary of revenue and cost of revenue related to Sunrun for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016 is as follows:

	Nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Revenue	$3,817,846	$4,808,708	$6,977,406	$10,953,467
Cost of revenue	2,105,070	3,727,694	5,620,294	8,792,645

With respect to the systems sold to Sunrun, the Company is required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017 and 2016, Sunrun meters purchased from a subsidiary of Sunrun amounted to $59,828, $54,663, $74,686 and $132,818, respectively. There was no accounts payable balance owed to this supplier as of September 30, 2018, December 31, 2017 and 2016.

F-20

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Major Suppliers

The following table provides information as to purchases over 10% for the nine months ended September 30, 2018:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
	(Unaudited)
Supplier G (2)	$8,250,742	22%	$7,826,690	42%
Supplier C (4)	5,722,044	15%	1,443,366	8%
Supplier H (2)	4,323,197	12%	4,101,004	22%

The following table provides information as to purchases over 10% for the nine months ended September 30, 2017:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
	(Unaudited)
Supplier D (3)	$9,890,179	14%	$-	0%
Supplier B (2)	8,372,756	12%	3,767,532	26%

The following table provides information as to purchases over 10% for the year ended December 31, 2017:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
Supplier D (2)	$20,251,911	30%	$1,171,745	9%
Supplier A (2)	$9,029,897	13%	$-	0%
Supplier C (4)	$8,143,617	12%	$807,819	6%
Supplier B (3)	$7,839,020	12%	$3,855,097	31%

F-21

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The following table provides information as to purchases over 10% for the year ended December 31, 2016:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
Supplier A (2)	$21,149,920	35%	$6,028,494	35%
Supplier B (3)	$11,688,582	19%	$3,050,700	18%

(2) Suppliers A, D, F, G and H are material suppliers of the EPC projects for SolarMax PRC segment.
(3) Supplier B is a subcontractor of the EPC projects for SolarMax PRC segment.
(4) Suppliers C and E are the material suppliers for SolarMax US segment.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposit accounts and highly liquid investments purchased with an original maturity of three months or less.

The standard insurance coverage for non-interest bearing transaction accounts in the United States is $250,000 per depositor under the general deposit insurance rules of the Federal Deposit Insurance Corporation. The standard insurance coverage for non-interest bearing transaction accounts in the PRC is RMB 500,000 (approximately $72,000) per depositor per bank under the applicable Chinese general deposit insurance rules. As of September 30, 2018, December 31, 2017 and 2016, insured and uninsured cash including the balance classified as restricted cash were as follows:

		December 31,
	September 30, 2018	2017	2016
US Segment	(Unaudited)
Insured cash	$1,515,091	$2,011,613	$1,616,216
Uninsured cash	12,610,814	9,428,846	8,349,930
	14,125,905	11,440,459	9,966,146
China Segment
Insured cash	459,779	506,830	495,775
Uninsured cash	10,231,612	15,160,865	11,495,934
	10,691,391	15,667,695	11,991,709
Total cash and cash equivalents & restricted cash	24,817,296	27,108,154	21,957,855
Cash and cash equivalents	18,039,660	19,967,613	13,140,003
Restricted cash	$6,777,636	$7,140,541	$8,817,852

F-22

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Restricted Cash

Restricted cash at September 30, 2018, December 31, 2017 and 2016 consisted of:

		December 31,
	September 30, 2018	2017	2016
	(Unaudited)
Deposit held by a PRC financial institution as collateral for commercial loan to SolarMax – PRC Segment	$6,551,840	$6,915,216	$5,759,730
Deposits held by a PRC financial institution for bank notes – PRC Segment	-	-	2,848,042
Deposit held by a US financial institution as collateral for business credit cards – US Segment	225,796	225,325	210,080
	6,777,636	7,140,541	8,817,852
Less: current portion	(6,551,840)	(6,915,216)	(8,607,772)
Noncurrent portion	$225,796	$225,325	$210,080

Bankers’ Acceptance

At September 30, 2018, the Company held bankers’ acceptance in the amount of RMB 9,000,000 (approximately $1.3 million) with various original maturities ranging from three months to six months. A banker’s acceptance is a promised future payment which is accepted and guaranteed by a bank and drawn on a deposit at the bank. A banker’s acceptance is a negotiable financial instrument and can be exchanged for cash at a discount prior to its maturity date. During the nine months ended September 30, 2018, the Company accepted bankers’ acceptance as payments on the PRC solar farm projects.

Accounts Receivable, net

Accounts receivable are reported at the outstanding principal balance due from customers. In the PRC segment, accounts receivable represent the amounts billed under the contracts but uncollected on completed construction contracts and construction contracts in process. Under certain arrangements with customers in the U.S. segment, the customers may assign the collection of incentive rebates due from government agencies or utility companies to the Company, however the customers would remain accountable for the ultimate payment if the amount of incentive rebates are not collectible from such government agencies or utility companies. Accounts receivable are recorded at net realizable value.

The Company maintains allowances for the applicable portion of receivables, including accounts receivable, government rebate receivables and other receivables, when collection becomes doubtful. The Company estimates anticipated losses from doubtful accounts based upon the expected collectability of all receivables, which takes into account the number of days past due, collection history, identification of specific customer exposure, and current economic trends. Once a receivable is deemed to be uncollectible, it is written off against the allowance. The bad debt expense related to rebates receivable are recorded as a reduction to revenues.

The activity of the allowance for bad debts for accounts receivable for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016 is as follows:

	Nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Balance – beginning of period	$352,593	$216,606	$216,606	$187,421
Provision for bad debts	(62,297)	94,286	125,921	98,819
Receivables written off	(8,549)	(1,346)	(18,087)	(68,042)
Effect of exchange rate	(1,575)	1,622	28,153	(1,592)
Balance – end of period	$280,172	$311,168	$352,593	$216,606

F-23

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Retainage Receivables

Certain of the Company’s EPC contracts for solar farm projects contain retainage provisions. Retainage refers to the portion of the contract price earned by the Company for work performed but held for payment by the customer until the Company meets certain milestones, typically for a duration of up to twelve months after the substantial completion of the project. The amount withheld is typically about 5% of the contractual amount. The Company considers whether collectability of such retainage is reasonably assured in connection with its overall assessment of the collectability of amounts due or that will become due under the EPC contracts. Retainage expected to be collected within 12 months is classified within “other current assets” on the consolidated balance sheets. Retainage expected to be collected after 12 months is classified within “other assets” on the consolidated balance sheets.

At September 30, 2018, December 31, 2017 and 2016, total retainage related to the PRC solar projects due from AMD (a related party) and unrelated party were $1,615,806, $2,584,919 and $1,101,618, respectively. Such amounts were included in current assets or other assets at September 30, 2018, December 31, 2017 and 2016.

Customer Loans Receivable

In the United States segment, the Company offers its customers who meet the Company’s credit eligibility standards the option to finance the purchase of solar energy systems through installment loans provided by SolarMax Financial. All loans are secured by the solar energy systems or other projects being financed. The outstanding customer loan receivable balance is presented net of an allowance for loan losses. In determining the allowance for loan losses, the Company identifies significant customers with known disputes or collection issues and considers its historical level of credit losses and current economic trends that might impact the level of future credit losses. Customer loans receivable that are individually impaired are charged off against the allowance for loan losses.

The activity in the allowance for loan losses for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016 is as follows:

	Nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Balance – beginning of period	$779,630	$694,016	$694,016	$439,834
Provision for loan losses	81,296	607,202	729,729	474,406
Recoveries	46,900	86,952	86,950	11,690
Chargeoffs	(136,961)	(660,054)	(731,065)	(231,914)
Balance – end of period	$770,865	$728,116	$779,630	$694,016

Advances to Suppliers

Advances to suppliers consist primarily of advance payments to suppliers for the purchases of solar panels, inverters and components, and LED products. At December 31, 2016, the advances included an amount to one LED supplier of approximately $2.5 million, related to major purchases of LED products that were received by the Company during 2017 to fulfill a major LED purchase contract from a customer.

F-24

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Inventories, net

Inventories consist of (a) work in progress representing costs incurred prior to completion of systems or projects and (b) components principally consisting of photovoltaic modules, inverters, construction and other materials, and LED products, all of which are stated at the lower of cost or net realizable value under the first-in first-out method. The Company reviews its inventories periodically for possible excess and obsolescence to determine if any reserves are necessary.

The estimate for excess and obsolete inventories is based on historical sales and usage experience together with a review of the current status of existing inventories.

The activity in the reserve for excess and obsolete inventories for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016 is as follows:

	Nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Balance – beginning of period	$218,156	$213,693	$213,693	$86,076
Provision for excess and obsolete inventories	6,348	85,901	132,013	583,020
Inventories write off and adjustments	(8,230)	(71,780)	(127,550)	(455,403)
Balance – end of period	$216,274	$227,814	$218,156	$213,693

Business Combinations

The Company accounts for acquisitions using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of an acquisition is allocated to the tangible assets, identifiable intangible assets and liabilities assumed based on their fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets acquired and liabilities assumed is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from customer relationships, acquired patents and developed technology and discount rates. Management’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. The Company’s goodwill at September 30, 2018, December 31, 2017 and 2016 was derived from the acquisition of ZHTH and ZHPV in April 2015.

The indefinite-lived intangible asset represents a license to operate the Company’s LED business in the United States segment. The definite-lived intangible asset consists of permit backlog, acquired through the acquisition of ZHTH for the PRC segment and had been amortized as the revenues on the backlog are earned.

F-25

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The Company reviews indefinite-lived intangible assets including goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may be impaired.

The Company performs its annual impairment test of goodwill in the fourth quarter of each year or whenever events or circumstances change or occur that would indicate that goodwill might be impaired. When assessing goodwill for impairment, the Company early adopted the new FASB guidance in ASU 2017-04. Intangibles - Goodwill and Other, for its annual testing in December 2017, which simplifies the accounting for goodwill impairment under FASB ASC Topic 350, Goodwill. In determining the reporting unit’s fair value, the Company considers the underlying enterprise value and if necessary, the reporting unit’s discounted cash flow, which involves assumptions and estimates, including the reporting unit’s future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require the Company to perform a quantitative impairment test include a significant decline in the reporting unit’s financial results, a significant decline in the reporting unit’s enterprise value relative to its net book value, an unanticipated change in competition or market share and a significant change in the reporting unit’s strategic plans. For the Company’s goodwill annual testing, management determines that its reporting units are the same as its operating segments. Accordingly, the reporting unit for the goodwill annual testing is the PRC segment.

Based on the Company’s annual impairment testing, management determined the estimated fair value of its PRC reporting unit substantially exceeds the carrying value.

During the nine months ended September 30, 2018, the Company recognized an impairment loss of $364,000 on the UL license, an indefinite-lived intangible asset, as a result of the Company’s LED operations in the United States segment no longer pursuing residential LED projects for which the original UL license was designated.

Property and Equipment

Property and equipment is initially stated at cost less accumulated depreciation and amortization. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. Leasehold improvements and solar systems leased to customers are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives of the major classification of property and equipment are as follows:

Automobiles	4-5 years
Furniture and equipment	5-10 years
Leasehold improvements	Shorter of the asset’s useful life or lease term
Solar systems leased to customers	Lease term, 10-20 years

For the nine months ended September 30, 2018 and 2017, depreciation expense was $527,498 and $706,352, respectively. For the years ended December 31, 2017 and 2016, depreciation expense was $605,568 and $2,231,269, respectively.

Impairment of Long-Lived Assets

The Company’s long-lived assets include property and equipment which include solar energy systems leased to customers, and intangible assets acquired through business combinations.

In accordance with ASC 360, Property, Plant, and Equipment, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset, or group of assets, as appropriate, may not be recoverable. If the aggregate undiscounted future net cash flows expected to result from the use and the eventual disposition of a long-lived asset is less than its carrying value, then the Company would recognize an impairment loss based on the excess of the carrying value over the fair value.

F-26

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

For the nine months ended September 30, 2018 and the year ended December 31, 2017, the Company recorded impairment losses of $184,729 and $605,114, respectively on solar energy systems leased to customers for the United States segment, for which the carrying values exceed the estimated fair values. There were no impairment losses recorded for the nine months ended September 30, 2017 and the year ended December 31, 2016.

Investments in Unconsolidated Joint Ventures

The Company’s unconsolidated investments are held directly by the Company as well as through its subsidiary, SMX Capital, and consist of investments in United States-based solar limited liability companies: Alliance Solar Capital 1, LLC (“A#1”), Alliance Solar Capital 2, LLC (“A#2”), and Alliance Solar Capital 3, LLC (“A#3”). The Company also has an investment in a PRC-based panel manufacturer, Changzhou Holysolar Technology, Co., Ltd, which was renamed to “Changzhou Hongyi New Energy Technology Co., Ltd” on March 10, 2017 (“Changzhou”).

For these investments, the Company does not have the controlling interests but it has the ability to exercise significance influence over the operations and the financial decisions of the investees under the respective operating agreements. In each of the investments, the investee also maintains a separate capital account for each of its investors and accordingly, the Company has a separate capital account at each of the investees. Since the Company has the ability to exercise significant influence over the investees, the Company accounts for each of these investments using the equity method of accounting, under which the Company records its proportionate share of the investee’s profit or loss based on the specified profit and loss percentage. Distributions received from equity method investees are accounted for as returns on investment and classified as cash inflows from operating activities, unless the Company’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the Company. When such an excess occurs, the current year distribution up to this excess would be considered a return of investment and classified as cash inflows from investing activities.

Since the Company’s investments include privately-held companies where quoted market prices are not available and as a result, the cost method, combined with other intrinsic information, is used to assess the fair value of the investment. If the carrying value is above the fair value of an investment at the end of any reporting period, the investment is reviewed to determine if the impairment is other than temporary. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

For the years ended December 31, 2017 and 2016, the Company recorded impairment losses related to its investments in unconsolidated joint ventures under the United States segment of $1,011,377 and $128,402, respectively, for which the carrying value of the investment was determined to be in excess of its fair value and such decline in value was determined to be other-than-temporary. There were no impairment losses related to the Company’s investments during the nine months ended September 30, 2018 and 2017.

Bank Notes

From time to time, ZHPV issues notes to suppliers and subcontractors, which are guaranteed by various banks in the PRC. The terms of these notes vary depending on the negotiations with the suppliers. Typical terms are in the range of three to six months.  Prior to the expiration dates of the notes, the note holders can present these notes to the bank to draw on the note amounts.

At December 31, 2016, ZHPV had outstanding multiple bank notes issued to its vendors and subcontractors in the total amount of approximately RMB19.8 million (approximately $2.8 million) through a PRC financial institution. The notes had a six-month term and were due on various dates from January to May 2017. ZHPV deposited cash in the amount of the bank notes as the collateral for the notes, which is reflected as restricted cash. All the outstanding bank notes were paid during the year ended December 31, 2017 and the cash collateral for the bank notes was withdrawn by the bank to settle the notes. There were no bank notes outstanding as of September 30, 2018 and December 31, 2017

F-27

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Warranty and Production Guaranty Liability

In the United States segment, all parts of the system installed by the Company are covered under manufacturers’ warranties, typically for 25 years for the panels and inverters, and for 10 years on energy storage systems. Such warranties are passed-through to the customers who purchase the systems. Accordingly, the Company does not provide any warranty to cover the manufacturer components of the solar systems. Currently, the Company provides separate warranties to cover its installation services on solar and battery storage systems for 20 years, and product performance on LED products for 7 years. The warranty reserve is currently established based on 0.25% of sales revenue of the systems sold by the United States segment. Additionally, the Company provides for an additional $200 per solar system as additional reserve for customer care for the United States segment.

Since March 2015, the Company has been providing a 10-year production guarantee on all residential solar energy systems that guarantees certain specified minimum solar energy production output. The Company monitors the solar energy systems to determine whether these outputs are being achieved on an annual basis. The Company evaluates the output to determine whether any payments are due to its customers and makes any payments periodically as specified in the customer contracts. As of September 30, 2018, December 31, 2017 and 2016, the Company has not provided any specific accrual for this output guarantee since the amounts due to the customers were not material, and the Company believes that the existing warranty accrual for installation service is adequate to cover the Company’s obligations related to the systems that are subject to this output guarantee. Management continues to monitor the amounts payable under this program, and as more data becomes available, the Company may develop a separate estimate for this output guarantee.

For one commercial solar system, the Company entered into a long-term commitment contract to maintain and clean the solar systems for a period of 20 years. The liability under this commitment included in warranty liability is $69,300, $72,600 and $77,550 at September 30, 2018, December 31, 2017 and 2016, respectively.

As a result of the bankruptcy of a Chinese panel supplier, the Company has reclassified the remaining unpaid amount that was held back from the supplier to warranty liability in the amount of $650,963 as of December 31, 2016 as such component warranty could become the obligation of the Company if any claims arise from the past customers.

For the PRC segment, the Company provides construction quality warranty on the EPC services generally ranging from one to five years following completion. The Company currently provides a reserve for such potential liabilities based on a nominal percentage of project revenues for the PRC segment in the amount of $211,000, $138,000 and $120,000 as of September 30, 2018, December 31, 2017 and 2016, respectively, which is included in accrued expenses. Management will continue to monitor the future claims and make adjustments as appropriate to such reserve as information on claims is available.

The activity of the warranty liability recorded under accrued expenses and other liabilities for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016 is as follows:

	Nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Balance – beginning of period	$1,447,765	$1,380,589	$1,380,589	$1,033,878
Provision	315,998	684,029	610,728	539,269
Expenditures and adjustments	(157,347)	(209,088)	(552,117)	(188,673)
Effect of exchange rate	(11,220)	7,042	8,565	(3,885)
Balance – end of period	$1,595,196	$1,862,572	$1,447,765	$1,380,589

F-28

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Deferred Revenues

The Company records as deferred revenue any advance payments collected from customers, primarily related to lease prepayments, until the earnings process has been completed. As of September 30, 2018, December 31, 2017 and 2016, deferred revenue included in other liabilities related to two customer lease prepayments, amounted to $608,313, $694,413 and $754,702, respectively. Such lease prepayments are recognized over the weighted average remaining lease terms of 10.4 years, 11.1 years and 12.1 years, respectively.

Income Taxes

The Company accounts for income taxes pursuant to the FASB ASC Topic 740. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company accounts for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) which changed the United States corporate income tax laws became effective. The impact of the Tax Act includes, but is not limited to, the tax expense associated with the one-time transition tax for the Company’s PRC segment and the changes to the Company’s deferred tax assets and the valuation allowance, resulting from the reduction of the corporate income tax rate to 21%. These impacts are included in the Company’s consolidated financial statements as of and for the nine months ended September 30, 2018, and as of and for the year ended December 31, 2017.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The Company has determined it is more likely than not that its deferred tax assets related to its United States operation will not be realizable and has recorded a full valuation allowance against its deferred tax assets. In the event the Company is able to realize such deferred income tax assets in the future in excess of the net recorded amount, the Company would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements in accordance with GAAP. The calculation of the Company’s tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company’s tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company’s estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company’s income tax estimates are overstated, income tax benefits will be recognized when realized.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. For the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, the Company did not incur any related interest and penalties.

The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of September 30, 2018 and December 31, 2017, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), defines a framework for determining fair value, establishes a hierarchy of information used in measuring fair value, and enhances the disclosure information about fair value measurements. ASC 820 provides that the “exit price” should be used to value an asset or liability, which is the price at which an asset could be sold or a liability could be transferred in an orderly process that is not a forced liquidation or distressed sale at the measurement date. ASC 820 also provides that relevant market data, to the extent available and not internally generated or entity specific information, should be used to determine fair value.

F-29

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

ASC 820 requires the Company to estimate and disclose fair values on the following three-level hierarchy that prioritizes market inputs.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable, deposits, taxes payable, warranty liability and accrued payroll and expenses approximates fair value because of the short maturity of these instruments.

The following table presents the fair value and carrying value of the Company’s cash equivalents, bankers acceptance, loans receivable and borrowings as of September 30, 2018 (unaudited):

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$12,752,078	$-	$-	$12,752,078
Bankers acceptance	$-	$1,278,409	$-	$1,310,368
Customer loans receivable	$-	$-	$33,434,177	$32,530,832
Liabilities
Bank and auto loans	$-	$5,850,527	$-	$5,850,527
Loans from related parties	$-	$-	$49,537,000	$55,500,000
Short term loan	$-	$6,000,000	$-	$6,000,000

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2017:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$14,357,262	$-	$-	$14,357,262
Customer loans receivable	$-	$-	$32,796,567	$32,796,567
Liabilities
Bank and auto loans	$-	$5,708,129	$-	$5,775,195
Loans from related parties	$-	$-	$51,500,000	$55,500,000

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2016:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$6,392,188	$-	$-	$6,392,188
Customer loans receivable	$-	$-	$37,332,487	$37,332,487
Liabilities
Bank and auto loans	$-	$5,400,529	$-	$5,599,010
Loans from related parties	$-	$-	$45,400,000	$50,500,000

F-30

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Cash equivalents – Cash equivalents consist of money market accounts and are carried at their fair value.

Bankers acceptance – The fair value of bankers acceptance is determined using the discount rate in the PRC used to negotiate the bankers acceptance for exchange into cash.

Customer loans receivable – The fair value of customer loans receivable is calculated based on the carrying value and unobservable inputs which include the credit risks of the customers, the market interest rates and the contractual terms. The Company’s underwriting policies for the customer loans receivable have not changed significantly since the origination of these loans. The overall credit risk of the portfolio also has not significantly fluctuated as evidenced by the minimal historical write-offs, and lastly the market interest rates have remained relatively consistent since the origination of the loans.

Bank loan , auto loans and short term loan – The fair value of such loans payable had been determined based on the variable nature of the interest rates and the proximity to the issuance date.

Loans from related parties – The related party loans were issued at the fixed annual interest rates of 3.0% in the United States Segment, and the fair value of the loans has been estimated by applying the prevailing borrowing annual interest rates for a comparable loan term which the Company estimated to be 7.75% to the estimated cash flows through the maturities of the loans.

The Company follows ASC Subtopic 825-10 (“ASC 825-10”), Fair Value Option. ASC 825-10 permits entities to elect to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value options for any assets or liabilities, which were not previously carried at fair value. Accordingly, the adoption of ASC 825-10 had no impact on the Company’s consolidated financial statements.

Non-recurring Fair Value Measurement

For the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, the Company recorded impairment charges related to the owned solar systems of $548,720, $0, $605,114 and $0, respectively, under the US Segment. The adjustments fall within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine the fair values. The fair values were determined using a discounted cash flow method, and the amount and timing of future cash flows within the analysis were based on the stipulated lease payments and management’s estimate of the value of electricity the asset will generate beyond the lease term. The fair values of the impaired solar assets at September 30, 2018 and December 31, 2017 included in property and equipment were determined to be $0 and $714,914, respectively.

For the years ended December 31, 2017 and 2016, the Company recorded impairment charges related to its investments in unconsolidated joint ventures of $1,011,377 and $128,402, respectively, under the US Segment. The adjustments fall within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine the fair values. The fair values were determined using a discounted cash flow method, and the amount and timing of future cash flows within the analysis were based on the stipulated lease payments and management’s estimate of the value of electricity the asset will generate beyond the lease term. The fair values of the impaired investments at December 31, 2017 and 2016 included in investments in unconsolidated joint ventures were determined to be $1,027,299 and $704,086, respectively.

Advertising Costs

The Company charges advertising and marketing costs related to radio, internet and print advertising to operations as incurred. Advertising and marketing costs for the nine months ended September 30, 2018 and 2017 were $2,690,295 and $2,561,616, respectively, and for years ended December 31, 2017 and 2016 were $3,321,802 and $3,283,882, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all share-based payments granted to employees and non-employees, net of estimated forfeitures, over the employee requisite service period or the non-employee performance period based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported. The Company also early adopted ASU 2017-09, Compensation – Stock Compensation (Topic 718) Scope of Modification Accounting, with respect to changes on terms and conditions of a share-based payment award that occurred in the third and fourth quarter of 2017.

Foreign Currency

Amounts reported in the consolidated financial statements are stated in United States dollars, unless stated otherwise. The Company’s subsidiaries in the PRC use the Chinese renminbi (RMB) as their functional currency and all other subsidiaries use the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss).

F-31

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

In accordance with ASC 830, Foreign Currency Matters, the Company translates the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into United States dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in Other Income, net for the period in which exchange rates change.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Comprehensive Income. Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other comprehensive income (loss). The only significant component of other comprehensive income (losses) as of September 30, 2018, December 31, 2017 and 2016 is the currency translation adjustment.

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the executive team, which is comprised of the chief executive officer and the chief financial officer. Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined that it has two operating and reporting segments (United States and PRC) as of September 30, 2018, December 31, 2017 and 2016, and for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share by dividing earnings (losses) allocated to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the treasury-stock-type method and the if-converted method, except when their effect is anti-dilutive. Potentially dilutive securities are excluded from the computation of dilutive earnings per share for the nine months ended September 30, 2018 and 2017 and for the years ended December 31, 2017 and 2016 since the effect would be antidilutive.

Recent Accounting Standards

As an emerging growth company (“EGC”), the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. 'These amendments expand the scope of Topic 718, Compensation—Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. ASU 2018-07 is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company does not currently expect the adoption to have any significant impact on the Company’s financial statements.

In February 2018, the FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, that clarifies the guidance in ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10), These amendments clarify the guidance in ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10). ASU 2018-03 is effective upon the adoption of ASU 2016-01 which has already been effective as of January 1, 2018. Such adoption has no significant impact on the Company’s financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. These amendments provide financial statement preparers with an option to reclassify stranded tax effects within AOCI to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (or portion thereof) is recorded. The ASU requires financial statement preparers to disclose: (a) a description of the accounting policy for releasing income tax effects from AOCI; (b) whether they elect to reclassify the stranded income tax effects from the Tax Cuts and Jobs Act; and (c) information about the other income tax effects that are reclassified. The amendments affect any organization that is required to apply the provisions of Topic 220, Income Statement—Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. ASU 2018-02 is effective for all organizations for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. Organizations should apply the proposed amendments either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company is currently evaluating the impact of the adoption on its financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815) – Targeted Improvements to Accounting for Hedging Activities, to simplify certain aspects of hedge accounting for both non-financial and financial risks and better align the recognition and measurement of hedge results with an entity’s risk management activities. ASU 2017-12 also amends certain presentation and disclosure requirements for hedging activities and changes how an entity assesses hedge effectiveness. ASU 2017-12 is effective for fiscal years and interim periods within those years beginning after December 15, 2018, and early adoption is permitted. The Company does not currently expect ASU 2017-12 to have any significant impact as the Company does not currently have any derivatives and hedging activities.

F-32

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” The amendments in this update provide guidance to assist entities with evaluating when a group of transferred assets and activities (collective referred to as a "set") is a business. This new guidance provides for a "screen", which requires a determination that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This guidance is effective for public entities for interim and annual periods beginning after December 15, 2017. The Company expects to adopt this new standard on future business combinations consummated after December 31, 2017.

In October 2016, the FASB issued ASU 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which requires entities to recognize income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. As a result, a reporting entity would recognize the tax expense from the sale of assets in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of the transaction are eliminated in the consolidated financial statements. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer. The ASU is effective for annual periods beginning after December 15, 2017 and interim periods within those fiscal years. The ASU is applied on a modified retrospective basis generally through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The adoption of this ASU beginning on January 1, 2018 does not have any impact on the Company’s consolidated financial statements since the Company has not had any intra-entity transfers within the scope of this guidance.

In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"), which amends the current accounting guidance and requires the use of the new forward-looking “expected loss” model, rather than the “incurred loss” model, which requires all expected losses to be determined based on historical experience, current conditions and reasonable and supportable forecasts. This guidance amends the accounting for credit losses for most financial assets and certain other instruments including trade and other receivables, held-to-maturity debt securities, loans and other instruments. ASU 2016-13 is effective for public entities for annual periods beginning after December 15, 2019, and interim periods within those annual periods. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. The Company is currently assessing the effect of this guidance on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either operating or financing, with such classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2018, and early adoption is permitted. Since the Company is a private entity preparing for a Form S-1 filing as an emerging growth company (EGC) under the JOBS Act, the Company has elected to utilize the relief provided to EGCs, that would allow for the adoption date on the timeline afforded a private company which will be on January 1, 2019 for the Company. The Company is currently evaluating the impact ASU 2016-02 and subsequent updates that ASU 2018-10 will have on its consolidated financial statements and associated disclosures.

In May 2014, the FASB issued FASB ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the revenue recognition requirements in ASC 605, “Revenue Recognition”. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a five-step process to achieve that core principle. ASU 2014-09 requires disclosures enabling users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. In August 2015, the FASB issued FASB ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”, which deferred the effective date of ASU 2014-09 by one year. In March 2016, the FASB issued FASB ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”. ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing.” ASU 2016-10 clarifies the implementation guidance in Topic 606 for identifying performance obligations and determining when to recognize revenue on licensing agreements for intellectual property. In May 2016, the FASB issued ASU No. 2016-11, “Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting.” ASU 2016-11 rescinds certain SEC staff comments previously made in regard to these ASU’s. In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” that provide guidance on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition. ASU 2014-09 (including all related ASU’s) is effective for public reporting entities for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, using one of two retrospective application methods. Since the Company intends to file a registration statement as an EGC under the JOBS Act, the Company has elected to utilize the relief provided to EGCs, that would allow for the adoption date on the timeline afforded a private company which will be on January 1, 2019 for the Company. The Company is currently evaluating the effect that the adoption of ASU 2014-09, ASU 2015-14, ASU 2016-08, ASU 2016- 10, ASU 2016-11, ASU 2016-12, ASU 2016-20, ASU 2017-13 and ASU 2017-14 will have on our consolidated financial statements.

F-33

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

3. Acquisition Contingencies

Effective on May 12, 2016, in conjunction with the execution of the amendment to the share exchange agreement for ZHPV related to the April 2015 business combination, ZHPV entered into a debt settlement agreement (the “Debt Settlement Agreement”) with one of the former owners of ZHPV, Uonone Group Co., Ltd., (“Uonone Group”), pursuant to which ZHPV and Uonone Group agreed to settle a list of pending business transactions from December 31, 2012 to December 31, 2015, pursuant to which Uonone Group agreed to pay ZHPV a total amount of RMB 8,009,716 on or before November 30, 2016. Additional contingent liability related to estimated costs of projects prior to the Company’s acquisition of ZHPV of approximately RMB 3.0 million (approximately $461,014 as of December 31, 2017) was also included as a receivable from Uonone Group (Note 7) with the corresponding liability recognized by the Company on the date of acquisition.

In December 2016, ZHPV and Uonone Group entered into a supplemental agreement to the debt settlement agreement, pursuant to which Uonone Group agreed to provide and endorse to ZHPV a commercial bill, which is a third party note, due in August 2017 and guaranteed by Uonone, in the amount of RMB 4.0 million (approximately $576,000), and to pay 50% of the balance or RMB 2.0 million (approximately $288,000) in March 31, 2017, and the remaining balance of RMB 2.0 million (approximately $288,000) by September 30, 2017. During the year ended December 31, 2017, the Company received the payment of RMB 4.0 million (approximately $600,000) from Uonone Group under the agreement, the payment under a third party note of RMB 4.0 million (approximately $600,000). The remaining unpaid receivable of RMB 3.0 million (approximately $453,000) would be paid when the Company incurs the expenditures for which a separate liability for the same amount that was established on the acquisition date. At September 30, 2018, no expenditures under the acquired liability have been incurred.

In addition, Uonone Group has agreed to reimburse ZHPV for any expenditures incurred related to projects completed prior to the business combination up to RMB 3.0 million. Such contingent reimbursement was recorded as a receivable by the Company and the corresponding payable of the same amount was also established for the liability assumed on the acquisition date. As of September 30, 2018, the Company has not incurred any expenditures related to the liability assumed.

4. Sale of Chinese Subsidiaries

In the course of the Company’s business in the PRC, ZHTH or ZHPV may acquire permits to operate solar farms in the PRC. ZHTH and ZHPV will acquire permit through a project subsidiary, which holds the right to the solar farm. A separate project subsidiary is formed for each permit. Since the permit may not be transferred, the subsidiary that owns the project subsidiary sells the equity in the project subsidiary to the buyer, who becomes the owner of the solar farm project and ZHPV seeks to obtain the EPC contract for the project from the project owner.

On April 18, 2016, ZHTH entered into an agreement to sell its 100% ownership of the subsidiary that holds the permit relating to the Guizhou Qingshuihe solar farm project to a company owned by AMD, a related party, for a total consideration of RMB 1.0 million (approximately $152,000). Effective upon completion of the transfer of the ownership of the project subsidiary, which became owned by a subsidiary of AMD, ZHPV was engaged to be the EPC contractor of the Guizhou Qingshuihe solar farm project. The project owner subsequently entered into an operation and maintenance agreement with Jiangsu Honghao with respect to the project. The legal transfer of the sale of the project subsidiary was completed on June 8, 2016 and the consideration was paid on April 25, 2016.

In October 2016, ZHPV entered into an agreement to sell its 100% ownership of the subsidiary that holds the permit relating to the Guizhou Pu’an solar farm project to a subsidiary of AMD, for a total consideration of RMB 1.0 million (approximately $146,000) which was received on April 25, 2017. Effective upon completion of the transfer of the ownership of the project subsidiary, which became a subsidiary of AMD, ZHPV was engaged to be the EPC contractor of the Guizhou Pu’an solar farm project.

F-34

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The assets and liabilities of the two entities disposed of during the year ended December 31, 2016 are as follows as of the disposition dates:

Amount
Cash	$84,950
Inventories	574,034
Other current liabilities	(367,008)
Net assets	291,976
Consideration	298,239
Gain on sale	$6,263

5. Customer Loans Receivable

The Company provides financing to qualified customers to purchase residential or commercial photovoltaic systems, as well as other products the Company offers in the United States. Depending on the credit rating of customers, the interest rate generally ranges from 0.00% (for financing under a very short term) to 10.99% per annum with financing terms ranging from three to fifteen years. At September 30, 2018, December 31, 2017 and 2016, the Company’s loan portfolio with a 0% interest rate is less than 1%.

The Company acquires security interests in the photovoltaic systems and other products financed.

Customer loans receivable consist of the following as of September 30, 2018, December 31, 2017 and 2016:

	September 30,	December 31,
	2018	2017	2016
	(Unaudited)
Customer loans receivable, gross	$33,301,697	$33,576,197	$38,026,503
Less: allowance for loan losses	(770,865)	(779,630)	(694,016)
Customer loans receivable, net	32,530,832	32,796,567	37,332,487
Current portion	6,241,203	6,185,826	5,338,646
Non-current portion	$26,289,629	$26,610,741	$31,993,841

Principal maturities of the customer loans receivable at September 30, 2018 are summarized as follows:

Period ending December 31,	Amount (Unaudited)
2018 (remaining months)	$1,654,865
2019	6,023,263
2020	5,354,381
2021	4,765,580
2022	4,177,560
Thereafter	11,326,048
Total loans receivable	$33,301,697

F-35

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Principal maturities of the customer loans receivable at December 31, 2017 are summarized as follows:

Period ending December 31,	Amount
2018	$6,185,826
2019	5,551,723
2020	4,790,672
2021	4,165,299
2022	3,448,823
Thereafter	9,433,854
Total loans receivable	$33,576,197

The Company is exposed to credit risk on the customer loans receivable. Credit risk is the risk of loss arising from the failure of customers to meet the terms of their contracts with the Company or otherwise fail to perform as agreed.

Total interest income on the customer loans receivable included in revenues, was $1,314,724 and $1,475,385 for the nine months ended September 30, 2018 and 2017, respectively, and $1,947,066 and $2,210,088 for the years ended December 31, 2017 and 2016, respectively.

6. Inventories, net

Inventories consisted of the following as of September 30, 2018, December 31, 2017 and 2016:

	September 30,	December 31,
	2018	2017	2016
	(Unaudited)
Work-in-process	$935,583	$1,205,154	$763,635
Solar panels, inverters and components	2,303,004	2,299,685	1,764,432
FLEX energy storage system	145,965	183,468	265,418
LED lights	445,558	470,525	1,773,861
Reserve for excess and obsolete inventories	(216,274)	(218,156)	(213,693)
Total inventories, net	$3,613,836	$3,940,676	$4,353,653

F-36

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

7. Other Receivables and Current Assets, Net

Other receivables and current assets, net consisted of the following at September 30, 2018, December 31, 2017 and 2016:

	September 30,	December 31,
	2018	2017	2016
	(Unaudited)
Receivable from Seller (Uonone Group) (See Note 3)	$436,789	$461,014	$1,583,926
Pre-acquisition customer receivables, net of reserve	569,961	797,887	1,934,561
Deferred project costs	116,477	130,476	597,437
Retainage receivables (see Note 2)	1,553,593	2,584,919	-
Notes receivable (including accrued interest)	775,029	1,802,533	-
Receivable from AMD for sale of subsidiary (See Note 3)	-	-	143,993
Prepaid expenses and deposits	809,716	553,351	554,015
Accrued interest on customer loans receivable	96,681	99,436	121,358
Income tax and VAT tax receivable	153,554	794,457	352,578
	$4,511,800	$7,224,073	$5,287,868

Receivable from Seller (Uonone Group)

During the year ended December 31 2017, ZHPV received payments under the December 2016’s debt settlement agreement with Uonone Group (see Note 3) totaling RMB 8.0 million. The outstanding unpaid receivable of RMB 3.0 million (approximately $ 437 ,000) represents contingent receivable from Uonone Group related to the Ningxia project and would be payable by Uonone Group to ZHPV only when the payment under the contingent liability (specifically the land rental payment) is paid by ZHPV. As of September 30, 2018, December 31, 2017 and 2016, such payment has not been made by ZHPV.

Pre-acquisition Receivables

The receivables were substantially related to receivables owed by Enfie on the Ningxia project (completed prior to the acquisition date), which was acquired in conjunction with the April 2015 acquisition of ZHPV. The receivables included the unpaid retainage for the quality warranty due in October 2017, unpaid construction billings, and other unpaid project reimbursements. The Company began pursuing collection with Enfie in October 2017 and such negotiation is ongoing and is expected to be completed by year-end 2018 or early 2019 . Based on passage of time, management established a reserve since the third quarter of 2017 of RMB 4,503,611 and the reserve remained at the same RMB amount as of September 30, 2018 and December 31, 2017.

Deferred Project Costs

At September 30, 2018, December 31, 2017 and 2016, deferred project costs comprise of prepaid permit and other project-related costs which would be amortized over the construction period.

F-37

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Notes Receivable

Notes receivable consist of the following:

(1) $1,000,000 loan to Sun Co. Investment, LLC for working capital in February 2017, for a one-year term, due on February 28, 2018, with interest only payment due quarterly in arrears at the prime rate plus 1% (Sun Co. Investment, LLC is owned by Ma Kung-Fu, a shareholder of the Company, and the note is secured by 321,000 shares of the Company’s common stock that he holds as collateral pursuant to a pledge agreement). The receivable and accrued interest were repaid in full in April 2018.

(2) Note receivable (RMB 5,061,624) plus accrued interest (RMB 205,764) from Changzhou Yifu Electric Co., Ltd (“YIFU”) related to inventory advances for which inventories were not delivered by specified time. In June 2017, the advances were converted to a note due on December 31, 2017, with a fixed interest rate of 4.35% per annum. In January 2018, an extension agreement was executed to extend the due date of the note to March 31, 2018. In May 2018, the Company further extended the due date on 50% of the note to June 30, 2018 and the remaining 50% to December 31, 2018. In September 2018, another extension agreement was executed to extend the due date of the entire note to December 31, 2018 with an agreement to pay accrued interest through September 30, 2018 of RMB 262,027 by October 12, 2018. The interest payment of RMB 262,027 was paid on October 12, 2018. Based on the payment of accrued interest and recent discussions with Yifu indicating positive business events that would improve cash flow allowing Yifu to repay the note on or before December 31, 2018, the Company determined the note remains collectible.

Total unpaid accrued interest receivable and interest income on the notes receivable as of and for the year ended December 31, 2017 was $27,042 and $27,042, respectively.

VAT Taxes (See Note 13)

8. Goodwill and Intangible Assets, Net

Goodwill and intangible assets, net consisted of the following components:

		December 31,
	September 30, 2018	2017	2016
Definite-lived intangible assets	(Unaudited)
Permit backlog
Gross carrying value	$1,340,498	$1,340,498	$1,256,074
Accumulated amortization	(1,340,498)	(1,340,498)	(605,955)
Net carrying value	-	-	650,119
Indefinite-lived intangible assets
UL license	-	364,000	364,000

Total intangible assets, net	$-	$364,000	$1,014,119
Goodwill	$7,807,298	$8,240,305	$7,743,247

Activity of goodwill for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016 is as follows:

	Nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Balance – beginning of period	$8,240,305	$7,743,247	$7,743,247	$8,260,219
Addition	-	-	-	-
Impairment	-	-	-	-
Effect of exchange rate	(433,007)	322,644	497,058	(516,972)
Balance – end of period	$7,807,298	$8,065,891	$8,240,305	$7,743,247

Permit Backlog

On the acquisition date, ZHTH held a number of permits for the approved solar farm projects. The permit backlog valued on the acquisition date at $1,430,000 represents a total of 120MW of contract backlog that existed as of the acquisition date that ZHPV anticipated to materialize and receive future cash flows through 2017. The permit backlog intangible asset was amortized proportionately with the cash flows to be earned from these permits through December 2017. For the years ended December 31, 2017 and 2016, the amortization expense related to the permit backlog recorded under cost of revenue was $828,785 and $625,571, respectively. The permit backlog intangible was fully amortized as of December 31, 2017 since the related projects were completed.

F-38

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

9. Investments in Unconsolidated Joint Ventures

At September 30, 2018, December 31, 2017 and 2016, the Company has the following unconsolidated joint ventures accounted under the equity method of accounting:

Investee	Equity Investment Ownership	Profit rate of distribution
A#1	30.0%	40.0%
A#2	30.0%	30.0%
A#3	30.0%	30.0%
Changzhou	22.5%	22.5%

Activity in investments on unconsolidated joint ventures for the nine months ended September 30, 2018 consisted of the following:

Investee	December 31, 2017	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	September 30, 2018
A#1	$348,988	$-	$(133,140)	$215,848
A#2	404,516	-	(82,471)	322,045
A#3	87,126	-	(38,581)	48,545
Changzhou	186,669	-	(169,578)	17,091
Total	$1,027,299	$-	$(423,770)	$603,529

Activity in investments on unconsolidated joint ventures for the nine months ended September 30, 2017 consisted of the following:

Investee	December 31, 2016	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	September 30, 2017
A#1	$704,086	$(272,000)	$(36,136)	$395,950
A#2	1,055,461	-	9,373	1,064,834
A#3	375,793	(120,000)	8,250	264,043
Changzhou	561,294	-	(112,460)	448,834
Total	$2,696,634	$(392,000)	$(130,973)	$2,173,661

F-39

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Activity in investments on unconsolidated joint ventures for the year ended December 31, 2017 consisted of the following:

Investee	December 31, 2016	Distribution / Decrease in Investment	Share of Investee’s Net Income(loss)	December 31, 2017
A#1	$704,086	$(272,000)	$(83,098)	$348,988
A#2	1,055,461	-	(650,945)	404,516
A#3	375,793	(120,000)	(168,667)	87,126
Changzhou	561,294	-	(374,625)	186,669
Total	$2,696,634	$(392,000)	$(1,277,335)	$1,027,299

Activity in investments on unconsolidated joint ventures for the year ended December 31, 2016 consisted of the following:

Investees	December 31, 2015	Distribution / Decrease in Investment		Share of Investee’s Net Income(loss)	December 31, 2016
A#1	$886,254	$-		$(182,168)	$704,086
A#2	1,048,126	-		7,335	1,055,461
A#3	358,214	-		17,579	375,793
Changzhou	897,425	(224,356	)*	(111,775)	561,294
Total	$3,190,019	$(224,356)		$(269,029)	$2,696,634

______________

*On January 5, 2016, the ownership of Changzhou was adjusted as a result of the addition of a new stockholder, who is the chief executive officer of Changzhou and the president of the Company’s PRC operations. No consideration was received as a result of the ownership change. As a result of the ownership change, the Company’s ownership percentage was reduced from 30.0% to 22.5%. All major decisions concerning the operations of Changzhou continue to be based upon the ownership interest of each stockholder. The Company recognized a loss in connection with the reduction of its ownership in the amount of $224,356 which is included in equity in income (loss) from unconsolidated joint ventures for the year ended December 31, 2016.

During the years ended December 31, 2017 and 2016, the Company recognized impairment losses related to its investments in unconsolidated joint ventures of $1,011,377 and $128,402, based on the excess of the carrying value over the fair value of the related investment, as management had determined that the decline in the value of the investments is other than temporary. There were no impairment losses during the nine months ended September 30, 2018 and 2017.

For the years ended December 31, 2017 and 2016, the Company’s share of investee’s net income (loss) for each period includes the impact of the basis adjustments related to Alliance 1 that resulted in a reduction of the net loss attributed to the Company of approximately $276,000. Such impact for the nine months ended September 30, 2018 and 2017 was $55,962 and $82,584, respectively.

F-40

SolarMax Technology, Inc. and Subsidiaries

 Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The following tables present the summary of the unaudited condensed combined financial statements for the Company’s unconsolidated joint ventures as of and for the nine months ended September 30, 2018 and 2017, and as of and for the years ended December 31, 2017 and 2016:

		December 31,
Balance Sheets	September 30, 2018	2017	2016
	(Unaudited)
Current assets	$1,218,724	$1,706,627	$3,413,407
Non-current assets	5,051,902	5,991,863	7,943,006
Total assets	6,270,626	7,698,490	11,356,413

Current liabilities	1,025,870	1,039,788	3,080,465
Members’ capital	5,244,756	6,658,702	8,275,948
Liabilities and members’ capital	$6,270,626	$7,698,490	$11,356,413

10. Other Assets

Other assets consisted of the following as of September 30, 2018, December 31, 2017 and 2016:

		December 31,
	September 30, 2018	2017	2016
	(Unaudited)	(Restated)	(Restated)
Deferred project costs	$979,417	$1,033,738	$943,209
Retainage receivables (see Note 2)	62,213	-	1,101,618
Deferred transaction cost	-	-	306,129
Other deposits and receivables	149,906	172,799	193,190
	$1,191,536	$1,206,537	$2,544,146

F-41

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

At September 30, 2018, December 31, 2017 and 2016, deferred project costs consist of prepaid permit costs and land costs for projects that have not yet started. Such costs would be amortized to cost of revenue based on the percentage of completion of the projects when the construction commences.

In connection with a planned public offering transaction, the Company incurred and deferred $306,129 of costs with respect to the transaction as of December 31, 2016. Such costs include legal, audit, tax and other professional fees. Since the Company did not complete the transaction as of June 30, 2017, it elected to expense the amount previously deferred during the year ended December 31, 2017. Additional expenses incurred during the nine months ended September 30, 2018 and the year ended December 31, 2017 in connection with the planned transaction have been expensed as incurred.

11. Financing Arrangements

As of September 30, 2018, December 31, 2017 and 2016, the Company had the following borrowings:

		December 31,
	September 30, 2018	2017	2016
	(Unaudited)
$5,750,000 secured term loan payable to China Everbright Bank, interest due quarterly in arrears at 3.0% per annum, maturing October 10, 2018.	$5,750,000	$5,750,000	$-

A RMB 38.5 million secured term loan payable to China Everbright Bank, interest at 3.8% per annum and matured October 23, 2017.	-	-	5,543,740

Short-term loan payable from unaffiliate, interest at 6% per annum and matured October 18, 2018	6,000,000	-	-

Various auto loans payable, interest accrues at 4.19% per annum with maturities through 2022.	98,092	98,399	55,270

Total	11,848,092	5,848,399	5,599,010
Less: current portion	(11,756,903)	(5,775,195)	(5,599,010)
Noncurrent portion (under other liabilities)	$91,189	$73,204	$-

On October 24, 2016, the Company entered into a loan agreement with China Everbright Bank, to borrow RMB 38.5 million (approximately $5.6 million) for a one-year term, due on October 23, 2017. The interest rate was 3.8% per annum and payable quarterly in arrears. The loan was secured by a fixed deposit held at the bank in the amount of RMB 40 million placed by an indirect subsidiary of ZHTH. The loan was repaid on October 24, 2017.

On October 9, 2017, the Company entered into a loan agreement with China Everbright Bank, a PRC-based financial institution, to borrow $5,750,000 in United States currency for a one-year term, due on October 10, 2018. The interest rate is 3.00% per annum and interest is payable quarterly in arrears. The loan is secured by a fixed deposit held at the bank in the amount of RMB 45.0 million (approximately $6.9 million) placed by Shanghai Cichang New Energy Technology Co., Ltd., an indirect subsidiary of ZHTH, using funds collected in May 2017 from the proceeds from the private placement by the Company of its common stock in October 2015.

On September 18, 2018, the Company received a 30 day loan from Novus Magna Investments, LLC, a company affiliated with a minority stockholder of the Company for $6,000,000 at a 6% per annum interest rate. On October 10, 2018, the Company used the proceeds of this loan to pay the China Everbright loan of $5,750,000 plus accrued interest.

On October 11, 2018, the Company entered into a loan agreement with China Everbright Bank, a PRC-based financial institution, to borrow $6,100,000 in United States currency for a one-year term, due on October 10, 2019. The interest rate is 3.8% per annum and interest is payable quarterly in arrears. The loan is secured by a fixed deposit held at the bank in the amount of RMB 45.0 million (approximately $6.9 million) placed by Shanghai Cichang New Energy Technology Co., Ltd., an indirect subsidiary of ZHTH.

F-42

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

On January 22, 2016, the Company repaid $1,000,000 of the outstanding principal balance on the Cathay Bank term loan with the proceeds from the revolver loan from Cathay Bank. The remaining balance of the term loan was fully repaid as of September 30, 2016. The balance of the revolver loan was fully repaid in December 2016.

On October 19, 2015, ZHPV entered into a line of credit agreement with an unrelated party to borrow up to a maximum amount of RMB 50 million (approximately $7.7 million). The line of credit bore a fixed interest rate at 12% per annum and matured originally on June 30, 2016. RMB 30 million was drawn down from the line of credit and was repaid on December 31, 2015. During 2016, the maturity date of the line of credit was extended to October 2016 with respect to RMB 40 million, and to January 2017 with respect to RMB 10 million. The line of credit was guaranteed by AMD, a related party. The Company drew down the entire amount of the line of credit during the year ended December 31, 2016 and repaid the loan prior to December 31, 2016.

On November 15, 2015, ZHPV entered into a term loan agreement with the same unrelated party above to borrow RMB 20.4 million (approximately $3.1 million). The maturity date of the loan was June 30, 2016 and the loan was non-interest bearing and was repaid on April 19, 2016.

Related party financings

The Company’s borrowings from related party consisted of the following as of September 30, 2018, December 31, 2017 and 2016:

		December 31,
	September 30, 2018	2017	2016
	(Unaudited)
$45.0 million loan from Clean Energy Funding, LP	$45,000,000	$45,000,000	$45,000,000
$13.0 million loan from Clean Energy Funding II, LP	10,500,000	10,500,000	5,500,000
	55,500,000	55,500,000	50,500,000
Current portion	12,500,000	12,500,000	4,000,000
Noncurrent portion	$43,000,000	$43,000,000	$46,500,000

On January 3, 2012, Clean Energy Fund, LP (“CEF”) entered into a loan agreement with SREP, a wholly-owned subsidiary of the Company. Under the loan agreement, CEF agreed to make loans to SREP in an amount not to exceed $45,000,000, to be used to finance the installment purchases for customers of the solar energy systems. The proceeds of the loans are advanced in increments of $2,500,000 and CEF may determine in its sole and absolute discretion to advance a lesser amount. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Each advanced principal amount is due and payable 48 months from the advance date or the U.S. Immigration Form I-829 approval date if longer. The I-829 petition includes evidence that the immigrant investors successfully met all United States Citizenship and Immigration Services requirements of the EB-5 program. As of September 30, 2018, December 31, 2017 and 2016, the principal loan balance was $45,000,000.

On August 26, 2014, Clean Energy Funding II, LP (“CEF II”) entered into a loan agreement with LED, a wholly-owned subsidiary of the Company, for up to $13,000,000. The proceeds of the loan would be used by LED for its operations. The loan accrues interest at a fixed interest rate of 3.0% per annum, payable quarterly in arrears. Principal is due and payable in 48 months or the U.S. Immigration Form I-829 approval date if longer. In 2016, LED borrowed an additional $4,500,000 under the loan, the proceeds of which were used to fulfill the purchases required related to the new $4.3 million LED contract. During the year ended December 31, 2017, the Company drew down an additional $5,000,000 under the loan. As of September 30, 2018, December 31, 2017 and 2016, the remaining undrawn amount under the loan was $2.5 million, $2.5 million and $7.5 million, respectively.

F-43

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The general partner of CEF and CEF II is Inland Empire Renewable Energy Regional Center (“IERE”). The principal owners and managers of IERE consist of the Company’s chief executive officer, its executive vice president and its director.

On December 29, 2015, ZHPV entered into an unsecured loan agreement with Changzhou, one of the equity method investees of the Company. Under the agreement, ZHPV can borrow up to RMB 2 million (approximately $308,086) from Changzhou with a 6% fixed annual interest rate for three months. The outstanding balances on the loan were $0 as of December 31, 2016. Another RMB 0.5 million (approximately $77,021) was drawn down on January 10, 2016. The entire loan was repaid on March 10, 2016 in the total amount of RMB 2,022,917 (approximately $311,616) including principal and interest and no additional amounts were drawn since.

Interest Expense

For the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, interest expense incurred on related party loans was $ 1,245,329, $1,302,015 , $1,594,037 and $1,429,607, respectively.

Total interest expense incurred (including interest on related party loans) was $1,415,208, $1,367,401, $1,850,513 and $2,368,648, for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, respectively. The weighted average interest rates on loans outstanding were 3.0% as of September 30, 2018, and 3.4% and 3.5% as of December 31, 2017 and 2016, respectively.

Principal maturities for the financing arrangements as of September 30, 2018 are as follows:

Period ending December 31,	Auto Loans	Bank and Other Loans	Related Party Loans	Total
2018 (remaining months)	$6,903	$11,750,000	$500,000	$12,256,903
2019	22,330	-	15,500,000	15,522,330
2020	23,297	-	18,000,000	18,023,297
2021	24,320	-	11,000,000	11,024,320
2022	20,081	-	10,500,000	10,520,081
Thereafter	1,161	-	-	1,161
Total	$98,092	$11,750,000	$55,500,000	$67,348,092

12. Other Related Party Transactions

Revenue and Advances

For the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, the Company recognized revenue of $31.4 million, $44.5 million, $54.9 million and $48.1 million, respectively, related to the EPC contracts and the operation and maintenance contracts on the solar farm projects in PRC with affiliates of AMD, a related party. AMD is a related party since it owns more than 5% of the Company’s common stock and its chairman and chief executive officer is a director of the Company.

F-44

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The Company provides asset management and accounting services to the three unconsolidated Alliance joint ventures under the management contract and business services agreement dated January 20, 2011 between Alliance Solar Capital I, LLC and the Company, pursuant to which the Company is to receive 3% of revenues collected from SREC and payments from public utilities received by the Alliance entities. The provisions of this agreement also extend to services rendered for Alliance Solar Capital II, LLC and Alliance Solar Capital III, LLC, however, there is no formal agreement executed for the two entities. Total fees earned by the Company from the Alliance entities included in other income were $15,120, $19,400, $20,280 and $23,524 for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, respectively.

From time to time, the Company made advances for expenses on behalf of the three Alliance entities and SMXP’s tenant. At September 30, 2018, December 31, 2017 and 2016, the Company had a receivable (payable) for the expenses paid (advanced) on behalf of these entities in the amount of $17,202 , $113,665 and $56,336, respectively.

Lease Agreements

On November 28, 2012, the Company entered into a lease agreement with SMXP to lease its headquarters in Riverside, California. The lease term was for four years commencing on January 1, 2013 and ending on December 31, 2016, with an annual base rent of $603,867. In September 2016, the Company executed a new lease, effective January 1, 2017. The new lease term is for ten years with one five-year renewal option. The annual base rent under the new lease is $978,672 plus the Company’s share of the utilities. The base rent is subject to an annual escalation of 2.99%.

On January 2, 2015, the Company, through its consolidated subsidiaries entered into two lease agreements for its Diamond Bar office with Fallow Field, LLC. Fallow Field, LLC is owned and managed by the Company’s chief executive officer, executive vice president and a minority stockholder of the Company. The lease term was for five years commencing on January 1, 2015 and ending on December 31, 2019, with an annual base rent of $177,600. In September 2016, the Company entered into a lease amendment related to its two leases at the Diamond Bar office. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities. The base rent is subject to an annual escalation of 2.99%.

For the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $1,032,366 and $1,027,487, respectively, and $1,373,851 and $919,621, respectively.

13. Accrued Expenses and Other Payables

Accrued expenses and other payables consisted of the following as of September 30, 2018, December 31, 2017 and 2016:

	September 30,	December 31,
	2018	2017	2016
	(Unaudited)
Accrued compensation expenses	$1,786,478	$1,657,477	$507,224
Accrued operating expenses	1,182,184	903,509	1,546,450
Customer deposits (including unearned revenues)	984,803	1,166,277	584,975
Retainage payable to vendors	1,237,926	1,134,255	699,556
Refundable vendor bid deposits	349,519	403,355	1,562,327
VAT tax payable	1,212,555	699,137	484,349
Income taxes payable	-	445,382	-
Accrued warranty expense	210,945	139,995	-
Preacquisition liability	1,017,262	-	-
Payable to Uonone Group	-	508,081	-
	$7,981,672	$7,057,468	$5,384,881

F-45

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Customer Deposits

Customer deposits represent customer down payments and progress payments received prior to the completion of the Company’s earnings process. The amounts paid by customers are refundable during the period which, under applicate state and federal law, the customer’s order may be cancelled and the deposit refunded. Once the cancellation period has expired, the customer still may cancel the project but the Company is entitled to retain the deposit payments for work that was completed and materials that were delivered.

Retainage Payable to Vendors

In connection with the ordinary course of the EPC business, the Company holds back certain vendor and subcontractor billed amounts until specified contractual milestones are achieved, typically for a duration of six to twelve months. At September 30, 2018, the payable amount relates to an amount held back on the project that was subcontracted to Uonone. At December 31, 2017, the payable amount relates to two completed solar farm projects and one project under construction which has been repaid during the nine months ended September 30, 2018. At December 31, 2016, the payable amount relates to one solar farm project that was under construction and the amount was repaid during the year ended December 31, 2017.

Refundable Vendor Bid Deposits

Vendor bid deposits represent cash deposits received by ZHPV on sealed bids from trade contractors who are proposing to work on the EPC construction projects. Vendor bid deposits are 100% refundable when the bid process is concluded if the bid is not accepted.

VAT Taxes

The Company recognizes its revenue in the PRC net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the procurement cost for materials purchased and collected at the invoiced value of sales provided to customers. The Company accounts for VAT on a net basis at the entity level. The contractual amount related to the designing and construction and installation services is subject to 3% sales and other taxes for the amount invoiced before May 1, 2016 which is included as part of cost of revenue. VAT tax receivable generally is available to offset future VAT tax liabilities.

Preacquisition Liability

As part of the April 2015 acquisition of ZHPV, the Company acquired liability associated with the Ningxia project estimated at RMB 5,786,863 ($874,000) consisting of reimbursement of project expenses to Enfie including reimbursement of certain land rental expenses, all of which were included in accounts payable during the years ended December 31, 2017 and 2016. During the nine months ended September 30, 2018, the Company identified additional potential expenses related to land use taxes for which management accrued an additional RMB 1.2 million ($179,000). Such liability was originally assessed on the acquisition date to be immaterial and accordingly no amount was accrued on the acquisition date. At September 30, 2018, the total liability associated with the preacquisition period was RMB 6,986,863 ($1.0 million) and was classified as preacquisition liability under accrued expenses.

Uonone Group Subcontract Agreement

During the year ended December 31, 2017, ZHPV entered into an agreement with Uonone Group, under which Uonone is acting as a full service EPC subcontractor on a 19MW rooftop project that ZHPV has signed with CGN Lianda Renewables with a contract value of RMB 115,042,200 ($17.7 million). Under the agreement, Uonone will perform the EPC services on behalf of ZHPV, and receives payments under the original EPC contract ZHPV has with the customer, subject to the following provisions:

•	ZHPV shall receive payment of RMB 1,650,422 ($254,000) in technical consulting fee and service fee from Uonone,

•	ZHPV shall withhold customer payments of RMB 2,399,844 ($369,000) as vendor security deposits until the expiration of the customer warranty period,

•	ZHPV shall withhold an amount of RMB 3,451,266 ($530,000) for VAT tax payable to be remitted to tax authorities, and

•	Any remaining amount received from customer after deducting the amounts above, shall be remitted to Uonone promptly.

As of and for the year ended December 31, 2017, the Company received total customer payments of RMB 10,807,818 ($1.66 million) and recorded revenues of RMB 1,075,211 ($159,106), unearned revenues (including in customer deposits) of RMB 575,211 ($88,000), retainage payable of RMB 2,399,844 ($369,000), VAT tax payable of RMB 3,451,266 ($530,361) and the remaining balance as payable to Uonone of RMB 3,306,286 ($508,081). There were no additional payments from customers during the nine months ended September 30, 2018. During the nine months ended September 30, 2018, the Company recorded revenues of RMB 323,564 ($49,662) related to the fees earned from Uonone subcontract agreement.

F-46

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

14. Commitments and Contingencies

Operating Leases

The Company has operating leases for office facilities and office equipment both in the United States and in the PRC. The lease payments are fixed for the initial term of the leases. Future minimum lease commitments for office facilities and equipment as of September 30, 2018, are as follows:

Period ending December 31,	Related Parties	Others	Total
2018 (remaining months)	$312,194	$79,818	$392,012
2019	1,282,476	201,504	1,483,980
2020	1,320,816	42,068	1,362,884
2021	1,360,310	214	1,360,524
2022	1,400,992	-	1,400,992
Thereafter	5,720,446	-	5,720,446
Total	$11,397,234	$323,604	$11,720,838

Future minimum lease commitments for office facilities and equipment as of December 31, 2017, are as follows:

Period ending December 31,	Related Parties	Others	Total
2018	$1,244,722	$180,199	$1,424,921
2019	1,309,476	65,968	1,375,444
2020	1,320,816	-	1,320,816
2021	1,360,310	-	1,360,310
2022	1,400,992	-	1,400,992
Thereafter	5,942,706	-	5,942,706
Total	$12,579,022	$246,167	$12,825,189

For the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, rent expense for office facilities and equipment (including rental expense for related party leases – see Note 12) was $1,288,047, $1,558,766, $1,801,802 and $1,383,351, respectively.

F-47

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Panel Purchase Agreement

In June 2016, the Company entered into a supply agreement with Sunspark Technology, Inc. (“Sunspark”), a United States-based panel supplier and a subsidiary of a PRC-based public company, which was amended in January 2017. Pursuant to the agreement, the Company agreed that it and its subsidiaries will purchase 150 megawatts of solar panels over a three-year period at a price to be negotiated, but not to exceed 110% of the preceding three-month rolling average market price per watt. Based on the price paid by the Company on its most recent purchase order from Sunspark in 2016, which was $0.56 per watt, the estimated total commitment would be approximately $84.0 million. The agreement stipulates annual minimum purchases of 30 megawatts. Based upon a purchase price of $0.56 per watt, the minimum annual commitment would be $16.8 million. The first year is the year beginning on June 1, 2016. In April 2017, the Company, through one of its PRC subsidiaries purchased 50 megawatts under this agreement and met the minimum commitment for the first year by May 31, 2017. The Company has been making purchases under the commitment in both the United States and in the PRC and expects to meet its minimum commitment for the second year by December 31, 2018.

Energy Storage System Distribution Agreement

On July 29, 2016, the Company entered into a distribution agreement with Li-Max Technology, Inc. with an effective date of June 9, 2016. The agreement has a five-year term during which the Company would be the exclusive distributor of Li-Max Energy Storage System within all countries and other areas of the world, other than Asia (including but not limited to the Republic of China and the Peoples’ Republic of China). The agreement contains an initial purchase commitment of 375 units, of Li-Max Energy System, which is approximately $1.1 million within the first six months of the term of the agreement. In the event that the Company fails to purchase 60% of this commitment within such six month period, Li-Max can require the Company to procure within 60 days. Failing this commitment Li-Max has the right to terminate the agreement. The agreement also contains a warranty provision for all the systems purchased from Li-Max for a period of ten years. Subsequent to the distribution agreement, Li-Max recognized the need to redesign its energy system in order that the system qualifies for the California home battery rebate. As of December 31, 2017, Li-Max had not yet redesigned its energy system and our obligations and Li-Max’ right to terminate the agreement were suspended until the energy system is redesigned so that it qualifies for the California home battery rebate program. On October 8, 2018, a letter agreement was signed to amend Section 3.2 of the distribution agreement governing the minimum purchase requirements, to extend the commencement date of the 60 days to start on the date Li-Max completes the redesign of the system to meet the additional requirements, as defined in the letter agreement. Accordingly, as of September 30, 2018, December 31, 2017 and 2016, the Company is not subject to any minimum purchase requirements under this distribution agreement.

Stock Acquisition Agreements

In June 2016 and as amended in January 2017, the Company entered into agreements with three stockholders of the Hong Kong based parent company of Sunspark, pursuant to which the Company agreed to acquire from the three stockholders an aggregate of 9,650,000 shares of the common stock of their holdings of Sunspark’s parent. The three stock acquisition agreements were cancelled in their entirety on June 23, 2017.

Loan Guarantee Commitment to the Company

In June 2016, the Company obtained a loan guarantee commitment from Beijing Yinggu Xinhua Investment Company, an unrelated party, which is an affiliate of the PRC-based public company (the “Guarantor”). The PRC-based company has agreed to provide a guarantee to a PRC-based bank that enables the Company to obtain a line of credit of up to RMB 65,000,000 from a PRC-based bank. The Guarantor provided such guarantee for a period of five years and the Company will pay a 2% annual guarantee fee to the Guarantor based on the outstanding loan balance. The agreement was replaced in December 2016 in its entirety with a new agreement below.

On December 29, 2016, the Company entered into a loan guarantee agreement with Beijing Huaxing Hengye Investment Company (the “New Guarantor”), another unrelated party. The New Guarantor has agreed to provide a guarantee that will enable the Company to secure a line of credit with a PRC-based financial institution of up to RMB 65,000,000.  Under the agreement, the New Guarantor will provide the guarantee for a period of five years which is expected to be the term of the line of credit when secured. The Company will in turn pay a 2% annual guarantee fee to the New Guarantor based on the then outstanding loan balance. As of September 30, 2018, December 31, 2017 and 2016, the Company has not committed to obtain such line of credit from any PRC–based financial institution pursuant to this arrangement.

Employment Agreements

On October 7, 2016, the Company entered into employment agreements with its chief executive officer and its executive vice president (collectively, the “Executives”), each for a five-year term commencing on January 1, 2017 and continuing on a year-to-year basis unless terminated by the Company or the Executive on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an annual salary of $600,000 and $560,000, respectively, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, and an annual bonus payable in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. The bonus is based on a percentage of consolidated revenue in excess of $30 million, ranging from $250,000 and $200,000, respectively, for revenue in excess of $30 million but less than $50 million, to 1.0% and 0.9%, respectively, of revenue in excess of $300 million. The agreements provide for severance payments equal to one or two times, depending on the nature of the termination, of the highest annual total compensation of the three years preceding the year of termination, multiplied by the number of whole years the Executive has been employed by the Company. The employment of both Executives commenced in February 2008. For the nine months ended September 30, 2018 and the year ended December 31, 2017, the Company accrued $942,547 and $887,711, respectively, related to the annual bonuses pursuant to the agreements. During the nine months ended September 30, 2018,the Company issued 124,502 shares of common stock with a value of $622,385 as part of the bonus for 2017 pursuant to  the employment agreements.

F-48

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Legal Matters

On May 23, 2018, SolarMax Technology, Inc. commenced an action in the Superior Court of California in Riverside County against Act One Investments, Inc., Daniel Shih, the former chief executive officer of Act One Investments, Forland Industrial, Inc., Christine Lien, Peter Lien and Annie Lien, who are former employees of our subsidiary, SolarMax LED, and other named individuals believed to be affiliated with Act One Investments, alleging, among other claims, breach of contract, fraud, and misappropriation of trade secrets. The claims arose out of (i) the Company’s purchase of the assets of Act One Investments and its subsidiaries pursuant to an asset purchase agreement dated May 31, 2013 pursuant to which the Company acquired the business which is now the LED business, (ii) the wrongful conduct of defendants as inducement for the Company to enter into the asset purchase agreement and (iii) wrongful conduct by certain of the individual defendants as the Company’s employees. The Company is seeking return of the 250,000 shares of common stock that were issued pursuant to the asset purchase agreement, monetary damages and other relief, including rescission of the asset purchase agreement.

In July 2018, Act One Investments and certain of the individual defendants filed a cross-complaint against the Company and certain of the Company’s United States subsidiaries alleging, among other claims, unpaid overtime (arising out of alleged misclassification of the individual cross-complainants as “exempt” from overtime pay) and wrongful termination and retaliation in violation of the California labor laws, that the noncompetition covenants in the asset purchase agreement are unenforceable under California law and that the Company engaged in fraudulent conduct in violation of certain federal laws, including violation of the Department of the Treasury’s 1603 Renewable Energy Grant program regulations.  Management believes the cross-complaint is without merit and intends to vigorously defend these allegations. The litigation is in its initial stages.

On June 24, 2015, the Company’s former chief financial officer, filed a lawsuit against the Company, its chief executive officer, its then-current chief financial officer, and its executive vice president with various claims related to violation of California labor code, discrimination based on national origin, ancestry, ethnicity and race, retaliation, harassment based on national origin, ancestry, ethnicity and race, failure to take all reasonable steps to prevent discrimination and harassment, wrongful termination in violation of public policy, failure to pay wages and intentional infliction of emotional distress and included allegations of financial improprieties and fraudulent and illegal activities. Management of the Company denies all claims.  The matter was resolved and settled on March 24, 2017 by the Company and its insurance carrier resulting in no loss to the Company.

In the ordinary course of its business, the Company is involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

15. Stockholders’ Equity

Restated Articles of Incorporation; Preferred Stock

On December 1, 2016, the Company amended and restated its articles of incorporation. The amended and restated articles provide for the creation of a class of preferred stock, par value $0.001 per share, consisting of 15,000,000 shares with the directors having the ability to designate one or more series of preferred stock and to set forth the rights, preferences, privileges and limitations of the holders of each such series of preferred stock. As of September 30, 2018, December 31, 2017 and 2016, there was no preferred stock issued and outstanding.

F-49

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

2015 Private Equity Placement

During the third quarter of 2015, the Company raised equity through a private placement to issue up to 3,000,000 shares of its common stock at a purchase price of $3.50 per share. As of December 31, 2016, the Company had received subscriptions for 2,100,000 shares for a total price of $7,350,000, of which $2,080,002 has been paid or adjusted and the balance of $5,269,998 is reflected as stock subscription receivable at December 31, 2016. In May 2017, the Company received payments totaling $5,073,530 and the remaining balance of $196,468 was expected to be collected prior to June 30, 2018. During the nine months ended September 30, 2018 the remaining balance of $196,468 was adjusted to additional paid-in capital.

2016 Stock Sales

In October and November 2016, the Company entered into stock purchase agreements with 10 separate investors to sell 3,900,000 shares of the Company’s common stock at a purchase price of $5.00 per share of which $8.5 million had been received as of December 31, 2016 resulting in the issuance of 1,700,000 shares as of December 31, 2016. The unpaid balance of $11.0 million from two separate investors had not been received as of December 31, 2017. In June 2017 the Company cancelled the subscription agreement for 200,000 shares with one of the investors and as of December 31, 2017 the underlying shares of 2,000,000 shares would be issued when payments were received. In May 2018, the Company received $5.0 million for 1,000,000 shares of its common stock. The Company did not engage a broker or placement agent in connection with the private placement.

2016 Long-Term Incentive Plan

In October 2016, the Company’s board of directors adopted and in November 2016 the stockholders approved the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 6,500,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted.

2016 Restricted Stock Grants

Pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted 3,816,000 shares in October 2016, of which 3,050,000 shares were granted to officers and directors as restricted stock grants. The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event. The definition of a public stock event includes, among other events, the effectiveness of a registration statement relating to an underwritten public offering by the Company. The board of directors has the right to defer the date of a forfeiture event to a later date. The shares are forfeited and are to be conveyed to the Company for no consideration if a public stock event had not occurred by September 30, 2018 which date was deferred by the board of directors to December 31, 2018.

F-50

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Advisory Agreement

On October 7, 2016, the Company entered into an advisory services agreement in October 7, 2016 with a consultant who has been providing services to the Company including, among other things, business planning, financial strategy and implementation and corporate structure related to the Company’s business development, financing and acquisition transactions. The term of the service commenced on June 1, 2016 and has been extended pursuant to an amendment entered into during the fourth quarter of 2017 to June 30, 2018 from the original term which ended on June 30, 2017. During the second quarter of 2018, the term of service was further extended to September 30, 2018. As compensation for the service, the Company issued to the consultant 200,000 shares of restricted stock valued at $5.00 per share based on the then current fair value of the common share, subject to forfeiture if the public stock event has not occurred by June 30, 2018. During the second quarter of 2018, the date by which the shares were subject to forfeiture was further extended to December 31, 2018. The restricted stock was granted on October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan and is subject to restrictions and forfeiture provisions that are applicable to other restricted stock grants pursuant to the plan as described under the caption “2016 Restricted Stock Grants.”

None of the shares granted above pursuant to the 2016 Long-Term Incentive Plan have vested and not considered to have been issued under the requirement of U.S. GAAP since the shares are subject to vesting and forfeiture provisions of the agreement.

For the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, the compensation cost that has been charged to general and administrative expenses related to restricted stock was zero for all periods. As of September 30, 2018, December 31, 2017 and 2016, total unrecognized compensation costs for outstanding restricted stock awarded was estimated at $19,080,000 for all periods based on the estimate of the current stock price of $5.00 per share. Such cost would be recognized beginning when the public stock event, as defined, occurs.

The table below summarizes the activity of the restricted stock shares:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2015	-	$-
Nonvested as of December 31, 2015	-	-
Granted	3,816,000	5.00
Vested	-	-
Forfeited	-	-
Outstanding at December 31, 2016	3,816,000	5.00
Nonvested as of December 31, 2016	3,816,000	5.00
Granted	-	-
Vested	-	-
Forfeited	-	-
Outstanding at December 31, 2017	3,816,000	5.00
Nonvested as of December 31, 2017	3,816,000	5.00
Granted	-	-
Vested	-	-
Forfeited	-	-
Outstanding at September 30, 2018	3,816,000	5.00
Nonvested as of September 30, 2018	3,816,000	5.00

F-51

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Stock Options

From time to time, the Company grants non-qualified stock options to its employees and consultants for their services. Option awards are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant; those option awards generally vest between 18 months and 36 months of continuous service and have contractual terms of seven years. The vested options are exercisable for three months after the termination date unless (i) termination is due to optionee’s death or disability, in which case the option shall be exercisable for 12 months after the termination date, or (ii) the optionee is terminated for cause, in which case the option will immediately terminate.

October 7, 2016 Option Grants

On October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted to employees non-qualified stock options to purchase 1,950,000 shares and incentive stock options to purchase 325,000 shares, at an exercise price of $5.00 per share. The options are exercisable cumulatively as to (a) 50% of the shares of common stock initially subject to the option on the later to occur of (i) six months after a public stock event, or (ii) October 7, 2017 (the “Initial Exercise Date”), provided that the option holder is employed or engaged by the Company or an affiliate of the Company on the Initial Exercise Date, and (b) the remaining 50% of the shares of common stock initially subject to the option on the first anniversary of the Initial Exercise Date. Further, without the consent of the Company, the option cannot be exercised prior to the date that an S-8 registration statement covering the shares issuable pursuant to the 2016 long term incentive plan becomes effective. In the event that a public stock event does not occur by the expiration date of the options, the options will expire.

As of September 30, 2018, December 31, 2017 and 2016, the Company had issued options to purchase 2,077,000 shares, 2,077,000 shares and 1,677,000 shares, respectively, and cancelled options to purchase 200,000 shares, 150,000 shares and zero shares, respectively, under the 2016 Long-Term Incentive Plan. At September 30, 2018, December 31, 2017 and 2016, option shares issued and outstanding were 1,877,000 shares, 1,927,000 shares and 1,677,000 shares, respectively. At September 30, 2018, 398,000 shares were available for issuance under the 2016 Long-Term Incentive Plan.

Valuation of Stock Options

The Company estimates the fair value of stock options using a Black-Scholes option pricing model. The model requires input of assumptions regarding the expected term, expected volatility, dividend yield, and a risk- free interest rate. Options were granted at the fair value of the Company’s common stock on grant dates and a simplified method was used to estimate the expected term of the options granted. Assumptions used to compute the grant date fair value of employee stock option grants for the years ended December 31, 2017 and 2016 are as follows:

	For the year ended December 31,
	2017	2016
Expected term (years)	4.5	4.6
Expected volatility	63.7%	55.0%
Risk-free interest rate	2.0%	1.2%
Dividend yield	0.0%	0.0%

F-52

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

There were no stock options granted during the nine months ended September 30, 2018.

Expected Volatility. The expected volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the solar industry in a similar stage of development to the Company.

Expected Term. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Risk-free Interest Rate. The risk-free interest rate assumption was based on zero-coupon U.S. Treasury instruments that had terms consistent with the expected term of the Company’s stock option grants.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Forfeitures are accounted for as actual forfeitures occur.

A summary of option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2015	332,000	3.07	6.0	142,800
Nonvested as of December 31, 2015	207,500	3.43	6.6	15,000
Exercisable as of December 31, 2015	124,500	2.47	5.1	127,800
Granted	1,677,000	5.00	6.5	-
Exercised	-	-	-	-
Cancelled or forfeited	(12,000)	0.60	-	-
Outstanding at December 31, 2016	1,997,000	4.79	6.5	588,000
Nonvested as of December 31, 2016	1,817,000	4.88	6.7	220,000
Exercisable as of December 31, 2016	180,000	2.96	5.4	368,000
Granted	400,000	5.00	7.0	-
Exercised	-	-	-	-
Cancelled or forfeited	(160,000)	4.91	-	-
Outstanding at December 31, 2017	2,237,000	4.75	5.7	565,800
Nonvested as of December 31, 2017	1,987,000	4.95	5.9	90,000
Exercisable as of December 31, 2017	250,000	3.07	3.9	483,000
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled or forfeited	(290,000)	4.35	-	-
Outstanding at September 30, 2018	1,947,000	4.77	4.9	455,000
Nonvested as of September 30, 2018	1,627,000	5.00	5.1	-
Exercisable as of September 30, 2018	320,000	3.58	3.9	455,000

F-53

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The aggregate intrinsic value represents the total pretax intrinsic value. The aggregate intrinsic values as of September 30, 2018 and December 31, 2017 are based upon the value per share of $5.00, used in the latest sale of the Company’s common stock in May 2018. There were no sales of common stock during the year ended December 31, 2017.

Non-vested Option Awards

The following table summarizes the Company’s nonvested option awards activity for the years ended December 31, 2017 and 2016, and the nine months ended September 30, 2018:

Shares
Balance at December 31, 2015	207,500
Granted	1,677,000
Replaced	-
Vested	(67,500)
Forfeited	-
Balance at December 31, 2016	1,817,000
Granted	400,000
Replaced	-
Vested	(80,000)
Forfeited	(150,000)
Balance at December 31, 2017	1,987,000
Granted	-
Replaced	-
Vested	(105,000)
Forfeited	(255,000)
Balance at September 30, 2018	1,627,000

For the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, the compensation cost that has been charged to general and administrative expenses related to stock options was $100,606, $177,337, $239,146 and $229,569, respectively. During the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016, vested options to purchase 35,000 shares, 10,000 shares and 12,000 shares, respectively, of common stock were cancelled. During the nine months ended September 30, 2018 and the year ended December 31, 2017, nonvested options to purchase 255,000 shares and 150,000 shares of common stock were cancelled, respectively.

As of September 30, 2018 and December 31, 2017, total unrecognized compensation costs for outstanding unvested options awarded was $3,811,268 and $3,955,654, respectively. Such cost is expected to be recognized over a weighted-average period of 1.2 years as of September 30, 2018. The total fair value of options vested during the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016, were $525,000, $400,000 and $337,500, respectively.

Stock Issuance Pursuant to Employment Agreements

During the nine months ended September 30, 2018, the Company issued 124,502 shares of common stock with a value of $622,385 pursuant to the Company’s employment agreements with its chief executive officer and executive vice president. See Note 14.

F-54

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

16. Income Taxes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation (the “Tax Act”), which significantly revises the ongoing U.S. corporate income tax law by lowering the U.S. federal corporate income tax rate from 35% to 21%, implementing a territorial tax system, imposing a one-time tax on foreign unremitted earnings and setting limitations on deductibility of certain costs (e.g., interest expense), among other changes.

Due to the complexities involved in accounting for the recently enacted Tax Act, the U.S. Securities and Exchange Commission’s Staff Accounting Bulletin 118 (“SAB 118”) requires that the Company include in its financial statements the reasonable estimate of the impact of the Tax Act on earnings to the extent such reasonable estimate has been determined. Accordingly, the Company recorded the following reasonable estimates of the tax impact in its earnings for the year ended December 31, 2017.

(a)

For the year ended December 31, 2017, the Company estimated that it would not be subject to the one-time transition tax because its foreign subsidiaries operated at a deficit in earnings and profits for US tax purposes.

(b)

For the year ended December 31, 2017, the Company recorded a decrease in its deferred tax assets and valuation allowance of $4,197,060 stemming from the Tax Act’s reduction of the U.S. federal tax rate from 35% to 21%, and the disallowance of certain incentive based compensation tax deductibility under Internal Revenue Code Section 162(m).

The Tax Act also includes a provision to tax global intangible low-taxed income (“GILTI”) of foreign subsidiaries and a base erosion anti-abuse tax (“BEAT”) measure that taxes certain payments between a U.S. corporation and its foreign subsidiaries. The Company may be subject to the GILTI and BEAT provisions effective beginning January 1, 2018 and is in the process of analyzing their effects, including how to account for the GILTI provision from an accounting policy standpoint.

The final impact on the Company from the Tax Act’s provisions may differ from the Company’s estimate due to the complexity of calculating and supporting with primary evidence such U.S. tax attributes as accumulated foreign earnings and profits, foreign tax paid, and other tax components involved in foreign tax credit calculations for prior years back to 1986. Such differences could be material, due to, among other things, changes in interpretations of the Tax Act, future legislative action to address questions that arise because of the Tax Act, changes in accounting standards for income taxes or related interpretations in response to the Tax Act, or any updates or changes to estimates the Company has utilized to estimate the impact of the Tax Act on the Company’s taxes.

Pursuant to SAB118, the Company is allowed a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts. Accordingly, the Company will continue to evaluate the impact of the Tax Act on its taxes and will record any resulting tax adjustments during 2018.

Because of the complexity of the new global intangible low taxed income, known as GILTI, the base-erosion and anti-abuse tax, known as BEAT, and foreign derived intangible income, known as FDII, provisions of the Tax Act, the Company continues to evaluate the associated accounting under ASC 740. Accordingly, the Company may elect an accounting policy to (i) record taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (ii) factor such amounts into its measurement of deferred income taxes (the “deferred method”). The Company’s election of an accounting policy with respect to the new GILTI tax provisions will depend, in part, on analyzing our global income to determine whether the Company expects to have future U.S. inclusions in taxable income related to GILTI and, if so, what the effect is expected to be. Because the Company’s future U.S. inclusions in taxable income related to GILTI depend on its organizational structure, the Company’s estimates of future operating results, and also the Company’s intent and ability to modify its organizational structure and/or its operations, the Company is not yet able to reasonably estimate the effects of this provision of the Tax Act. As a result, the Company did not record any adjustments related to potential GILTI taxes for the nine months ended September 30, 2018 and did not make a policy election regarding whether to record deferred income taxes on GILTI.

F-55

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The BEAT provisions of the Tax Act impose a minimum tax related to certain deductible payments made to related foreign persons. In addition, the Tax Act disallows certain interest and royalty deductions for payments made to related parties depending on their countries’ tax treatment of the payments. The new FDII provision allows a U.S. corporation to deduct 37.5% of its foreign-derived intangible income. The Company’s evaluation of the income tax effects of these items and the provisional amounts recorded for the nine months ended September 30, 2018 requires additional analysis of historical records and further interpretation of the Tax Act from yet to be issued U.S. Treasury regulations and guidance from state tax authorities about the application of these new tax laws.

The United States and PRC components of the Company’s income (loss) before income taxes for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016 are as follows:

	Nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)
Domestic (U.S. Segment)	$(11,068,424)	$(9,487,789)	$(12,485,043)	$(9,544,344)
Foreign (PRC Segment)	998,082	990,617	1,486,205	2,796,144
	$(10,070,342)	$(8,497,172)	$(10,998,838)	$(6,748,200)

The components of the Company’s provision (benefit) for income taxes for the nine months ended September 30, 2018 and 2017 consist of:

Nine months ended September 30, 2018 (Unaudited)	Federal	State	Foreign	Total
Current	$-	$4,000	$372,906	$376,906
Deferred	(2,069,212)	(955,116)	(2,150,913)	(5,175,241)
Change in valuation allowance	2,069,212	955,116	2,226,381	5,250,709
Total	$-	$4,000	$448,374	$452,374

Nine months ended September 30, 2017 (Unaudited) (Restated)	Federal	State	Foreign	Total
Current	$-	$4,000	$51,653	$55,653
Deferred	(3,222,868)	(532,087)	135,397	(3,619,558)
Change in valuation allowance	3,222,868	532,087	-	3,754,955
Total	$-	$4,000	$187,050	$191,050

The components of the Company’s provision (benefit) for income taxes for the year ended December 31, 2017 and 2016 consist of:

Year ended December 31, 2017 (Restated)	Federal	State	Foreign	Total
Current	$-	$4,000	$506,468	$510,468
Deferred	(29,757)	(1,206,895)	173,885	(1,062,767)
Change in valuation allowance	29,757	1,206,895	390,519	1,627,171
Total	$-	$4,000	$1,070,872	$1,074,872

F-56

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

Year ended December 31, 2016 (Restated)	Federal	State	Foreign	Total
Current	$-	$(78,400)	$256,075	$177,675
Deferred	(2,090,238)	(229,869)	684,649	(1,635,458)
Change in valuation allowance	2,090,238	229,869	-	2,320,107
Total	$-	$(78,400)	$940,724	$862,324

Significant components of the deferred tax assets and liabilities for federal income taxes as of September 30, 2018, December 31, 2017 and 2016 consisted of the following:

		December 31,
	September 30, 2018	2017	2016
	(Unaudited)	(Restated)	(Restated)
Deferred tax assets
Investment credit	$1,037,362	$1,037,362	$1,037,362
Net operating loss carry-forward	13,201,933	8,221,191	8,756,837
Stock compensation and accrued bonus	638,340	637,860	277,488
Depreciation	82,727	-	-
Other	1,684,545	1,556,990	1,201,771
Total	16,644,907	11,453,403	11,273,458
Valuation allowance	(16,611,452)	(11,360,739)	(9,733,568)
Deferred tax assets (liability)	33,455	92,664	1,539,890

Deferred tax liability
Depreciation	-	-	(698,375)
Intangible asset	-	-	(184,446)
Deferred tax, net	$33,455	$92,664	$657,069

A 100% valuation allowance was provided for the deferred tax assets related to the United States segment as of September 30, 2018, December 31, 2017 and 2016 due to the uncertainty surrounding the timing of realizing the benefits of the favorable tax attributes in future tax returns.

The following table reconciles the United States statutory rates to the Company’s effective tax rate for the nine months ended September 30, 2018 and 2017:

	Nine Months ended September 30,
	2018 (Unaudited)		2017 (Unaudited) (Restated)
	Tax rate	Tax amount	Tax rate	Tax amount
US statutory rate	21.0%	$(2,122,060)	34.0%	$(2,889,039)
State taxes	7.5%	(754,164)	6.1%	(526,273)
Foreign rate differential	-0.8%	81,479	1.0%	(89,156)
Permanent items	-0.1%	5,992	-7.0%	594,268
NOL true-up	22.2%	(2,247,408)	0.0%	-
Return to provision true-up	0.0%	-	7.7%	(653,705)
Prior year tax liability adjustment	-0.9%	87,056	0.0%	-
Change in valuation allowance	-53.5%	5,401,479	-44.2%	3,754,955
Effective tax	-4.6%	$452,374	-2.4%	$191,050

F-57

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The following table reconciles the United States statutory rates to the Company’s effective tax rate for the years ended December 31, 2017 and 2016:

	Year ended December 31,
	2017 (Restated)		2016 (Restated)
	Tax rate	Tax amount	Tax rate	Tax amount
US statutory rate	34.0%	$(3,739,605)	34.0%	$(2,294,388)
State taxes	5.8%	(632,427)	8.2%	(556,436)
Foreign rate differential	1.2%	(133,758)	3.7%	(251,653)
Permanent items	-5.4%	596,186	-2.8%	187,921
Return to provision true-up	7.6%	(839,755)	-21.6%	1,456,773
Change in valuation allowance	-14.8%	1,627,171	-34.4%	2,320,107
Change in deferred tax rate	-38.2%	4,197,060	0.0%	-
Effective tax	-9.8%	$1,074,872	-12.9%	$862,324

As of September 30, 2018, federal and state income tax NOL carryforwards was $37.8 million and $38.0 million, respectively. As of December 31, 2017, federal and state income tax NOL carryforwards were $27.7 million and $27.9 million, respectively. Such NOL will expire at various dates from 2031 through 2036. Additionally, the Company has investment tax credits of $1,037,362 as of September 30, 2018, December 31, 2017 and 2016, for building qualifying energy properties and projects under IRC section 48, which will expire at various dates from 2033 through 2034 . The use of net operating loss and tax credit carryforwards may be limited under Sections 382 and 383 of the Internal Revenue Code in certain situations where changes occur in the stock ownership of a company. In the event that the Company has had a change in ownership, utilization of the carryforwards could be restricted. As of September 30, 2018 and December 31, 2017, the Company had unused net operating loss carryforwards from its PRC subsidiaries in the amount of approximately $ 10.6 million and $1.8 million, respectively, which may be applied against future taxable income which begin to expire after the year of 2019.

The Company is subject to income tax in the U.S. Federal and certain state jurisdictions. The Company has completed a corporate income tax return audit by the U.S. Federal government for the year ended December 31, 2013. A $607,565 taxable income adjustment was proposed by the U.S. Federal government in connection with the audit and no adjustment was made on the current and deferred tax provision and deferred tax assets based on the full valuation allowance status the Company had as of December 31, 2013. The Company is no longer subject to federal or state examinations by tax authorities for years prior to 2013.

The Company’s PRC subsidiaries are subject to a 25% statutory income tax rate according to the income tax laws of the PRC. Tax regulations are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All tax positions taken, or expected to be taken, continue to be more likely than not ultimately settled at the full amount claimed. The Company’s tax filings are subject to the PRC tax bureau’s examination for a period up to five years. The Company is not currently under any examination by the PRC tax bureau.

F-58

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

17. Net Income (Loss)

The following table presents the calculation of the Company’s basic and diluted loss per share for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016:

	Nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)
Numerator
Net loss attributable to stockholders of SolarMax Technology, Inc.	$(10,443,474)	$(8,631,161)	$(11,933,367)	$(7,536,612)

Denominator
Weighted average shares used to compute net loss per share available to common stockholders, basic and diluted	39,198,886	38,787,927	38,787,927	37,473,646

Basic and diluted net loss per share	$(0.27)	$(0.22)	$(0.31)	$(0.20)

For the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, outstanding options of 2,162,000 shares, 2,187,000 shares, 2,237,000 shares and 1,997,000 shares, respectively, were excluded from the computation of diluted net loss per share as the impact of including those option shares would be anti-dilutive. For the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016, 3,816,000 outstanding nonvested shares of restricted stock were excluded for both periods from the computation of diluted net loss per share as the impact of including those nonvested shares would be anti-dilutive.

18. Segment Reporting

The Company uses the management approach for segment reporting disclosure, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reporting segments. For the nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017 and 2016, the Company operates under two operating segments on the basis of geographical areas: The United States and the PRC. Operating segments are defined as components of an enterprise about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

F-59

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

The Company evaluates performance based on several factors, including revenue, cost of revenue, operating expenses, and income from operations. The following tables show the operations of the Company’s operating segments for the nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017 and 2016:

	Nine months ended September 30, 2018			Nine months ended September 30, 2017
	US	PRC	Total	US	PRC	Total
	(Unaudited)			(Unaudited) (Restated)
Revenue from external customers
Solar farm projects	$-	$44,382,659	$44,382,659	$-	$44,473,099	$44,473,099
Solar energy systems	20,182,569	711,838	20,894,407	19,500,025	-	19,500,025
Finance revenue	1,324,959	-	1,324,959	1,482,141	-	1,482,141
Other	617,131	328,117	945,248	2,340,780	264,425	2,605,205
Total	22,124,659	45,422,614	67,547,273	23,322,946	44,737,524	68,060,470

Cost of revenue
Solar farm projects	-	42,271,965	42,271,965	-	41,233,397	41,233,397
Solar energy systems	17,407,889	-	17,407,889	16,071,223	-	16,071,223
Other	453,144	108,451	561,595	2,776,973	182,470	2,959,443
Total	17,861,033	42,380,416	60,241,450	18,848,196	41,415,867	60,264,063

Depreciation and amortization expense	392,626	134,872	527,498	539,826	1,643,567	2,183,393
Interest (expense) income, net	(1,344,176)	174,088	(1,170,088)	(1,298,271)	143,965	(1,154,306)
Equity in (losses) of unconsolidated ventures	(423,770)	-	(423,770)	(130,973)	-	(130,973)
(Benefit) provision for income taxes	4,000	448,374	452,374	4,000	187,052	191,052
Net income (loss)	(11,072,425)	549,710	(10,522,716)	803,565	(9,491,789)	(8,688,224)

	September 30, 2018			December 31, 2017
	US	PRC	Total	US	PRC	Total
	(Unaudited)			(Restated)
Investments in unconsolidated ventures	$603,529	$-	$603,529	$1,027,299	$-	$1,027,299
Capital expenditures	(105,599)	(27,234)	(132,833)	(181,709)	(99,616)	(281,325)
Long-lived assets	28,088,735	9,708,273	37,797,008	30,213,034	9,802,147	40,015,181
Total reportable assets	52,830,440	49,820,182	102,650,623	55,570,118	39,267,968	94,838,086

F-60

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

and for the Years Ended December 31, 2017 and 2016 (Continued)

	Year ended December 31, 2017			Year ended December 31, 2016
	US	PRC	Total	US	PRC	Total
	(Restated)			(Restated)
Revenue from external customers
Solar farm projects	$-	$53,922,571	$53,922,571	$-	$47,961,994	$47,961,994
Solar energy systems	27,345,871	593,953	27,939,824	27,963,341	-	27,963,341
Finance revenue	1,960,882	-	1,960,882	2,223,093	-	2,223,093
Other	4,506,604	600,369	5,106,973	513,447	155,782	669,229
Total	33,813,357	55,116,893	88,930,250	30,699,881	48,117,776	78,817,657

Cost of revenue
Solar farm projects	-	50,414,097	50,414,097	-	41,300,432	41,300,432
Solar energy systems	22,218,491	429,080	22,647,571	21,981,870	-	21,981,870
Other	5,023,545	262,707	5,286,252	1,481,116	101,671	1,582,787
Total	27,242,036	51,105,884	78,347,920	23,462,986	41,402,103	64,865,089

Depreciation and amortization expense	380,095	225,473	605,568	2,060,185	187,970	2,248,155
Interest (expense) income, net	(1,750,489)	348,281	(1,402,208)	(1,472,420)	(776,201)	(2,248,621)
Equity in (losses) of unconsolidated ventures	(1,277,335)	-	(1,277,335)	(269,029)	-	(269,029)
(Benefit) provision for income taxes	4,000	1,070,872	1,074,872	(78,400)	940,724	862,324
Net income (loss)	(12,489,044)	415,334	(12,073,710)	(9,465,944)	1,855,420	(7,610,524)

	December 31, 2017			December 31, 2016
	US	PRC	Total	US	PRC	Total
	(Restated)			(Restated)
Investments in unconsolidated ventures	$1,027,299	$-	$1,027,299	$2,696,634	$-	$2,696,634
Capital expenditures	(181,709)	(99,616)	(281,325)	(3,701)	(310,030)	(313,731)
Long-lived assets	30,213,034	9,802,147	40,015,181	39,078,066	11,675,610	50,753,676
Total reportable assets	55,570,118	39,267,968	94,838,086	62,091,621	36,379,839	98,471,460

19. Subsequent Events

The Company has evaluated subsequent events through March 21, 2018, the date the 2017 consolidated financial statements were available to be issued and except as disclosed in Note 2 and Note 7, noted no other events require adjustment of, or disclosure in, the consolidated financial statements.

Subsequent events (unaudited)

The Company has evaluated subsequent events through  December 21, 2018, the date the September 30, 2018 consolidated financial statements were issued and , except as disclosed in Notes 11 and 14 and below, noted no other events require adjustment of, or disclosure in, the consolidated financial statements.

On December 11, 2018, the Company received a short-term loan of $1,000,000 from a company that is owned by a minority stockholder of the Company . The loan is payable on April 12, 2019 and bears interest at 6.00% per annum.

F-61

SolarMax Technology, Inc.

Condensed Financial Information of Parent

Condensed Balance Sheets

For the Years Ended December 31, 2017 and 2016

	December 31,
	2017	2016
	(Restated)	(Restated)
Assets
Cash and cash equivalents	$660,920	$6,416,451
Other current assets	1,215,407	1,418,002
Total current assets	1,876,327	7,834,453
Investments in and receivables from affiliates	17,181,900	15,798,288
Other long-term assets	415,609	625,122
Total assets	19,473,836	24,257,862

Liabilities and Stockholders’ Equity
Current liabilities	1,567,881	769,516
Long-term debt, current portion	5,780,717	5,574,457
Total current liabilities	7,348,598	6,343,973
Other long-term liabilities	1,032,339	879,857
Total liabilities	8,380,937	7,223,830
Stockholders’ equity
Preferred stock	-	-
Common stock	39,788	39,788
Additional paid-in capital	49,376,407	49,137,261
Less: equity subscription receivable	(196,468)	(5,269,998)
Less: treasury stock at cost	(1,800,000)	(1,800,000)
Accumulated deficit	(35,743,558)	(23,810,191)
Accumulated other comprehensive loss	(583,270)	(1,262,828)
Total stockholders’ equity	11,092,899	17,034,032

Total liabilities and stockholders’ equity	$19,473,836	$24,257,862

See accompanying notes to condensed financial information of parent

F-62

SolarMax Technology, Inc.

Condensed Financial Information of Parent

Condensed Statements of Operations

For the Years Ended December 31, 2017 and 2016

	2017	2016
	(Restated)	(Restated)

Revenue	$4,780,646	$6,373,076
Management fee income	3,393,142	3,088,059
Total revenues	8,173,788	9,461,135

Cost of revenue	(4,679,252)	(6,403,665)
General and administrative expenses	(4,698,469)	(2,249,219)
Interest income	64,937	33,359
Interest expense	(245,767)	(72,394)
Other income (expense), net	(248,925)	(394,532)
Income (loss) before equity in earnings (losses) of affiliates	(1,633,688)	374,684
Equity in earnings (losses) of affiliates	(10,299,678)	(7,902,296)
Income (loss) before income taxes	(11,933,367)	(7,527,612)
Provision (benefit) for income taxes	-	9,000
Net loss	$(11,933,367)	$(7,536,612)

See accompanying notes to condensed financial information of parent.

F-63

SolarMax Technology, Inc.
Condensed Financial Information of Parent
Condensed Statements of Cash Flows
For the Years Ended December 31, 2017 and 2016

	2017	2016
	(Restated)	(Restated)
Net cash provided by (used in) operating activities	$(11,244,834)	$(6,277,744)
Net cash provided by (used in) investing activities	209,514	(892,274)
Cash flow from financing activities:
Long-term debt issued	5,750,000	5,660,435
Long-term debt repaid	(5,543,740)	(1,635,661)
Equity proceeds received	5,073,530	9,228,463
Net cash provided by (used in) financing activities	5,279,790	13,253,237
Net increase (decrease) in cash and cash equivalents and restricted cash	(5,755,531)	(6,083,219)
Cash and cash equivalents and restricted cash, beginning of year	6,416,451	333,232
Cash and cash equivalents and restricted cash, end of year	$660,920	$6,416,451
Supplemental disclosures of cash flow information:
Interest paid	$245,767	$74,930
Income taxes paid (refunded)	$-	$(57,739)

See accompanying notes to condensed financial information of parent.

F-64

Notes to Condensed Financial Information of Parent

For the Years Ended December 31, 2017 and 2016

Note 1. Basis of Presentation

The accompanying condensed financial statements of SolarMax Technology, Inc. (“Parent”) should be read in conjunction with the consolidated financial statements and notes thereto of SolarMax Technology, Inc. and Subsidiaries (the “Company”). Parent’s significant accounting policies are consistent with those of the Company.

Note 2. Related Party Transactions

Intercompany Sales

Parent’s revenues include sales of solar panels, LED components, as well as certain battery storage system components to its subsidiaries. Parent does not have any sales to external customers.

Management Fee Income

At a board of directors meeting in July 2016, the board discussed charging management fees from Parent to each United States subsidiary. Subsequently, executive directors implemented a management fee for 2017 and 2016 based on 10% of the subsidiary’s revenue to compensate for Parent’s management of each United States subsidiary.

Headquarter Rent Expense Allocation

During the years ended December 31, 2017 and 2016, the total rent expense of the headquarters was $1,107,262 and $635,354, respectively, of which $852,819 and $432,743, respectively, was allocated to United States subsidiaries, based on the estimated square feet occupied by employees and other personnel assigned to such subsidiaries.

Intercompany receivables and payables

Currently, Parent does not have any plans to settle the receivables from and payables to its various subsidiaries. Accordingly, Parent reports the balances in the receivables from and payables to subsidiaries in its investments in subsidiaries.

F-65

3,000,000 Shares

SolarMax Technology, Inc.

Common Stock

PROSPECTUS

ViewTrade Securities, Inc.

                 , 2019

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions and non-accountable expense allowance) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ initial listing fee, the amounts set forth below are estimates.

SEC registration fee	$3,171.32
FINRA filing fee	2,000.00
NASDAQ initial listing fee	150,000.00
Transfer agent fees	4,000.00
Accounting fees and expenses	270,000.00
Legal fees and expenses	130,000.00
Printing and engraving expenses	15,000.00
Other Expenses	45,828.68
Total	$620,000.00

Item 14. Indemnification of Directors and Officers

Our restated articles of incorporation provides that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our by-laws also provides for indemnification of our directors and officers.

Under Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

II-1

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of the issuances of unregistered securities during the past three years.

1. In 2015, we sold a total of 2,100,000 shares of common stock at a purchase price of $3.50 per share, to six individuals, as follows.

Name	Shares	Purchase Price
Li Jun Pan*	964,285	$3,374,997
Xiao Ying Liu	300,000	1,050,000
Guangxing Zhu*	300,000	1,050,000
Li Sun	285,714	1,000,000
Hsu-Tsun Chen	200,000	700,000
Richard Lin Yang*	50,001	175,003
Total	2,100,000	$7,350,000

___________

* Although the subscription agreement was signed in 2016, payment was made, and the stock was issued, in 2016.

II-2

The issuance of these shares was exempt from registration pursuant to Regulation S of the SEC. All purchasers were residents of the PRC and the purchase agreements were signed in the PRC. None of the purchasers is a U.S. Person, as defined in Rule 902. The shares were acquired for investment and not with a view to the sale or distribution thereof. No broker or underwriter was involved in the sales and no brokers’, finders’ or other commission was paid in connection.

2. On October 7, 2016, our board of directors issued 3,816,000 shares of common stock as restricted stock grants pursuant to our 2016 long-term incentive plan. Pursuant to the restricted stock agreement, (i) the grantees have the right to vote the shares and to receive dividends with respect to the shares, and the shares are subject to forfeiture if a public stock event, which includes the effective date of this registration statement, has not occurred by December 31, 2018. The shares were issued as follows:

Name	No. of Restricted Shares
David Hsu	1,350,000
Ching Liu	1,000,000
Simon Yuan	600,000
ChungJen Tsai	100,000
Others	766,000
Total	3,816,000

The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act with respect to the shares issued to the five individuals named in the table. The issuance of the shares to the others was exempt from registration pursuant to Section 4(a)(2) and/or Rule 701 under the Securities Act with respect to the other.

3. In October and November 2016, we entered into subscription agreement covering 3,900,000 shares of common stock at a purchase price of $5.00 per share to ten investors, as follows:

Name	Shares	Purchase Price
Meiying Li	1,000,000	$5,000,000
Allied Commerce Limited	1,000,000	5,000,000
Gold Embrace Limited	1,000,000	5,000,000
Zhimei Yun	500,000	2,500,000
Chunyong Dai	200,000	1,000,000
Liren Yang	100,000	500,000
Zhengrong Liu	40,000	200,000
Yan Zhang	40,000	200,000
Hungkun Liang	10,000	50,000
Jianghu Wang	10,000	50,000
Total	3,900,000	$19,500,000

__________

*

The 2,000,000 shares subscribed to by Allied Commerce Limited and Gold Embrace Limited were not issued. These entities assigned the right to the shares to Xin Yue Xu, who is an accredited investor and resident of the PRC. Mr. Xu purchased 1,000,000 shares for $5.00 in May 2018. The balance of the subscription agreements has been canceled. Of the 3,900,000 shares subscribed for, we issued 1,900,000 shares for $9,500,000 in October and November 2016 and 1,000,000 shares were issued in May 2018.

The issuance of the shares was exempt from registration pursuant to Rule 506(b) and/or Regulation S under the Securities Act. The shares were acquired for investment and not with a view to the sale or distribution thereof. No broker or underwriter was involved in the sales and no brokers’, finders’ or other commission was paid in connection.

4. During 2014, 2015 and 2016, we granted non-qualified stock options to purchase a total of 280,000 shares of common stock pursuant to instruments of stock option grant to five key employees, including one officer. The grant of the options was exempt pursuant to Rule 701.

5. On October 7, 2016, we granted non-qualified stock options to purchase 1,950,000 shares of common stock and incentive stock options to purchase 325,000 shares of common stock to our employees and consultants. The exercise price of the options is $5.00 per share. The grant of the options is exempt from registration pursuant to Rule 701. The options agreements provide that they are exercisable only if the issuance is made pursuant to a registration statement on Form S-8.

6. During the nine months ended September 30, 2018, we issued 68,476 shares of common stock to David Hsu and 56,026 shares of common stock to Ching Liu pursuant to their employment agreements. The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

II-3

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit number	Description

* 1.1	Form of underwriting agreement
2.1	Share exchange agreement dated April 28, 2015, by and among each entity listed under the caption “JZH Holder” on Exhibit A and the Company.[1]
2.2	Acknowledgement and amendment dated May 12, 2016 to share exchange agreement among the JZH Holders and the Company.[1]
2.3	Share exchange agreement among the entities listed as CZH Holders, the persons lists as CSH. Transferors, the Company and its subsidiary Shanghai Hongguam Solar Technology Limited.[1]
3.1	Restated articles of incorporation.[1]
3.2	Bylaws.[1]
*4.1	Form of common stock certificate
*4.2	Form of underwriter warrant
*5.1	Opinion of Ellenoff Grossman & Schole LLP as to the legality of the securities being registered
5.2	Opinion of AllBright Law Officers[1]
10.1	Channel agreement dated January 21, 2015 between Sunrun, Inc. and SolarMax Renewable Energy Provider, Inc.[1]
10.2	Dealer participation agreement dated August 1, 2014 between SolarMax Renewable Energy Provider, Inc. and SunPower, Inc. [1]
10.3	Solar modular supply agreement dated June 1, 2016 between Sunspark Technology, Inc. and the Company, as amended on June 17, 2016.[1]
10.4	Employment agreement dated October 7, 2016 between the Company and David Hsu.[1]
10.5	Employment agreement dated October 7, 2016 between the Company and Ching Liu.[1]
10.6	English translation of employment agreement between Shanghai SolarMax Technology Co. Ltd. and Gu Yu-Min.[1]
10.7	Form of restricted stock agreement.[1]
10.8	Omitted
10.9	2016 Long-term incentive plan.†[1]
10.10	Distribution agreement dated effective June 9, 2016 between Li-Max Technology, Inc. and the Company.[1]
10.11	Loan agreement dated August 26, 2014, between Clean Energy Funding II, LP and SolarMax LED, Inc.[1]
10.12	Loan agreement dated January 3, 2012, between Clean Energy Funding, LP and SolarMax Renewable Energy Provider, Inc.[1]
10.13	English summary of loan agreement dated October 24, 2016 between the Company and China Everbright Bank.[1]
10.14	Lease dated September 16, 2016 between SMX Property, LLC, and the Company.[1]
10.15	Lease dated September 1, 2016 between Fallow Field, LLC and the Company.[1]
10.16	Lease dated as of September 1, 2016 between Fallow Field, LLC and SolarMax LED, Inc. (U.S.A.).[1]
10.17	Form of subscription agreement for October/November 2016 private placement.[1]

II-4

10.18	Amendment dated February 6, 2017 between the Company and Sunspark Technology, Inc.[1]
10.19	English translation of EPC agreement with Pu’an Zhonghong New Energies Co., Ltd.[1]
10.20	English translation of loan agreement dated October 24, 2016 between the Company and Shanghai Putuo Subbranch of China Everbright Bank.[1]
10.21	English translation of EPC agreement with Xingyi Zhonghong New Energies Co., Ltd.[1]
10.22	Form of non-qualified stock option grant.[1]
10.23	Master Solar Facility Turnkey Contract with Sunrun[1]
10.24	Amendment No. 1 to Master Solar Facility Turnkey Contract with Sunrun[1]
10.25	Amendment No. 2 to Master Solar Facility Turnkey Contract with Sunrun[1]
10.26	Amendment No. 3 to Master Solar Facility Turnkey Contract with Sunrun[1]
10.27	Amendment No. 1 to Sunrun Channel Agreement[1]
10.28	Amendment No. 2 to Sunrun Channel Agreement[1]
10.29	Amendment dated October 8, 2018 to Li-Max distribution agreement [1]

10.30	English translation of agreement dated August 13, 2018 between Ningxia MCC Meili Cloud New Energy Co., Ltd. and Jiangsu Zhonghong Photovoltaic Engineering Technology Co., Ltd. [1]
10.31	English translation of liquidity l oan contract dated October 11 , 2018 between the Company and China Everbright Bank [1]
10.32	Note dated December 11, 2018 by the Company from the Company to Sunco Investments, LLC[1]
21.1	List of Subsidiaries.[1]
23.1	Consent of Marcum LLP [1]
*23.2	Consent of Ellenoff Grossman & Schole, LLP (included as part of Exhibit 5.1 hereto)
23.3	Consent of AllBright Law Offices (included as part of Exhibit 5.2)[1]
24.1	Power of Attorney[1]
__________

*	To be filed by amendment.
[1]	Filed herewith
†	Compensatory plan or arrangement.

(b) Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Riverside, State of California, on  December   , 2018.

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
David Hsu
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David Hsu and Ching Liu, and each of them acting singly, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement, and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ David Hsu David Hsu	Chief executive officer and director (principal executive officer)	December 21, 2018

/s/ Stephen Brown Stephen Brown	Chief financial officer (principal financial officer)	December 21 , 2018

/s/ Dee Balch Dee Balch	Senior vice president and chief accounting officer (principal accounting officer)	December 21, 2018

/s/ Ching Liu Ching Liu	Director	December 21, 2018

/s/ Simon Yuan Simon Yuan	Director	December 21, 2018

/s/ Jinxi Lin Jinxi Lin	Director	December 21, 2018

/s/ Wei Yuan Chen Wei Yuan Chen	Director	December 21, 2018

/s/ Dr. Edwin Chan Dr. Edwin Chan	Director	December 21, 2018

/s/ ChungJen Tsai ChungJen Tsai	Director	December 21, 2018

II-6